As filed with the Securities and Exchange Commission on May 19, 2011

Reg. No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Level 3 Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-15658 (Primary Standard Industrial Classification Code Number)	47-0210602 (I.R.S. Employer Identification No.)

1025 Eldorado Blvd.
Broomfield, Colorado 80021
(720) 888-1000
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

John M. Ryan
Executive Vice President, Chief Legal Officer and Secretary
1025 Eldorado Blvd.
Broomfield, Colorado 80021
(720) 888-1000
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:
David K. Boston Laura L. Delanoy Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	John B. McShane Executive Vice President and General Counsel Global Crossing Limited Wessex House 45 Reid Street Hamilton HM12, Bermuda (441) 296-8600	James C. Gorton David S. Allinson Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the amalgamation described in the enclosed joint proxy statement/prospectus.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

  ☐
  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

  ☐
  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

  CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.01 per share	1,391,693,520(1)	N/A	$1,939,604,119(2)	$225,188(3)

(1)
Represents the estimated maximum number of shares of the Registrant's common stock to be issued pursuant to the amalgamation agreement described herein based on the product obtained by multiplying (x) the sum of (i) 61,064,896 Global Crossing Limited common shares, par value $0.01 per share, (ii) 18,000,000 shares of Global Crossing Limited convertible preferred stock, par value $.10 per share, (iii) 870,096, the aggregate number of Global Crossing common shares issuable pursuant to the exercise of options and (iv) 7,045,853, the aggregate number of Global Crossing common shares issuable upon the vesting of restricted stock units, each amount which is estimated to be issued and outstanding immediately prior to the amalgamation (and each of which will be cancelled on completion of the amalgamation), by (y) the exchange ratio of 16 shares of the Registrant's common stock.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant's common stock was calculated based upon (i) the book value of shares of Global Crossing Limited convertible preferred stock as of May 17, 2011, in accordance with Rule 457(f)(2), plus (ii) the market value of Global Crossing Limited common shares in accordance with Rule 457(c) under the Securities Act as follows: the product of (x) $27.72, the average of the high and low prices per share of Global Crossing Limited common stock on May 17, 2011, as quoted on the NASDAQ Global Select Market, multiplied by (y) 68,980,845, the estimated number of Global Crossing Limited common shares to be exchanged in the amalgamation.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.10 per $1,000,000 of the proposed maximum aggregate offering price.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. The securities offered by this joint proxy statement/prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 19, 2011

AMALGAMATION PROPOSED—YOUR VOTE IS VERY IMPORTANT

        Global Crossing Limited and Level 3 Communications, Inc. have entered into an Agreement and Plan of Amalgamation, dated as of April 10, 2011 (which we refer to as the amalgamation agreement). Pursuant to the terms and subject to the conditions of the amalgamation agreement, a direct wholly owned subsidiary of Level 3 will amalgamate with Global Crossing (which we refer to as the amalgamation).

        Upon completion of the amalgamation, holders of Global Crossing common shares and shares of Global Crossing 2% cumulative senior convertible preferred stock (which we refer to as Global Crossing convertible preferred stock) (excluding shares held by dissenting shareholders, Level 3, Global Crossing and their respective subsidiaries) will receive 16 shares of Level 3 common stock for each Global Crossing common share or share of Global Crossing convertible preferred stock that they own, including the associated rights under the rights agreement entered into on April 10, 2011 by Level 3 with Wells Fargo Bank, N.A., as rights agent, and, in the case of holders of Global Crossing convertible preferred stock, an amount equal to the aggregate accrued and unpaid dividends thereon. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the amalgamation. Based on the closing price of Level 3 common stock on the NASDAQ Global Select Market on April 8, 2011, the last trading day before public announcement of the amalgamation, the exchange ratio represented approximately $23.04 in value for each Global Crossing common share or share of Global Crossing convertible preferred stock, as applicable. Based on the closing price of Level 3 common stock on                                     , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $            in value for each Global Crossing common share or share of Global Crossing convertible preferred stock, as applicable. Level 3 stockholders will continue to own their existing Level 3 shares. Global Crossing common shares are currently traded on the NASDAQ Global Select Market under the symbol "GLBC," and Level 3 common stock is currently traded on the NASDAQ Global Select Market under the symbol "LVLT." We urge you to obtain current market quotations of Global Crossing common shares and Level 3 common stock.

        We intend for the amalgamation to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Global Crossing shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Global Crossing common shares for shares of Level 3 common stock pursuant to the amalgamation.

        Based on the estimated number of shares of Global Crossing and Level 3 common stock that will be outstanding immediately prior to the closing of the amalgamation, we estimate (assuming no Global Crossing shareholders have exercised their statutory rights of appraisal) that, upon closing, existing Level 3 stockholders will own approximately 55.22% of Level 3 and former Global Crossing shareholders will own approximately 44.78% of Level 3.

        Global Crossing and Level 3 will each hold special meetings of their respective shareholders and stockholders in connection with the proposed amalgamation. At the special meeting of Global Crossing shareholders, Global Crossing shareholders will be asked to vote on the proposal to approve and adopt the amalgamation agreement and the amalgamation. In addition, Global Crossing will solicit shareholder approval, on an advisory (non-binding) basis, of the existing compensatory arrangements between Global Crossing and its named executive officers providing for "golden parachute" compensation in connection with the amalgamation (which we refer to as the "golden parachute" arrangements). The proposal to approve and adopt the amalgamation agreement and the amalgamation will be approved if approved by both (i) a majority of the votes cast at a meeting of the shareholders of Global Crossing at which a quorum is present, with the holders of Global Crossing common shares and shares of Global Crossing convertible preferred stock voting together as a single class (on an as-converted to Global Crossing common shares basis) and (ii) the affirmative consent of the holder(s) of the issued and outstanding shares of Global Crossing convertible preferred stock or the affirmative vote of such holder(s) at a meeting thereof at which a quorum is present. Approval of the amalgamation agreement and the amalgamation by the shareholders of Global Crossing is subject to a separate vote from the approval, on an advisory (non-binding) basis, of the "golden parachute" arrangements, which is not a condition to the completion of the amalgamation. Approval, on an advisory (non-binding) basis, of the "golden parachute" arrangements requires the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and Global Crossing convertible preferred stock voting together as a single class. At the special meeting of Level 3 stockholders, Level 3 stockholders will be asked to vote on the proposal to approve the issuance of shares of Level 3 common stock to Global Crossing shareholders pursuant to the amalgamation, as well as the proposal to approve an amendment to Level 3's Restated Certificate of Incorporation increasing the number of authorized shares of Level 3 common stock (which we refer to as the Level 3 charter amendment). The proposal to issue shares of Level 3 common stock will be approved if the holders of a majority of the outstanding shares of Level 3 capital stock present in person or represented by proxy at the Level 3 special meeting and entitled to vote on the proposal vote to approve the share issuance, and the proposal to approve the adoption of the Level 3 charter amendment will be approved if the holders of a majority of the outstanding shares of Level 3 vote to approve the Level 3 charter amendment.

        We cannot complete the amalgamation unless the shareholders of Global Crossing approve the proposals made by Global Crossing, other than the advisory (non-binding) proposal, and the stockholders of Level 3 approve all of the proposals made by Level 3 as described above. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Global Crossing or Level 3 special meeting, as applicable.

        The Global Crossing board of directors has unanimously approved the amalgamation agreement and determined that the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, are advisable and in the best interests of Global Crossing and its shareholders. The Global Crossing board of directors unanimously recommends that the Global Crossing shareholders vote "FOR" the proposal to approve and adopt the amalgamation agreement and the amalgamation and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation.

        The Level 3 board of directors has unanimously approved the amalgamation agreement and determined that the amalgamation agreement and the transactions contemplated thereby, including the adoption of the Level 3 charter amendment and the issuance of shares of Level 3 common stock to Global Crossing shareholders pursuant to the amalgamation are in the best interests of Level 3 and its stockholders. The Level 3 board of directors unanimously recommends that the Level 3 stockholders vote "FOR" the proposal to approve the issuance of shares of Level 3 common stock to Global Crossing shareholders pursuant to the amalgamation and "FOR" the proposal to approve the adoption of the Level 3 charter amendment.

        The obligations of Global Crossing and Level 3 to complete the amalgamation are subject to the satisfaction or waiver of certain conditions described in the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus also contains detailed information about Global Crossing, Level 3, the special meetings, the amalgamation agreement and the amalgamation. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled "Risk Factors" beginning on page 41.

        We look forward to the successful completion of the amalgamation.

Sincerely,

John J. Legere Chief Executive Officer Global Crossing Limited	James Q. Crowe Chief Executive Officer Level 3 Communications, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                        , 2011 and is first being mailed to Global Crossing and Level 3 stockholders on or about                        , 2011.

Global Crossing Limited
Wessex House, 45 Reid Street
Hamilton, Bermuda
HM12
441-296-8600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on

To the Shareholders of Global Crossing Limited:

        We are pleased to invite you to attend the special meeting of shareholders of Global Crossing Limited (which we refer to as Global Crossing), a Bermuda company, which we will hold at                         , New York, New York, on                             , 2011 at            , local time to consider and vote on the following:

  •
  a proposal to approve and adopt the Agreement and Plan of Amalgamation, dated April 10, 2011, by and among Level 3 Communications, Inc., a Delaware corporation (which we refer to as Level 3), Apollo Amalgamation Sub, Ltd., a Bermuda company and direct wholly owned subsidiary of Level 3, and Global Crossing, including the Bermuda Amalgamation Agreement set forth in Exhibit A thereto, (which we refer to collectively as the amalgamation agreement) and the amalgamation contemplated thereby, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

  •
  a proposal to adjourn the Global Crossing special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

  •
  a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Global Crossing's named executive officers in connection with the amalgamation, and the agreements and understandings pursuant to which such compensation may be paid or become payable as described in the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation—Advisory Vote on Golden Parachutes."

        Global Crossing will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

        Completion of the amalgamation is conditioned on, among other things, approval of the amalgamation agreement.

        The Global Crossing board of directors has unanimously approved the amalgamation agreement and determined that the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, are advisable and in the best interests of Global Crossing and its shareholders. The Global Crossing board of directors unanimously recommends that Global Crossing shareholders vote "FOR" the proposal to approve and adopt the amalgamation agreement and the amalgamation, "FOR" the proposal to adjourn the Global Crossing special meeting, if necessary, to solicit additional proxies and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation.

        The Global Crossing board of directors has fixed the close of business on                             , 2011 as the record date for determination of Global Crossing shareholders entitled to receive notice of, and to vote at, the Global Crossing special meeting or any adjournments or postponements thereof. Only holders of record of Global Crossing common shares and 2.0% cumulative senior convertible preferred stock (which we refer to as the Global Crossing convertible preferred stock) at the close of business on the record date are entitled to receive notice of, and to vote at, the Global Crossing special meeting. Approval and adoption of the amalgamation agreement and the amalgamation requires (i) the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and Global Crossing convertible preferred stock voting together as a single class (on an as-converted to Global Crossing common shares basis), and (ii) the affirmative consent of the holder(s) of the issued and outstanding shares of Global Crossing convertible preferred stock or the affirmative vote of such holder(s) at a meeting thereof at which a quorum is present. Approval, on an advisory (non-binding) basis, of the "golden parachute" arrangements requires the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and Global Crossing convertible preferred stock voting together as a single class. A list of the names of Global Crossing shareholders of record will be open for inspection at Global Crossing's registered office located at Wessex House, 1st Floor, 45 Reid Street, Hamilton HM12, Bermuda on business days for at least two hours during normal business hours, subject to such reasonable restrictions as the Global Crossing board of directors may impose. The Global Crossing shareholder list will also be available at the Global Crossing special meeting for examination by any shareholder present at such meeting.

        As of the record date, all shares of Global Crossing convertible preferred stock and            Global Crossing common shares were held by STT Crossing Ltd, an indirect subsidiary of Singapore Technologies Telemedia Pte Ltd (which we refer to as STT Crossing), representing approximately            of the shares eligible to vote at the Global Crossing special meeting. In connection with the amalgamation agreement, on April 10, 2011, STT Crossing (i) provided a written consent for Global Crossing to enter into the amalgamation agreement, subject to certain terms and conditions, and (ii) entered into a Voting Agreement with Level 3 (which we refer to as the voting agreement), pursuant to which it agreed, among other things, subject to certain limited exceptions as set forth in the voting agreement, to vote the shares of Global Crossing common shares and Global Crossing convertible preferred stock held by it in favor of the approval and adoption of the amalgamation agreement and the amalgamation. STT Crossing's ownership of the Global Crossing common shares and Global Crossing convertible preferred stock is sufficient to approve and adopt the amalgamation agreement and the amalgamation without the affirmative vote of any other shareholder of Global Crossing. The voting agreement is further described in the section entitled "STT Crossing Voting Agreement" beginning on page 132.

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another entity, any shareholder of the Bermuda company is entitled to receive fair value for his shares (determined on a stand-alone basis). For these purposes, Global Crossing's board of directors considers the fair value for each Global Crossing common share to be $14.80 per share, which was the closing price at which such shares traded on the NASDAQ Global Select Market on April 8, 2011, the trading day immediately prior to the public announcement of the amalgamation.

        Any Global Crossing shareholder who is not satisfied that he has been offered fair value for his Global Crossing common shares or shares of Global Crossing convertible preferred stock and whose shares are not voted in favor of the amalgamation agreement and the amalgamation may exercise his appraisal rights under Bermuda law to have the fair value of his shares appraised by the Supreme Court of Bermuda (which we refer to as the Court). Persons owning beneficial interests in Global Crossing common shares or shares of Global Crossing convertible preferred stock but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Global Crossing shareholder intending to exercise appraisal rights MUST file an application for appraisal of the fair value of his shares with the Court within ONE MONTH after the date of this notice of the Global Crossing special meeting.

        For your convenience, in addition to submitting a proxy to vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided, we have also made telephone and internet voting available to you. Simply follow the instructions on the enclosed proxy. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

        The enclosed joint proxy statement/prospectus provides a detailed description of the amalgamation and the amalgamation agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference in the Annexes, carefully and in their entirety. If you have any questions concerning the amalgamation or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Global Crossing common shares, please contact Global Crossing's proxy solicitor:

Georgeson, Inc. 199 Water Street, 26th Floor
New York, New York 10038
(866) 482-4943

By order of the Board of Directors of Global Crossing Limited,
MITCHELL C. SUSSIS Secretary, Senior Vice President & Deputy General Counsel
, 2011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Level 3 Communications, Inc.:

        We are pleased to invite you to attend the special meeting of stockholders of Level 3 Communications, Inc. (which we refer to as Level 3) which will be held at                                     , on                        , 2011, at                        , local time, to consider and vote on the following:

  •
  a proposal to approve the issuance of shares of Level 3 common stock to Global Crossing Limited (which we refer to as Global Crossing) shareholders (which we refer to as the Level 3 stock issuance) pursuant to the amalgamation as contemplated by the Agreement and Plan of Amalgamation, dated as of April 10, 2011, by and among Global Crossing, Level 3 and Apollo Amalgamation Sub, Ltd., a direct wholly owned subsidiary of Level 3 (which we refer to as the amalgamation agreement), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

  •
  a proposal to approve the adoption of an amendment to Level 3's Restated Certificate of Incorporation increasing to 4.41 billion the number of authorized shares of Level 3's common stock (which we refer to as the Level 3 charter amendment); and

  •
  a proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

        Level 3 will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

        Completion of the amalgamation is conditioned on, among other things, approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment.

        The Level 3 board of directors has unanimously approved the amalgamation agreement and determined that the amalgamation agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. The Level 3 board of directors unanimously recommends that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

        The Level 3 board of directors has fixed the close of business on                        , 2011 as the record date for determination of Level 3 stockholders entitled to receive notice of, and to vote at, the Level 3 special meeting or any adjournments or postponements thereof. Only Level 3 stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Level 3 special meeting. The Level 3 stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy at the Level 3 special meeting and entitled to vote on the proposal. The Level 3 charter amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Level 3 common stock. A list of the names of Level 3 stockholders of record will be available for ten days prior to the Level 3 special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Level 3's headquarters, 1025 Eldorado Blvd., Broomfield, Colorado 80021. The Level 3 stockholder list will also be available at the Level 3 special meeting for examination by any stockholder present at such meeting.

        Your vote is very important. For your convenience, in addition to submitting a proxy to vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided, we have also made telephone and internet voting available to you. Simply follow the instructions on the enclosed proxy. If your shares are held in a 401(k) plan or in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

        The enclosed joint proxy statement/prospectus provides a detailed description of the amalgamation and the amalgamation agreement as well as a description of the Level 3 common stock. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference and the Annexes, carefully and in their entirety. If you have any questions concerning the amalgamation or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Level 3 common stock, please contact Level 3 Investor Relations:

Level 3 Communications, Inc.

1025 Eldorado Blvd.
Broomfield, Colorado 80021
(720) 888-1000
Attn: Investor Relations

By Order of the Board of Directors of Level 3 Communications, Inc.
Walter Scott, Jr. Chairman of the Board

Broomfield, Colorado
                        , 2011

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Global Crossing and Level 3 from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Global Crossing Limited Wessex House 45 Reid Street Hamilton HM12 Bermuda (800) 836-0342 Attn: Secretary	Level 3 Communications, Inc. 1025 Eldorado Blvd. Broomfield, Colorado (720) 888-1000 Attn: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

        If you would like to request any documents, please do so by                                    , 2011 in order to receive them before the special meetings.

        For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 172.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) by Level 3, constitutes a prospectus of Level 3 under the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to the shares of Level 3 common stock to be issued to Global Crossing shareholders pursuant to the amalgamation. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Global Crossing and Level 3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). It also constitutes a notice of meeting with respect to the special meeting of Level 3 stockholders and a notice of meeting with respect to the special meeting of Global Crossing shareholders.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                                    , 2011, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to Global Crossing shareholders or Level 3 stockholders nor the issuance by Level 3 of shares of common stock pursuant to the amalgamation will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Global Crossing has been provided by Global Crossing and information contained in this joint proxy statement/prospectus regarding Level 3 has been provided by Level 3.

        All references in this joint proxy statement/prospectus to "Global Crossing" refer to Global Crossing Limited, a Bermuda exempted limited liability company; all references in this joint proxy statement/prospectus to "Level 3" refer to Level 3 Communications, Inc., a Delaware corporation; all references to "Amalgamation Sub" refer to Apollo Amalgamation Sub, Ltd., a Bermuda exempted limited liability company and direct wholly owned subsidiary of Level 3 formed for the purpose of effecting the amalgamation; and, unless otherwise indicated or as the context requires, all references to the "amalgamation agreement" refer to the Agreement and Plan of Amalgamation, dated as of April 10, 2011, by and among Global Crossing, Level 3 and Amalgamation Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus.

i

ii

QUESTIONS AND ANSWERS

        The following are some questions that you, as a shareholder of Global Crossing or a stockholder of Level 3, may have regarding the amalgamation, the Level 3 stock issuance, the Level 3 charter amendment and the other matters being considered at the special meetings and answers to those questions. Global Crossing and Level 3 urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the amalgamation, the Level 3 stock issuance, the Level 3 charter amendment and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:    Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this document because you were a shareholder of record of Global Crossing or Level 3 on the record date for the Global Crossing special meeting or the Level 3 special meeting, respectively. Global Crossing and Level 3 have agreed to an amalgamation of Global Crossing and Amalgamation Sub pursuant to the terms of the amalgamation agreement, including the related Bermuda Amalgamation Agreement set forth in Exhibit A thereto, that is described in this joint proxy statement/prospectus. A copy of the amalgamation agreement is included in this joint proxy statement/prospectus as Annex A.

  In order to complete the amalgamation, among other things:

  •
  Global Crossing shareholders must approve and adopt the amalgamation agreement and the amalgamation; and

  •
  Level 3 stockholders must approve the issuance of shares of Level 3 common stock to Global Crossing shareholders pursuant to the amalgamation and the adoption of the Level 3 charter amendment.

  Global Crossing and Level 3 will hold separate special meetings of their respective stockholders to obtain these approvals. In addition, Global Crossing will solicit shareholder approval, on an advisory (non-binding) basis, of the existing compensatory arrangements between Global Crossing and its named executive officers providing for "golden parachute" compensation in connection with the amalgamation (which we refer to as the "golden parachute" arrangements). Approval of the amalgamation agreement and the amalgamation by the shareholders of Global Crossing is subject to a separate vote from the approval, on an advisory (non-binding) basis, of the "golden parachute" arrangements, which is not a condition to the completion of the amalgamation. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Level 3 and Global Crossing, the amalgamation, the Level 3 stock issuance, the Level 3 charter amendment and the stockholder and shareholder meetings of Level 3 and Global Crossing respectively. You should read all of the available information carefully and in its entirety. The enclosed proxy card and instructions allow you to vote your shares without attending the special meeting in person.

  Your vote is important. You are encouraged to vote as soon as possible.

Q:    What will I receive in the amalgamation?

A:
Global Crossing Shareholders: If the amalgamation is completed, (i) holders of Global Crossing common shares (excluding such shares held by dissenting shareholders who have requested fair value of such shares or exercised their statutory rights of appraisal, and excluding shares held by Level 3, Global Crossing and their respective subsidiaries) will receive 16 shares of Level 3 common stock, including the associated rights under the rights agreement entered into on April 10, 2011 by Level 3 with Wells Fargo Bank, N.A., as rights agent (which we refer to as the rights agreement) for each Global Crossing common share (which rights, together with the 16 shares of Level 3 common stock, we refer to as the amalgamation consideration) and (ii) holders of each share of Global Crossing convertible preferred stock (on an as-converted to Global Crossing common shares basis and excluding such shares held by dissenting shareholders or shareholders who have exercised their statutory rights of appraisal, and excluding shares held by Level 3, Global Crossing and their respective subsidiaries) will receive the amalgamation consideration, plus an amount equal to the aggregate accrued and unpaid dividends thereon, at the effective time of the amalgamation. Global Crossing shareholders will not receive any fractional shares of Level 3 common stock in the amalgamation. Instead, Level 3 will issue one share of Level 3 common stock in lieu of any fractional shares of Level 3 common stock that a Global Crossing shareholder would otherwise have been entitled to receive.

  Level 3 Stockholders: Level 3 stockholders will not receive any amalgamation consideration and will continue to hold their shares of Level 3 common stock.

Q:    What is the value of the amalgamation consideration?

A:
Because Level 3 will issue 16 shares of Level 3 common stock in exchange for each Global Crossing common share and for each share of Global Crossing convertible preferred stock, the value of the amalgamation consideration that holders of Global Crossing common shares and holders of shares of Global Crossing convertible preferred stock (which holders we refer to, collectively, as Global Crossing shareholders) receive will depend on the price per share of Level 3 common stock at the effective time of the amalgamation. That price will not be known at the time of the special meetings and may be more or less than the current price or the price at the time of the special meetings. Based on the closing price of Level 3 common stock on the NASDAQ Global Select Market on April 8, 2011, the last trading day before public announcement of the amalgamation, the exchange ratio represented approximately $23.04 in value for each Global Crossing common share, which had a closing price of $14.80 per share on April 8, 2011. Based on the closing price of Level 3 common stock on                                     , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $            in value for each Global Crossing common share, which had a closing price of $            per share on                                    , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus.

  Additionally, the amalgamation consideration includes one preferred share purchase right (which we refer to as a preferred share purchase right) associated with each share of Level 3 common stock issued pursuant to the amalgamation agreement. From the date such preferred share purchase rights are issued, they will trade with, and will be inseparable from, the corresponding shares of Level 3 common stock until the preferred share purchase rights become exercisable. Level 3 entered into the rights agreement in an effort to deter acquisitions of Level 3 common stock that would potentially limit Level 3's ability to use its built-in losses and any resulting net operating loss "carryforwards" (which we refer to as NOL carryforwards or NOLs) for U.S. federal income tax purposes to reduce potential future U.S. federal income tax obligations, as described in more detail under the section entitled "Rights Agreement" beginning on page 136.

  Level 3 stockholders will continue to own their existing Level 3 shares. Level 3 common stock is currently traded on the NASDAQ Global Select Market under the symbol "LVLT," and Global Crossing common shares are currently traded on the NASDAQ Global Select Market under the symbol "GLBC." We urge you to obtain current market quotations of Level 3 common stock and Global Crossing common shares.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. If you are a Global Crossing shareholder of record or Level 3 stockholder of record, you may vote your shares in person at the applicable meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, it is recommended that you also submit your proxy as described above, so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the meeting, the vote you submit at the meeting will override your proxy vote. If you are a "street name" holder (i.e. you hold the shares in the name of your brokerage firm or another nominee), you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust company or other nominee giving you the right to vote the shares at the meeting.

Q:    How can I attend the meeting?

A:
Global Crossing Shareholders: All of Global Crossing's shareholders are invited to attend the Global Crossing special meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in "street name", you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on                                     , 2011, the record date for the Global Crossing special meeting, are examples of proof of ownership.

  To help Global Crossing plan for the meeting, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone voting or by marking the attendance box on the proxy card.

  Level 3 Stockholders: All of Level 3's stockholders are invited to attend the Level 3 special meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in "street name," you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on                                    , 2011, the record date for the Level 3 special meeting, are examples of proof of ownership.

  To help Level 3 plan for the meeting, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone voting or by marking the attendance box on the proxy card.

Q:    When and where will the special stockholders meetings be held?

A:
Global Crossing Shareholders: The special meeting of Global Crossing shareholders will be held at                                     , on                                    , 2011, at            , local time.

  Level 3 Stockholders: The special meeting of Level 3 stockholders will be held at                                    , on                                    , 2011, at             , local time.

Q:    Who is entitled to vote at the special stockholders meetings?

A:
Global Crossing Shareholders: The board of directors of Global Crossing has set                                    , 2011 as the record date for the Global Crossing special meeting. If you were a shareholder of record of (i) issued and outstanding Global Crossing common shares or (ii) issued and outstanding shares of Global Crossing convertible preferred stock at the close of business on                                    , 2011, you are entitled to vote at the meeting. As of the record date, of Global Crossing's common shares and 18 million shares of Global Crossing's convertible preferred stock were issued and outstanding.

  Level 3 Stockholders: The board of directors of Level 3 has set                                    , 2011 as the record date for the Level 3 special meeting. If you were a stockholder of record of outstanding shares of Level 3 common stock at the close of business on                                    , 2011, you are entitled to vote at the meeting. As of the record date,                                    shares of Level 3's common stock, representing all of Level 3's voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

Q:    What constitutes a quorum at the special stockholders meetings?

A:
Global Crossing Shareholders: The presence in person or by proxy of at least two Global Crossing shareholders entitled to vote and holding Global Crossing shares representing more than 50% of the votes of all issued and outstanding Global Crossing common shares and shares of Global Crossing convertible preferred stock will constitute a quorum for the transaction of business at the Global Crossing special meeting.

  Level 3 Stockholders: Stockholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Level 3 special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Level 3 special meeting.

Q:    What does it mean if I receive more than one set of proxy materials?

A:
If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by internet or telephone, vote once for each card or control number you receive.

Q:    How do I vote if I am a shareholder/stockholder of record?

A:
Global Crossing Shareholders: If you are a shareholder of record of Global Crossing as of the close of business on the record date for the Global Crossing special meeting, you may vote in person by attending the Global Crossing special meeting or, to ensure your shares are represented at the Global Crossing special meeting, you may authorize a proxy to vote by:

•
accessing the internet site listed on the proxy card;

•
calling the toll-free number listed on the proxy card; or

•
signing the enclosed proxy card and returning it by mail.

  If you hold Global Crossing shares in "street name," you can vote your shares in the manner prescribed by your broker, bank, trust company or other nominee. Your broker, bank, trust company or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trust company or other nominee how to vote your shares. Without instructions from you, your broker, bank, trust company or other nominee cannot vote your shares, which will have the effect described below.

  Level 3 Stockholders: If you are a stockholder of record of Level 3 as of the close of business on the record date for the Level 3 special meeting, you may vote in person by attending the Level 3 special meeting or, to ensure your shares are represented at the Level 3 special meeting, you may authorize a proxy to vote by:

  •
  accessing the internet site listed on the proxy card;

  •
  calling the toll-free number listed on the proxy card; or

  •
  signing the enclosed proxy card and returning it by mail.

  If you hold Level 3 shares in "street name," you can vote your shares in the manner prescribed by your broker, bank, trust company or other nominee. Your broker, bank, trust company or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trust company or other nominee how to vote your shares. Without instructions from you, your broker, bank, trust company or other nominee cannot vote your shares, which will have the effect described below.

Q:    What are my voting rights?

A:
Global Crossing Shareholders: Holders of Global Crossing common shares and shares of Global Crossing convertible preferred stock are entitled to one vote per share. As of the close of business on the record date for the Global Crossing special meeting, a total of                  votes are entitled to be cast at the Global Crossing special meeting.

  Level 3 Stockholders: Holders of Level 3's common stock are entitled to one vote per share. As of the close of business on the record date for the Level 3 special meeting, a total of                  votes are entitled to be cast at the Level 3 special meeting.

Q:    What vote is required to approve each proposal?

A:
Global Crossing Shareholders: Approval and adoption of the amalgamation agreement and approval of the amalgamation require both (i) the affirmative vote of a majority of the votes cast at a meeting of the shareholders of Global Crossing at which a quorum is present, with the holders of Global Crossing common shares and shares of Global Crossing convertible preferred stock voting together as a single class (on an as-converted to Global Crossing common shares basis) and (ii) the affirmative consent of the holder(s) of the issued and outstanding shares of Global Crossing convertible preferred stock or the affirmative vote of such holder(s) at a meeting thereof at which a quorum is present. Global Crossing's controlling shareholder, STT Crossing Ltd (which we refer to as STT Crossing), has entered into a voting agreement with Level 3 (which we refer to as the voting agreement), whereby STT Crossing has agreed, subject to certain conditions described in the voting agreement, to vote its Global Crossing common shares and shares of Global Crossing convertible preferred stock in favor of the amalgamation agreement and the amalgamation. STT Crossing's ownership of the Global Crossing common shares and Global Crossing convertible preferred stock is sufficient to approve and adopt the amalgamation agreement and the amalgamation without the affirmative vote of any other shareholder of Global Crossing. See the section below entitled "STT Crossing Voting Agreement" beginning on page 132. Approval, on an advisory basis, of the compensation that may be paid or become payable to Global Crossing's named executive officers in connection with the amalgamation, and the agreements and, understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members and Executive Officers in the Amalgamation—Advisory Vote on Golden Parachutes," requires the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and Global Crossing convertible preferred stock voting together as a single class.

  Level 3 Stockholders: The Level 3 stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy at the Level 3 special meeting and entitled to vote on the proposal. The Level 3 charter amendment requires the affirmative vote of holders of a majority of the issued and outstanding shares of Level 3 common stock.

Q:    How does the Global Crossing board of directors recommend that Global Crossing shareholders vote?

A:
The Global Crossing board of directors has unanimously determined that the amalgamation agreement and the transactions contemplated by the amalgamation agreement, including the amalgamation, are advisable and in the best interests of Global Crossing and its shareholders. The Global Crossing board of directors unanimously recommends that Global Crossing shareholders vote "FOR" the proposal to approve and adopt the amalgamation agreement and the amalgamation, "FOR" the proposal to adjourn the Global Crossing special meeting, if necessary, to solicit additional proxies, and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation.

Q:    How does Level 3's board of directors recommend that Level 3 stockholders vote?

A:
The Level 3 board of directors has unanimously determined that the amalgamation agreement and the transactions contemplated by the amalgamation agreement, including the Level 3 stock issuance and the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. Level 3's board of directors unanimously recommends that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

Q:    What is the difference between a stockholder of record and a "street name" holder?

A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in "street name."

Q:    My shares are held in "street name" by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:
No. Your broker cannot vote your shares on "non-routine" matters, as described below in the section titled "What will happen if I return my proxy card without indicating how to vote," without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. If you do not provide your broker with instructions and your broker submits an unvoted proxy, your shares will be counted for purposes of determining a quorum but they will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a "broker non-vote." Please note that you may not vote shares held in "street name" by returning a proxy card directly to Global Crossing or Level 3 or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:    What will happen if I fail to vote or I abstain from voting?

A:
Global Crossing Shareholders: If you do not vote, your shares will not be counted in the necessary quorum to approve and adopt the amalgamation agreement and the amalgamation.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the proposals. An abstention and a broker non-vote will be counted for purposes of determining a quorum. However, if you are the stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention, failure to submit a proxy card or vote in person or a broker non-vote will not affect the passage of the proposals to approve and adopt the amalgamation agreement and the amalgamation, and, on an advisory basis, the compensation payable in connection with the amalgamation, although they will have the practical effect of reducing the number of affirmative votes required to achieve the required majority by reducing the total number of shares from which the majority is calculated; and

  •
  an abstention, a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve any adjournment of the Global Crossing special meeting.

  Level 3 Stockholders: If you do not vote, it will be more difficult for Level 3 to obtain the necessary quorum to approve the Level 3 stock issuance and the Level 3 charter amendment, and obtain the necessary vote to approve the Level 3 charter amendment.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the proposals. An abstention and a broker non-vote will be counted for purposes of determining a quorum. However, if you are the stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention will have no effect on the proposal to approve the Level 3 stock issuance or the proposal to approve any adjournment of the Level 3 special meeting;

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve the Level 3 stock issuance and the proposal to approve any adjournment of the Level 3 special meeting;

  •
  an abstention will be treated as a vote "AGAINST" the proposal to approve the adoption of the Level 3 charter amendment; and

  •
  a failure to submit a proxy card or vote in person or a broker non-vote will be treated as a vote "AGAINST" the proposal to approve the adoption of the Level 3 charter amendment.

Q:    What will happen if I return my proxy card without indicating how to vote?

A:
Global Crossing Shareholders: If you are a shareholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, Global Crossing will vote your shares:

•
FOR the proposal to approve and adopt the amalgamation agreement and the amalgamation;

•
FOR the proposal to approve any adjournment of the Global Crossing special meeting, if necessary, to solicit additional proxies; and

  •
  FOR the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation.

  If you are a "street name" holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be "uninstructed." Shareholders of record have the discretion to vote uninstructed shares on specified routine matters, but do not have the authority to vote uninstructed shares on non-routine matters, such as the proposal to approve and adopt the amalgamation agreement and the amalgamation and the proposal to adjourn the Global Crossing special meeting.

  Level 3 Stockholders: If you are a stockholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, Level 3 will vote your shares:

  •
  FOR the proposal to approve the Level 3 stock issuance;

  •
  FOR the proposal to approve the adoption of the Level 3 charter amendment; and

  •
  FOR the proposal to approve any adjournment of the Level 3 special meeting, if necessary, to solicit additional proxies.

  If you are a "street name" holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be "uninstructed." Stockholders of record have the discretion to vote uninstructed shares on specified routine matters, but do not have the authority to vote uninstructed shares on non-routine matters, such as the proposals to approve the Level 3 stock issuance, the Level 3 charter amendment and, if necessary, to adjourn the Level 3 special meeting to solicit additional proxies.

Q:    Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:
Yes. If you are the holder of record of either Global Crossing common shares, shares of Global Crossing convertible preferred stock or Level 3 common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of four ways:

•
by submitting a later-dated proxy by internet or telephone before the deadline stated on the enclosed proxy card;

•
by submitting a later-dated proxy card;

•
by sending a written notice of revocation to the Corporate Secretary of Global Crossing or Level 3, as applicable, which must be received before the time of such special meeting; or

•
by voting in person at the special meeting.

  If you are a "street name" holder, please refer to the voting instructions provided to you by your broker, bank, trust company or other nominee.

  Any holder of Global Crossing common shares, shares of Global Crossing convertible preferred stock or Level 3 common stock entitled to vote in person at the Global Crossing or Level 3 special meeting, respectively, may vote in person regardless of whether a proxy has been previously given. Attendance at the Global Crossing special meeting by a Global Crossing shareholder who has previously submitted a proxy shall cause a revocation of such previously provided proxy. A Level 3 stockholder simply attending the Level 3 special meeting will not constitute revocation of a previously given proxy.

Q:    Who pays for the cost of proxy preparation and solicitation?

A:
In accordance with the terms of the amalgamation agreement, Global Crossing will bear the entire cost of proxy solicitation for the Global Crossing special meeting, Level 3 will bear the entire cost of proxy solicitation for the Level 3 special meeting, and Global Crossing and Level 3 will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document.

Q:    Will Global Crossing be required to submit the amalgamation agreement to its shareholders even if Global Crossing's board of directors has withdrawn (or amended or modified in a manner adverse to Level 3) its recommendation?

A:
Yes, unless Global Crossing terminates the amalgamation agreement and concurrently enters into a definitive agreement with respect to a superior proposal (after complying with its obligations with respect to non-solicitation), pays Level 3 a termination fee of $50 million and reimburses Level 3 for certain expenses incurred. For more information regarding the ability of Global Crossing or Level 3 to terminate the amalgamation in accordance with these conditions, see the sections entitled "The Amalgamation Agreement—Termination of the Amalgamation Agreement" beginning on page 126 and "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach," beginning on page 128.

Q:    Will Level 3 be required to submit the Level 3 stock issuance and the Level 3 charter amendment to its stockholders even if Level 3's board of directors has withdrawn (or amended or modified in a manner adverse to Global Crossing) its recommendation?

A:
Yes, unless Level 3 terminates the amalgamation agreement and concurrently enters into a definitive agreement with respect to a superior proposal (after complying with its obligations with respect to non-solicitation), pays Global Crossing a termination fee of $70 million and reimburses Global Crossing for certain expenses incurred. For more information regarding the ability of Level 3 or Global Crossing to terminate the amalgamation in accordance with these conditions, see the sections entitled "The Amalgamation Agreement—Termination of the Amalgamation Agreement" beginning on page 126 and "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach," beginning on page 128.

Q:    What are the material U.S. federal income tax consequences of the amalgamation to U.S. holders of Global Crossing common shares?

A:
The amalgamation is intended to be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code). Assuming the amalgamation qualifies as a reorganization, a holder of Global Crossing common shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder's Global Crossing common shares for shares of Level 3 common stock pursuant to the amalgamation. You should read the section titled "Material U.S. Federal Income Tax Consequences" beginning on page 139 for a more complete discussion of the U.S. federal income tax consequences of the amalgamation. Tax matters can be complicated, and the tax consequences of the amalgamation to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the amalgamation to you.

Q:    When do you expect the amalgamation to be completed?

A:
Global Crossing and Level 3 hope to complete the amalgamation as soon as reasonably practicable and currently expect the closing of the amalgamation to occur before the end of calendar year 2011. However, the amalgamation is subject to various regulatory clearances and the satisfaction or waiver of other conditions, as described in the amalgamation agreement, and it is possible that factors outside the control of Global Crossing and Level 3 could result in the amalgamation being completed at an earlier time, a later time or not at all. There can be no assurances as to when or if the amalgamation will close.

Q:    Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:
Global Crossing Shareholders: If you are a Global Crossing shareholder, after the amalgamation is completed, each Global Crossing common share or share of Global Crossing convertible preferred stock you hold will be converted into the right to receive 16 shares of Level 3 common stock, and the associated rights under the rights agreement, together with an additional share of Level 3 common stock in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares for shares of Level 3 common stock. You do not need to take any action at this time. Please do not send your Global Crossing share certificates with your proxy card.

  Level 3 Stockholders: If you are a Level 3 stockholder, after the amalgamation is completed, you are not required to take any action with respect to your shares of Level 3 common stock.

Q:    Are shareholders entitled to appraisal rights?

A:
Holders of Global Crossing common shares and shares of Global Crossing convertible preferred stock who do not vote in favor of the amalgamation agreement and the amalgamation and who are not satisfied that they have been offered fair value for their Global Crossing common shares or shares of Global Crossing convertible preferred stock, may exercise, within one month after the date of the giving of notice convening the Global Crossing special meeting, appraisal rights under Bermuda law to have the fair value of their Global Crossing common shares or shares of Global Crossing convertible preferred stock, as applicable, appraised by the Court subject to compliance with all of the required procedures, as described under "Appraisal Rights" below, beginning on page 169.

  The stockholders of Level 3 are not entitled to appraisal rights in connection with the amalgamation under Delaware law.

Q:    What happens if I sell my Global Crossing common shares or shares of Global Crossing convertible preferred stock before the Global Crossing special meeting?

A:
The record date for the Global Crossing special meeting is earlier than the date of the Global Crossing special meeting. If you transfer your Global Crossing shares after the Global Crossing record date but before the Global Crossing special meeting, you will retain your right to vote at the Global Crossing special meeting, but will have transferred the right to receive the amalgamation consideration in the amalgamation. In order to receive the amalgamation consideration, you must hold your shares through the effective date of the amalgamation.

Q:    What if I hold shares in both Global Crossing and Level 3?

A:
If you are a stockholder of both Global Crossing and Level 3, you will receive two separate packages of proxy materials. A vote cast as a Level 3 stockholder will not count as a vote cast as a

  Global Crossing shareholder, and a vote cast as a Global Crossing shareholder will not count as a vote cast as a Level 3 stockholder. Therefore, please separately submit a proxy for each of your Global Crossing and Level 3 shares.

Q:    Why am I being asked to cast an advisory (non-binding) vote to approve the "golden parachute" arrangements?

A:
The SEC has recently adopted new rules that require Global Crossing to seek an advisory (non-binding) vote with respect to certain payments that could become payable to named executive officers in connection with the amalgamation.

Q:
What will happen if the shareholders of Global Crossing do not approve the "golden parachute" arrangements at the Global Crossing special meeting?

A:
Approval of the "golden parachute" arrangements is not a condition to the completion of the amalgamation. The vote with respect to the "golden parachute" arrangements is an advisory vote and will not be binding on either Global Crossing or Level 3. Therefore, if the other requisite stockholder approvals are obtained and the amalgamation is completed, the amounts payable under the "golden parachute" arrangements will still be paid to Global Crossing's named executive officers.

Q:    Who can help answer my questions?

A:
Level 3 stockholders or Global Crossing shareholders who have questions about the amalgamation, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Level 3 stockholder: Level 3 Communications, Inc. 1025 Eldorado Blvd. Broomfield, Colorado 80021 (720) 888-1000 Attn: Investor Relations

If you are a Global Crossing shareholder:
Georgeson, Inc.
199 Water Street, 26th Floor
New York, New York 10038
(866) 482-4943
or
 Global Crossing Limited
Wessex House
45 Reid Street
Hamilton HM12, Bermuda
(441) 296-8600
Attn: Investor Relations

SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you with respect to the amalgamation, the Level 3 stock issuance and the Level 3 charter amendment and the other matters being considered at the Global Crossing and Level 3 special stockholder meetings. Global Crossing and Level 3 urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled "Where You Can Find More Information" beginning on page 172. We have included page references in this summary to direct you to a more complete description of the topics presented below where appropriate.

 The Companies

Global Crossing Limited

        Global Crossing Limited, a Bermuda exempted limited liability company, is a global IP, Ethernet, data center and video solutions provider. Global Crossing offers a full range of data, voice, collaboration, broadcast and media services to enterprises (including approximately 40 percent of the Fortune 500), government departments and agencies, and 700 carriers, mobile operators and Internet services providers. It delivers converged IP services to more than 700 cities in more than 70 countries, and has 17 data centers in major business centers.

        Global Crossing's common shares are listed on the NASDAQ Global Select Market under the symbol "GLBC." The shares of Global Crossing convertible preferred stock, 100% of which are held by STT Crossing, are not publicly listed or traded.

        The registered office and principal executive offices of Global Crossing are located at Wessex House, 1st Floor, 45 Reid Street, Hamilton HM12, Bermuda and its telephone number is (441) 296-8600.

Level 3 Communications, Inc.

        Level 3 Communications, Inc. is a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created its communications network generally by constructing its own assets, but also through a combination of purchasing and leasing from other companies and facilities. Level 3's network is an advanced, international, facilities-based communications network. Level 3 designed its network to provide communications services, which employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

        Level 3's common stock is traded on the NASDAQ Global Select Market under the symbol "LVLT."

        The principal executive offices of Level 3 are located at 1025 Eldorado Blvd., Broomfield, Colorado 80021 and its telephone number is (720) 888-1000.

Apollo Amalgamation Sub, Ltd.

        Apollo Amalgamation Sub, Ltd., a direct wholly owned subsidiary of Level 3, is a Bermuda exempted limited liability company that was formed on April 1, 2011 for the sole purpose of effecting the amalgamation. In the amalgamation, Amalgamation Sub will be amalgamated with Global Crossing, with the amalgamated company continuing as the surviving company.

 Risk Factors

        In addition to other information included in and incorporated by reference into this document, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully read and consider the risks related to completion of the amalgamation, the risks related to Level 3 following the amalgamation and the risks associated with each of the businesses of Global Crossing and Level 3, beginning on page 39, before deciding whether to vote for the proposals presented in this document. Some of the most important risks are summarized below.

Risks Related to the Amalgamation

  •
  The amalgamation is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the amalgamation could have a material and adverse effect on Global Crossing and/or Level 3.

  •
  The exchange ratio is fixed and will not be adjusted in the event of any change in either Level 3's or Global Crossing's stock price.

Risks Related to Level 3 Following the Amalgamation

  •
  Although Global Crossing and Level 3 expect that Level 3's acquisition of Global Crossing will result in benefits to Level 3, Level 3 may not realize those benefits because of integration difficulties and other challenges.

  •
  Current Level 3 stockholders and Global Crossing shareholders will have a reduced ownership and voting interest after the amalgamation and will exercise less influence over management.

  •
  The market price of Level 3's common stock after the amalgamation will be affected by factors different from those currently affecting the market price of Global Crossing's common shares.

  •
  The internal earnings estimates for Global Crossing and the unaudited pro forma financial data for Level 3 included in this joint proxy statement/prospectus are preliminary, and Level 3's actual financial position and operations after the amalgamation may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The Amalgamation

        A copy of the amalgamation agreement is attached as Annex A to this joint proxy statement/prospectus. Global Crossing and Level 3 encourage you to read the entire amalgamation agreement carefully because it is the principal document governing the amalgamation, the Level 3 stock issuance and the Level 3 charter amendment. For more information on the amalgamation agreement, see the section entitled "The Amalgamation Agreement" beginning on page 107.

Effects of the Amalgamation (see page 57)

        Subject to the terms and conditions of the amalgamation agreement, at the effective time of the amalgamation, Amalgamation Sub, a newly formed subsidiary of Level 3, will be amalgamated with Global Crossing, Amalgamation Sub's and Global Crossing's separate legal existence will cease and the newly-created amalgamated company will continue as one company (which we refer to as the amalgamated company).

Terms of the Amalgamation; Amalgamation Consideration (see page 107)

        Global Crossing shareholders will have the right to receive 16 shares of Level 3 common stock for each Global Crossing common share and (on an as-converted to Global Crossing common shares basis)

each share of Global Crossing convertible preferred stock they hold at the effective time of the amalgamation (which we refer to as the exchange ratio). The exchange ratio is fixed and will not be adjusted for changes in the market value of Global Crossing common shares or Level 3 common stock. As a result, the implied value of the consideration to Global Crossing shareholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the amalgamation. Based on the closing price of Level 3 common stock on the NASDAQ Global Select Market on April 8, 2011, the last trading day before public announcement of the amalgamation, the exchange ratio represented approximately $23.04 in value for each Global Crossing common share or share of Global Crossing convertible preferred stock, as applicable. Based on the closing price of Level 3 common stock on the NASDAQ Global Select Market on                                    , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $            in value for each Global Crossing common share or share of Global Crossing convertible preferred stock, as applicable. Global Crossing common shares had a closing price of $            per share on                                    , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences (see page 139)

        As a condition to the completion of the amalgamation, each of Latham & Watkins LLP, counsel to Global Crossing, and Willkie Farr & Gallagher LLP, counsel to Level 3, will deliver an opinion, dated as of the closing date of the amalgamation, that the amalgamation will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. This condition may not be waived after receipt of the approval of the amalgamation by the stockholders of each of Level 3 and Global Crossing without further stockholder approval.

        The opinions regarding the amalgamation will not address any state, local or foreign tax consequences of the amalgamation. The opinions will be based on certain assumptions and representations as to factual matters from Global Crossing and Level 3, as well as opinions of Bermuda counsel and certain covenants and undertakings made by Global Crossing and Level 3 to each other. If any of the assumptions, representations, opinions of Bermuda counsel, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached by counsel in their opinions could be jeopardized and the tax consequences of the amalgamation could differ materially from those described in this joint proxy statement/prospectus. Neither Global Crossing nor Level 3 is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated.

        An opinion of counsel represents counsel's legal judgment but is not binding on the Internal Revenue Service (which we refer to as the IRS) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Global Crossing nor Level 3 intends to obtain a ruling from the IRS on the tax consequences of the amalgamation. If the IRS were to successfully challenge the "reorganization" status of the amalgamation, the tax consequences would be different from those set forth in this joint proxy statement/prospectus.

        In the event that the amalgamation is treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, each of Global Crossing and Level 3 will be a party to the reorganization within the meaning of Section 368(b) of the Code, and none of Global Crossing, Level 3 or Amalgamation Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the amalgamation.

        You should read the section titled "Material U.S. Federal Income Tax Consequences" beginning on page 139 for a more complete discussion of the U.S. federal income tax consequences of the amalgamation. Tax matters can be complicated, and the tax consequences of the amalgamation to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences to you of the amalgamation.

Recommendation of Global Crossing's Board of Directors (see page 66)

        After careful consideration, the Global Crossing board of directors unanimously approved the amalgamation agreement and determined that the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, are advisable and in the best interests of Global Crossing and its shareholders. For more information regarding the factors considered by the Global Crossing board of directors in reaching its decision to approve and adopt the amalgamation agreement and the amalgamation, see the section entitled "The Amalgamation—Global Crossing's Reasons for the Amalgamation; Recommendation of Global Crossing's Board of Directors."

        In considering the recommendation of the Global Crossing board of directors with respect to the proposal to approve and adopt the amalgamation agreement and the amalgamation, you should be aware that the Global Crossing directors, non-employee members of the executive committee and executive officers have interests in the amalgamation that may be different from, or in addition to, yours. See the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation" beginning on page 79.

        The Global Crossing board of directors unanimously recommends that Global Crossing shareholders vote "FOR" the proposal to approve and adopt the amalgamation agreement and the amalgamation at the Global Crossing special meeting, "FOR" the proposal to adjourn the Global Crossing special meeting, if necessary, to solicit additional proxies and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation.

Recommendation of Level 3's Board of Directors (see page 88)

        After careful consideration, the Level 3 board of directors unanimously approved the amalgamation agreement and determined that the amalgamation agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the adoption of the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. For more information regarding the factors considered by the Level 3 board of directors in reaching its decision to approve the amalgamation agreement, to authorize the Level 3 stock issuance and to adopt the Level 3 charter amendment, see the section entitled "The Amalgamation—Level 3's Reasons for the Amalgamation; Recommendation of Level 3's Board of Directors." The Level 3 board of directors unanimously recommends that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment, and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

Opinion of Global Crossing's Financial Advisor (see page 70)

        In connection with the amalgamation, Goldman, Sachs & Co. (which we refer to as Goldman Sachs) delivered its opinion to the Global Crossing board of directors that, as of April 10, 2011, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the amalgamation agreement was fair from a financial point of view to the holders (other than Level 3 and its affiliates) of the outstanding Global Crossing common shares.

        The full text of the written opinion of Goldman Sachs, dated April 10, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Global Crossing in connection with its consideration of the amalgamation. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Global Crossing's common shares should vote with respect to the amalgamation or any other matter.

        For a more complete description, see "The Amalgamation—Opinion of Global Crossing's Financial Advisor" beginning on page 70. See also Annex B to this joint proxy statement/prospectus.

Opinion of Level 3's Financial Advisor (see page 91)

        In connection with the amalgamation, the Level 3 board of directors received an opinion, dated April 9, 2011, from Level 3's financial advisor, Rothschild Inc. (which we refer to as Rothschild), to the effect that as of April 9, 2011, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the exchange ratio provided for in the amalgamation agreement was fair, from a financial point of view, to Level 3. The full text of Rothschild's opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Level 3's shareholders are urged to read the entire opinion carefully in connection with their consideration of the amalgamation. Rothschild's opinion speaks only as of the date of the opinion. The opinion was directed to Level 3's board and is directed only to the fairness to Level 3 of the exchange ratio from a financial point of view. Rothschild's opinion did not constitute a recommendation to Level 3's board of directors as to whether to approve the amalgamation or a recommendation to any shareholders of Level 3 or Global Crossing as to how to vote or otherwise act with respect to the amalgamation or any other matter, should the amalgamation or any other matter come to a vote of such shareholders.

        For a more complete description, see "The Amalgamation—Opinion of Level 3's Financial Advisor" beginning on page 91. See also Annex C to this joint proxy statement/prospectus.

Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation (see page 79)

        In considering the recommendation of the Global Crossing board of directors that you vote to approve and adopt the amalgamation agreement and the amalgamation, you should be aware that, aside from their interests as Global Crossing shareholders, Global Crossing's directors, non-employee members of the Executive Committee of the board of directors (which we refer to as the Executive Committee) and executive officers have interests in the amalgamation that are different from, or in addition to, those of other Global Crossing shareholders generally. The members of the Global Crossing board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the amalgamation agreement and the amalgamation, and in recommending to the Global Crossing shareholders that the amalgamation agreement and the amalgamation be adopted. Global Crossing's shareholders should take these interests into account in deciding whether to vote for the approval and adoption of the amalgamation agreement and the amalgamation. The interests of Global Crossing directors, non-employee members of the Executive Committee and executive officers in the amalgamation that are different from, or in addition to, those of other Global Crossing shareholders may include: (i) the accelerated vesting of Global Crossing restricted stock unit awards, in the case of all three groups, and performance-based restricted stock unit awards, in the case of executive officers, immediately upon consummation of the amalgamation; (ii) in the case of executive officers, the earning of prorated 2011 annual bonuses upon consummation of the amalgamation; (iii) in the case of executive officers, the receipt of certain severance payments and benefits upon certain terminations of employment following consummation of the amalgamation; and (iv) in the case of John J. Legere, Chief Executive Officer of Global Crossing (whom we refer to as Mr. Legere), the receipt of a gross-up payment to make him whole for any excise taxes imposed as a result of Section 280G of the Code on any compensation received by him. For a more complete description, see "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation" beginning on page 79.

Board of Directors and Management Following the Amalgamation (see page 100)

        On or prior to the closing of the amalgamation, Level 3 will determine the number of directors—which is expected to be between                        and                         directors—that will comprise Level 3's full board of directors post-amalgamation. Pursuant to the terms and conditions of the stockholder rights agreement (which we refer to as the stockholder agreement) upon the closing of the amalgamation, STT Crossing will have the right to designate between three and five directors to be appointed by Level 3's board of directors, such number to be determined by the size of Level 3's board of directors at the closing of the amalgamation. See the section entitled "Stockholder Agreement" beginning on page 134 for a more complete description of the stockholder agreement.

Regulatory Clearances Required for the Amalgamation (see page 100)

        Global Crossing and Level 3 have each agreed to use commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the amalgamation agreement. These approvals include approval from or notices to the Department of Justice (which we refer to as the DOJ), the Federal Trade Commission (which we refer to as the FTC), the Federal Communications Commission (which we refer to as the FCC), the Committee on Foreign Investment in the United States (which we refer to as CFIUS) and various other federal, state and foreign regulatory authorities and self-regulatory organizations.

        Global Crossing and Level 3 have completed numerous applications and notifications to obtain the required regulatory approvals and are in the process of completing the remaining applications or notices. Although Global Crossing and Level 3 believe that all required regulatory approvals can be obtained, Global Crossing and Level 3 cannot be certain when or if these approvals will be obtained.

Treatment of Options to Purchase Global Crossing Shares and Other Share Awards (see page 102)

        Upon completion of the amalgamation, each then-outstanding and unexercised option to purchase Global Crossing common shares granted pursuant to any Global Crossing employee benefit plan or otherwise will be automatically exchanged for an option to purchase shares of Level 3 common stock. Each such resulting option to purchase shares of Level 3 common stock will be subject to, and remain exercisable in accordance with, the same terms and conditions as the corresponding option to purchase Global Crossing common shares that it replaces, except that (i) the exercise price will be divided by the exchange ratio, and (ii) the number of shares of Level 3 common stock subject to such resulting option to purchase shares of Level 3 common stock will be equal to the number of Global Crossing common shares subject to such replaced option to purchase Global Crossing common shares immediately prior to the completion of the amalgamation, multiplied by the exchange ratio. Any fractional shares of Level 3 common stock resulting from such multiplication will be rounded down to the nearest whole share and the exercise price of such resulting option to purchase shares of Level 3 common stock will be rounded up to the nearest whole cent.

        Additionally, upon completion of the amalgamation, each restricted stock unit and performance-based restricted stock unit covering Global Crossing common shares then-outstanding, under any Global Crossing employee benefit plan or otherwise, whether or not then-vested, will vest as of immediately prior to the completion of the amalgamation, except that the performance-based restricted stock units covering Global Crossing common shares will vest only to the extent provided in the applicable award agreements, and such vested restricted stock units and performance-based restricted stock units covering Global Crossing common shares will settle in accordance with the terms of the applicable award agreements; provided, that upon settlement each holder of a restricted stock unit or performance-based restricted stock unit covering Global Crossing common shares will receive, in lieu of Global Crossing common shares, a number of shares of Level 3 common stock equal to the number of Global Crossing common shares otherwise issuable upon settlement of such restricted stock unit or performance-based restricted stock unit covering Global Crossing common shares multiplied by the exchange ratio. Any fractional shares of Level 3 common stock resulting from such multiplication will be rounded down to the nearest whole share.

Financing Relating to the Amalgamation (see page 104)

        In order to consummate the amalgamation and to refinance certain existing indebtedness of Global Crossing, Level 3 has entered into a financing commitment letter, described below, pursuant to which the commitment parties (as defined below) have committed, subject to customary conditions, to underwrite senior credit facilities (which we refer to as the financing) to allow Level 3 to consummate the amalgamation and to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the amalgamation.

        Level 3 entered into the financing commitment letter, as amended (which we refer to as the commitment letter), with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., Credit Suisse AG and Credit Suisse Securities (USA) LLC (which we refer to as the commitment parties). The commitment letter provides for a senior secured term loan facility in an aggregate amount of $650 million. The commitment letter also provides for a $1.1 billion senior unsecured bridge facility, if up to $1.1 billion of senior notes or certain other securities are not issued by Level 3 Financing, Inc., a wholly owned subsidiary of Level 3 (which we refer to as Level 3 Financing), or Level 3 to finance the amalgamation on or prior to the closing of the amalgamation. The financing commitments of the commitment parties are subject to certain conditions set forth in the commitment letter. Level 3 has agreed under the amalgamation agreement to use commercially reasonable efforts to obtain the financing and Global Crossing has agreed under the amalgamation agreement to cooperate with Level 3's efforts to secure the financing.

Completion of the Amalgamation (see page 108)

        Global Crossing and Level 3 currently expect the closing of the amalgamation to occur before the end of calendar year 2011. However, the amalgamation is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the amalgamation agreement, and it is possible that factors outside the control of Global Crossing and Level 3 could result in the amalgamation being completed at an earlier time, a later time or not at all.

No Solicitation of Alternative Proposals (see page 114)

        The amalgamation agreement precludes Global Crossing and Level 3 from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in Level 3's or Global Crossing's stock or assets. However, if Global Crossing or Level 3 receives an unsolicited proposal from a third party for a competing transaction that Level 3's or Global Crossing's board of directors, as applicable, among other things, determines in good faith constitutes, or would reasonably be expected to result in, a proposal that is superior to the transactions contemplated by the amalgamation agreement, Global Crossing or Level 3, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

Conditions to Completion of the Amalgamation (see page 124)

        The obligations of each of Global Crossing, Level 3 and Amalgamation Sub to effect the amalgamation are subject to the satisfaction, or waiver, of the following conditions:

  •
  the approval and adoption of the amalgamation agreement and approval of the amalgamation by (i) the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and convertible preferred stock voting together as a single class and (ii) the affirmative consent of the holder(s) of the issued and outstanding shares of Global Crossing convertible preferred stock or the affirmative vote of such holder(s) at a meeting thereof at which a quorum is present;

  •
  the approval of the Level 3 stock issuance by holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy and entitled to vote thereon at the Level 3 special meeting, and the approval of the adoption of the Level 3 charter amendment by holders of a majority of the outstanding shares of Level 3 common stock;

  •
  the absence of any order, injunction or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the amalgamation;

  •
  the waiting period (and any extension thereof) applicable to the amalgamation under the antitrust laws of the United States, and of certain other jurisdictions, having expired or been earlier terminated;

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  the requisite approvals from the FCC required to consummate the transactions having been obtained, and remaining in full force and effect;

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  all consents required from certain other governmental entities having been obtained, and remaining in full force and effect;

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  any review or investigation by CFIUS and other national security agencies having been favorably concluded;

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  the Level 3 charter amendment having been duly filed with the Secretary of State of the State of Delaware;

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  the shares of Level 3 common stock to be issued to Global Crossing shareholders, and the shares of Level 3 common stock to be reserved for issuance upon the exercise of options to purchase shares of Level 3 common stock issued in exchange for options to purchase Global Crossing common shares pursuant to the amalgamation having been approved for quotation or listing on the NASDAQ Global Select Market; and

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

        In addition, the obligations of Level 3 and Amalgamation Sub to effect the amalgamation are subject to the satisfaction, or waiver, of the following additional conditions:

  •
  the representations and warranties of Global Crossing relating to capital structure and the requisite stockholder vote being true and correct in all respects (except, in the case of capital structure, where such inaccuracies are de minimis in the aggregate) as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of Global Crossing relating to the absence of certain changes and events being true and correct in all respects, as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  all other representations and warranties of Global Crossing set forth in the amalgamation agreement being true and correct both as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Global Crossing;

  •
  Global Crossing having performed or complied with, in all material respects, all of its agreements and covenants under the amalgamation agreement at or prior to the consummation of the amalgamation;

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  Level 3's receipt of a certificate executed by an executive officer of Global Crossing certifying as to the satisfaction of the conditions described in the preceding four bullets;

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  the non-occurrence of any event or development having a material adverse effect on Global Crossing since April 10, 2011; and

  •
  Level 3's receipt of a written opinion from Willkie Farr & Gallagher LLP to the effect that the amalgamation will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        In addition, the obligations of Global Crossing to effect the amalgamation are subject to the satisfaction, or waiver, of the following additional conditions:

  •
  the representations and warranties of Level 3 relating to the requisite stockholder vote being true and correct in all respects;

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  the representations and warranties of Level 3 and Amalgamation Sub relating to the absence of certain changes and events being true and correct in all respects, as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  all other representations and warranties of Level 3 and Amalgamation Sub being true and correct both as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Level 3;

  •
  Level 3 having performed or complied with, in all material respects, all of its agreements and covenants under the amalgamation agreement at or prior to the consummation of the amalgamation;

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  Global Crossing's receipt of a certificate executed by an executive officer of Level 3 certifying as to the satisfaction of the conditions described in the preceding four bullets;

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  the non-occurrence of any event or development having a material adverse effect on Level 3 since April 10, 2011; and

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  Global Crossing's receipt of a written opinion from Latham & Watkins LLP to the effect that the amalgamation will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        Approval of the "golden parachute" arrangements described in this joint proxy statement/prospectus is not a condition to the completion of the amalgamation.

Termination of the Amalgamation Agreement (see page 126)

        The amalgamation agreement may be terminated at any time prior to the effective time of the amalgamation, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

  •
  by mutual written consent of Global Crossing and Level 3;

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  by either Global Crossing or Level 3:

  •
  if the amalgamation is not consummated by April 10, 2012 (which we refer to as the termination date); provided, however, that this right to terminate the amalgamation agreement will not be available to any party whose failure to fulfill any obligation under the amalgamation agreement has been the primary cause of the failure to close by the termination date;

  •
  if any governmental entity issues a final and nonappealable order, decree or ruling, or takes any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the amalgamation or any other transaction contemplated by the amalgamation agreement, provided, that the party seeking to terminate pursuant to this right used its commercially reasonable efforts to remove such restraint or prohibition; and that this right to terminate the amalgamation agreement will not be available to any party whose breach of any provision of the amalgamation agreement results in the imposition of such order, decree or ruling, or the failure of such order, decree or ruling to be resisted, resolved or lifted;

  •
  if the Global Crossing shareholders fail to approve and adopt the amalgamation agreement and the amalgamation at the Global Crossing special meeting;

  •
  if the Level 3 stockholders fail to approve the Level 3 stock issuance or the adoption of the Level 3 charter amendment at the Level 3 special meeting; or

  •
  if, following the satisfaction of all mutual conditions to closing as well as those applicable to the terminating party (other than, in each case, those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied at the closing), Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, by the end of a 20 consecutive business day marketing period (which we refer to as the marketing period);

  •
  by Level 3 if (i) prior to the Global Crossing special meeting, the board of directors of Global Crossing withdraws or adversely changes its recommendation of the amalgamation agreement or the amalgamation or approves or recommends a superior proposal, (ii) Global Crossing fails to call or hold the Global Crossing special meeting, or (iii) Global Crossing willfully and materially breaches any of its material obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals";

  •
  by Global Crossing if (i) prior to the Level 3 special meeting, the board of directors of Level 3 withdraws or adversely changes its recommendation of the Level 3 stock issuance or the Level 3 charter amendment or approves or recommends a superior proposal, (ii) Level 3 fails to call or hold the Level 3 special meeting, or (iii) Level 3 willfully and materially breaches any of its material obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals";

  •
  by Global Crossing if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals", (ii) pays Level 3 a termination fee of $50 million and (iii) reimburses Level 3 for certain expenses incurred in pursuing the amalgamation;

  •
  by Level 3 if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals", (ii) pays Global Crossing a termination fee of $70 million and (iii) reimburses Global Crossing and its affiliates for certain expenses incurred in pursuing the amalgamation;

  •
  by Level 3 upon a breach of any representation, warranty, covenant or agreement on the part of Global Crossing contained in the amalgamation agreement such that the conditions to Level 3's obligations to complete the amalgamation would not be satisfied, generally subject to a 30-day cure period. However, Level 3 does not have this right to terminate the amalgamation agreement if it or Amalgamation Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the amalgamation agreement;

  •
  by Global Crossing upon a breach of any representation, warranty, covenant or agreement on the part of Level 3 contained in the amalgamation agreement such that the conditions to Global Crossing's obligations to complete the amalgamation would not be satisfied, generally subject to a 30-day cure period. However, Global Crossing does not have this right to terminate the amalgamation agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the amalgamation agreement;

  •
  by (x) Global Crossing, following the satisfaction of all mutual conditions to the closing of the amalgamation and those applicable to Global Crossing (other than, in each case, those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied at the closing), or (y) Level 3, following the satisfaction of all mutual conditions to the closing of the amalgamation and those applicable to Level 3 (other than, in each case, those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied at the closing), if Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, after the completion of the marketing period; and

  •
  by Global Crossing, following the satisfaction of all mutual conditions to the closing of the amalgamation and those applicable to Global Crossing (other than, in each case, those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied at the closing), if Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, by the end of the marketing period, and such failure was caused (i) by Level 3's willful and material breach of its obligations to obtain the financing or (ii) by a commitment party's willful and material breach of its obligations under the commitment letter or the definitive financing documents.

Termination Fees and Expenses (see page 128)

        Generally, all fees and expenses incurred in connection with the negotiation and completion of the transactions contemplated by the amalgamation agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in the amalgamation agreement. Upon termination of the amalgamation agreement, Level 3 will be required to pay to Global Crossing a termination fee of $70 million in certain circumstances and, in certain other circumstances, $120 million (such as where, subject to certain conditions, the failure of Level 3 to obtain from the commitment parties proceeds sufficient to consummate the amalgamation and refinance Global Crossing's debt at the closing of the transaction is due to Level 3's willful and material breach of its obligations to obtain the financing) and, in some cases, expenses of Global Crossing and its affiliates up to $5 million (and, under certain circumstances, up to $10 million). Upon termination of the amalgamation agreement under qualifying circumstances, Global Crossing will be required to pay Level 3 a termination fee of $50 million. Additionally, upon termination of the amalgamation agreement under qualifying circumstances, Global Crossing will be required to reimburse Level 3 for up to $5 million of its expenses incurred in pursuing the amalgamation and, in certain circumstances, for additional expenses incurred by Level 3 in pursuing the financing. See the section titled "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 128 for a more complete discussion of the circumstances under which Global Crossing or Level 3 may be required to pay a termination fee and reimburse the other party for expenses incurred.

Accounting Treatment (see page 141)

        Level 3 prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (which we refer to as GAAP). The amalgamation will be accounted for by Level 3 using GAAP. Level 3 will allocate the purchase price to the fair value of Global Crossing's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill.

Appraisal Rights (see page 169)

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any dissenting shareholder of the Bermuda company is entitled to receive fair value for its shares (determined on a stand-alone basis). For these purposes, Global Crossing has determined that the fair value of its common shares is $14.80 per share, which was the closing price at which such shares traded on the NASDAQ Global Select Market on April 8, 2011, the trading day immediately prior to the public announcement of the amalgamation. Global Crossing shareholders are entitled to appraisal rights in connection with the amalgamation. Persons owning beneficial interests in Global Crossing common shares or shares of Global Crossing convertible preferred stock but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. See the section entitled "Appraisal Rights" beginning on page 169.

        Holders of Level 3 common stock are not entitled to appraisal rights in connection with the amalgamation.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 162)

        Global Crossing shareholders receiving amalgamation consideration will have different rights once they become stockholders of Level 3 due to differences between the governing corporate documents of Global Crossing and the governing corporate documents of Level 3. These differences are described in detail under the section entitled "Comparison of Rights of Level 3 Stockholders and Global Crossing Shareholders" beginning on page 162.

Listing of Shares of Level 3 Common Stock; Delisting and Deregistration of Global Crossing Common Shares (see pages 104 and 105)

        It is a condition to the completion of the amalgamation that the shares of Level 3 common stock to be issued to Global Crossing shareholders pursuant to the amalgamation, as well as the shares of Level 3 common stock to be reserved for issuance upon the exercise of options to purchase shares of Level 3 common stock issued in exchange for options to purchase Global Crossing common shares, be authorized for listing on the NASDAQ Global Select Market (or any successor inter-dealer quotation system or stock exchange thereto) at the effective time of the amalgamation. Upon completion of the amalgamation, Global Crossing common shares currently listed on the NASDAQ Global Select Market will cease to be listed on the NASDAQ Global Select Market and will be subsequently deregistered under the Exchange Act.

STT Crossing Voting Agreement (see page 132)

        Global Crossing's controlling shareholder, STT Crossing, has entered into the voting agreement with Level 3 pursuant to which, among other things, STT Crossing agreed, subject to certain limited exceptions, to vote the Global Crossing common shares and shares of Global Crossing convertible preferred stock held by it in favor of the approval and adoption of the amalgamation and the amalgamation agreement and to restrict its ability to transfer, sell or otherwise dispose of, grant proxy to or permit the pledge of or any other encumbrance on such Global Crossing common shares or shares of Global Crossing convertible preferred stock. In the voting agreement, STT Crossing and Level 3 have agreed upon the types of actions that Level 3 and STT Crossing would be required to take, and the types of actions STT Crossing would not be required to take, in connection with obtaining certain regulatory and governmental approvals required under the amalgamation agreement. In the event that the amalgamation agreement is terminated, the voting agreement will also terminate. As of the close of business on the record date for the Global Crossing special meeting, the Global Crossing common shares and shares of Global Crossing convertible preferred stock held by STT Crossing represented, in the aggregate, approximately        % of Global Crossing's voting shares (which amount includes 100% of the outstanding shares of Global Crossing convertible preferred stock). STT Crossing's ownership of the Global Crossing common shares and Global Crossing convertible preferred stock is sufficient to approve and adopt the amalgamation agreement and the amalgamation without the affirmative vote of any other shareholder of Global Crossing.

Global Crossing Relationship with STT Crossing

        Some members of Global Crossing's board of directors and Executive Committee are officers and directors of its controlling shareholder, STT Crossing, or its affiliates. See "Global Crossing Relationship with STT Crossing" on page 133.

Stockholder Agreement (see page 134)

        STT Crossing and Level 3 have entered into the stockholder agreement which becomes effective on closing of the amalgamation, and pursuant to which Level 3 has agreed, among other things, that upon closing of the amalgamation, Level 3's board of directors will appoint a specified number of directors designated by STT Crossing, determined as follows: if, at closing Level 3's board of directors consists of (i) 13 or fewer directors, STT Crossing will have the right to designate three designees, (ii) 14 through 16 directors, STT Crossing will have the right to designate four designees or (iii) 17 or more directors, STT Crossing will have the right to designate five designees. The stockholder agreement also provides that, following the closing of the amalgamation, STT Crossing will have the right to nominate the number of directors for Level 3's board of directors that is proportionate to its percentage ownership of Level 3 common stock. However, STT Crossing will have the right to nominate (i) at least two directors as long as STT Crossing owns at least 15% of the outstanding Level 3 common stock and (ii) at least one director as long as STT Crossing owns at least 10% of the outstanding Level 3 common stock.

        In addition, for a period beginning on the closing date of the amalgamation and ending on the earlier of (i) the time STT Crossing ceases to hold at least 10% of the total number of votes entitled to vote in the election of the members of the Level 3 board of directors and (ii) the date on which STT Crossing provides notice to Level 3 that it intends to terminate the stockholder agreement (which notice may not be given before the third anniversary of the closing date of the amalgamation) and provided that such notice shall not be effective unless prior to or concurrent with such notice, all STT Crossing designees on the Level 3 board of directors who are officers or employees of STT Crossing or its affiliates shall have offered their written resignation to the Level 3 board of directors, STT Crossing may not, without the prior written consent of the majority of the board of directors of Level 3 (excluding any STT Crossing designees), (i) acquire or publicly propose to acquire any of Level 3's material assets, seek to effect a business combination transaction, seek to have representatives elected to Level 3's board of directors (other than pursuant to the stockholder agreement) or solicit proxies for the purpose of seeking to control or influence Level 3's board of directors (other than pursuant to the stockholder agreement), or form a group in connection with any of the foregoing (other than a group consisting of STT Crossing and its affiliates) or (ii) acquire any shares of Level 3 common stock unless after giving effect to such acquisition STT Crossing would beneficially own less than 34.5% of the outstanding shares of Level 3 common stock. STT Crossing is also subject to certain other limitations on the acquisition and transfer of its shares of Level 3 common stock.

        Under the stockholder agreement, Level 3 grants STT Crossing certain registration rights and agrees to offer new equity interests in Level 3 to STT Crossing for the same price and on the same terms as such new equity interests are proposed to be offered to others. See the section entitled "Stockholder Agreement" beginning on page 134 for more information.

Rights Agreement

        Level 3 entered into the rights agreement in an effort to deter acquisitions of Level 3 common stock that might limit Level 3's use of its NOLs or NOL carryforwards for U.S. federal income tax purposes to reduce potential future federal income tax obligations. As of December 31, 2010, Level 3 had a NOL carryforward for U.S. federal income tax purposes of approximately $5.9 billion. Level 3's ability to use its NOLs may be negatively affected if there is an "ownership change," as defined under Section 382 of the Code. In general, this would occur if certain ownership changes related to Level 3 common stock that is held by 5% or greater stockholders exceed 50%, measured over a rolling three-year period. Completion of the amalgamation would move Level 3 significantly closer to the 50% ownership change and increase the likelihood of a loss of Level 3's valuable NOLs.

        Under the rights agreement, from and after the record date of April 21, 2011 (which we refer to as the rights agreement record date), each share of Level 3 common stock will carry with it one preferred share purchase right until the date when the preferred share purchase rights become exercisable, or earlier expiration of the preferred share purchase rights. In general terms, the preferred share purchase rights will impose a significant penalty upon any person that, together with all affiliates and associates (as each such term is defined in the rights agreement) of such person, acquires 4.9% or more of the outstanding Level 3 common stock after April 10, 2011. See the section entitled "Rights Agreement" beginning on page 136.

 The Meetings

The Global Crossing Special Meeting (see page 49)

        The special meeting of Global Crossing shareholders will be held at                        , New York, New York, on                        , 2011 at                         , local time. The special meeting of Global Crossing shareholders is being held in order to consider and vote on:

  •
  the proposal to approve and adopt the amalgamation agreement and the amalgamation;

  •
  the proposal to adjourn the Global Crossing special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

  •
  a proposal, on an advisory basis, to approve the compensation that may be paid or become payable to Global Crossing's named executive officers in connection with the amalgamation, and the agreements and understandings pursuant to which such compensation may be paid or become payable as described in the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation—Advisory Vote on Golden Parachutes."

        Completion of the amalgamation is conditioned, among other things, on the approval of the amalgamation agreement by Global Crossing shareholders.

        Only holders of record of Global Crossing common shares and Global Crossing convertible preferred stock at the close of business on                                    , 2011, the record date for the Global Crossing special meeting, are entitled to vote at the Global Crossing special meeting or any adjournments or postponements thereof. At the close of business on the record date,                                     Global Crossing common shares were issued and outstanding, and 18 million shares of Global Crossing convertible preferred stock were issued and outstanding. As of the record date, all shares of Global Crossing convertible preferred stock and                                    Global Crossing common shares were held by STT Crossing, representing approximately                        of the shares eligible to vote at the Global Crossing special meeting. Shares of Global Crossing convertible preferred stock are convertible into Global Crossing common shares on a one-for-one basis, subject to adjustment in certain circumstances.

        Under Global Crossing's bye-laws and the certificate of designations for the Global Crossing convertible preferred stock, each share of Global Crossing convertible preferred stock currently entitles the holder to one vote on all matters entitled to be voted on by holders of Global Crossing common shares, with the Global Crossing convertible preferred stock and common shares voting together as a single class. Each Global Crossing common share and share of Global Crossing convertible preferred stock will therefore be entitled to one vote on the proposal to adopt the amalgamation agreement, the proposal to adjourn the Global Crossing special meeting, if necessary, and the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation, as set forth in this proxy.

        You may cast one vote for each Global Crossing common share that you own. The proposal to approve and adopt the amalgamation agreement and the amalgamation requires (i) the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and Global Crossing convertible preferred stock voting together as a single class (on an as-converted to Global Crossing common shares basis) and (ii) the affirmative consent of the holder(s) of the issued and outstanding shares of Global Crossing convertible preferred stock or the affirmative vote of such holder(s) at a meeting thereof at which a quorum is present. In connection with the amalgamation agreement, on April 10, 2011, STT Crossing entered into the voting agreement, pursuant to which it agreed, among other things, subject to certain limited exceptions as set forth in the voting agreement, to vote the Global Crossing common shares and the Global Crossing convertible preferred stock held by it in favor of the approval and adoption of the amalgamation agreement at the Global Crossing special meeting. The voting agreement is further described in the section entitled "STT Crossing Voting Agreement" beginning on page 132. If necessary to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the amalgamation agreement and the amalgamation at the Global Crossing special meeting, the Global Crossing shareholders, by a majority of the votes cast at the meeting, at which a quorum is present, by the holders of Global Crossing common shares and Global Crossing convertible preferred stock entitled to vote and present in person or by proxy may adjourn the meeting to another time or place without further notice unless the adjournment is for more than three months or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the Global Crossing special meeting.

        The adoption of the proposal to approve, on an advisory basis, compensation that may be paid or become payable to Global Crossing's named executive officers in connection with the amalgamation, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation—Advisory Vote on Golden Parachutes," requires the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and Global Crossing convertible preferred stock voting together as a single class.

The Level 3 Special Meeting (see page 54)

        The special meeting of Level 3 stockholders will be held at                                    , on                                    , 2011, at                                    , local time. The special meeting of Level 3 stockholders is being held to consider and vote on:

  •
  the proposal to approve the Level 3 stock issuance;

  •
  the proposal to approve the adoption of the Level 3 charter amendment; and

  •
  the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

        Completion of the amalgamation is conditioned on approval of both the Level 3 stock issuance and the adoption of the Level 3 charter amendment.

        Only holders of record of Level 3 common stock at the close of business on                                    , 2011, the record date for the Level 3 special meeting, are entitled to vote at the Level 3 special meeting or any adjournments or postponements thereof. At the close of business on the record date,                                     shares of Level 3 common stock were issued and outstanding.

        You may cast one vote for each share of Level 3 common stock you own. The proposal to approve the Level 3 stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 capital stock present in person or represented by proxy and entitled to vote on the proposal, and the proposal to approve the adoption of the Level 3 charter amendment requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 capital stock. If necessary to solicit additional proxies if there are not sufficient votes to approve the Level 3 stock issuance or the adoption of the Level 3 charter amendment, the holders of a majority of the shares of Level 3 common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the Level 3 special meeting to another time or place without further notice unless the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each Level 3 stockholder of record entitled to vote at the Level 3 special meeting.

Voting by Global Crossing and Level 3 Directors and Executive Officers (see pages 52 and 56)

        On the record date for the Global Crossing special meeting, the directors and executive officers of Global Crossing and their affiliates owned and were entitled to vote                                    Global Crossing common shares, representing        % of the issued and outstanding Global Crossing common shares.

        On the record date for the Level 3 special meeting, the directors and executive officers of Level 3 and their affiliates owned and were entitled to vote                                     shares of Level 3's common stock, representing        % of the outstanding Level 3 common stock.

Selected Historical Consolidated Financial Data

Selected Consolidated Historical Financial Data of Global Crossing

        The following table presents Global Crossing's selected historical consolidated financial data as of and for the three months ended March 31, 2011 and 2010, and as of and for the years ended, December 31, 2010, 2009, 2008, 2007, and 2006. You should read this information in conjunction with Global Crossing's consolidated financial statements and related notes included in Global Crossing's Quarterly Report on Form 10-Q filed on May 6, 2011 and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as amended by Form 10-K/A filed on February 28, 2011, which are incorporated by reference in this document and from which this information is derived. See the section titled "Where You Can Find More Information" beginning on page 172.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in millions, except share and per share information)
Statements of Operations data:
Revenue	$661	$648	$2,609	$2,536	$2,599	$2,265	$1,871
Cost of revenue	(456)	(455)	(1,778)	(1,766)	(1,835)	(1,728)	(1,578)
Selling, general and administrative expenses	(121)	(116)	(431)	(428)	(491)	(414)	(342)
Depreciation and amortization	(80)	(88)	(337)	(340)	(326)	(264)	(163)
Operating income (loss)	4	(11)	63	2	(53)	(141)	(212)
Interest expense	(45)	(49)	(191)	(160)	(176)	(177)	(110)
Net gain on pre-confirmation contingencies	—	—	—	—	10	33	32
Benefit (provision) for income taxes	(10)	(7)	5	(1)	(49)	(63)	(67)
Net Loss	(33)	(119)	(172)	(141)	(284)	(312)	(328)
Loss applicable to common shareholders	(34)	(120)	(176)	(145)	(288)	(316)	(331)
Loss per common share, basic and diluted:
Loss Applicable to common shareholders, basic and diluted	$(0.56)	$(1.99)	$(2.91)	$(2.45)	$(5.16)	$(7.44)	$(10.62)

Shares used in computing basic and diluted loss per share	60,755,348	60,267,487	60,418,995	59,290,355	55,771,867	42,461,853	31,153,152

	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in millions)
Balance Sheet data:
Cash and cash equivalents	$265	$359	$372	$477	$360	$397	$459
Working capital deficit	(260)	(178)	(222)	(128)	(153)	(114)	(99)
Property and equipment, net	1,189	1,229	1,179	1,280	1,300	1,467	1,132
Goodwill and intangibles, net	229	193	227	198	172	193	26
Total assets	2,261	2,343	2,310	2,488	2,349	2,666	2,054
Short term and long term debt (including current portion)	1,365	1,319	1,338	1,332	1,153	1,246	913
Capital leases (including current portion)	130	134	123	139	145	177	138
Total shareholders' deficit	(525)	(449)	(477)	(360)	(246)	(35)	(161)

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in millions)
Cash flow data:
Net cash provided by (used in) operating activities	$(57)	$(31)	$183	$256	$203	$(16)	$(70)
Net cash used in investing activities	(36)	(39)	(168)	(168)	(146)	(330)	(157)
Net cash provided by (used in) financing activities	(16)	(20)	(95)	26	(75)	283	455
Effect of exchange rate changes on cash and cash equivalents	2	(28)	(25)	3	(19)	1	7

        In reading the above selected historical financial data, please note the following:

  •
  On November 16, 2010, Global Crossing issued $150 million aggregate principal amount of 9% senior notes due November 15, 2019 (which we refer to as 9% Senior Notes) at an issue price of 100% of their par value. Global Crossing used the proceeds from the issuance of the 9% Senior Notes to: (i) redeem the 5% convertible senior notes due 2011 (which we refer to as 5% Convertible Notes) at an optional redemption price equal to 101% of their principal amount; and (ii) pay the estimated initial purchaser discounts, professional fees and other transaction fees and expenses in connection with the offering. Included in other income (expense), net in Global Crossing's consolidated statement of operations for 2010 is a charge of $6 million recorded in connection with the early extinguishment of the 5% Convertible Notes.

  •
  On October 29, 2010, Global Crossing acquired 100% of the capital stock of Genesis Networks Inc. (which we refer to as Genesis Networks), a privately held company providing high performance rich media and video-based applications, serving many of the world's major broadcasters, producers and aggregators of specialized programming. Global Crossing paid a purchase price for Genesis Networks of approximately $8 million and repaid a portion of the debt and other liabilities assumed as part of the acquisition for total consideration including direct costs of $27 million. The Genesis Networks network connects 70 cities on five continents and links important international media centers through 225 on-net points. The acquisition of Genesis Networks will enable Global Crossing to provide value-added solutions to address specialized video transmission requirements across multiple industries. The results of Genesis Networks' operations are included in Global Crossing's consolidated financial statements commencing on October 29, 2010.

  •
  Effective January 12, 2010, the Venezuelan government devalued the Venezuelan bolivar. The official rate increased from 2.15 Venezuelan bolivares to the U.S. Dollar to 4.30 for goods and services deemed "non-essential" and 2.60 for goods and services deemed "essential." This devaluation reduced Global Crossing's unrestricted cash and cash equivalents during the three months ended March 31, 2010 by approximately $27 million. Effective January 1, 2011, the Venezuelan government further increased the official rate for goods and services deemed "essential" to 4.30 Venezuelan bolivares to the U.S. Dollar. This change had no effect on the carrying value of Global Crossing's cash and cash equivalents.

  •
  On September 22, 2009, Global Crossing issued $750 million in aggregate principal amount of 12% senior secured notes due 2015 (which we refer to as 12% Senior Secured Notes) at an issue price of 97.944% of their par value. Global Crossing used proceeds from the issuance of the 12% Senior Secured Notes to: (i) repay in full the loan outstanding under the Credit and Guaranty Agreement, dated as of May 9, 2007, among Global Crossing, certain of Global Crossing's subsidiaries, Goldman Sachs Partners L.P. and Credit Suisse Securities (USA) LLC (which we refer to as the Term Loan Agreement) together with a 1% prepayment penalty and unpaid interest to, but not including, the date of repayment (total cost of $348 million); (ii) purchase all of the 9.875% senior notes due February 15, 2017 of GC Impsat (which we refer to as the GC Impsat Notes) that were validly tendered in a tender offer for such notes, including a consent fee of 5% of the principal amount of those notes tendered by the early withdrawal date (total cost of $237 million); and (iii) pay the estimated initial purchaser discounts, professional fees and other transactions fees and expenses in connection with the offering. After these costs, the remaining $125 million was used for general corporate purposes. Included in other income (expense), net in Global Crossing's consolidated statement of operations is a charge of approximately $29 million recorded in connection with the early extinguishment of the GC Impsat Notes and the Term Loan Agreement.

  •
  On May 9, 2007, Global Crossing acquired IMPSAT Fiber Networks, Inc. (which we refer to as Impsat) for cash of $9.32 per share of Impsat common stock, representing a total equity value of approximately $95 million. The total purchase price including direct costs of acquisition was approximately $104 million. Impsat is a leading Latin American provider of IP, hosting and value-added data solutions. As a result of the acquisition, Global Crossing is able to provide greater breadth of services and coverage in the Latin American region and enhance its competitive position as a global service provider. The results of Impsat's operations have been included in Global Crossing's results commencing May 9, 2007. Due to the purchase, Global Crossing recorded a $27 million non-cash, non-taxable gain from the deemed settlement of pre-existing arrangements.

  •
  On February 14, 2007, GC Impsat Holdings I Plc (which we refer to as GC Impsat), a wholly owned subsidiary, issued $225 million in aggregate principal amount of GC Impsat Notes. On May 9, 2007, Global Crossing entered into the Term Loan Agreement pursuant to which Global Crossing borrowed $250 million on that date and on June 1, 2007 amended the Term Loan Agreement to provide for the borrowing of an additional $100 million on that date. Also, in conjunction with the recapitalization pursuant to which Global Crossing entered into the Term Loan Agreement, on August 27, 2007, STT Crossing converted $250 million original principal amount of mandatorily convertible notes due December 2008 into approximately 16.58 million common shares. Global Crossing recorded a $30 million inducement fee related to the early conversion of STT Crossing debt to equity in other income (expense), net.

  •
  During 2007, Global Crossing released a contingent liability and interest accrued on that liability as a result of a tax court dismissing the claim and recorded a $27 million net gain on settlement of pre-confirmation contingencies and an $8 million reduction in interest expense.

  •
  On December 28, 2006, Global Crossing issued an additional 52 million pounds sterling aggregate principal amount of 11.75% pound sterling senior secured notes due 2014. The additional notes were issued at a premium of approximately 5 million pounds sterling which resulted in Global Crossing receiving gross proceeds, before underwriting fees, of approximately $111 million. The notes are additional notes issued under the original GCUK senior secured notes bond indenture dated December 23, 2004.

  •
  In October 2006, Global Crossing acquired Fibernet Group Plc (which we refer to as Fibernet). The total purchase price including direct costs of the acquisition was approximately 52 million pounds sterling (approximately $97 million at the exchange rate at the closing date). Fibernet is a provider of specialist telecommunications services to large enterprises and other telecommunications and internet service companies primarily located in the United Kingdom and Germany. Fibernet's results of operations have been included in Global Crossing's results since October 11, 2006, the date Global Crossing took control of their operations.

  •
  On May 30, 2006, Global Crossing made concurrent public offerings of 12 million common shares and $144 million aggregate principal amount of 5% Convertible Notes for total gross proceeds of $384 million.

  •
  Restructuring plans resulting in employee terminations, closing of real estate facilities, and cancellation of contracts have resulted in significant restructuring charges (credits). Excluding those related to acquired businesses, which are included as liabilities assumed in Global Crossing's purchase price, Global Crossing has recorded restructuring charges (credits) of nil, $4 million, $3 million, $(30 million) and $(4 million) in the results from operations above in 2010, 2009, 2008, 2007 and 2006, respectively. These charges (credits) are included in selling, general and administrative expenses.

Selected Consolidated Historical Financial Data of Level 3

        The following table presents Level 3's selected historical consolidated financial data as of March 31, 2011, and for the three months ended March 31, 2011 and 2010, and as of and for the years ended, December 31, 2010, 2009, 2008, 2007 and 2006. You should read this information in conjunction with Level 3's consolidated financial statements and related notes included in Level 3's Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated by reference in this document and from which this information is derived. See the section titled "Where You Can Find More Information" beginning on page 172.

	Three Months Ended March 31,		Fiscal Year Ended(1)
	2011	2010	2010	2009	2008	2007	2006
	(dollars in millions, except per share amounts)
Results of Operations:
Revenue	$929	$910	$3,651	$3,762	$4,301	$4,269	$3,378
Loss from continuing operations(2)	(205)	(238)	(622)	(618)	(318)	(1,146)	(812)
Income from discontinued operations(3)	—	—	—	—	—	—	46
Net loss	(205)	(238)	(622)	(618)	(318)	(1,146)	(766)
Per Common Share:
Loss from continuing operations(2)	(0.12)	(0.14)	(0.37)	(0.38)	(0.20)	(0.76)	(0.81)
Income from discontinued operations(3)	—	—	—	—	—	—	0.05
Net loss	(0.12)	(0.14)	(0.37)	(0.38)	(0.20)	(0.76)	(0.76)
Dividends(4)	—	—	—	—	—	—	—
Financial Position:
Total assets	8,802		8,355	9,062	9,634	10,249	9,987
Current portion of long-term debt(5)	449		180	705	186	32	5
Long-term debt, less current portion(5)	6,618		6,268	5,755	6,245	6,631	7,122
Stockholders' equity (deficit)(6)	(265)		(157)	491	1,021	1,266	602

(1)
The operating results of Software Spectrum, Inc. (which we refer to as Software Spectrum), which was sold in 2006, are included in discontinued operations for the period for which Level 3 owned Software Spectrum.

Level 3 purchased Progress Telecom, LLC (which we refer to as Progress Telecom) in March 2006; ICG Communications, Inc. (which we refer to as ICG Communications) in May 2006; TelCove, Inc. (which we refer to as TelCove) in July 2006 and Looking Glass Networks Holding Co., Inc. (which we refer to as Looking Glass) in August 2006. The Progress Telecom, ICG Communications, TelCove and Looking Glass results of operations and financial position are included in the consolidated financial statements from the respective dates of their acquisition. During 2006, Level 3 recorded revenue attributable to Progress Telecom of $49 million, ICG Communications of $46 million, TelCove of $166 million and Looking Glass of $33 million.

Level 3 purchased Broadwing Corporation (which we refer to as Broadwing) in January 2007, the Content Delivery Network services business of SAVVIS, Inc. (which we refer to as the CDN Business) also in January 2007 and Servecast Ltd. (which we refer to as Servecast) in July 2007. During 2007, Level 3 recorded revenue attributable to Broadwing of $946 million, the CDN Business of $17 million and Servecast of $3 million.

In June 2008, Level 3 completed the sale of its Vyvx advertising distribution business to DG FastChannel, Inc. and received gross proceeds at closing of approximately $129 million in cash. Net proceeds from the sale approximated $121 million after deducting transaction-related costs.

  Revenue attributable to the Vyvx advertising distribution business totaled $15 million in 2008 through the date of sale, $36 million in 2007 and $35 million in 2006. The Vyvx businesses were acquired by Level 3 at the end of 2005 in the acquisition of WilTel Communications Group, LLC (which we refer to as WilTel).

(2)
In 2006, Level 3 recognized approximately $13 million of impairment and restructuring charges, and a loss on early extinguishment of debt of $83 million as a result of the amendment and restatement of its senior secured credit facility and certain debt exchanges and redemptions.

In 2007, Level 3 recognized approximately $12 million of impairment and restructuring charges, and a loss on the early extinguishment of debt of $427 million as a result of the refinancing of its senior secured credit agreement and certain debt exchanges, redemptions and repurchases. Level 3 also recognized a gain of $37 million on the sale of marketable equity securities and a tax benefit of $23 million related to certain state tax matters.

In 2008, Level 3 recognized approximately $25 million of impairment and restructuring charges, $36 million of induced debt conversion expenses, net, attributable to the exchange of certain of Level 3's convertible debt securities, a gain on the early extinguishment of debt of $125 million as a result of certain debt repurchases, and a $99 million gain on the sale of Level 3's Vyvx advertising distribution business and the sale of certain of its smaller long distance voice customer relationships. Level 3 also revised its estimates of the amounts and timing of its original estimate of undiscounted cash flows related to certain future asset retirement obligations in the fourth quarter of 2008. As a result, Level 3 reduced its asset retirement obligations liability by $103 million with an offsetting reduction to property, plant and equipment of $21 million, selling, general and administrative expenses of $86 million, depreciation and amortization of $11 million and an increase to goodwill of $15 million.

In 2009, Level 3 recognized a gain of approximately $14 million as a result of debt repurchases and exchanges of certain of Level 3 debt securities and $9 million of restructuring charges.

In the first quarter of 2010, Level 3 recognized a loss of approximately $54 million associated with the tender offer to repurchase Level 3's 12.25% Senior Notes due 2013. In the second quarter of 2010, Level 3 recognized a loss of $5 million as a result of the redemption of its 10% Convertible Senior Notes due 2011. Level 3 also recognized a $91 million benefit primarily related to the release of foreign deferred tax valuation allowances in the fourth quarter of 2010.

In the first quarter of 2011, Level 3 recognized a loss of $20 million as a result of the redemption of the 5.25% Convertible Senior Notes due 2011 and exchange of the 9% Convertible Senior Discount Notes due 2013. In addition Level 3 also recognized an income tax expense of $27 million in the first quarter of 2011, primarily related to deferred tax liabilities attributable to certain indefinite-lived intangible assets.

(3)
In 2006, Level 3 sold Software Spectrum and recognized a gain on the sale of $33 million. The income from the operations of Software Spectrum was $13 million for 2006.

(4)
Level 3's current dividend policy, in effect since April 1998, is to retain future earnings for use in Level 3's business. As a result, management does not anticipate paying cash dividends on shares of common stock in the foreseeable future. In addition, Level 3 is restricted under certain debt-related covenants from paying cash dividends on shares of its common stock.

(5)
In 2006, Level 3 received net proceeds of $142 million from the issuance by its wholly owned subsidiary of $150 million of Floating Rate Senior Notes due 2011, net proceeds of $538 million from the issuance of $550 million of 12.25% Senior Notes due 2013, net proceeds of $326 million from its issuance of $335 million of 3.5% Convertible Senior Notes due 2012 and net proceeds of $1.239 billion (excluding prepaid interest) from the issuance by its wholly owned subsidiary of

  $1.250 billion of 9.25% Senior Notes due 2014. Also in 2006, Level 3 exchanged a portion of its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 for $46 million of cash and $692 million aggregate principal of new 11.5% Senior Notes due 2010. In addition, Level 3 redeemed the remaining outstanding 9.125% Senior Notes due 2008 totaling $398 million, 10.5% Senior Discount Notes due 2008 totaling $62 million and repurchased 99.3% of its wholly owned subsidiary's 10.75% Senior Notes due 2011 totaling $497 million.

  In 2007, Level 3 received net proceeds of $982 million from the issuance by its wholly owned subsidiary of 8.75% Senior Notes due 2017 and Floating Rate Senior Notes due 2015 and net proceeds of $1.382 billion for the refinancing of its senior secured credit agreement. In connection with the refinancing of the senior secured credit agreement, the borrower repaid its $730 million Senior Secured Term Loan due 2011. In 2007, Level 3 redeemed $488 million of its outstanding 12.875% Senior Notes due 2010, $96 million of outstanding 11.25% Senior Notes due 2010 and $138 million (€104 million) of outstanding 11.25% Senior Euro Notes due 2010. Also in 2007, Level 3's wholly owned subsidiary repurchased $144 million of its outstanding Floating Rate Senior Notes due 2011, and Level 3 repurchased $59 million of its outstanding 11% Senior Notes due 2008, $677 million of its outstanding 11.5% Senior Notes due 2010 and $61 million (€46 million) of its outstanding 10.75% Senior Euro Notes due 2008. Level 3 also completed the exchange of $605 million of its 10% Convertible Senior Notes due 2011 for a total of 197 million shares of common stock during 2007. Level 3 also converted or repurchased $180 million of Broadwing's outstanding 3.125% Convertible Senior Debentures due 2026 through the issuance of 17 million shares of common stock and the payment of $106 million in cash in 2007.

  In 2008, Level 3 received proceeds of $400 million from the issuance of its 15% Convertible Senior Notes due 2013. In connection with the issuance of the 15% Convertible Senior Notes due 2013, Level 3 completed tender offers and repurchased $163 million of its 2.875% Convertible Senior Notes due 2010, $173 million of its 6% Convertible Subordinated Notes due 2010 and $124 million of its 6% Convertible Subordinated Notes due 2009. In 2008, Level 3 completed exchanges with holders of various issues of its convertible debt in which Level 3 issued approximately 48 million shares of its common stock in exchange for $18 million of its 6% Convertible Subordinated Notes due 2009, $47 million of its 10% Convertible Senior Notes due 2011, $19 million of its 2.875% Convertible Senior Notes due 2010, $15 million of its 5.25% Convertible Senior Notes due 2011 and $9 million of its 3.5% Convertible Senior Notes due 2012. Also in 2008, Level 3 repurchased $39 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2009 and $32 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010. Level 3 also repaid at maturity the remaining $20 million of its outstanding 11% Senior Notes due 2008 and approximately $6 million (€4 million) of its outstanding 10.75% Senior Euro Notes due 2008.

  In 2009, Level 3 received net proceeds of $274 million as a result of amending and restating its existing senior secured credit facility to increase the borrowings through the creation of a $280 million Tranche B Term Loan. Level 3 exchanged $142 million of its 6% Convertible Subordinated Notes due 2010 and $140 million of its 2.875% Convertible Senior Notes due 2010 for $200 million of 7% Convertible Senior Notes due 2015 and $78 million of cash. In 2009, Level 3 received net proceeds of $274 million from the issuance of its 7% Convertible Senior Notes due 2015, Series B. Also in 2009, Level 3 repurchased $126 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2009, $55 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010, $13 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2010, $131 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2011, $56 million aggregate principal amount of its 10% Convertible Senior Notes due 2011, and $31 million aggregate principal amount of its 3.5%

  Convertible Senior Notes due 2012. Level 3 also redeemed the remaining $13 million of its 11.5% Senior Notes due 2010, repurchased the remaining $6 million aggregate principal amount of its Floating Rate Notes due 2011 and repaid at maturity the remaining $55 million of its outstanding 6% Convertible Subordinated Notes due 2009.

  Level 3 received net proceeds of $613 million in the first quarter of 2010 from the issuance of its 10% Senior Notes due 2018 and net proceeds of $195 million in the second half of 2010 from the issuance of its 6.5% Convertible Senior Notes due 2016. In connection with the issuance of its 10% Senior Notes due 2018, Level 3 repurchased $550 million of the total outstanding 12.25% Senior Notes due 2013 primarily through a tender offer. In addition, during first quarter 2010, Level 3 redeemed $3 million of its 5.25% Convertible Senior Notes due 2011, the remaining $3 million of its 10.75% Senior Notes due 2011, and $2 million of its 2.875% Convertible Senior Notes due 2010. In the second quarter of 2010, Level 3 redeemed all of the outstanding $172 million aggregate principal amount of its 10% Convertible Senior Notes due 2011. Upon maturity, Level 3 repaid the remaining $111 million of its 6% Convertible Subordinated Notes due 2010 and the remaining $38 million of its 2.875% Convertible Senior Notes due 2010.

  In the first quarter of 2011, Level 3 issued $605 million of 11.875% Senior Notes due 2019 in two separate transactions, as well as $500 million of its 9.375% Senior Notes due 2019. Proceeds from the first 11.875% Senior Note offering were used to redeem $196 million of 5.25% Convertible Senior Notes. In the second offering, Level 3 exchanged the 11.875% Senior Notes for $295 million of the 9% Convertible Senior Discount Notes that were previously outstanding.

(6)
In 2006, Level 3 issued approximately 125 million shares of common stock in a public offering, valued at approximately $543 million.

In 2006, Level 3 issued 20 million shares of common stock, valued at approximately $66 million, as the stock portion of the purchase price paid to acquire Progress Telecom; 26 million shares of common stock, valued at approximately $131 million, as the stock portion of the purchase price paid to acquire ICG Communications; 150 million shares of common stock, valued at approximately $623 million, as the stock portion of the purchase price paid to acquire TelCove; and 21 million shares of common stock, valued at approximately $84 million, as the stock portion of the purchase price paid to acquire Looking Glass.

In 2007, Level 3 issued 197 million shares of common stock in exchange for $605 million of its 10% Convertible Senior Notes due 2011. Level 3 also issued 123 million shares of common stock, valued at approximately $688 million, as the stock portion of the purchase price to acquire Broadwing. Also in 2007, Level 3 issued 17 million shares of common stock in connection with the conversion of $179 million of Broadwing's outstanding 3.125% Convertible Senior Debentures due 2026.

In 2008, Level 3 issued approximately 48 million shares of common stock in exchange for $108 million aggregate principal amount of various issues of its convertible debt.

Selected Unaudited Pro Forma Condensed Combined Financial Information of
Global Crossing and Level 3

        The following table shows summary unaudited pro forma condensed combined financial information about the combined financial condition and operating results of Level 3 after giving effect to the closing of the Global Crossing Acquisition. The unaudited pro forma condensed combined statement of operations data give effect to the closing of the Global Crossing Acquisition as if it were completed on January 1, 2010, and includes all adjustments which give effect to the events that are directly attributable to the Global Crossing Acquisition, as long as the impact of such events that are directly attributable to the Global Crossing Acquisition are expected to continue and are factually supportable. The unaudited pro forma condensed combined balance sheet data as of March 31, 2011 gives effect to the closing of the Global Crossing Acquisition as if it had been completed on March 31, 2011 and includes all adjustments which give effect to the events that are directly attributable to the amalgamation and that are factually supportable. This information should be read in conjunction with the annual and quarterly reports and other information Level 3 and Global Crossing have filed with the SEC and incorporated by reference in this document and with the unaudited pro forma condensed combined financial statements and related notes included in this document. See sections titled "Where You Can Find More Information" beginning on page 172 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 141.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined business had the amalgamation actually been completed at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, cost savings, and asset dispositions, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the aggregate value of purchase consideration and preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial statements are subject to adjustment and may vary significantly from the actual purchase price and allocation that will be recorded upon the closing of the amalgamation, which itself will be subject to further adjustment for up to one year following the closing.

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
	(Unaudited)
	(In millions, except per share amounts)
Statement of Operations Data
Revenue	$6,201	$1,575
Operating loss	$(117)	$(26)
Net loss from continuing operations	$(916)	$(272)
Basic and diluted loss per share from continuing operations	$(0.30)	$(0.09)

March 31, 2011
(In millions)
Summary Balance Sheet
Net property, plant and equipment	$8,176
Goodwill	$2,405
Total assets	$14,066
Long-term debt, including current portion	$8,947
Shareholders' equity	$2,129

Unaudited Comparative Per Share Data

        Presented below are Global Crossing's historical per share data and Level 3's historical per share data for continuing operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 and unaudited pro forma combined per share data for the three months ended March 31, 2011 and for the year ended December 31, 2010. This information should be read together with the consolidated financial statements and related notes of Global Crossing and Level 3 that are incorporated by reference in this document and with the unaudited pro forma condensed combined financial data included under "—Selected Unaudited Pro Forma Condensed Combined Financial Information of Global Crossing and Level 3" beginning on page 36. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the amalgamation had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Level 3 following the amalgamation. The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period. The unaudited pro forma loss per share of Level 3 following the amalgamation is computed by dividing the unaudited pro forma loss by the unaudited pro forma weighted average number of shares outstanding. The unaudited pro forma book value per share of Level 3 following the amalgamation is computed by dividing total unaudited pro forma stockholders' equity by the unaudited pro forma number of shares of Level 3 common stock outstanding at the end of the period.

	Global Crossing Historical	Level 3 Historical	Level 3 Pro Forma	Global Crossing Equivalent Pro Forma(1)
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2011	Three Months Ended March 31, 2011	Three Months Ended March 31, 2011
	(in millions, except per share data)
Numerator:
Net loss from continuing operations	$(33)	$(205)	$(272)	$(33)
Denominator:
Weighted Average shares outstanding for Basic and Diluted EPS	60.8	1,681.2	3,041.2	972.8
Net loss per common share:
Basic and Diluted	$(0.54)	$(0.12)	$(0.09)	$(0.03)

Book Value per common share	$(8.59)	$(0.16)	$0.70	$(0.54)

(1)
Represents Global Crossing Historical as adjusted by the exchange ratio of 16. Weighted average share figures exclude 18 million shares of Global Crossing convertible preferred stock and six million shares reserved for share-based awards that would be converted to common shares in the Global Crossing Acquisition.

	Global Crossing Historical	Level 3 Historical	Level 3 Pro Forma	Global Crossing Equivalent Pro Forma(1)
	Year Ended December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2010
	(in millions, except per share data)
Numerator:
Net loss from continuing operations	$(172)	$(622)	$(916)	$(172)
Denominator:
Weighted Average shares outstanding for Basic and Diluted EPS	60.4	1,660.2	3,020.2	966
Net loss per common share:
Basic and Diluted	$(2.85)	$(0.37)	$(0.30)	$(0.18)

Book Value per common share	$(7.88)	$(0.09)	$0.74	$(0.49)

(1)
Represents Global Crossing Historical as adjusted by the exchange ratio of 16. Weighted average share figures exclude 18 million shares of Global Crossing convertible preferred stock and six million shares reserved for share-based awards that would be converted to common shares in the Global Crossing Acquisition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the acquisition of Global Crossing by Level 3, including financial and operating results and synergy benefits that may be realized from the acquisition and the timeframe for realizing those benefits; Level 3's plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts; and (ii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning.

        These forward-looking statements are based upon management's current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies and third-party approvals, many of which are beyond Level 3's and Global Crossing's control. The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward-looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the amalgamation agreement; (ii) the inability to complete the transactions contemplated by the amalgamation agreement due to the failure to obtain the required stockholder approvals; (iii) the inability to satisfy the other conditions specified in the amalgamation agreement, including without limitation the receipt of necessary governmental or regulatory approvals required to complete the transactions contemplated by the amalgamation agreement; (iv) the inability to successfully integrate the businesses of Level 3 and Global Crossing or to integrate the businesses within the anticipated timeframe; (v) the risk that the proposed transactions disrupt current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such transactions; (vi) the ability to recognize the anticipated benefits of the combination of Level 3 and Global Crossing, including the realization of revenue and cost synergy benefits and to recognize such benefits within the anticipated timeframe; (vii) the outcome of any legal proceedings that may be instituted against Level 3, Global Crossing or others following announcement of the amalgamation agreement and transactions contemplated therein; and (viii) the possibility that Level 3 or Global Crossing may be adversely affected by other economic, business, and/or competitive factors. These risks and uncertainties also include those set forth under "Risk Factors," beginning on page 13.

        Other important factors that may affect Level 3's and the combined business' results of operations and financial condition include, but are not limited to: (i) the current uncertainty in the global financial markets and the global economy; (ii) a discontinuation of the development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video; (iii) disruptions in the financial markets that could affect Level 3's ability to obtain additional financing; and (iv) Level 3's ability to: increase and maintain the volume of traffic on its network; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; successfully integrate acquisitions; and meet all of the terms and conditions of debt obligations.

        Additional information concerning these and other important factors can be found within Level 3's and Global Crossing's filings with the SEC, which discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. Statements in this communication should be evaluated in light of these important factors. The forward-looking statements in this communication speak only as of the date they are made. Except for the ongoing obligations of Level 3 and Global Crossing to disclose material information under the federal securities laws, Level 3 and Global Crossing do not undertake any obligation to, and expressly disclaim any such obligation to, update or alter any forward-looking statement to reflect new information, circumstances or events that occur after the date such forward-looking statement is made unless required by law.

Prospective Financial Information

        The prospective financial information included in this document was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Global Crossing's and Level 3's management, as applicable. Neither KPMG LLP nor Ernst & Young has examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither KPMG LLP nor Ernst & Young expresses an opinion or any other form of assurance with respect thereto. The KPMG LLP and Ernst & Young reports incorporated by reference in this joint proxy statement/prospectus relate only to Level 3's and Global Crossing's historical financial information, respectively. They do not extend to the prospective financial information and should not be read to do so.

        Neither Global Crossing nor Level 3 assumes any responsibility for the accuracy of the accompanying prospective financial information or expresses any assurance with respect thereto.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for the proposal to approve and adopt the amalgamation agreement and the amalgamation, in the case of Global Crossing shareholders, or for the proposals to approve the Level 3 stock issuance and adoption of the Level 3 charter amendment, in the case of Level 3 stockholders. In addition, you should read and consider the risks associated with each of the businesses of Global Crossing and Level 3 because these risks will relate to Level 3 following the completion of the amalgamation. Descriptions of some of these risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, and any amendments thereto, for each of Global Crossing and Level 3, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section titled "Where You Can Find More Information" beginning on page 172.

 Risk Factors Relating to the Amalgamation

The amalgamation is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the transactions could have material and adverse effects on Global Crossing and Level 3.

        The completion of the amalgamation is subject to a number of conditions, including the receipt of required regulatory approvals, the approval and adoption of the amalgamation agreement and approval of the amalgamation by the Global Crossing shareholders and the approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment by the Level 3 stockholders, which make the completion and timing of the completion of the amalgamation uncertain. See the section titled "The Amalgamation Agreement—Conditions to Completion of the Amalgamation" beginning on page 124 for a more detailed discussion. Also, either Global Crossing or Level 3 may terminate the amalgamation agreement if the amalgamation has not been completed by the termination date, unless the failure of the amalgamation to be completed has resulted from the failure of the party seeking to terminate the amalgamation agreement to perform its obligations.

        If the amalgamation is not completed on a timely basis, or at all, Level 3's and Global Crossing's respective ongoing businesses may be adversely affected. Additionally, in the event the amalgamation is not completed, Global Crossing and Level 3 will be subject to a number of risks without realizing any of the benefits of having completed the amalgamation, including the following:

  •
  Global Crossing may be required to pay to Level 3 a termination fee of $50 million and, in some cases, expenses of Level 3 up to $5 million if the amalgamation is terminated under qualifying circumstances, as described in the amalgamation agreement;

  •
  Level 3 may be required to pay to Global Crossing a termination fee of $70 million or, in some cases, $120 million and, in some cases, expenses of Global Crossing and its affiliates up to $5 million (and, under certain circumstances, up to $10 million) if the amalgamation is terminated under qualifying circumstances, as described in the amalgamation agreement;

  •
  Global Crossing and Level 3 will be required, subject to certain exceptions, to pay their respective costs relating to the amalgamation, such as legal, accounting, financial advisor and printing fees, whether or not the amalgamation is completed;

  •
  Time and resources committed by Level 3's and Global Crossing's respective management to matters relating to the amalgamation (including, in the case of Level 3, integration planning) could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  The market price of Level 3 common stock or Global Crossing common shares could decline to the extent that the current market price reflects a market assumption that the amalgamation will be completed; and

  •
  If the amalgamation agreement is terminated and Global Crossing's board of directors seeks another business combination, shareholders of Global Crossing cannot be certain that Global Crossing will be able to find a party willing to enter into an amalgamation agreement on terms equivalent to or more attractive than the terms that Level 3 has agreed to in the amalgamation.

Uncertainty regarding the completion of the amalgamation may cause customers of Global Crossing to delay or defer decisions concerning Global Crossing and may adversely affect Global Crossing's ability to attract and retain key employees.

        The amalgamation will happen only if stated conditions are met, including, among others, the approval and adoption of the amalgamation agreement and approval of the amalgamation by the Global Crossing shareholders, the approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment by the Level 3 stockholders and the receipt of all required regulatory approvals. Many of the conditions are beyond the control of Global Crossing or Level 3. In addition, both Global Crossing and Level 3 have rights to terminate the amalgamation agreement under various circumstances. As a result, there may be uncertainty regarding the completion of the amalgamation. This uncertainty may cause customers of Global Crossing to delay or defer decisions concerning Global Crossing, which could negatively impact revenues, earnings and cash flow of Global Crossing, regardless of whether the amalgamation is ultimately completed. Similarly, uncertainty regarding the completion of the amalgamation may foster uncertainty among employees about their future roles. This may adversely affect the ability of Global Crossing to attract and retain key management, sales, marketing, trading and technical personnel, which could have an adverse effect on Global Crossing's ability to generate revenues at anticipated levels prior to the consummation of the amalgamation.

The amalgamation agreement contains provisions that could discourage a potential competing acquiror of either Global Crossing or Level 3 or could result in any competing proposal being at a lower price than it might otherwise be.

        The amalgamation agreement contains "no shop" provisions that, subject to limited exceptions, restrict each of Level 3's and Global Crossing's ability to solicit, initiate, encourage, facilitate or discuss competing third-party proposals for the acquisition of all or a significant portion of their company's assets or capital stock. In addition, each party generally has an opportunity to offer to modify the terms of the amalgamation in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw (or amend or modify in a manner adverse to the other party) its recommendation. In some circumstances, upon termination of the amalgamation agreement, one of the parties will be required to pay a termination fee. See "The Amalgamation Agreement—No Solicitation of Alternative Proposals" beginning on page 114, "The Amalgamation Agreement—Termination of the Amalgamation Agreement" beginning on page 126 and "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 128.

        These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Global Crossing or Level 3 from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the amalgamation or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee or expenses of the other party that may become payable in certain circumstances.

        If the amalgamation agreement is terminated and either Global Crossing or Level 3 determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the amalgamation.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Level 3's or Global Crossing's stock price.

        Upon closing of the amalgamation, each Global Crossing common share and, on an as-converted to Global Crossing common shares basis, each share of Global Crossing convertible preferred stock will be converted into the right to receive 16 shares of Level 3 common stock, including the associated rights under the rights agreement. This exchange ratio will not be adjusted for changes in the market price of either Level 3 common stock or Global Crossing common shares between the date of signing the amalgamation agreement and completion of the amalgamation. Changes in the price of Level 3 common stock prior to the amalgamation will affect the value of Level 3 common stock that Global Crossing common shareholders will receive on the closing date of the amalgamation. The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either Level 3 common stock or Global Crossing common shares prior to the closing of the amalgamation.

        The prices of Level 3 common stock and Global Crossing common shares at the closing of the amalgamation may vary from their prices on the date the amalgamation agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholders meeting. As a result, the value represented by the exchange ratio may also vary.

        These variations could result from changes in the business, operations or prospects of Global Crossing or Level 3 prior to or following the amalgamation, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Global Crossing or Level 3. At the time of the special stockholders meetings, Global Crossing shareholders will not know with certainty the value of the shares of Level 3 common stock that they will receive upon completion of the amalgamation.

If the amalgamation does not qualify as a reorganization under Section 368(a) of the Code, the shareholders of Global Crossing common shares may be required to pay substantial U.S. federal income taxes.

        As a condition to the completion of the amalgamation, each of Latham & Watkins LLP, counsel to Global Crossing, and Willkie Farr & Gallagher LLP, counsel to Level 3, will have delivered an opinion, dated as of the closing date of the amalgamation, that the amalgamation will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Global Crossing and Level 3, as well as opinions of Bermuda counsel and certain covenants and undertakings made by Global Crossing and Level 3 to each other. If any of the assumptions, representations, opinions of Bermuda counsel, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached by counsel in their opinions could be jeopardized. Additionally, an opinion of counsel represents counsel's legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS were to successfully challenge the treatment of the amalgamation as a "reorganization," a holder of Global Crossing common shares would recognize taxable gain for U.S. federal income tax purposes upon the exchange of Global Crossing common shares for Level 3 common stock pursuant to the amalgamation. See "Material U.S. Federal Income Tax Consequences" beginning on page 139.

Risk Factors Relating to Level 3 Following the Amalgamation

Although Level 3 expects that Level 3's acquisition of Global Crossing will result in benefits to Level 3, Level 3 may not realize those benefits because of integration difficulties and other challenges.

        The success of Level 3's acquisition of Global Crossing will depend in large part on the success of management in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the amalgamation. Level 3 may fail to realize some or all of the anticipated benefits of the amalgamation if the integration process takes longer than expected or is more costly than expected. The failure of Level 3 to meet the challenges involved in successfully integrating the operations of Global Crossing or to otherwise realize any of the anticipated benefits of the amalgamation, including additional revenue opportunities, could impair the operations of Level 3. In addition, Level 3 anticipates that the overall integration of Global Crossing will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt Level 3's business.

        Potential difficulties the combined business may encounter in the integration process include the following:

  •
  the integration of management teams, strategies, technologies, operations, products and services;

  •
  the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

  •
  the retention of the existing customers and/or vendors of both companies;

  •
  the creation of uniform standards, controls, procedures, policies and information systems;

  •
  the reduction of the costs associated with each company's operations;

  •
  the consolidation and rationalization of information technology platforms and administrative infrastructures;

  •
  the integration of corporate cultures and maintenance of employee morale;

  •
  the retention of key employees; and

  •
  potential unknown liabilities associated with the amalgamation.

        The anticipated benefits and synergies include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

The amalgamation is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Level 3 following the amalgamation.

        Before the amalgamation may be completed, approvals or consents must be obtained from various domestic and foreign securities, antitrust and other governmental authorities. In deciding whether to grant these approvals, the relevant governmental entity will make a determination of whether, among other things, the amalgamation is in the public interest. Regulatory entities may impose conditions on the completion of the amalgamation or require changes to the terms of the amalgamation or could impose restrictions on the conduct of business(es) of Level 3 following consummation of the amalgamation. Although the parties do not currently expect that any such material conditions, restrictions or changes would be imposed, there can be no assurance that they will not be, and such conditions, restrictions or changes could have the effect of delaying completion of the amalgamation or imposing additional costs on or limiting the revenues of the combined business following the amalgamation, any of which might have a material adverse effect on Level 3 following the amalgamation. See the section titled "The Amalgamation—Regulatory Clearances Required for the Amalgamation" beginning on page 100.

Current Level 3 stockholders and Global Crossing shareholders will have a reduced ownership and voting interest after the amalgamation and will exercise less influence over management.

        Current Level 3 stockholders have the right to vote in the election of Level 3's board of directors and on other matters affecting Level 3. Current Global Crossing shareholders have the right to vote in the election of Global Crossing's board of directors and on other matters affecting Global Crossing. Immediately after the amalgamation is completed, it is expected (assuming no Global Crossing shareholders have exercised their statutory rights of appraisal) that current Level 3 stockholders will own approximately 55.22% of Level 3 and current Global Crossing shareholders will own approximately 44.78% of Level 3, respectively. As a result of the amalgamation, current Level 3 stockholders and current Global Crossing shareholders will have less influence on the management and policies of Level 3 than they now have on the management and policies of Level 3 and Global Crossing, respectively.

STT Crossing's significant ownership interest in the amalgamated company increases the risk that Level 3 could not be able to use its accumulated NOLs for U.S. federal income tax purposes, and the rights agreement entered into by Level 3 designed to protect Level 3's ability to use its accumulated NOLs could discourage third parties from seeking strategic transactions with Level 3 that could be beneficial to Level 3 stockholders.

        As of December 31, 2010, Level 3 had a NOL carryforward for U.S. federal income tax purposes of approximately $5.9 billion. Level 3's ability to use its NOLs may be negatively affected if there is an "ownership change," as defined under Section 382 of the Code. In general, this would occur if certain ownership changes related to Level 3 common stock that is held by 5% or greater stockholders exceed 50%, measured over a rolling three-year period. Completion of the amalgamation—in particular STT Crossing's acquisition of a significant ownership interest in Level 3—would move Level 3 significantly closer to the 50% ownership change and increase the likelihood of a loss of Level 3's valuable NOLs.

        Concurrently with entering into the amalgamation agreement, Level 3 entered into the rights agreement in an effort to deter acquisitions of Level 3 common stock that might reduce its ability to use NOL carryforwards. Under the rights agreement, from and after the record date of April 21, 2011, each share of Level 3 common stock will carry with it one preferred share purchase right until the date when the preferred share purchase rights become exercisable, or the earlier expiration of the preferred share purchase rights. The rights agreement and the preferred share purchase rights issuable thereunder could discourage a third party from proposing a change of control or other strategic transaction concerning Level 3 or otherwise have the effect of delaying or preventing a change of control of Level 3 that other stockholders may view as beneficial. See the section entitled "Rights Agreement" beginning on page 136.

Under the Restated Certificate of Incorporation of Level 3, as amended by the Level 3 charter amendment, Level 3 will be able to issue more shares of common stock than are expected to be outstanding immediately after the amalgamation is completed. As a result, such future issuances of common stock may have a dilutive effect on the earnings per share and voting power of Level 3's stockholders.

        The Level 3 charter amendment authorizes a greater number of shares of common stock than are expected to be outstanding immediately after the amalgamation is completed. If the amalgamation is completed, Level 3 will be able to issue more shares of common stock than are expected to be outstanding immediately after the amalgamation is completed. If the board of directors of Level 3 elects to issue additional shares of common stock in the future, whether in public offerings, in connection with mergers and acquisitions or otherwise, such additional issuances may dilute the earnings per share and voting power of the combined company's stockholders.

The market price of Level 3's common stock may decline in the future as a result of the amalgamation.

        The market price of Level 3's common stock may decline in the future as a result of the amalgamation for a number of reasons, including:

  •
  the unsuccessful integration of Global Crossing and Level 3; or

  •
  the failure of Level 3 to achieve the perceived benefits of the amalgamation, including financial results, as rapidly as or to the extent anticipated by Level 3 or financial or industry analysts.

        These factors are, to some extent, beyond the control of Level 3.

The internal earnings estimates for Global Crossing and the unaudited pro forma financial data for Level 3 included in this document are preliminary, and Level 3's actual financial position and operations after the amalgamation may differ materially from the unaudited pro forma financial data included in this document.

        The internal earnings estimates for Global Crossing and the unaudited pro forma financial data for Level 3 included in this document are presented for illustrative purposes only and are not necessarily indicative of what Level 3's actual financial position or operations would have been had the amalgamation been completed on the dates indicated. Level 3's actual results and financial position after the amalgamation may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus. For more information, see the sections titled "Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information of Global Crossing and Level 3" beginning on page 36.

Level 3's future results will suffer if the combined business does not effectively manage its expanded operations following the amalgamation.

        Following the amalgamation, Level 3 may continue to expand its operations through new product and service offerings and through additional strategic investments, acquisitions or joint ventures, some of which may involve complex technical and operational challenges. Level 3's future success depends, in part, upon its ability to manage its expansion opportunities, which pose numerous risks and uncertainties, including the need to integrate new operations into its existing business in an efficient and timely manner, to combine accounting and data processing systems and management controls and to integrate relationships with customers, vendors and business partners. In addition, future acquisitions or joint ventures after completion of the amalgamation may involve the issuance of additional shares of common stock of Level 3, which may dilute Level 3 stockholders' and Global Crossing shareholders' ownership of Level 3.

        Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

  •
  problems with the effective integration of operations;

  •
  inability to maintain key pre-acquisition business relationships;

  •
  increased operating costs;

  •
  exposure to unanticipated liabilities; and

  •
  difficulties in realizing projected efficiencies, synergies and cost savings.

        Neither Level 3 nor Global Crossing can assure its respective stockholders that Level 3's future expansion or acquisition opportunities will be successful, or that the combined business will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Other Risk Factors of Global Crossing and Level 3

        Level 3's and Global Crossing's businesses are and will be subject to the risks described above. In addition, Global Crossing and Level 3 are, and will continue to be, subject to the risks described in Level 3's and Global Crossing's Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, as amended and as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 172 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Global Crossing Limited

        Global Crossing Limited, a Bermuda exempted limited liability company, is a global IP, Ethernet, data center and video solutions provider. Global Crossing offers a full range of data, voice, collaboration, broadcast and media services to enterprises (including approximately 40 percent of the Fortune 500), government departments and agencies, and 700 carriers, mobile operators and Internet services providers. It delivers converged IP services to more than 700 cities in more than 70 countries, and has 17 data centers in major business centers.

        Global Crossing's common shares are listed on the NASDAQ Global Select Market under the symbol "GLBC."

        The registered office and principal executive offices of Global Crossing are located at Wessex House, 1st Floor, 45 Reid Street, Hamilton HM12, Bermuda and its telephone number is (441) 296-8600. Additional information about Global Crossing and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 172.

Level 3 Communications, Inc.

        Level 3 Communications, Inc. is a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created its communications network generally by constructing its own assets, but also through a combination of purchasing and leasing from other companies and facilities. Level 3's network is an advanced, international, facilities-based communications network. Level 3 designed its network to provide communications services, which employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

        Level 3's common stock is traded on the NASDAQ Global Select Market under the symbol "LVLT."

        The principal executive offices of Level 3 are located at 1025 Eldorado Blvd., Broomfield, Colorado 80021 and its telephone number is (720) 888-1000. Additional information about Level 3 and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 172.

Apollo Amalgamation Sub, Ltd.

        Apollo Amalgamation Sub, Ltd., a direct wholly owned subsidiary of Level 3, is a Bermuda exempted limited liability company that was formed on April 1, 2011 for the sole purpose of effecting the amalgamation. In the amalgamation, Amalgamation Sub will be amalgamated with Global Crossing, Amalgamation Sub's and Global Crossing's separate legal existence will cease and the newly-created amalgamated company will continue as the surviving company.

THE GLOBAL CROSSING SPECIAL MEETING

        This section contains information about the special meeting of Global Crossing shareholders that has been called to consider and approve the amalgamation agreement.

        Together with this document, you will be sent a notice of the special meeting and a form of proxy that is solicited by Global Crossing's board of directors. The Global Crossing special meeting will be held on                        , at                         a.m., local time, at                        , New York, New York, subject to any adjournments or postponements.

Matters to Be Considered

        The purpose of the Global Crossing special meeting is to vote on:

  •
  a proposal to approve and adopt the amalgamation agreement and the amalgamation;

  •
  a proposal to adjourn the Global Crossing special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

  •
  a proposal, on an advisory basis (non-binding), to approve the compensation that may be paid or become payable to Global Crossing's named executive officers in connection with the amalgamation, and the agreements and understandings pursuant to which such compensation may be paid or become payable as described in the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation—Advisory Vote on Golden Parachutes."

Proxies

        Each copy of this document mailed to holders of Global Crossing common shares is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold shares in your name as a shareholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Global Crossing special meeting, or at any adjournment or postponement of the special meeting, regardless of whether or not you plan to attend the Global Crossing special meeting.

        If you are the shareholder of record, you may either vote in person at the meeting or by proxy. Shareholders of record can appoint a proxy to vote their shares in any one of the three following ways: over the internet; by telephone; or by completing, signing, dating and returning a proxy card. All Global Crossing common shares represented by a proxy properly delivered by the shareholder of record and received by the Global Crossing transfer agent, Computershare Trust Company, N.A. (which we refer to as Computershare) (i) by                         a.m., Eastern Daylight Time, on                        2011, if you are appointing a proxy to vote over the internet or by telephone, or (ii) by                         p.m., Eastern Daylight Time, on                        2011, if you are appointing a proxy to vote by returning a proxy card, will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy card by mail and do not specify your vote, your shares will be voted as recommended by the Global Crossing board of directors.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

        As an alternative to appointing a proxy, a shareholder that is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at the Global Crossing principal executive offices before the time fixed for the beginning of the Global Crossing special meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

        Any shareholder entitled to vote in person at the Global Crossing special meeting may vote in person regardless of whether or not a proxy has been given. Attendance at the Global Crossing special meeting by a Global Crossing shareholder who has previously submitted a proxy shall cause a revocation of such previously provided proxy.

        You may revoke your proxy or, in the case of a corporation, its authorization of a representative, before it is voted (i) by so notifying the Secretary of Global Crossing in writing at the address of the Global Crossing principal executive offices not less than one hour before the time fixed for the beginning of the meeting; (ii) by submitting a new proxy via the internet or by telephone to Computershare by                         a.m., Eastern Daylight Time,                         , 2011; (iii) by signing and dating a new and different proxy card and mailing it to                                    such that it is received by                                    by                          p.m., Eastern Daylight Time,                                     2011; or (iv) by voting your shares in person or by an appointed agent or representative at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions of your bank, broker or holder of record regarding the revocation of proxies.

        All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the internet or telephone. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted "FOR" the approval and adoption of the amalgamation agreement and the amalgamation, "FOR" the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation. According to the Global Crossing bye-laws, only such business that is specified in Global Crossing's notice of the meeting may be conducted at a special meeting of shareholders.

        The Global Crossing board of directors is not currently aware of any business that will be brought before the Global Crossing special meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the Global Crossing special meeting or any adjournment or postponement thereof, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies

        In accordance with the amalgamation agreement, Global Crossing will bear the entire cost of proxy solicitation for the Global Crossing special meeting, except that Level 3 and Global Crossing will share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. Global Crossing has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $            (plus out-of-pocket expenses). Global Crossing will also request that banks, brokers, and other record holders forward proxies and proxy material to the beneficial owners of Global Crossing common shares and secure their voting instructions, and Global Crossing will provide customary reimbursement to such firms for the cost of forwarding these materials.

Record Date

        Only holders of record of Global Crossing common shares and shares of Global Crossing convertible preferred stock at the close of business on                        , 2011, the record date for Global Crossing's special meeting, will be entitled to notice of, and to vote at, the Global Crossing special meeting or any adjournments or postponements thereof. At the close of business on the record date,                        Global Crossing common shares were issued and outstanding and held by                        holders of record, and 18 million shares of Global Crossing convertible preferred stock were issued and outstanding and all of which are held by STT Crossing. A list of shareholders of Global Crossing will be open for inspection at Global Crossing's registered office located at Wessex House, 1st Floor, 45 Reid Street, Hamilton HM12, Bermuda on business days for at least two hours during normal business hours, subject to such reasonable restrictions as the Global Crossing board of directors may impose. The list will also be available at the Global Crossing special meeting for examination by any shareholder present at such meeting.

Quorum

        Attendance in person or by proxy at the Global Crossing special meeting of holders of at least two shareholders entitled to vote and holding shares representing more than 50 percent of the votes that may be cast by all shareholders of Global Crossing will constitute a quorum at the special meeting. Abstentions and broker "non-votes" are counted for purposes of establishing a quorum. A broker "non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. A quorum is necessary to transact business at the Global Crossing special meeting. Once a Global Crossing common share or share of Global Crossing convertible preferred stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any recess or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Global Crossing special meeting, it is expected that the Global Crossing special meeting will be adjourned or postponed by the chairman of the board of directors of Global Crossing and a minimum of seven days notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the Global Crossing special meeting.

Vote Required

        You may cast one vote for each Global Crossing common share that you own. The proposal to approve and adopt the amalgamation agreement and the amalgamation requires (i) the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and shares of Global Crossing convertible preferred stock voting together as a single class (on an as-converted to Global Crossing common shares basis), and (ii) the affirmative consent of the holder(s) of the issued and outstanding shares of Global Crossing convertible preferred stock or the affirmative vote of such holder(s) at a meeting thereof at which a quorum is present. In connection with the amalgamation agreement, on April 10, 2011, STT Crossing entered into the voting agreement, pursuant to which it agreed, among other things, subject to certain limited exceptions as set forth in the voting agreement, to vote the Global Crossing common shares and shares of Global Crossing convertible preferred stock held by it in favor of the approval and adoption of the amalgamation agreement and the amalgamation at the Global Crossing special meeting. STT Crossing's ownership of the Global Crossing common shares and Global Crossing convertible preferred stock is sufficient to approve and adopt the amalgamation agreement and the amalgamation without the affirmative vote of any other shareholder of Global Crossing. The voting agreement is further described in the section entitled "STT Crossing Voting Agreement" beginning on page 132. If necessary to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the amalgamation agreement and the amalgamation at the Global Crossing special meeting, the Global Crossing shareholders, by a majority of the votes cast at the meeting, at which a quorum is present, by the holders of Global Crossing common shares and shares of Global Crossing convertible preferred stock entitled to vote and present in person or by proxy, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 3 months or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the Global Crossing special meeting.

        The adoption of the proposal to approve, on an advisory basis, compensation that may be paid or become payable to Global Crossing's named executive officers in connection with the amalgamation, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation—Advisory Vote on Golden Parachutes," requires the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and shares of Global Crossing convertible preferred stock voting together as a single class.

        Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention, failure to submit a proxy card or vote in person or a broker non-vote will not affect the passage of the proposals to approve and adopt the amalgamation agreement and the amalgamation and, on an advisory basis, the compensation payable in connection with the amalgamation, although they will have the practical effect of reducing the number of affirmative votes required to achieve the required majority by reducing the total number of shares from which the majority is calculated; and

  •
  an abstention, failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve any adjournment of the Global Crossing special meeting.

        Under Global Crossing's bye-laws and the certificate of designations for the Global Crossing convertible preferred stock, each share of Global Crossing convertible preferred stock currently entitles the holder on a poll to one vote on all matters entitled to be voted on by holders of Global Crossing's common shares, with the shares of Global Crossing convertible preferred stock and Global Crossing common shares voting together as a single class. Each Global Crossing common share and share of Global Crossing convertible preferred stock will therefore be entitled to one vote on the proposal to adopt the amalgamation agreement, the proposal to adjourn the Global Crossing special meeting, if necessary, and the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation as set forth in this proxy. Additionally, the holders of shares of Global Crossing convertible preferred stock, which are currently owned 100% by STT Crossing, will be entitled to a separate class vote on the proposal to approve and adopt the amalgamation, which we anticipate will be provided by STT Crossing in the form of a written consent delivered contemporaneously with the Global Crossing special meeting.

        Global Crossing's board of directors urges Global Crossing shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if voting by telephone; or accessing the internet site listed in the proxy card instructions if voting through the internet. If you hold your shares through a bank, broker or other holder of record, please vote by following the voting instructions of your bank, broker or other holder of record.

        Shareholders may also vote at the Global Crossing special meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by                        , Global Crossing's inspector of election.

Voting Power of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers

        At the close of business on the Global Crossing record date, directors, non-employee members of the Executive Committee and executive officers of Global Crossing and their affiliates were entitled to

vote                        Global Crossing common shares, or approximately        % of the Global Crossing common shares outstanding on that date. Some of these individuals are also officers and directors of Global Crossing's controlling shareholder, STT Crossing, or its affiliates. Please see the section entitled "Global Crossing Relationship with STT Crossing" beginning on page 133 for further description.

Voting Power of the Controlling Shareholder of Global Crossing

        As of the record date, all shares of Global Crossing convertible preferred stock and                        Global Crossing common shares held by STT Crossing represent approximately        % of the shares eligible to vote at the Global Crossing special meeting. In connection with the amalgamation agreement, on April 10, 2011, STT Crossing (i) provided a written consent for Global Crossing to enter into the amalgamation agreement, subject to certain terms and conditions, and (ii) entered into the voting agreement with Level 3, pursuant to which it agreed, among other things, subject to certain limited exceptions as set forth in the voting agreement, to vote the Global Crossing common shares and shares of Global Crossing convertible preferred stock held by it in favor of the approval and adoption of the amalgamation agreement and the amalgamation. STT Crossing's ownership of the Global Crossing common shares and Global Crossing convertible preferred stock is sufficient to approve and adopt the amalgamation agreement and the amalgamation without the affirmative vote of any other shareholder of Global Crossing. The voting agreement is further described in the section entitled "STT Crossing Voting Agreement" beginning on page 132.

Recommendation of Global Crossing's Board of Directors

        The Global Crossing board of directors has unanimously approved the amalgamation agreement and the transactions contemplated thereby, and determined that the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, are advisable and in the best interests of Global Crossing and its shareholders. The Global Crossing board of directors unanimously recommends that Global Crossing shareholders vote "FOR" the proposal to approve and adopt the amalgamation agreement and the amalgamation, "FOR" the proposal to approve the adjournment of the Global Crossing special meeting, if necessary, to solicit additional proxies and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation. See the section titled "The Amalgamation—Global Crossing's Reasons for the Amalgamation; Recommendation of Global Crossing's Board of Directors" beginning on page 66 for a more detailed discussion of Global Crossing's board of directors' recommendation.

Attending the Global Crossing Special Meeting

        All holders of Global Crossing common shares, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, and shares of Global Crossing convertible preferred stock are invited to attend the Global Crossing special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you to be admitted. Global Crossing reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

 THE LEVEL 3 SPECIAL MEETING

        This section contains information about the special meeting of Level 3 stockholders that has been called to consider and approve the Level 3 stock issuance and the Level 3 charter amendment.

        Together with this document you will be sent a notice of the special meeting and a form of proxy that is solicited by Level 3's board of directors. The Level 3 special meeting will be held on                                    , at                                     a.m., local time, at                        .

Matters to Be Considered

        The purpose of the Level 3 special meeting is to vote on:

  •
  a proposal to approve the Level 3 stock issuance;

  •
  a proposal to approve the adoption of the Level 3 charter amendment; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

Proxies

        Each copy of this document mailed to holders of Level 3 common stock is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold stock in your name as a stockholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Level 3 special meeting, or at any adjournment or postponement of the special meeting, regardless of whether or not you plan to attend the Level 3 special meeting. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth in the enclosed proxy card instructions.

        If you hold your stock in "street name" through a bank, broker, trust company or other nominee, you must direct your bank, broker, trust company or other nominee to vote in accordance with the instructions you have received from your bank, broker, trust company or other nominee.

        If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted at the special meeting by signing and returning a proxy card with a later date by internet or telephone before the deadline stated on the proxy card, by delivering a proxy card with a later date or a written notice of revocation to Level 3's corporate secretary, which must be received by us before the time of the special meeting, or by voting in person at the special meeting.

        Any stockholder entitled to vote in person at the Level 3 special meeting may vote in person regardless of whether or not a proxy has been previously given, but simply attending the Level 3 special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

  Level 3 Communications, Inc.
  1025 Eldorado Blvd.
  Broomfield, Colorado 80021
  Attention: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

        All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the internet or telephone. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted "FOR" the approval of the Level 3 stock issuance, "FOR" the approval of the adoption of the Level 3 charter amendment and "FOR" the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies. According to the Level 3 amended and restated by-laws, only such business that is specified in Level 3's notice of the meeting may be conducted at a special meeting of stockholders.

Solicitation of Proxies

        In accordance with the amalgamation agreement, Level 3 will bear the entire cost of proxy solicitation for the Level 3 special meeting, except that Global Crossing and Level 3 will share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. If necessary, Level 3 may use several of its regular employees, who will not be specially compensated, to solicit proxies from Level 3 stockholders, either personally or by telephone, facsimile, letter or other electronic means. Level 3 will also request that banks, brokers, and other record holders forward proxies and proxy material to the beneficial owners of Level 3 common stock and secure their voting instructions, and Level 3 will provide customary reimbursement to such firms for the cost of forwarding these materials.

Record Date

        The close of business on                                    , 2011 has been fixed as the record date for determining the Level 3 stockholders entitled to receive notice of and to vote at the Level 3 special meeting. At that time,                                     shares of Level 3 common stock were outstanding, held by approximately                                     holders of record.

Quorum

        Stockholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Level 3 special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Level 3 special meeting. The holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Level 3 special meeting, whether or not a quorum is present, may adjourn the Level 3 special meeting to another time and place. At any adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting.

        Abstentions and broker non-votes will be included in the calculation of the number of shares of Level 3 common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Vote Required

        Each share of Level 3 common stock outstanding on the record date for the Level 3 special meeting entitles the holder to one vote on each matter to be voted upon at the Level 3 special meeting. Each of the proposals has the following vote requirement in order to be approved:

  •
  approval of the Level 3 stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy at the Level 3 special meeting and entitled to vote on the proposal;

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  approval of the adoption of the Level 3 charter amendment requires the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of Level 3 common stock; and

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  approval of the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders of a majority of all shares of Level 3 common stock present in person or represented by proxy at the Level 3 special meeting, even if less than a quorum.

        Abstentions, failures to submit a proxy card or vote in person, by telephone, or through the internet and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention will have no effect on the proposal to approve the Level 3 stock issuance and the proposal to approve any adjournment of the Level 3 special meeting;

  •
  a failure to submit a proxy card or vote in person, by telephone, or through the internet or a broker non-vote will have no effect on the proposal to approve the Level 3 stock issuance and the proposal to approve any adjournment of the Level 3 special meeting;

  •
  an abstention will be treated as a vote "AGAINST" the proposal to approve the adoption of the Level 3 charter amendment; and

  •
  a failure to submit a proxy card or vote in person, by telephone, or through the internet or a broker non-vote will be treated as a vote "AGAINST" the proposal to approve the adoption of the Level 3 charter amendment.

        Level 3's board of directors urges Level 3 stockholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if voting by telephone; or accessing the internet site listed in the proxy card instructions if voting through the internet. If you hold your stock in "street name" through a bank or broker, please vote by following the voting instructions of your bank or broker.

        Stockholders may also vote at the Level 3 special meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by                        , Level 3's inspector of election.

Voting Power of Level 3's Directors and Executive Officers

        On the record date for the Level 3 special meeting, the directors and executive officers of Level 3 and their affiliates owned and were entitled to vote                                    shares of Level 3's common stock, representing        % of the outstanding Level 3 common stock.

Recommendation of Level 3's Board of Directors

        Level 3's board of directors has unanimously approved the amalgamation agreement and the transactions contemplated by it, including the Level 3 stock issuance and the Level 3 charter amendment. Level 3's board of directors has determined that the amalgamation agreement and the transactions contemplated by it, including the Level 3 stock issuance and the Level 3 charter amendment, are advisable and in the best interests of Level 3 and its stockholders and unanimously recommends that you vote "FOR" the approval of the Level 3 stock issuance, "FOR" the approval of the adoption of the Level 3 charter amendment and "FOR" the proposal to approve the adjournment of the Level 3 special meeting, if necessary, to solicit additional proxies. See the section titled "The Amalgamation—Level 3's Reasons for the Amalgamation; Recommendation of Level 3's Board of Directors" beginning on page 88 for a more detailed discussion of Level 3's board of directors' recommendation.

Attending the Level 3 Special Meeting

        All holders of Level 3 common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the Level 3 special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you to be admitted. Level 3 reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

THE AMALGAMATION

Effects of the Amalgamation

        At the effective time of the amalgamation, Amalgamation Sub, a direct wholly owned subsidiary of Level 3 that was formed for the purpose of effecting the amalgamation, will amalgamate with Global Crossing, Amalgamation Sub's and Global Crossing's separate legal existence will cease and the newly-created amalgamated company will continue as the surviving company, a wholly owned subsidiary of Level 3.

        In the amalgamation,

            (i)  each Global Crossing common share issued and outstanding immediately prior thereto will be exchanged for 16 shares of Level 3 common stock (and the rights associated therewith under the rights agreement); and

           (ii)  each share of Global Crossing convertible preferred stock (on an as-converted to Global Crossing common shares basis) issued and outstanding immediately prior thereto will be exchanged for 16 shares of Level 3 common stock (and the rights associated therewith under the rights agreement) plus an amount equal to the aggregate accrued and unpaid dividends thereon, in each case excluding shares held by dissenting shareholders exercising their statutory rights of appraisal, Level 3, Global Crossing and their respective subsidiaries, with one share of Level 3 common stock paid in lieu of any resulting fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the amalgamation. Based on the closing price of Level 3 common stock on the NASDAQ Global Select Market on April 8, 2011, the last trading day before public announcement of the amalgamation, the exchange ratio represented approximately $23.04 in value for each Global Crossing common share or share of Global Crossing convertible preferred stock, as applicable. Based on the closing price of Level 3 common stock on                        , 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $            in value for each Global Crossing common share or share of Global Crossing convertible preferred stock, as applicable. Level 3 stockholders will continue to hold their existing Level 3 shares.

Background of the Amalgamation

        The Global Crossing board of directors and senior management regularly review and evaluate potential strategic alternatives as part of their ongoing oversight and management of Global Crossing's business, including possible business combination transactions. In particular, in July of 2009, Global Crossing and Level 3, with the assistance of their respective legal and financial advisors, engaged in brief and preliminary discussions regarding a potential business combination transaction but ultimately decided not to pursue a transaction at that time.

        In early 2010, Level 3's senior management approached Global Crossing about exploring a potential business combination transaction. Following Level 3's approach, Global Crossing's senior management updated the Global Crossing board of directors on Level 3's preliminary proposal for a possible business combination transaction, and the Global Crossing board of directors authorized Global Crossing senior management to work with Level 3 to better understand the proposed transaction and engage in mutual business due diligence regarding the companies' respective businesses, potential transaction synergies, possible financing structures and key deal terms. Throughout March and April of 2010, Level 3 and Global Crossing's senior management teams, as well as representatives of Willkie Farr & Gallagher LLP (which we refer to as Willkie Farr), Level 3's legal advisor, and Bank of America Merrill Lynch (which we refer to as BAML), Level 3's financial advisor, Latham & Watkins LLP (which we refer to as Latham & Watkins), Global Crossing's legal advisor, and Goldman Sachs & Co. (which we refer to as Goldman Sachs), Global Crossing's financial advisor, engaged in negotiations regarding a possible business combination transaction between Level 3 and Global Crossing.

        During this time, drafts of an amalgamation agreement were exchanged, and each party and its advisors also conducted due diligence with respect to the other party. In the course of these discussions, Level 3 indicated interest in a transaction at an exchange ratio that would result in each Global Crossing share being converted into 11 to 13 shares of Level 3 stock. Level 3 also delivered a draft voting agreement that would require STT Crossing (Global Crossing's majority shareholder) to vote in favor of the proposed business combination and a draft stockholder agreement relating to the proposed contractual rights and obligations that STT Crossing would have as a significant minority stockholder of Level 3. Level 3 and STT Crossing did not at that time negotiate the draft agreements. Singapore Technologies Telemedia Pte Ltd (which we refer to as STT), the indirect shareholder of STT Crossing, indicated to Level 3 its position regarding governance and shareholder issues. By late April 2010, the parties had come to an impasse regarding valuation and governance and shareholder issues, as well as other transaction terms. The parties formally terminated discussions regarding a possible business combination transaction on April 21, 2010.

        In late July 2010, Charles Miller, Vice Chairman of Level 3, met with Lee Theng Kiat, the President and Chief Executive Officer of STT, Stephen Miller, the Chief Financial Officer of STT, and Steven T. Clontz, Senior Executive Vice President, North America and Europe of STT. At this meeting, the parties discussed the reasons that led to the termination of discussions in April. They also discussed the strategic rationale for a business combination of Level 3 and Global Crossing. The consent and approval of STT Crossing, the sole holder of the convertible preferred stock of Global Crossing, would be required for any such business combination, and Level 3 indicated that it would require as a condition to entering into any business combination a commitment from STT Crossing of its support for the transaction. In addition, in the event of a business combination, STT Crossing would be relinquishing its rights over Global Crossing as a majority shareholder, and would become instead a significant minority stockholder of Level 3. STT was therefore interested in understanding what rights and obligations STT Crossing would have as a significant minority stockholder of Level 3. Accordingly, Level 3 and STT determined that it would be desirable for them to have discussions regarding these issues before Level 3 would consider reengaging in discussions with Global Crossing.

        From time to time over the course of the next several months, Messrs. Charles Miller and Clontz (who were at times joined by other representatives of Level 3 and STT) discussed issues relating to STT Crossing's potential rights and obligations as a stockholder of Level 3, including the level of representation that STT Crossing would have on the Level 3 board of directors following the closing of any business combination transaction. They also engaged in discussions regarding the broad principles of the relative valuations of Level 3 and Global Crossing and the business synergies that could be realized from a combination of the two companies.

        During the early fall, Mr. Clontz informed Mr. Charles Miller of the key terms for a stockholder rights agreement, which included, among other things, the number of directors that STT Crossing would have a right to designate on the Level 3 board of directors, representation on certain board committees, preemptive rights, registration rights and information rights. Mr. Clontz also informed Mr. Charles Miller that STT would not be willing to support a transaction between Global Crossing and Level 3 unless the transaction resulted in all Global Crossing shareholders receiving at least 16 shares of Level 3 stock in exchange for each share of Global Crossing common stock or convertible preferred stock held by a Global Crossing shareholder, but that the decision as to whether Global Crossing would undertake a business combination transaction, and the valuation and other transaction terms, would be determined by the Board of Directors of Global Crossing. Neither Mr. Charles Miller nor Mr. Clontz confirmed to the other whether he believed that the board of directors of Level 3 and Global Crossing, respectively, would ultimately be willing to accept such an exchange ratio in any transaction or any other aspects of such transaction. However, Mr. Charles Miller did indicate to

Mr. Clontz that he understood STT's position that it would not support a potential transaction at an exchange ratio of less than 16 to 1.

        On or about October 8, 2010, Mr. Clontz provided Mr. Charles Miller with a draft non-binding term sheet, which outlined STT's preliminary position on corporate governance and other stockholder rights, related assumptions, and other matters in connection with a potential transaction. In mid-November, Mr. Clontz provided Mr. Charles Miller with a revised draft non-binding term sheet. Around that same time period, Mr. Clontz and other representatives of STT began having discussions with Mr. Charles Miller and later with Sunit Patel, Executive Vice President and Chief Financial Officer of Level 3, regarding Level 3's financing plans in the event that a business combination transaction were to proceed.

        In mid-November 2010, representatives of Level 3, STT, Willkie Farr and Latham & Watkins LLP, the legal advisor to STT (which we refer to as Latham & Watkins Singapore), began discussing a draft stockholder agreement between Level 3 and STT Crossing, which discussions continued over the next several months. Level 3 proposed a draft stockholder agreement which outlined the stockholder rights and obligations that STT Crossing would have following the closing of a business combination. These rights included the right to designate individuals to serve as members of the board of directors of Level 3 and to serve on committees of the board of directors of Level 3, as well as certain preemptive rights and registration rights. The draft stockholder agreement also imposed on STT Crossing standstill restrictions and certain restrictions on the transfer of the Level 3 stock that it would receive in connection with a business combination. In addition, since STT Crossing's consent and approval would be required for any business combination into which Level 3 and Global Crossing might enter, Level 3 proposed a draft voting agreement pursuant to which, among other things, STT Crossing would agree to vote its shares of Global Crossing stock in favor of a business combination between Global Crossing and Level 3 so long as the transaction agreement for any such proposed business combination remained in effect. During the period when Level 3 and STT discussed the proposed stockholder agreement, they exchanged drafts of the agreement and representatives of Level 3, STT, Willkie Farr and Latham & Watkins Singapore met in New York on December 8, 2010 and January 19, 2011 to discuss the proposed agreement.

        In early December 2010, Mr. Clontz received from Mr. Charles Miller an initial draft charter for a proposed strategic planning committee of the board of directors of Level 3 which would be formed following a business combination, and which would assist the board of directors of Level 3 in reviewing Level 3's strategic plan and monitoring the execution of the strategic plan. During the month of December, Mr. Clontz and Mr. Charles Miller exchanged revised versions of the strategic planning committee charter.

        After Global Crossing's December 7, 2010 board meeting, Mr. Clontz met with John Legere, Chief Executive Officer of Global Crossing, and informed him that STT was having preliminary discussions with Level 3. Thereafter, during the period leading up to Global Crossing's regularly scheduled board meeting on January 21, 2011, Mr. Clontz periodically updated Mr. Legere about those discussions. Mr. Legere informed John McShane, Executive Vice President and General Counsel of Global Crossing, and later John Kritzmacher, Executive Vice President and Chief Financial Officer of Global Crossing, and David Carey, Executive Vice President of Strategy and Corporate Development of the discussions and asked that they be prepared in case the matter progressed.

        On January 12 and 13, 2011, Mr. Clontz and Mr. Charles Miller met in order to discuss a number of outstanding issues in regards to the proposed stockholder rights agreement between STT Crossing and Level 3.

        On January 19, 2011, Messrs. Charles Miller and Patel met with Messrs. Clontz and Stephen Miller and John Kritzmacher to discuss the approach to possible financing arrangements that might be pursued if the parties were to once again explore a potential business combination between Level 3 and Global Crossing.

        On or about January 20, 2011, Messrs. Clontz and Legere contacted Lodewijk Christiaan van Wachem, Chairman of the board of directors of Global Crossing, and discussed with him STT's discussions with Level 3 regarding the possibility of again exploring a potential business combination.

        On January 21, 2011, the board of directors of Global Crossing held a regularly scheduled telephonic and in-person meeting at the New York office of Global Crossing. After such regularly scheduled meeting adjourned, the Global Crossing board of directors met in executive session, and Mr. Van Wachem informed such board members that he had spoken with Mr. Clontz, who is also a member of Global Crossing's Executive Committee, in the days prior to the board meeting, he had been informed that discussions were on-going between Level 3 and STT regarding shareholder rights in a potential transaction between Global Crossing and Level 3, and he would convene a Global Crossing board meeting to discuss the matter should the discussions on shareholder rights become more concrete.

        On February 18, 2011, Mr. Lee, who is also a member of Global Crossing's board of directors, telephoned Mr. Van Wachem to inform Mr. Van Wachem that the discussions between STT and Level 3 began to take meaningful shape in moving towards an agreement in principle with Level 3 on a stockholder agreement to be entered into between STT Crossing and Level 3, in the event that Level 3 and Global Crossing were to agree to a business combination.

        On February 20, 2011, James Crowe, Chief Executive Officer of Level 3, telephoned Mr. Legere to explore whether there would be a willingness to commence discussions between Global Crossing and Level 3 regarding a potential business combination transaction.

        On February 23, 2011, Messrs. Crowe, Charles Miller, Legere, and Carey, held a telephonic meeting to discuss considerations regarding potential financing for the proposed business combination transaction, a 16-to-1 exchange ratio, potential business challenges to a combined business and certain general strategic objectives, and the process for senior management of Level 3 and Global Crossing to re-engage in discussions regarding a potential business combination transaction if they were to so re-engage. Mr. Crowe indicated his understanding that valuation was a material concern for STT and the board of Global Crossing, and he indicated that, while neither company's board of directors had agreed on an exchange ratio, he would be prepared to recommend to the Level 3 board of directors a transaction at a 16-to-1 exchange ratio, subject to satisfactory completion of due diligence, resolution of all outstanding material issues, and the absence of any material changes in the relationship of the stock prices of the two companies.

        On February 24, 2011, the board of directors of Global Crossing held a telephonic meeting to discuss the stockholder agreement and the process for exploring a possible business combination transaction with Level 3. Mr. Legere informed the board of the conversation with senior management of Level 3. The members of the board discussed whether proceeding towards a transaction with a 16-to-1 exchange ratio as a threshold would be acceptable. The Global Crossing board of directors indicated that such an exchange ratio could preliminarily be agreeable, subject to further due diligence and valuation analysis, and authorized members of senior management to explore a potential business combination transaction with Level 3 and to retain outside advisors. Afterwards, Mr. Carey informed Mr. Charles Miller of the results of the board meeting.

        On February 28, 2011, members of Global Crossing's senior management team met with representatives of Latham & Watkins and Goldman Sachs at Latham & Watkins' offices in New York to discuss the senior management team's current view of Global Crossing's strategic outlook and whether Level 3 and Global Crossing would engage in business combination discussions and due diligence. Representatives of Latham & Watkins and Goldman Sachs also reviewed and discussed with members of Global Crossing's senior management team certain high-level legal issues and material deal points that remained outstanding from the 2010 discussions regarding a potential transaction with Level 3, as well as certain financing considerations with respect to a potential business combination transaction.

        On March 7, 2011, Mr. Charles Miller delivered to Mr. Carey a proposed process outline for commencing discussions between Level 3 and Global Crossing with respect to a possible business combination transaction.

        On March 8, 2011, representatives of Level 3 and Global Crossing conducted a telephonic meeting to discuss and coordinate due diligence processes, including preparation of mutual data rooms and preliminary scheduling. Due diligence request lists were subsequently exchanged and data rooms were later established by the parties.

        On March 9, 2011, the Global Crossing audit committee held a meeting at which the committee reviewed management's five-year forecast and engaged in discussions regarding preliminary potential valuation of Global Crossing.

        On March 10, 2011, Level 3 and Global Crossing's senior management teams and representatives from Willkie Farr, Latham & Watkins and BAML conducted a telephonic meeting to review high-level business and legal issues relating to a potential business combination transaction between Level 3 and Global Crossing based on the parties' prior unresolved issues raised in the spring of 2010. Such issues primarily related to Level 3's willingness to obtain a formal financing commitment (which had been discussed previously in March and April 2010), the terms and conditions of Global Crossing's "no-shop", circumstances pursuant to which either party could terminate the transaction, the termination fees payable under certain circumstances, the rights of the parties to seek specific performance and the parties' willingness to accept certain regulatory conditions. Later on March 10, 2011, members of senior management of each of Level 3 and Global Crossing had a conference call during which Level 3's management presented their preliminary views regarding a plan for financing the transaction. Members of Global Crossing's management discussed their view that a financing commitment would be required in order to ensure all parties an appropriate level of deal certainty.

        Beginning on March 11, 2011 and over the course of the ensuing weeks, the parties conducted due diligence and exchanged information regarding each other's corporate structure, business and operations.

        On March 12, 2011, representatives of Latham & Watkins delivered a draft of the amalgamation agreement to Level 3 and its advisors reflecting Global Crossing's positions on the open issues discussed with Willkie Farr.

        On March 14, 2011, representatives of Global Crossing and Latham & Watkins conducted a telephonic meeting with representatives of Appleby, Global Crossing's Bermuda counsel, to discuss the fiduciary duties of the board of directors under Bermuda law with respect to a potential business combination transaction and other related Bermuda law matters.

        Also on March 14, 2011 the board of directors of Level 3 met to discuss the possibility of pursuing a potential business combination transaction with Global Crossing. At that meeting members of senior management of Level 3 reported to the board on the strategic rationale in support of pursuing the potential transaction and the anticipated benefits of a potential transaction to Level 3 stockholders. The board of directors of Level 3 engaged in a broad discussion of the topics reviewed and members of senior management answered their questions. At the completion of this discussion, it was the consensus of the board of directors of Level 3 that Level 3 management should continue to pursue the preliminary discussions with STT and to seek to engage directly with Global Crossing's management to determine if a business combination with Global Crossing could be successfully negotiated, documented and agreed.

        On March 15, 2011, Level 3 and Global Crossing's senior management teams and representatives from Willkie Farr, Latham & Watkins, BAML and Goldman Sachs met at Willkie Farr's offices in New York to discuss the proposed business combination transaction and draft amalgamation agreement. Global Crossing and Level 3 also discussed preliminary financing plans and initial business and financial due diligence.

        On March 16, 2011, members of Level 3 and Global Crossing's senior management teams and representatives of BAML and Goldman Sachs met at Willkie Farr's office in New York to discuss financing for the potential business combination transaction. During these meetings, BAML presented preliminary term sheets for the debt commitment for the transaction to representatives of Goldman Sachs, including presenting an illustrative example for the requisite refinancing of Global Crossing's indebtedness in a potential business combination transaction. Representatives of Goldman Sachs discussed such term sheets with representatives of BAML and reviewed such discussions with representatives of Global Crossing's senior management. Also on March 16, 2011, representatives of Global Crossing and Level 3 conducted a conference call to discuss the scheduling of reciprocal due diligence meetings by each party.

        On March 17, 2011, Global Crossing and Level 3 conducted a due diligence meeting and teleconference with representatives of Latham & Watkins to discuss Level 3's contingent liabilities and outstanding litigation.

        Also on March 17, 2011, representatives of Global Crossing and Latham & Watkins conducted a telephonic meeting with representatives of Appleby to discuss corporate governance matters related to the potential business combination transaction and Bermuda law amalgamation mechanics.

        On March 18, 2011, the board of directors of Global Crossing held a telephonic meeting in which members of Global Crossing's senior management team updated the Global Crossing board of directors on preliminary material terms, Level 3's financing plans and the status of discussions with Level 3 related to the possible business combination transaction. The Global Crossing board of directors and management also discussed strategic considerations for the possible business combination transaction, valuation and the proposed terms of Goldman Sachs's formal engagement. The Global Crossing board of directors instructed Global Crossing's senior management team to continue with their work and authorized the formal engagement of Goldman Sachs as financial advisor, including the financial terms of that engagement.

        On March 21, 2011, representatives of each of Global Crossing and Level 3 had a joint telephonic meeting with their respective regulatory counsels at Latham & Watkins and Jones Day regarding certain potential regulatory approvals that could be required in connection with the proposed business combination transaction.

        On March 25, 2011, the Global Crossing audit committee held a telephonic meeting to discuss the scope and timing of the financial and accounting due diligence review, as well as a preliminary review of due diligence conducted to date.

        On March 28, 2011, representatives of Goldman Sachs discussed current market conditions and the availability of debt financing commitments with representatives of BAML. The next day, Messrs. Legere, Carey and Kritzmacher met with Messrs. Crowe, Charles Miller and Jeff Storey, President and Chief Operating Officer of Level 3, to discuss material deal terms, including the availability and terms of the proposed debt financing commitments.

        Also on March 29, 2011, Global Crossing executed an engagement letter with Goldman Sachs. On the same date, senior management of Global Crossing and Level 3 and representatives of Willkie Farr held a telephonic meeting to discuss and coordinate reciprocal due diligence inquiries with respect to each party.

        On the morning of March 30, 2011, Willkie Farr delivered a revised draft of the amalgamation agreement to Global Crossing and its advisors. In the afternoon on March 30, 2011, members of Global Crossing's senior management team and representatives of Latham & Watkins and Goldman Sachs held a telephonic meeting to discuss the material terms and conditions of the revised draft of the amalgamation agreement, including Level 3's preliminary willingness to obtain debt financing commitments subject to Global Crossing's agreement to be responsible for certain financing fees, revised timing of closing and related mechanics, mutual "no-shop" conditions, restrictions on STT

Crossing's ability to vote unencumbered upon a change of recommendation by Global Crossing's board of directors, equivalency of certain termination fees payable by the parties and limitations on others, the rights of the parties to seek specific performance and limitations on the scope of regulatory conditions required to be accepted by the parties. Global Crossing's senior management also considered Level 3's position regarding the contemplated 16-to-1 exchange ratio given the potential transaction terms and the potential changes in the relationship of the stock prices of the two companies. Given the advanced stage of the negotiations and the negotiating postures of the parties with respect to the material terms of the potential business combination, Global Crossing's senior management understood that further negotiation of the exchange ratio would likely be detrimental to achieving a favorable transaction for Global Crossing's shareholders.

        Also on March 30, 2011, STT's legal advisor, Latham & Watkins Singapore, sent a revised draft of a voting agreement to Level 3 and its advisors. The revised voting agreement, to be entered into between STT Crossing and Level 3, would among other things, (i) require that STT Crossing, subject to certain limited exceptions, vote the Global Crossing common and convertible preferred shares held by it in favor of the approval and adoption of the amalgamation agreement and (ii) restrict STT Crossing's ability to transfer, sell or otherwise encumber such Global Crossing common shares or convertible preferred stock prior to the shareholder vote on the transaction. The voting agreement also set forth the types of actions STT Crossing would be required to take, and the types of actions STT Crossing would not be required to take, in connection with obtaining certain regulatory and governmental approvals required under the amalgamation agreement.

        On March 31, 2011, members of Level 3 and Global Crossing's senior management teams and representatives from Willkie Farr, Latham & Watkins, BAML and Goldman Sachs met at Willkie Farr's office in New York to discuss the amalgamation agreement. During these meetings, Level 3 shared with Global Crossing and its advisors a term sheet prepared by BAML and Citigroup Global Markets Inc. (which we refer to as Citi) with respect to the contemplated debt financing commitment. During these conversations, Level 3's senior management stressed the importance of reaching satisfactory agreement on a financing structure and other material deal terms in order to maintain Level 3's willingness to pursue a transaction at a 16-to-1 exchange ratio. The negotiations concluded midday. The parties then reconvened later that evening to reach agreement on certain open items, including agreement on the size of Level 3's and Global Crossing's respective termination fees in the event of a superior acquisition proposal (including, in the event of a superior acquisition proposal for Global Crossing, Global Crossing's agreement to pay certain financing expenses of Level 3), a $70 million financing fee (increased to $120 million in the event of Level 3's willful breach of the amalgamation agreement or the debt commitment letter), limitations on the fees and expenses payable to Global Crossing in the event of a failure to obtain approval of the transactions by Level 3's stockholders, certain other terms and conditions of the "no-shop" provision, and agreement in principle on the scope of remedies related to a breach by the financing sources of the debt commitment letter.

        On March 31, 2011, the Global Crossing audit committee held a telephonic meeting to review financial and accounting due diligence reports.

        On April 1, 2011, the board of directors of Global Crossing held a telephonic and in-person meeting at the New York office of Global Crossing to discuss preliminary material deal terms, the status of discussions with Level 3 on the proposed business combination transaction and due diligence. Members of Global Crossing's senior management team and representatives of Latham & Watkins, Goldman Sachs and Appleby were in attendance for the meeting. Global Crossing senior management discussed the strategic rationale of the business combination, including enhanced operational and financial scale and synergies; possible strategic alternatives; due diligence findings; and potential regulatory approvals. Representatives of Goldman Sachs discussed material financial terms and preliminary financial analyses of the proposed business combination transaction. Representatives of Latham & Watkins discussed high-level terms and conditions of the amalgamation agreement. Representatives of Appleby discussed fiduciary duties and other Bermuda law considerations. Directors were given an opportunity to ask questions of members of management of Global Crossing and representatives of Goldman Sachs, Latham & Watkins and Appleby. An extensive discussion followed. The board of directors authorized management to continue discussions and negotiations with Level 3.

        On April 2, 2011, Willkie Farr distributed a revised draft of the amalgamation agreement to Global Crossing and its advisors, incorporating provisions agreed upon by the parties on the evening of March 31, 2011. Also on April 2, 2011, Cravath, Swaine & Moore LLP (which we refer to as Cravath), legal counsel to BAML and Citi in their capacity as financing sources, distributed revised drafts of a commitment letter, fee letter and engagement letter to Level 3 and its advisors.

        On April 4, 2011, Latham & Watkins distributed a revised draft of the amalgamation agreement to Level 3 and its advisors. Also on April 4, 2011, STT's counsel, Latham & Watkins Singapore, delivered a revised draft of the voting agreement to Level 3 and its advisors.

        On April 5, 2011, Cravath distributed revised drafts of the commitment letter, fee letter and engagement letter to Level 3 and its advisors. Level 3 subsequently shared such drafts with Global Crossing and its advisors. Representatives of Latham & Watkins discussed with representatives of Willkie Farr the terms and conditions of the draft financing commitment papers prepared by Cravath, and subsequently members of Global Crossing's senior management discussed such terms and conditions with representatives of Latham & Watkins and Goldman Sachs. Following such conversations, representatives of Latham & Watkins distributed comments on the drafts of the financing commitment papers to Willkie Farr.

        Also on April 5, 2011, representatives from Latham & Watkins and Willkie Farr met at Willkie Farr's New York office to discuss the amalgamation agreement with representatives from Level 3 and Global Crossing joining by telephone. Among other items, the parties discussed expanding the parameters pursuant to which the $120 million termination fee would be payable to include a willful breach of the financing commitments by Level 3's financing sources and providing for certain mutual operating flexibility during the period between signing the amalgamation agreement and consummation of the amalgamation.

        Throughout the day on April 6, 2011, representatives of Latham & Watkins and representatives of Willkie Farr negotiated with representatives of Cravath to revise terms of the financing commitment papers. In the evening on April 6, 2011, representatives of Willkie Farr discussed with representatives of Latham & Watkins certain open items on the amalgamation agreement, including a proposal by Level 3 for the $120 million termination fee payable upon termination due to willful breach by Level 3's financing sources to be limited to $70 million plus the excess, up to $120 million in the aggregate, to be recovered against the financing sources, and clarified certain items related to potential regulatory approvals. Later that evening, Willkie Farr delivered a revised draft of the amalgamation agreement to Global Crossing and its advisors, and subsequently representatives of Willkie Farr discussed the revised draft of the amalgamation agreement with representatives of Latham & Watkins, including the circumstances pursuant to which the $120 million termination fee would be payable and the mechanics of a proposed "marketing period" to permit the financing sources sufficient opportunity to market the debt financing prior to closing.

        Also on April 6, 2011, Willkie Farr delivered a revised draft of the voting agreement to STT and its advisors, and Willkie Farr delivered a draft of Level 3's rights agreement to Global Crossing and its advisors.

        On the morning of April 7, 2011, the Global Crossing audit committee met in person at the offices of Latham & Watkins in New York to review financial and accounting due diligence results, and discussed such results with members of management of Global Crossing.

        Later on April 7, 2011, the board of directors of Global Crossing met telephonically and in person at the offices of Latham & Watkins in New York. Members of Global Crossing's senior management team and representatives of Latham & Watkins, Appleby and Goldman Sachs were in attendance for the meeting. Members of management reviewed additional due diligence findings regarding cost and potential revenue synergies, human resources matters, contingent liabilities, financial projections, capital structure and necessary regulatory approvals. Representatives of Goldman Sachs discussed material financial terms and preliminary financial analyses of the proposed transaction. Representatives of Latham & Watkins discussed in detail the terms and conditions of the amalgamation agreement, including the remaining open items relating to financing and closing certainty. Directors were given an opportunity to ask questions of members of management of Global Crossing and representatives of Goldman Sachs, Latham & Watkins and Appleby. The directors then engaged in a discussion regarding the relative merits of the transaction. The board of directors authorized management to continue discussions and negotiations with Level 3. Also on April 7, 2011, STT's counsel delivered a revised draft of a unanimous written consent of STT Crossing, the sole holder of shares of Global Crossing convertible preferred stock, approving the entry into the amalgamation agreement by Global Crossing.

        Later in the evening on April 7, 2011, members of Global Crossing's senior management team discussed the remaining material open terms of the amalgamation agreement, which primarily related to the circumstances in which the $120 million financing fee would be payable, the mechanics of the marketing period and the interim operating covenants, with members of Level 3's senior management team.

        On April 8, 2011, Willkie Farr delivered a revised draft of the amalgamation agreement to Global Crossing and its advisors. Later that afternoon, members of Global Crossing's senior management team and representatives of Latham & Watkins met with members of Level 3's senior management team and representatives of Willkie Farr at Willkie Farr's New York office to discuss the revised amalgamation agreement.

        Early in the morning on April 9, 2011, Latham & Watkins delivered a revised draft of the amalgamation agreement to Level 3 and its advisors. Also on April 9, 2011, the board of directors of Global Crossing met telephonically to take action on the proposed amalgamation. Members of Global Crossing's senior management team and representatives of Latham & Watkins and Goldman Sachs were in attendance for the meeting. Representatives of Goldman Sachs discussed material financial terms and financial analyses of the transaction. At the meeting, representatives of Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the board of directors, that as of April 10, 2011 and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio pursuant to the amalgamation agreement was fair, from a financial point of view, to the holders (other than Level 3 and its affiliates) of the shares of Global Crossing's common stock. Representatives of Latham & Watkins reviewed the changes to the amalgamation agreement since the April 7, 2011 Global Crossing board of directors meeting. Directors were given an opportunity to ask questions of members of management of Global Crossing and representatives of Goldman Sachs and Latham & Watkins. Discussion followed. The board of directors then resolved, by unanimous vote, that the amalgamation is in the best interest of Global Crossing and its shareholders and the board of directors approved the amalgamation agreement and the amalgamation and the other transactions contemplated thereby. The board of directors also recommended that the shareholders adopt the amalgamation agreement, and resolved that the amalgamation agreement be submitted for consideration by the shareholders at a special meeting of shareholders in accordance with all applicable laws and regulations.

        On April 9, 2011, the board of directors of Level 3 held a special meeting to take action on the proposed amalgamation. At the meeting members of senior management of Level 3 updated the board on the negotiation of the proposed amalgamation with the management of Global Crossing, and reviewed the valuation of Global Crossing. Representatives of Rothschild Inc. (which we refer to as Rothschild and which was engaged by Level 3 on April 3, 2011 solely for the purpose of providing a fairness opinion with respect to the exchange ratio in the amalgamation agreement to the Level 3 board of directors) reviewed their financial analysis of the exchange ratio provided for in the proposed amalgamation and answered questions from the directors. Rothschild then delivered its oral opinion, subsequently confirmed in writing, to the Level 3 board that based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild as set forth in its opinion, the exchange ratio proposed in the amalgamation agreement was, as of the date of the opinion, fair, from a financial point of view, to Level 3. After additional discussions and deliberations, the Level 3 board unanimously determined that the amalgamation agreement, the amalgamation and the other transactions contemplated by the amalgamation agreement, including the Level 3 stock issuance and the adoption of the Level 3 charter amendment, were advisable and fair to and in the best interests of Level 3 and its stockholders and approved the amalgamation agreement, the amalgamation and the other transactions contemplated by the amalgamation agreement. The Level 3 board also resolved unanimously to recommend to Level 3's stockholders that they vote to approve the Level 3 stock issuance and approve the adoption of the Level 3 charter amendment.

        During April 9, 2011 and April 10, 2011, the parties and their counsel finalized the amalgamation agreement and the schedules and exhibits thereto.

        On April 10, 2011, STT Crossing and Level 3 executed and delivered the stockholder agreement and the voting agreement, and STT Crossing executed and delivered the unanimous written consent approving the entry into the amalgamation agreement by Global Crossing. Concurrently, Level 3, Amalgamation Sub and Global Crossing executed and delivered the amalgamation agreement and the financing sources executed and delivered the debt commitment letters.

        On April 11, 2011, the parties issued a joint press release announcing the amalgamation at approximately 7:30 a.m. (Eastern Time). Also on that date, the management teams of both Level 3 and Global Crossing conducted a conference call with analysts and investors regarding the proposed transaction.

Global Crossing's Reasons for the Amalgamation; Recommendation of Global Crossing's Board of Directors

        At a meeting held on April 9, 2011, the board of directors of Global Crossing, by a unanimous vote, (i) determined that the amalgamation is in the best interests of Global Crossing and its shareholders, (ii) approved the execution, delivery and performance by Global Crossing of the amalgamation agreement, including the amalgamation, and (iii) resolved that the amalgamation agreement be submitted for consideration by the shareholders of Global Crossing at a special meeting of shareholders and recommended that Global Crossing's shareholders vote to adopt the amalgamation agreement. In making its recommendation, the Global Crossing board of directors consulted with its legal and financial advisors and its senior management team at various times, and considered a number of factors, including the following principal factors that the Global Crossing board of directors believes support such determinations, approvals, resolutions and recommendations:

  •
  the expectation that the amalgamation will create a more competitive global communications company than Global Crossing could create on a standalone basis, primarily because the combined business will have the potential of becoming a leading global communication company with a portfolio of intercontinental, intercity and metro fiber assets, a broad array of products and services and a diverse set of customer groups;

  •
  management's estimate, consistent with Level 3's management's estimate, that the combination of Global Crossing and Level 3 would over time create significant savings in both expenditures and annualized capital expenditures;

  •
  management's belief that the combined business would have enhanced operational and financial scale, in part as a result of synergies;

  •
  the expectation that the amalgamation would provide improved investment liquidity for Global Crossing shareholders based in part on the significantly greater daily trading volume of Level 3 common stock as compared to that of Global Crossing common shares;

  •
  the current and prospective competitive climate of the communications industry in which Global Crossing and Level 3 operate, including: increasing competition and potential consolidation of other communication services providers, as well as the effect of such factors on the strategic alternatives reasonably available to Global Crossing if it did not pursue the amalgamation;

  •
  the oral opinion, subsequently confirmed in writing, of Goldman Sachs delivered to the board of directors that, as of April 10, 2011 and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio pursuant to the amalgamation agreement was fair, from a financial point of view to the holders (other than Level 3 and its affiliates) of the outstanding Global Crossing common shares, as well as the related financial analyses presented by Goldman Sachs to the board of directors, as more fully described below in "The Amalgamation—Opinion of Global Crossing's Financial Advisor" beginning on page 70;

  •
  the historical stock prices of Level 3 and Global Crossing, including that the implied value of the exchange ratio based on the closing price per share of Level 3 common stock on April 8, 2011 represented:

  •
  a premium of 55.7% based on the April 8, 2011 closing price per Global Crossing common share of $14.80;

  •
  a premium of 61.1% based on the three month average closing price per Global Crossing common share of $14.30;

  •
  a premium of 65.7% based on the six month average closing price per Global Crossing common share of $13.90; and

  •
  a premium of 72.6% based on the twelve month average closing price per Global Crossing common share of $13.35.

  •
  the potential for appreciation in value of Level 3 common stock following the completion of the amalgamation, and the opportunity for Global Crossing shareholders receiving shares of Level 3 common stock in the amalgamation to participate in this appreciation;

  •
  the likelihood that the amalgamation would be completed, based on, among other things:

  •
  the fact that Level 3 had obtained committed debt financing for the transaction, the limited number and nature of the conditions to the debt financing, the reputation of the financing sources and the obligation of Level 3 to use its commercially reasonable efforts to obtain the debt financing;

  •
  the absence of a financing condition in the amalgamation agreement;

  •
  the likelihood of obtaining regulatory approvals that are required to close the amalgamation;

  •
  the fact that the amalgamation agreement provides that, in the event of a failure of the amalgamation to be consummated under certain circumstances, Level 3 will pay Global Crossing a termination fee of $70 million, which under certain circumstances would be increased to $120 million, plus Global Crossing and its affiliates' expenses up to $5 million (and, under certain circumstances, up to $10 million), as described under "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 128, without Global Crossing having to establish any damages; and

  •
  Global Crossing's ability, under certain circumstances pursuant to the amalgamation agreement, to seek specific performance to prevent breaches of the amalgamation agreement, as described under "The Amalgamation Agreement—Specific Performance" beginning on page 131 and to enforce specifically the terms of the amalgamation agreement; and

  •
  the other terms and conditions of the amalgamation agreement and the course of negotiations of the amalgamation agreement, including the nature of the parties' representations, warranties and covenants and provisions regarding deal certainty. The Global Crossing board of directors believed, after reviewing the amalgamation agreement with its legal advisors, that the amalgamation agreement offered reasonable assurances as to the likelihood of consummation of the amalgamation, did not impose unreasonable burdens on Global Crossing and would not preclude a superior proposal. In particular, the Global Crossing board of directors noted:

  •
  Global Crossing would have the ability to engage in discussions or negotiations with a person making an unsolicited takeover proposal, and furnish information pursuant to an acceptable confidentiality agreement to such person, if the Global Crossing board of directors determines in good faith by a majority vote that such takeover proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal;

  •
  the ability of the Global Crossing board of directors, under certain circumstances, to withdraw, modify or amend its recommendation that its shareholders vote to adopt the amalgamation agreement;

  •
  Global Crossing's ability to terminate the amalgamation agreement to enter into a superior proposal, subject to certain conditions (including the right of Level 3 to have an opportunity to match the superior proposal), provided that Global Crossing concurrently pays a $50 million termination fee plus Level 3's expenses (capped at $5 million plus the amount of the financing expenses actually paid prior to termination) in the event of a termination to enter into a superior proposal, as described under "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 128;

  •
  that the $70 million or $120 million termination fee payable by Level 3 would become payable in certain circumstances, as described under "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 128;

  •
  the closing conditions to the amalgamation, including the fact that the obligations of Level 3 and Amalgamation Sub under the amalgamation agreement are not subject to a financing condition;

  •
  the covenants of Level 3 with respect to the maintenance of certain levels of compensation and benefits for employees of Global Crossing following the completion of the amalgamation as described under "The Amalgamation Agreement—Employee Benefits Matters" beginning on page 119; and

  •
  the rights of dissenting shareholders, if any, to demand to be paid the fair value of their Global Crossing common shares under Section 106 of the Companies Act 1981 of Bermuda (which we refer to as the Companies Act).

        In addition to considering the factors described above, Global Crossing's board of directors also considered the following factors:

  •
  its knowledge of Global Crossing's business, financial condition, results of operations and prospects as well as Level 3's business, financial condition, results of operations and prospects, taking into account the results of Global Crossing's due diligence review of Level 3;

  •
  the projected financial results of Global Crossing through 2015 as a standalone company;

  •
  that the fixed exchange ratio of 16 shares of Level 3 common stock for each Global Crossing common share and share of Global Crossing convertible preferred stock (on an as-converted to Global Crossing common shares basis), by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Level 3's stock price prior to completion of the amalgamation;

  •
  the review by the Global Crossing board of directors, in consultation with Global Crossing's legal and financial advisors, of the structure of the amalgamation and terms and conditions of the amalgamation agreement, including certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Global Crossing and Level 3; and

  •
  the timing considerations with respect to the completion of the amalgamation.

        The Global Crossing board of directors also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the amalgamation:

  •
  the challenges inherent in combining the business, operations and workforces of two global communication services providers, including the interaction of product and service lines, sales teams, service delivery processes, cash management processes, operating and business support systems and other critical business functions;

  •
  the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated performance or capturing anticipated operational synergies and cost savings between Global Crossing and Level 3 and the risk that other anticipated benefits might not be realized;

  •
  the substantial costs to be incurred in connection with the amalgamation, including the substantial cash and other costs of integrating the businesses of Global Crossing and Level 3, as well as the transaction expenses arising from the amalgamation;

  •
  the potential negative effect that the pendency of the amalgamation, or a failure to complete the amalgamation, could have on Global Crossing's business and relationships with its employees, customers, suppliers, regulators and the communities in which it operates;

  •
  the risk that governmental entities may not approve the amalgamation, or may impose conditions on Global Crossing or Level 3 in order to gain approval for the amalgamation that may adversely impact the ability of the combined business to realize the synergies that are projected to occur in connection with the amalgamation;

  •
  the risk that the proposed amalgamation would not occur if the financing contemplated by the debt commitment letter, described under "The Amalgamation—Financing Related to the Amalgamation" beginning on page 104, is not obtained, as Level 3 may not on its own possess sufficient funds to refinance Global Crossing's indebtedness and complete the transaction;

  •
  the risk that certain key members of senior management might choose not to remain employed with Global Crossing prior to the completion of the amalgamation or with the combined business after the amalgamation;

  •
  the restrictions on the conduct of Global Crossing's business prior to the completion of the proposed amalgamation, which may delay or prevent Global Crossing from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations pending completion of the proposed amalgamation, including financing activities;

  •
  the possibility that the amalgamation might not be completed, or that completion might be unduly delayed for reasons beyond Global Crossing's and/or Level 3's control, and the potential negative impact that may have on Global Crossing's business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

  •
  the possibility that the amounts that may be payable by Global Crossing upon the termination of the amalgamation agreement could discourage other potential acquirors from making a bid to acquire Global Crossing, including the termination fee of $50 million and up to $5 million of Level 3's expenses plus the amount of the financing expenses actually paid prior to termination if the amalgamation agreement is terminated under certain circumstances set forth in the amalgamation agreement, including due to a superior proposal for Global Crossing or if Global Crossing intentionally and materially breaches the "no-shop" provisions in the amalgamation agreement;

  •
  the fact that if the proposed amalgamation is not completed under certain circumstances, Global Crossing will be required to pay its expenses associated with the amalgamation agreement, the amalgamation and the other transactions contemplated by the amalgamation agreement and 50% of Level 3's financing expenses, as well as, under the circumstances discussed above, Level 3's other expenses (capped at $5 million plus the amount of the financing expenses actually paid) and the $50 million termination fee;

  •
  risks associated with Level 3's substantial indebtedness and the anticipated need to refinance such indebtedness as it comes due; and

  •
  the other risks of the type and nature described under "Risk Factors" beginning on page 41 and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 39.

        In considering the recommendation of the Global Crossing board of directors with respect to the proposal to adopt the amalgamation agreement, you should be aware that Global Crossing directors, non-employee members of the Executive Committee and executive officers may have interests in the amalgamation that are different from, or in addition to, yours. The Global Crossing board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the amalgamation agreement and the amalgamation, and in recommending that the amalgamation agreement be adopted by the shareholders of Global Crossing. See the section entitled "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation" beginning on page 79.

        The foregoing discussion of the information and factors considered by the board of directors of Global Crossing in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the amalgamation and the complexity of these matters, the board of directors of Global Crossing did not find it practicable to, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The board of directors of Global Crossing considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

        The Global Crossing board of directors recommends that you vote "FOR" the proposal to adopt the amalgamation agreement, "FOR" the proposal to adjourn the Global Crossing special meeting, if necessary, to solicit additional proxies and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the amalgamation.

Opinion of Global Crossing's Financial Advisor

  Opinion of Goldman, Sachs & Co.

        Goldman Sachs rendered its opinion to the board of directors of Global Crossing that, as of April 10, 2011 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the amalgamation agreement was fair from a financial point of view to the holders (other than Level 3 and its affiliates) of Global Crossing's common shares.

        The full text of the written opinion of Goldman Sachs, dated April 10, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Global Crossing in connection with its consideration of the amalgamation. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Global Crossing's common shares should vote with respect to the amalgamation or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the amalgamation agreement;

  •
  annual reports to shareholders and annual reports on Form 10-K of Global Crossing for the five fiscal years ended December 31, 2010;

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  annual reports to shareholders and annual reports on Form 10-K of Level 3 for the five fiscal years ended December 31, 2010;

  •
  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Global Crossing and Level 3;

  •
  certain other communications from Global Crossing and Level 3 to their respective shareholders;

  •
  certain publicly available research analyst reports for Global Crossing and Level 3;

  •
  certain internal financial analyses and forecasts for Global Crossing and Level 3 prepared by Global Crossing's management, in each case as approved for Goldman Sachs' use by Global Crossing (which we refer to as the forecasts) and certain cost savings and operating synergies projected by the management of Global Crossing to result from the amalgamation, as approved for Goldman Sachs' use by Global Crossing (which we refer to as the synergies); and

  •
  certain internal financial analyses and forecasts for Level 3 prepared by its management.

        Goldman Sachs also held discussions with members of the senior managements of Global Crossing and Level 3 regarding their assessment of the strategic rationale for, and the potential benefits of, the amalgamation and the past and current business operations, financial condition, and future prospects of their respective companies; reviewed the reported price and trading activity for Global Crossing common shares and Level 3 common stock; compared certain financial and stock market information for Global Crossing and Level 3 with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the board of directors of Global Crossing that the forecasts and the synergies were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the management of Global Crossing. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Global Crossing or Level 3 or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Global Crossing or Level 3 or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the amalgamation will be obtained without any adverse effect on Global Crossing or Level 3 or on the expected benefits of the amalgamation in any way meaningful to its analysis. Goldman Sachs has also assumed that the amalgamation will be consummated on the terms set forth in the amalgamation agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Global Crossing to engage in the amalgamation or the relative merits of the amalgamation as compared to any strategic alternatives that may be available to Global Crossing; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Level 3 and its affiliates) of outstanding Global Crossing common shares, as of April 10, 2011, of the exchange ratio pursuant to the amalgamation agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the amalgamation agreement or the amalgamation or any term or aspect of any other agreement or instrument contemplated by the amalgamation agreement or entered into or amended in connection with the amalgamation, including, without limitation, the stockholder agreement (including, but not limited to, the preemptive rights, board representation rights and transfer restrictions provided therein); the fairness of the amalgamation to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Global Crossing, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Global Crossing or class of such persons in connection with the amalgamation, whether relative to the exchange ratio pursuant to the amalgamation agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Level 3 common stock will trade at any time or as to the impact of the amalgamation on the solvency or viability of Global Crossing or Level 3 or the ability of Global Crossing or Level 3 to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, April 10, 2011. Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Global Crossing in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 8, 2011, which was the last business day prior to the date that Goldman Sachs delivered its opinion to the board of directors of Global Crossing, and is not necessarily indicative of current market conditions.

  Historical Stock Trading Analysis and Implied Historical Exchange Ratio

        Goldman Sachs analyzed the implied price per share of Global Crossing common shares represented by the exchange ratio pursuant to the amalgamation agreement, based on the closing price per share of Level 3 common stock on April 8, 2011, in relation to the historical trading price of Global Crossings' common shares. This analysis indicated that the implied price per share of $23.04, obtained by multiplying the $1.44 price per share of Level 3 common stock on April 8, 2011 by the exchange ratio, represented:

  •
  a premium of 55.7% based on the April 8, 2011 closing price per Global Crossing common share of $14.80;

  •
  a premium of 61.1% based on the 3 month average closing price per Global Crossing common share of $14.30;

  •
  a premium of 65.7% based on the 6 month average closing price per Global Crossing common share of $13.90; and

  •
  a premium of 72.6% based on the 12 month average closing price per Global Crossing common share of $13.35.

        Goldman Sachs also analyzed the implied historical exchange ratio based on the highest and lowest daily closing prices of each of Global Crossing and Level 3 during the one-year period ending April 8, 2011. Goldman Sachs calculated a range of implied historical exchange ratios by dividing the highest and lowest daily closing prices per Global Crossing common share during such one year period, respectively, by the highest and lowest daily closing prices per share of Level 3 common stock during such one-year period, respectively. This analysis resulted in a range of implied exchange ratios of 10.73x to 11.88x.

  Selected Companies Analysis

        Goldman Sachs reviewed and compared certain financial information for Global Crossing and Level 3 to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the telecommunications industry:

  •
  Cogent Communications Group, Inc.;

  •
  AboveNet, Inc.;

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  tw telecom inc.;

  •
  Colt Group SA;

  •
  Paetec Holding Corp.; and

  •
  Cable & Wireless Worldwide, plc (which we refer to collectively as the selected companies).

        Although none of the selected companies is directly comparable to Global Crossing or Level 3, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Global Crossing and Level 3. With respect to each of the selected companies, Goldman Sachs calculated the following multiples and compared them to the results for Global Crossing and Level 3:

  •
  enterprise value (which we refer to as EV), which is the market value of common equity on a diluted basis (including outstanding warrants, options, restricted stock units and in-the-money convertible securities) plus the par value of total debt, preferred equity and minority interest less cash and cash equivalents per the latest publicly available financial statements, as a multiple of estimated 2011 fiscal year earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as adjusted EBITDA); and

  •
  EV as a multiple of estimated 2011 adjusted EBITDA less capital expenditures (which we refer to as cap ex).

        The calculations for the selected companies, Global Crossing and Level 3 were based on the closing prices per share of their respective common shares/stock on April 8, 2011, information from SEC filings and adjusted EBITDA and cap ex estimates from publicly available research analyst reports and, in the case of Global Crossing and Level 3, the forecasts. The results of these analyses are summarized as follows:

Company	EV / Estimated 2011 Adjusted EBITDA		EV / Estimated 2011 Adjusted EBITDA—cap ex
Global Crossing	5.4	x	13.2	x
Level 3	9.4	x	18.5	x
Average of selected companies	6.3	x	17.0	x
High of selected companies	8.5	x	29.7	x
Low of selected companies	2.8	x	5.3	x

  Illustrative Discounted Cash Flow Analysis

        Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis for Global Crossing. Goldman Sachs calculated indications of net present value of free cash flows for Global Crossing for the years 2011 to 2015 using a discount rate of 10.50%, reflecting estimates of Global Crossing's weighted-average cost of capital. Goldman Sachs then calculated implied prices per Global Crossing common share on a fully diluted basis using illustrative terminal values based on illustrative perpetuity growth rates ranging between 2.00% and 3.00%. These illustrative terminal values were then discounted using an illustrative discount rate of 10.50%. This analysis resulted in a range of illustrative per share value indications of $24.30 to $28.32.

        In addition, using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis for Level 3. Goldman Sachs calculated indications of net present value of free cash flows for Level 3 for the years 2011 to 2015 using a discount rate of 10.00%, reflecting estimates of Level 3's weighted average cost of capital. Goldman Sachs then calculated implied prices per share of Level 3 common stock on a fully diluted basis using an illustrative terminal values based on illustrative perpetuity growth rates ranging between 2.00% and 3.00%. These illustrative terminal values were then discounted using illustrative discount rate of 10.00%. This analysis resulted in a range of illustrative per share value indications of $1.47 to $1.96.

        These illustrative per share value indications based on a discounted cash flow analysis resulted in a range of implied exchange ratios of 14.47x to 16.48x.

  Present Value of Future Share Price Analysis

        Goldman Sachs performed an illustrative analysis of the implied present value of the future price per Global Crossing common share and share of Level 3 common stock using the forecasts, which is designed to provide an indication of the present value of a theoretical future value of a company's equity.

        Goldman Sachs first calculated the implied future values per share as of year-end 2012 by applying EV / adjusted EBITDA multiples to the estimated 2013 adjusted EBITDA, subtracting total indebtedness and adding cash and cash equivalents expected as of year-end 2012 to determine the implied equity value for each of Global Crossing and Level 3, and then divided the implied equity value by the fully diluted share count to determine the implied future values per share. These implied future values per share were then discounted back to April 8, 2011 using a discount rate of 14.0%, reflecting an estimate of Global Crossing's and Level 3's costs of equity.

        Using EV / adjusted estimated 2013 EBITDA multiples of 4.9x-5.9x, this analysis resulted in a range of illustrative per share values for Global Crossing of $17.44 to $23.22. Using EV / adjusted estimated EBITDA multiples of 8.4x-10.4x, this analysis resulted in a range of illustrative per share values for Level 3 of $1.50 to $2.26.

        These illustrative per share value indications based on a present value of future share price analysis resulted in a range of implied exchange ratios of 10.27x to 11.60x.

  Illustrative Future Share Price Analysis

        Using the forecasts and synergies, Goldman Sachs performed an illustrative future share price analysis of common stock of Global Crossing and, assuming a transaction at the contemplated 16.0x exchange ratio, the combined business. This analysis is designed to provide an indication of the future value of a company's equity as a function of such company's assumed EV to adjusted EBITDA multiple. For this analysis, Goldman Sachs used certain financial information from the forecasts for each of the fiscal years 2011 to 2014. Goldman Sachs calculated the implied values per share of common stock of Global Crossing and the combined business for each of the fiscal years 2011 to 2014 by applying (i) EV to an adjusted EBITDA multiple of 5.4x for Global Crossing and 8.1x for the combined business (using estimated EBITDA synergies of between $300 million and $350 million) and (ii) adjusted EBITDA less cap ex multiple of 13.2x for Global Crossing and 17.0x for the combined business (using EBITDA and cap ex synergies of between $336 million and $386 million). The following are the results of this analysis:

Fiscal Year	Illustrative Future Share Price (EV/Adjusted EBITDA)		Illustrative Future Share Price (EV/Adjusted EBITDA less cap ex)
2011 - 2014	Global Crossing $19.03 - $42.87	Combined Business $30.60 - $68.73	Global Crossing $19.65 - $63.66	Combined Business $38.74 - $100.45

  Selected Transactions Analysis

        Goldman Sachs analyzed certain information relating to the following selected transactions in the telecommunications industry:

  •
  SBC Communications, Inc.'s acquisition of AT&T, announced on January 31, 2005;

  •
  Verizon Communications Inc.'s acquisition of MCI, Inc., announced on February 14, 2005;

  •
  Level 3's acquisition of WilTel Communications Group, announced on October 30, 2005; and

  •
  Level 3's acquisition of Broadwing Corporation, announced on October 17, 2006;

        While none of the businesses or companies that participated in these selected transactions are directly comparable to Global Crossing or Level 3's current businesses and operations, the businesses and companies that participated in the selected transactions are businesses and companies with operations that, for the purposes of analysis, may be considered similar to certain of Global Crossing or Level 3's current results, market size, product profile and end market exposure.

        For each of the selected transactions, Goldman Sachs calculated and compared, based on publicly available information, the EV of the transaction as a multiple of the one-year forward adjusted EBITDA excluding synergies and including synergies. The following table presents the results of this analysis:

Multiple	Selected Transactions Range
1-year forward adjusted EBITDA (excluding synergies)	3.8x - 44.4x
1-year forward adjusted EBITDA (including synergies)	2.5x - 5.4x
Median 1-year forward adjusted EBITDA (excluding / including synergies)	7.1x / 2.9x

        Assuming the 16.0x transaction exchange ratio and using the forecasts, the transaction would result in a 1-year forward adjusted EBITDA multiple of 7.1x (excluding synergies) and a 1-year forward adjusted EBITDA multiple of 3.9x (including synergies).

  Premiums Paid Analysis

        Goldman Sachs analyzed certain publicly available information relating to all-stock mergers, from January 1, 2002 through April 8, 2011, valued at over $1 billion and involving U.S. public companies as both merger parties (excluding certain transactions with negative premia and transactions with unique, idiosyncratic fact patterns). Goldman Sachs calculated the implied price per share represented by the exchange ratio, based on the last closing price per share of the acquiror's common stock before announcement of the transaction, in relation to the closing trading price of the target company's common stock four weeks earlier. Based on these calculations, the median premium for these transactions was 25.4% and the average premium was 27.5%. Based on the 16.0x exchange ratio, the closing price per share of Level 3 common stock on April 8, 2011 and the closing price per Global Crossing common share of $14.83 on the date four weeks prior to April 8, 2010, the transaction implied a premium of 55.4%.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Global Crossing or Level 3 or the amalgamation.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the board of directors of Global Crossing that, as of April 10, 2011 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the amalgamation agreement was fair from a financial point of view to the holders (other than Level 3 and its affiliates) of Global Crossing's common shares. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Global Crossing, Level 3, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The exchange ratio was determined through arm's-length negotiations between Global Crossing and Level 3 and was approved by the board of directors of Global Crossing. Goldman Sachs provided advice to Global Crossing during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Global Crossing or its board of directors or recommend that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

        As described above, Goldman Sachs' opinion to the board of directors of Global Crossing was one of many factors taken into consideration by the board of directors of Global Crossing in making its determination to approve the amalgamation agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

        Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Global Crossing, Level 3 and any of their respective affiliates and third parties, including STT Crossing, Temasek Holdings (Private) Limited (which we refer to as Temasek) and any of their respective affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the amalgamation agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Global Crossing in connection with, and participated in certain of the negotiations leading to, the amalgamation agreement. Goldman Sachs has provided certain investment banking and other financial services to Global Crossing and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including having acted as joint book-running manager with respect to a public offering of 12.00% Notes due 2015 (aggregate principal amount $750 million) by Global Crossing in September 2009; joint book-running manager with respect to Global Crossing's open market repurchase of 9.875% Notes due 2017 (aggregate amount of $225 million) in September 2009; and joint book-running manager with respect to a public offering of Global Crossing's 9.00% Notes due 2019 (aggregate principal amount $150 million) in October 2010. Goldman Sachs has also provided certain investment banking and other financial services to Temasek and its affiliates and its portfolio companies from time to time for which its investment banking division has received, and may receive, compensation, including having acted as joint book running manager with respect to a public offering of 4.30% Investment Grade Notes (aggregate amount of $1.0 billion) by Temasek in October 2009; joint book-running manager with respect to a public offering of 5.375% Investment Grade Notes (aggregate amount of $500 million) by Temasek in November 2009; and joint book-running manager with respect to a public offering of 4.20% Investment Grade Notes (aggregate amount of $1.0 billion) by Temasek in August 2010. Goldman Sachs may also in the future provide investment banking services to the Global Crossing, Level 3 and their respective affiliates and Temasek, STT Crossing and their respective affiliates and portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Temasek, STT Crossing and their respective affiliates and portfolio companies and may have invested in limited partnership units of affiliates of Temasek and STT Crossing from time to time and may do so in the future

        The board of directors of Global Crossing selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the amalgamation. Pursuant to a letter agreement dated March 29, 2011, Global Crossing engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Global Crossing has agreed to pay Goldman Sachs a transaction fee of 0.065% of the aggregate consideration, which, as of the date of the amalgamation agreement was approximately $22 million, $20 million of which is contingent upon consummation of the transaction and $2 million of which became payable upon announcement of the amalgamation, and, in addition, Global Crossing may elect to pay Goldman Sachs an incentive fee of 0.1% of the aggregate consideration paid in the transaction at its sole discretion. Global Crossing has agreed to reimburse Goldman Sachs for its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement.

Certain Global Crossing Prospective Financial Information

        Global Crossing does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Global Crossing is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Global Crossing in connection with the amalgamation, Global Crossing's management prepared and provided to Level 3, as well as to Goldman Sachs and Rothschild in connection with their respective evaluation of the fairness of the amalgamation consideration, non-public, internal financial forecasts regarding Global Crossing's projected future operations for the 2011 through 2015 fiscal years. Global Crossing has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Global Crossing board of directors for purposes of evaluating the amalgamation. The Global Crossing board of directors also considered non-public, financial forecasts prepared by Level 3 regarding Level 3's anticipated future operations for the 2011 through 2015 fiscal years for purposes of evaluating Level 3 and the amalgamation. See "The Amalgamation—Certain Level 3 Prospective Financial Information" beginning on page 98 for more information about the forecasts prepared by Level 3.

        The Global Crossing internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, generally accepted accounting principles in the United States. Ernst & Young LLP has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Global Crossing's historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the amalgamation and the transactions contemplated in connection with the amalgamation, but because these internal financial forecasts were provided by Global Crossing to Level 3 and Goldman Sachs and Rothschild.

        While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Global Crossing's businesses) that are inherently subjective and uncertain and are beyond the control of Global Crossing's management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Global Crossing's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the "Risk Factors" section of Global Crossing's Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

        The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Global Crossing, Level 3 or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Global Crossing, Level 3 or their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. Global Crossing does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Global Crossing or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding Global Crossing's ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Global Crossing has made no representation to Level 3, in the amalgamation agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the amalgamation. Global Crossing urges all stockholders to review Global Crossing's most recent SEC filings for a description of Global Crossing's reported financial results.

	Fiscal Year
($ in millions)	2011E	2012E	2013E	2014E	2015E
Revenue	$2,765	$2,935	$3,149	$3,395	$3,670
% growth	6.0%	6.1%	7.3%	7.8%	8.1%
Adjusted EBITDA(1)	$440	$521	$626	$743	$872
% growth	4.7%	18.5%	20.2%	18.6%	17.5%
% margin	15.9%	17.8%	19.9%	21.9%	23.8%

(1)
Adjusted EBITDA is pre non-cash stock based compensation

Adjustments

  The Level 3 Management Case for Global Crossing

        Level 3's management made adjustments to the financial forecasts provided by Global Crossing. The Level 3 management case for Global Crossing was created by Level 3's management to reflect more conservative future performance by Global Crossing. Both the financial forecasts provided by Global Crossing and this adjusted forecast were presented by Level 3's management to its board of directors and to Rothschild.

	Fiscal Year
($ in millions)	2011E	2012E	2013E	2014E	2015E
Revenue	$2,717	$2,856	$3,027	$3,219	$3,417
% growth	4.1%	5.1%	6.0%	6.3%	6.2%
Adjusted EBITDA(1)	$438	$478	$560	$648	$736
% growth	4.3%	9.1%	17.2%	15.7%	13.6%
% margin	16.1%	16.7%	18.5%	20.1%	21.5%

(1)
Adjusted EBITDA is pre non-cash stock based compensation

Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation

        In considering the recommendation of the Global Crossing board of directors that you vote to approve and adopt the amalgamation agreement and the amalgamation, you should be aware that aside from their interests as Global Crossing shareholders, Global Crossing's directors, non-employee members of the Executive Committee and executive officers have interests in the amalgamation that are different from, or in addition to, those of other Global Crossing shareholders generally. The members of Global Crossing's board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the amalgamation agreement and the amalgamation, and in recommending to the Global Crossing shareholders that the amalgamation agreement and the amalgamation be adopted. See the section entitled "The Amalgamation—Background of the

Amalgamation" beginning on page 57, and the section entitled "The Amalgamation—Global Crossing's Reasons for the Amalgamation; Recommendation of Global Crossing's Board of Directors" beginning on page 66. Global Crossing's shareholders should take these interests into account in deciding whether to vote "FOR" the approval and adoption of the amalgamation agreement and the amalgamation.

        As described in more detail below, the interests of Global Crossing's directors, non-employee members of the Executive Committee and executive officers in the amalgamation that are different from, or in addition to, those of other Global Crossing shareholders may include:

  •
  the accelerated vesting of Global Crossing restricted stock unit awards, in the case of all three groups, and performance-based restricted stock unit awards, in the case of executive officers, immediately upon consummation of the amalgamation;

  •
  in the case of executive officers, the earning of prorated 2011 annual bonuses upon consummation of the amalgamation;

  •
  in the case of executive officers, the receipt of certain severance payments and benefits upon certain terminations of employment following consummation of the amalgamation; and

  •
  in the case of Mr. Legere, the receipt of a gross-up payment to make him whole for any excise taxes imposed as a result of Section 280G of the Code on any compensation received by him.

        These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below. In addition, pursuant to the terms of the amalgamation agreement, Global Crossing directors, non-employee members of the Executive Committee and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from the amalgamated company. Such indemnification is further described in the section entitled "The Amalgamation Agreement—Indemnification and Insurance" beginning on page 120.

  Equity Awards

        Global Crossing directors, non-employee members of the Executive Committee and executive officers will receive the amalgamation consideration for each vested Global Crossing common share that they own as of the date of consummation of the amalgamation in the same manner as other shareholders. In addition, each of their stock options (all of which are vested) will be converted into options with respect to Level 3 common stock, as described under "The Amalgamation Agreement—Treatment of Global Crossing Share Options and Other Stock Awards" beginning on page 121.

        Global Crossing's executive officers also hold restricted stock unit awards that vest based solely on the passage of time and restricted stock unit awards that vest based on the satisfaction of performance conditions. Global Crossing's directors and non-employee members of the Executive Committee hold time-based restricted stock unit awards. In addition, the amalgamation agreement allows directors and non-employee members of the Executive Committee to receive their regularly scheduled grants of equity awards until the consummation of the amalgamation. The grants for each such director and non-employee member of the Executive Committee consist of (i) a retainer grant each July and January of unrestricted common shares valued at $12,500, and (ii) an annual grant of time-based restricted stock unit awards valued at $80,000 made on the date of Global Crossing's annual general meeting of shareholders.

  Restricted Stock Unit Awards

        As described under "The Amalgamation Agreement—Treatment of Global Crossing Share Options and Other Stock Awards," each time-based restricted stock unit award that remains outstanding as of immediately prior to the effective time of the amalgamation, including those held by Global Crossing directors, non-employee Executive Committee members and executive officers, will fully vest as of immediately prior to the effective time of the amalgamation. Each such award will settle shortly following the effective time of the amalgamation in the form of a number of shares of Level 3 common stock equal to the number of Global Crossing common shares otherwise issuable upon settlement of such restricted stock unit award multiplied by the exchange ratio (with fractional shares being rounded down).

  Performance-Based Restricted Stock Unit Awards

        As described under "The Amalgamation Agreement—Treatment of Global Crossing Share Options and Other Stock Awards," each performance-based restricted stock unit award that remains outstanding as of immediately prior to the effective time of the amalgamation, including those held by Global Crossing's executive officers, will vest as of immediately prior to the effective time of the amalgamation to the extent provided in the applicable award agreement.

        The performance-based restricted stock unit awards vest based on a total shareholder return (which we refer to as TSR) measure that compares Global Crossing's ranking in three-year total shareholder return to the three-year total shareholder returns of companies in the NASDAQ Telecommunications Index Companies and the S&P Small Cap Companies peer groups. If there were no change in control, total shareholder return would be calculated for Global Crossing and for each company in each peer group by comparing the average share price in the last month of the three-year performance period (factoring in dividends) to the average share price in the month immediately prior to the start of the performance period. The table below describes how Global Crossing's percentile ranking among its peers translates into a payout percentage of the original target shares awarded. The ranking and payout percentage are calculated separately for each peer group, and the two results are averaged to determine the actual percentage earned.

Global Crossing's Three-Year TSR Percentile Ranking Among Peers	Percent of Original Target Award Paid
Below 30th	0%
30th to <40th	60%
40th to <50th	80%
50th to <60th	100%
60th to <70th	120%*
70th to <80th	160%*
80th or above	200%*

*
Any payout over 100% is subject to Global Crossing's Compensation Committee discretion except in the event of accelerated vesting due to a change in control.

        In the event of a change in control, which will occur upon consummation of the amalgamation, the performance-based restricted stock unit award agreements provide that the performance period will be deemed to end on the date of the change in control, and the total shareholder return performance measure will be calculated using the average of the closing prices for each company in each peer group during the 30-consecutive day period ending on the date of the change in control as the ending share price for each such company and the per-share consideration received by Global Crossing shareholders generally in the change in control as the ending price for Global Crossing common shares. For these purposes, the shares of Level 3 common stock to be received by Global Crossing shareholders in the amalgamation will be valued as of the closing date.

        Each performance-based restricted stock unit award will settle shortly following the effective time of the amalgamation in the form of a number of shares of Level 3 common stock equal to the number of Global Crossing common shares otherwise issuable upon settlement of such restricted stock unit award, as described above, multiplied by the exchange ratio (with fractional shares being rounded down). Any performance-based restricted stock unit awards that do not vest and settle as described above will be cancelled as of immediately prior to the effective time of the amalgamation for no consideration.

  2011 Bonus Program

        In connection with the execution of the amalgamation agreement, the Global Crossing 2011 Bonus Program, in which executive officers as well as other employees participate, was amended to provide that if consummation of the amalgamation occurs before the 2011 bonus would otherwise be paid, the performance period will terminate on the date of such consummation and the Global Crossing board of directors will determine the payout amounts at that time. Such determination will be made in accordance with the terms of the program as in effect prior to the amendment, adjusted in the sole discretion of the Global Crossing board of directors to account for the shortened performance period by taking into account, among other things, expected full-year Global Crossing performance relative to the program's full-year OIBDA and cash-flow targets, based on actual Global Crossing performance through the date of consummation of the amalgamation. Any payout above 100% of target (prorated to account for the shortened performance period) will require the consent of Level 3. Any bonus payout determined by the Global Crossing board of directors will be paid in cash or shares of Level 3 common stock, as determined by Level 3's board of directors in its sole discretion, no later than March 15, 2012. Any employee who is awarded a bonus payout by Global Crossing's board of directors will be entitled to receive that payout if he or she is terminated in connection with a reduction in force before the payment date, subject to execution of a standard release of employment-related claims against Global Crossing and its affiliates.

  Severance Payments

        In the event of an involuntary termination of employment by Global Crossing without "cause" (as defined in the applicable agreement or plan) or a voluntary termination by the executive officer for "good reason" (defined below), whether before or after a change in control, the executive officers (other than Hector R. Alonso, whom we refer to as Mr. Alonso) are contractually entitled to certain severance payments and benefits. The severance benefits, which are payable under the Global Crossing Limited Key Management Protection Plan (which we refer to as the KMPP) and, in the case of Mr. Legere, his employment agreement, consist of (i) a lump-sum cash severance payment equal to three, in the case of Mr. Legere, or one or two, in the case of the other executive officers, times the sum of base salary and annual target bonus for the year of termination, (ii) a lump-sum amount representing a prorated portion of the annual target bonus for the year of termination (iii) continued health and welfare benefits for three years, in the case of Mr. Legere, or one or two years, in the case of the other executive officers, following termination, and (iv) payment for outplacement services in an amount up to 30% of base salary. Mr. Legere is also entitled to be reimbursed, on a net, after-tax basis, for any excise taxes imposed on his payments in connection with Section 280G of the Code. In connection with the amalgamation, Global Crossing and Level 3 agreed to extend the term of the KMPP, which would have otherwise expired on December 31, 2011, through December 31, 2012, so that it would apply to any qualifying termination prior to such date. Mr. Legere's employment agreement expires on August 15, 2012.

        For purposes of Mr. Legere's employment agreement, "good reason" is defined as (i) a material diminution in the nature or scope of his authority, powers, functions, duties, positions or responsibilities or the assignment of duties, responsibilities or reporting relationships that are inconsistent with and adverse to his then positions or responsibilities, (ii) a material uncured breach by Global Crossing of his employment agreement or (iii) a failure by a successor of Global Crossing to assume Global Crossing's obligations under the employment agreement. For purposes of the KMPP, "good reason" is defined as (i) any material reduction in the executive's base salary, other than any reduction made pursuant to and consistent with a broad-based reduction applicable to all similarly situated executives, or (ii) any material diminution in the executive's duties or responsibilities. In both cases, certain procedural requirements must be met in order for the executives to resign for good reason.

        Mr. Alonso is entitled to a severance payment pursuant to Argentine law in the event of termination of employment for certain reasons (whether before or after a change in control).

        Severance benefits payable under the KMPP are subject to the execution by the executive officer of a release of claims in favor of Global Crossing. The calculation of severance under Argentine law is complex and involves numerous assumptions.

  Retirement Benefits

        David R. Carey and Robert A. Klug have fully vested benefits in Global Crossing's Non-Qualified Savings Plan, a non-qualified defined contribution retirement plan, and Mr. Enright has fully vested benefits in Global Crossing's frozen pension plan. These benefits are payable upon a termination of employment at any time, including in connection with the amalgamation, and will not be enhanced in connection with the amalgamation, so they are not quantified in the tables below. The benefits payable under the pension plan vary depending on age and years of service completed as of the termination date.

Quantification of Payments and Benefits

        The following tables show the amounts of payments and benefits that each Global Crossing director, non-employee member of the Executive Committee and executive officer would receive in connection with the amalgamation, assuming the consummation of the amalgamation occurred on May 31, 2011, and, in the case of the executive officers, the employment of the executive officer was terminated by the surviving company without cause or by the executive officer for good reason on such date. The first table below, entitled "Named Executive Officers", along with its footnotes, shows the compensation payable to Global Crossing's chief executive officer, chief financial officer and the three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, and is subject to an advisory vote of Global Crossing's shareholders, as described under "The Amalgamation—Interests of Global Crossing Directors, Non-Employee Members of the Executive Committee and Executive Officers in the Amalgamation—Advisory Vote on Golden Parachutes." The second table below, entitled "Other Executive Officers, Non-employee Members of the Executive Committee and Directors," along with its footnotes, shows the compensation payable to the other executive officers, as well as Global Crossing directors and non-employee members of the Executive Committee, and is not subject to such an advisory vote. Although the rules of the SEC do not require the second table, it has been included so that quantification of the payments and benefits that could be received by all our directors, non-employee members of the Executive Committee and executive officers is presented in a uniform manner.

Named Executive Officers*

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ benefits ($)(3)	Tax reimburse- ments ($)(4)		Other ($)(5)	Total ($)
John J. Legere	$7,055,068	$41,320,662		$39,704	$—	†	$330,000	$48,745,435
John Kritzmacher	$1,962,897	$10,816,838		$26,470			$165,000	$12,971,205
David R. Carey	$1,516,784	$7,610,868		$21,262			$127,500	$9,276,414
Daniel J. Enright	$1,427,562	$7,594,319		$26,470			$120,000	$9,168,350
John B. McShane	$1,528,129	$7,610,868		$26,470			$128,610	$9,294,076

*
Subject to advisory vote on golden parachutes.

†
The amount in this column has not yet been determined and will be provided in a future filing.

(1)
As described above, the cash payments consist of (a) a prorated 2011 annual bonus, which is a "single-trigger" payment payable as a result of consummation of the amalgamation, whether or not employment is terminated, and (b) a lump-sum payment equal to a multiple of base salary and target bonus for the year of termination, payable upon a qualifying termination of employment, whether prior to or following the consummation of the amalgamation. The prorated 2011 annual bonus is assumed to be paid at target for purposes of this table.

The two amounts are broken down as follows:

	Prorated Bonus	Severance Payment
John J. Legere	$455,068	$6,600,000
John Kritzmacher	$147,897	$1,815,000
David R. Carey	$114,284	$1,402,500
Daniel J. Enright	$107,562	$1,320,000
John B. McShane	$113,419	$1,414,710
(2)
As described above, the equity amounts consist of the accelerated vesting of restricted stock units and performance-based restricted stock units (assuming the maximum 200% payout in the case of performance-based restricted stock units based on Global Crossing's most recent estimate of its relative TSR performance), which is "single-trigger" in that it will occur immediately upon consummation of the amalgamation, whether or not employment is terminated. The following table shows the amounts in this column attributable to the two types of restricted stock units:

	Global Crossing Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Restricted Stock Units ($)	Performance- based Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Performance- based Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Performance- based Restricted Stock Units ($)
John J. Legere	537,031	8,592,496	$14,521,318	991,100	15,857,600	$26,799,344
John Kritzmacher	142,331	2,277,296	$3,848,630	257,700	4,123,200	$6,968,208
David R. Carey	100,767	1,612,272	$2,724,740	180,700	2,891,200	$4,886,128
Daniel J. Enright	100,155	1,602,480	$2,708,191	180,700	2,891,200	$4,886,128
John B. McShane	100,767	1,612,272	$2,724,740	180,700	2,891,200	$4,886,128

Since the restricted stock units will settle in the form of shares of Level 3 common stock shortly following consummation of the amalgamation, the table shows the values of the Level 3 shares, based on the average closing market price of such shares over the first five business days following public announcement of the amalgamation, or $1.69. Depending on when consummation of the amalgamation occurs, certain restricted stock units shown as unvested in the table may become vested in accordance with their terms without regard to the amalgamation.

(3)
The amounts in this column represent the value of continued health and welfare benefits, payable upon a qualifying termination of employment, whether prior to or following the consummation of the amalgamation.

(4)
The amount in this column represents the gross-up payment that Mr. Legere is entitled to with respect to any taxes imposed on his payments as a result of Section 280G of the Code. Such a gross-up is a "single-trigger" amount, since it would be payable if his equity award vesting triggered Section 280G of the Code, even if his employment were not terminated.

(5)
The amounts in this column represent the value of outplacement services, payable upon a qualifying termination of employment, whether prior to or following the consummation of the amalgamation.

Other Executive Officers, Non-Employee Members of the Executive Committee and Directors*

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ benefits ($)(3)	Tax reimburse- ments ($)	Other ($)(4)	Total ($)
Directors
Lodewijk Christian van Wachem		$195,472					$195,472
Peter Seah Lim Huat		$195,472					$195,472
E.C. Aldridge, Jr.		$195,472					$195,472
Archie Clemins		$195,472					$195,472
Donald L. Cromer		$195,472					$195,472
Richard R. Erkeneff		$195,472					$195,472
Lee Theng Kiat		$195,472					$195,472
Charles Macaluso		$195,472					$195,472
Michael Rescoe		$195,472					$195,472
Robert J. Sachs		$195,472					$195,472
Non-Employee Members of the Executive Committee
Steven T. Clontz		$195,472					$195,472
Jeremiah D. Lambert		$195,472					$195,472
Executive Officers
Hector R. Alonso	$695,802	$6,889,035				$30,308	$7,615,145
Omar A. Altaji	$1,331,014	$6,892,388		$26,470		$120,000	$8,369,871
Neil Barua	$1,224,533	$6,874,460		$22,798		$110,400	$8,232,191
Anthony D. Christie	$1,331,014	$6,892,388		$24,502		$120,000	$8,367,903
Edward Higase	$1,197,912	$4,968,600		$22,798		$108,000	$6,297,310
Robert A. Klug	$449,945	$1,748,596		$13,235		$82,500	$2,294,276
John R. Mulhearn, Jr.	$1,064,811	$6,847,528		$3,190		$96,000	$8,011,529
Laurinda Y. Pang	$925,849	$3,806,313		$24,718		$90,000	$4,846,880

*
Not subject to advisory vote on golden parachutes.

(1)
As described above, the cash payments for the executive officers consist of (a) a prorated 2011 annual bonus, which is a "single-trigger" payment payable as a result of consummation of the amalgamation, whether or not employment is terminated, and (b) in the case of the executive officers other than Mr. Alonso, a lump-sum payment equal to a multiple of base salary and target bonus for the year of termination, payable upon a qualifying termination of employment, whether prior to or following the consummation of the amalgamation. The cash payment shown for Mr. Alonso represents the estimated severance payment he is entitled to under Argentine law upon termination of employment for certain reasons (whether prior to or following the consummation of the amalgamation). The prorated 2011 annual bonus is assumed to be paid at target for purposes of this table.

  The two amounts are broken down as follows:

	Prorated Bonus	Severance Payment
Hector R. Alonso	$89,648	$606,154
Omar A. Altaji	$91,014	$1,240,000
Neil Barua	$83,733	$1,140,800
Anthony D. Christie	$91,014	$1,240,000
Edward Higase	$81,912	$1,116,000
Robert A. Klug	$51,195	$398,750
John R. Mulhearn, Jr.	$72,811	$992,000
Laurinda Y. Pang	$55,849	$870,000
(2)
As described above, the equity amounts consist of the accelerated vesting of restricted stock units and, in the case of executive officers, performance-based restricted stock units (assuming the maximum 200% payout in the case of performance-based restricted stock units based on Global Crossing's most recent estimate of its relative TSR performance), which is "single-trigger" in that it will occur immediately upon consummation of the amalgamation, whether or not employment is terminated. The following table shows the amounts in this column attributable to the two types of restricted stock units:

	Global Crossing Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Restricted Stock Units ($)	Performance- based Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Performance- based Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Performance- based Restricted Stock Units ($)
Directors
Lodewijk Christian van Wachem	7,229	115,664	$195,472
Peter Seah Lim Huat*	7,229	115,664	$195,472
E.C. Aldridge, Jr.	7,229	115,664	$195,472
Archie Clemins	7,229	115,664	$195,472
Donald L. Cromer	7,229	115,664	$195,472
Richard R. Erkeneff	7,229	115,664	$195,472
Lee Theng Kiat*	7,229	115,664	$195,472
Charles Macaluso	7,229	115,664	$195,472
Michael Rescoe	7,229	115,664	$195,472
Robert J. Sachs	7,229	115,664	$195,472
Non-Employee Members of the Executive Committee
Steven T. Clontz*	7,229	115,664	$195,472
Jeremiah D. Lambert	7,229	115,664	$195,472

	Global Crossing Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Restricted Stock Units ($)	Performance- based Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Performance- based Restricted Stock Units (#)	Level 3 Shares to be Issued in Settlement of Global Crossing Performance- based Restricted Stock Units ($)
Executive Officers
Hector R. Alonso	90,372	1,445,952	$2,443,659	164,400	2,630,400	$4,445,376
Omar A. Altaji	90,496	1,447,936	$2,447,012	164,400	2,630,400	$4,445,376
Neil Barua	89,833	1,437,328	$2,429,084	164,400	2,630,400	$4,445,376
Anthony D. Christie	90,496	1,447,936	$2,447,012	164,400	2,630,400	$4,445,376
Edward Higase	61,250	980,000	$1,656,200	122,500	1,960,000	$3,312,400
Robert A. Klug	24,667	394,672	$666,996	40,000	640,000	$1,081,600
John R. Mulhearn, Jr.	88,837	1,421,392	$2,402,152	164,400	2,630,400	$4,445,376
Laurinda Y. Pang	50,316	805,056	$1,360,545	90,450	1,447,200	$2,445,768

*
In addition, each of Messrs. Lee, Seah and Clontz currently holds certain outstanding options granted by STT Communications Ltd pursuant to the STT Communications Ltd Share Option Plan 2004 (which we refer to as the STTC GC Stock Option Plan) to purchase Global Crossing common stock held by STT Crossing. As indicated in the stockholder agreement, STT Crossing or its affiliates may grant options to purchase Level 3 common stock in connection with the modification or termination of the STTC GC Stock Option Plan, or may establish or adopt a new compensation plan covering Level 3 common stock, as a result of the amalgamation. In view of the above, each of Messrs. Lee, Seah and Clontz may hold outstanding options granted by STT Crossing or its affiliates in the Level 3 common stock that will be held by STT Crossing following the closing of the amalgamation.

Since the restricted stock units will settle in the form of shares of Level 3 common stock shortly following consummation of the amalgamation, the table shows the values of the Level 3 shares, based on the average closing market price of such shares over the first five business days following public announcement of the amalgamation, or $1.69. Depending on when consummation of the amalgamation occurs, certain restricted stock units shown as unvested in the table may become vested in accordance with their terms without regard to the amalgamation. In addition, the table does not include any time-based restricted stock unit awards that may be granted following the date of this joint proxy statement pursuant to regularly scheduled grants of equity awards to directors

(3)
The amounts in this column represent the value of continued health and welfare benefits, payable upon a qualifying termination of employment, whether prior to or following the consummation of the amalgamation.

(4)
The amounts in this column represent the value of outplacement services, payable upon a qualifying termination of employment, whether prior to or following the consummation of the amalgamation.

Advisory Vote on Golden Parachutes

        In accordance with Section 14A of the Exchange Act, Global Crossing is providing its shareholders with the opportunity to cast an advisory vote on the compensation that may be payable to its named executive officers in connection with the amalgamation. As required by those rules, Global Crossing is asking its shareholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to Global Crossing's named executive officers in connection with the amalgamation, as disclosed in the table entitled "Named Executive Officers" on page 83, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

        The vote on executive compensation payable in connection with the amalgamation is a vote separate and apart from the vote to approve the amalgamation. Accordingly, you may vote to approve the executive compensation and vote not to approve the amalgamation and vice versa. Because the vote is advisory in nature only, it will not be binding on either Global Crossing or Level 3. Accordingly, because Global Crossing is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the amalgamation is approved and regardless of the outcome of the advisory vote.

        The affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and Global Crossing convertible preferred stock voting together as a single class, will be required to approve the advisory resolution on executive compensation payable in connection with the amalgamation. Abstentions and broker non-votes will be counted towards a quorum. However, if you are a shareholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. An abstention, failure to submit a proxy card or vote in person or a broker non-vote will not affect whether this matter has been approved, although they will have the practical effect of reducing the number of affirmative votes required to achieve the required majority by reducing the total number of shares from which the majority is calculated.

        The Board of Directors recommends a Vote "FOR" this proposal.

 Level 3's Reasons for the Amalgamation; Recommendation of Level 3's Board of Directors

        In reaching its decision to approve the amalgamation agreement and recommend approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment, the Level 3 board of directors consulted with Level 3's management, as well as with Level 3's legal and financial advisors, and also considered a number of factors that it viewed as supporting its decisions, including, but not limited to, the following:

  •
  the potential for revenue growth and synergies to generate additional free cash flow available for investment in high-return opportunities, including U.S. and international network expansions;

  •
  the improvement of Level 3's credit profile and strengthening of its balance sheet;

  •
  expanded geographic reach and a combination of intercity networks and metro networks throughout North America, Latin America and Europe connected by extensive global subsea networks, including the use of Global Crossing's long-term indefeasible rights of use on the PC1 and EAC cable systems, in particular with respect to telecom operators based in Asia;

  •
  the financial analysis presented by Rothschild to the Level 3 board of directors and the opinion of Rothschild rendered to the Level 3 board of directors to the effect that, as of April 9, 2011, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the exchange ratio provided for in the amalgamation agreement was fair, financial point of view, to Level 3, as described below under "The Amalgamation—Opinion of Level 3's Financial Advisor";

  •
  its knowledge of Level 3's business, operations, financial condition, earnings and prospects and of Global Crossing's business, operations, financial condition, earnings and prospects, taking into account the results of Level 3's due diligence review of Global Crossing;

  •
  the anticipated market capitalization, liquidity and capital structure of the combined business;

  •
  the fact that the exchange ratio is fixed, which the Level 3 board of directors believed was consistent with market practice for amalgamations of this type and with the strategic purpose of the amalgamation; and

  •
  the terms and conditions of the amalgamation agreement and the likelihood of completing the amalgamation on the anticipated schedule.

        Level 3's board of directors weighed the foregoing against a number of potentially negative factors, including:

  •
  the risk that anticipated benefits of the amalgamation may not be realized as a result of difficulties integrating the two companies;

  •
  the potential effect of the amalgamation on Level 3's overall business, including its relationships with customers, employees and regulators;

  •
  the restrictions on the conduct of Level 3's business during the period between execution of the amalgamation agreement and the consummation of the amalgamation;

  •
  the risk that, despite the combined efforts of Level 3 and Global Crossing prior to the consummation of the amalgamation, the combined business may lose key personnel;

  •
  the risk that the terms of the amalgamation agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Level 3 from proposing such a transaction; and

  •
  the risks of the type and nature described under the heading "Risk Factors" beginning on page 41 and the matters described under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 39.

        In view of the wide variety of factors considered in connection with its evaluation of the amalgamation and the complexity of these matters, Level 3's board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the amalgamation agreement and the transactions contemplated by it, including the Level 3 stock issuance and the Level 3 charter amendment, and to recommend that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance and "FOR" the proposal to approve the adoption of the Level 3 charter amendment. In addition, individual members of Level 3's board of directors may have assigned different weights to different factors. Level 3's board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Level 3's management and outside legal and financial advisors.

        Level 3's board of directors unanimously approved the amalgamation agreement and determined that the amalgamation agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. Level 3's board of directors unanimously recommends that the Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

 Opinion of Level 3's Financial Advisor

  Opinion of Rothschild Inc.

        On April 3, 2011, Level 3 retained Rothschild to act as its financial advisor solely for the purpose of undertaking a study to enable Rothschild to render an opinion to the Level 3 board of directors, and if requested by the Level 3 board of directors, to render to the Level 3 board of directors, in its capacity as such, an opinion with respect to the fairness to Level 3, from a financial point of view, of the exchange ratio provided for in the amalgamation agreement. Level 3 selected Rothschild based on its reputation and experience and because Rothschild would not be involved in providing financing under the commitment letter. As part of its investment banking business, Rothschild regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, private placements and other matters.

        On April 9, 2011, at the request of the Level 3 board of directors, Rothschild rendered an oral opinion to the Level 3 board of directors, in its capacity as such, which oral opinion was subsequently confirmed in a written opinion addressed to the Level 3 board of directors, dated such date, to the effect that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the exchange ratio was fair, from a financial point of view, to Level 3.

        The full text of Rothschild's written opinion dated April 9, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C. We encourage Level 3 shareholders to read this opinion carefully and in its entirety. Rothschild's opinion was provided for the benefit of the Level 3 board of directors, in its capacity as such, in connection with and for the purposes of its evaluation of the amalgamation. Rothschild's opinion did not constitute a recommendation to the board of directors as to whether to approve the amalgamation or a recommendation to any shareholders of Level 3 or Global Crossing as to how to vote or otherwise act with respect to the amalgamation or any other matter, should the amalgamation or any other matter come to a vote of such shareholders. In addition, Level 3 did not ask Rothschild to address, and Rothschild's opinion did not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Level 3 or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Global Crossing or Level 3, or any class of such persons, whether relative to the amalgamation consideration to be paid by Level 3 in the amalgamation or otherwise.

In arriving at its opinion, Rothschild, among other things:

  •
  reviewed the amalgamation agreement and certain related documents;

  •
  reviewed certain publicly available business and financial information, including certain research analyst reports and estimates, concerning Global Crossing and Level 3, respectively, and the respective industries in which they operate;

  •
  compared the proposed financial terms of the amalgamation with the publicly available financial terms of certain transactions involving companies Rothschild deemed relevant and the consideration received in such transactions;

  •
  compared the financial and operating performance of Global Crossing and Level 3, respectively, with publicly available information concerning certain other companies Rothschild deemed generally relevant, including data relating to public market trading levels and implied multiples for selected acquisition transactions;

  •
  reviewed the current and historical market prices of the Global Crossing common shares and Level 3 common stock, respectively, and compared them with those of certain publicly traded securities of such other companies that Rothschild deemed generally relevant;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Level 3 relating to its business and Global Crossing's business and reviewed certain strategic, financial and operational benefits anticipated by Level 3 from the consummation of the amalgamation;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Global Crossing relating to its business;

  •
  reviewed the pro forma impact of the amalgamation on Level 3's earnings per share, consolidated capitalization and other financial ratios; and

  •
  performed such other financial studies and analyses and considered such other information as Rothschild deemed appropriate for the purposes of its opinion.

        In addition, Rothschild held discussions with certain members of management of Level 3 with respect to the amalgamation, the past and current business operations of each of Level 3 and Global Crossing, the financial condition and future prospects and operations of each of Level 3 and Global Crossing, certain strategic, financial and operational benefits anticipated from the consummation of the amalgamation and certain other matters Rothschild believed necessary or appropriate to its inquiry.

        In arriving at its opinion, Rothschild relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to it by Level 3, its associates, affiliates and advisors, or otherwise reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor. Rothschild did not conduct any valuation or appraisal of any assets or liabilities of Global Crossing or Level 3, nor were any such valuations or appraisals provided to Rothschild, and Rothschild did not express any opinion as to the value of such assets or liabilities. In addition, Rothschild did not assume any obligation to conduct any physical inspection of the properties or the facilities of Global Crossing or Level 3. In relying on financial analyses and forecasts provided to Rothschild or discussed with Rothschild by Level 3, including information relating to certain strategic, financial and operational benefits anticipated from the consummation of the amalgamation, Rothschild assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Level 3's management as to the expected future results of operations and financial condition of Level 3. In relying on financial analyses and forecasts prepared by management of Global Crossing and made available to Rothschild by Level 3, Rothschild assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of Global Crossing's management as to the expected future results of operations and financial condition of Global Crossing. With respect to certain research analyst estimates reviewed by Rothschild, Rothschild assumed that such estimates had been reasonably prepared on bases that reasonably reflect the expected future results of operations and financial condition of Level 3 or Global Crossing, as applicable. Rothschild expressed no view as to the reasonableness of any such financial analyses and forecasts or any assumption on which they were based. Rothschild expressed no view as to the reasonableness of the strategic, financial and operational benefits anticipated by Level 3 management from the consummation of the amalgamation, nor did Rothschild express any view as to the reasonableness of the assumptions on which they were based; however, at Level 3's direction, Rothschild assumed for purposes of its opinion that such benefits were capable of being realized, and will be realized, in the manner and in the timeframe contemplated in Level 3 management's forecasts. Rothschild assumed that the amalgamation would be consummated as contemplated in the amalgamation agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the amalgamation will qualify as a reorganization within the meaning of Section 368(a) of the Code, as amended, as contemplated by the amalgamation agreement, that the parties will comply with all material terms of the amalgamation agreement and that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the amalgamation, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the amalgamation. For purposes of rendering its opinion, and at the direction of Level 3, Rothschild did not differentiate between the Global Crossing common shares and Global Crossing convertible preferred stock, and its opinion does not address in any manner any consideration payable pursuant to the amalgamation agreement or otherwise to holders of the Global Crossing convertible preferred stock in respect of accrued and unpaid dividends payable thereon. For purposes of rendering its opinion, Rothschild assumed that there did not occur any material change in the assets, financial condition, results of operations, business or prospects of Global Crossing or Level 3 since the respective dates of the most recent financial statements and other information, financial or otherwise, relating to Global Crossing and Level 3, respectively, made available to Rothschild. Rothschild did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the amalgamation agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Rothschild understood Level 3 had received such advice as it deemed necessary from qualified professionals.

        Rothschild's opinion was necessarily based on securities market, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated, and the information made available to Rothschild as of, the date thereof and the conditions, prospects, financial and otherwise, of Global Crossing and Level 3 and their respective subsidiaries as they were reflected in the information provided to Rothschild and as they were represented to Rothschild in discussions with management of Level 3. Rothschild expressed no opinion as to the price at which the Global Crossing common shares or the Level 3 common stock would trade at any future time. Rothschild's opinion was limited to the fairness, from a financial point of view, to Level 3, of the exchange ratio provided for in the amalgamation agreement, and Rothschild expressed no opinion as to any underlying decision which Level 3 may have made to engage in the amalgamation or any alternative transaction. In this regard, Rothschild was not requested to, and did not, solicit or consider any alternatives to the amalgamation, and did not express any opinion as to the relative merits of the amalgamation as compared to any alternative transaction. Rothschild was not asked to, nor did it, offer any opinion as to the terms, other than the exchange ratio to the extent expressly set forth in its opinion, of the amalgamation agreement or the form of the amalgamation.

        Described below is a brief summary of the material financial analyses performed by Rothschild. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Rothschild believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        Rothschild employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild is based on all analyses and factors taken as a whole and also on application of Rothschild's experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. In its analyses, Rothschild considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Level 3, Global Crossing and Rothschild. No company, transaction or business used in those analyses as a comparison is identical to Level 3 or Global Crossing or the amalgamation, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The estimates contained in Rothschild's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Rothschild's analyses and estimates are inherently subject to substantial uncertainty.

        Rothschild's opinion and analyses were only one of many factors considered by the Level 3 board of directors in its evaluation of the amalgamation and should not be viewed as determinative of the views of the Level 3 board of directors or management with respect to the exchange ratio, the amalgamation or any related transactions.

  Analysis of Level 3 and Global Crossing

        The financial analyses summarized below include information presented in tabular format. In order to fully understand Rothschild's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Rothschild's financial analyses. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild.

        For purposes of its analysis, based upon the closing price per share of Level 3 common stock on April 8, 2011 of $1.44 and the exchange ratio of 16.0 shares of Level 3 common stock per Global Crossing common share, Rothschild noted that the implied value of the consideration to be received in the amalgamation per Global Crossing common share as of that date was $23.04, which amount is referred to as the Implied Consideration Value.

  Historical Trading Prices and Equity Research Analysts' Stock Price Targets

        Rothschild reviewed, for informational purposes, the closing prices of shares of Level 3 common stock and Global Crossing common shares for the 12-month period ended on April 8, 2011. Rothschild derived the following historical exchange ratio reference range over that period, as compared to the exchange ratio provided for in the amalgamation agreement by dividing the low and high trading prices of Global Crossing's common shares by the low and high trading prices of Level 3's common stock during such period:

Implied Exchange Ratio Reference Range From Historical Trading Price	Amalgamation Agreement Exchange Ratio
10.025x - 12.157x	16.000x

        Rothschild also reviewed for informational purposes, future public market trading price targets for shares of Level 3 common stock and Global Crossing common shares prepared and published by selected research analysts. Based on these share price targets, Rothschild calculated the following exchange ratio reference range, as compared to the exchange ratio provided for in the amalgamation agreement:

Implied Exchange Ratio Reference Range From Research Analyst Price Target	Amalgamation Agreement Exchange Ratio
10.000x - 29.000x	16.000x

        The public market trading price targets published by equity research analysts do not reflect current market trading prices for shares of Level 3 common stock and Global Crossing common shares and these estimates are subject to uncertainties, including the future financial performance of Level 3 and Global Crossing, as well as future financial market conditions.

  Selected Public Companies Analysis

        Rothschild analyzed the market values and trading multiples of Level 3, Global Crossing and the following publicly traded alternative telecom carriers, which were selected based upon the experience and judgment of Rothschild and were deemed by Rothschild to be similar to Level 3 and Global Crossing from a business and financial perspective:

  •
  AboveNet Communications, Inc.

  •
  Cbeyond, Inc.

  •
  Cogent Communications Group, Inc.

  •
  PAETEC Holding Corp.

  •
  tw telecom inc.

  •
  XO Holdings, Inc.

        None of the companies listed above is either identical or directly comparable to Level 3 or Global Crossing. In evaluating the group, Rothschild made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Level 3 and Global Crossing, such as the impact of competition on the business of Level 3, Global Crossing or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Level 3, Global Crossing or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

        For purposes of this analysis, for each of the selected companies, Rothschild used information obtained from SEC filings for historical information and publicly available research analyst estimates (and in the case of Level 3 and Global Crossing, financial forecasts provided to Rothschild by Level 3 and Global Crossing management, respectively). For each company, Rothschild reviewed EV, calculated as fully-diluted market value based on closing stock prices on April 8, 2011, plus debt, less cash and other adjustments, as a multiple of Estimated adjusted EBITDA (defined as EBITDA before non-cash stock consideration) for fiscal years 2011 and 2012. These ratios are referred to below as "EV/2011E adjusted EBITDA" and "EV/2012E adjusted EBITDA," respectively.

        Rothschild noted that the EV/2011E adjusted EBITDA and EV/2012E adjusted EBITDA of Level 3 were 9.4x and 8.8x, respectively, and compared this to the same metrics for the other selected companies, which are summarized in the chart below:

Publicly Traded Companies
Benchmark	High	Low	Average
EV/2011E adjusted EBITDA	8.5x	4.5x	6.5x
EV/2012E adjusted EBITDA	7.4x	4.0x	5.8x

        Rothschild also noted that the EV/2011E adjusted EBITDA and EV/2012E adjusted EBITDA of Global Crossing were 5.4x and 4.9x, respectively, and compared this to the same metrics for the other selected companies, which are summarized in the chart below:

Publicly Traded Companies
Benchmark	High	Low	Average
EV/2011E adjusted EBITDA	9.4x	4.5x	7.2x
EV/2012E adjusted EBITDA	8.8x	4.0x	6.5x

        Rothschild's analyses and judgment of the foregoing adjusted EBITDA metrics for the selected companies indicated a range of implied multiples of calendar year 2011 estimated adjusted EBITDA of 5.0x to 7.0x and 7.5x to 9.5x for Global Crossing and Level 3, respectively. Rothschild then calculated an implied exchange ratio by applying the implied multiple range to calendar year 2011 estimated adjusted EBITDA estimates for Global Crossing and Level 3 as provided by Global Crossing and Level 3 management, respectively. Based on the implied per share equity reference ranges for Global Crossing and Level 3, Rothschild calculated the following exchange ratio reference ranges, as compared to the exchange ratio provided for in the amalgamation agreement:

Implied Exchange Ratio Reference Range	Amalgamation Agreement Exchange Ratio
14.100x - 19.628x	16.000x

  Selected Precedent Transactions Analysis

        Using publicly available information and research analyst estimates, Rothschild analyzed the transaction value multiples paid in selected transactions involving companies in the telecommunications industry.

        Rothschild analyzed the transaction value multiples paid in the following twenty-six transactions announced since January 2006:

Target	Acquiror	Date
One Communications Corp.	EarthLink, Inc.	December 2010
ITC^DeltaCom, Inc.	EarthLink, Inc,	October 2010
Cavalier Telephone Corporation	PAETEC Holding Corp.	September 2010
Q-Comm Corporation	Windstream Corp.	August 2010
FiberNet	NTELOS Holding Corp.	July 2010
American Fiber Systems Holding Corporation	Zayo Group, LLC	June 2010
JetBroadband Holdings, LLC	Shenandoah Telecommunications Company	April 2010
Lexcom, Inc.	Windstream Corporation	September 2009
NuVox, Inc.	Windstream Corporation	August 2009
D&E Communications Inc.	Windstream Corporation	May 2009
Covad Communications Group Inc.	Platinum Equity Holdings	October 2007
McLeod USA Incorporated	PAETEC Holding Corp.	September 2007
NEON Communications Group Inc.	RCN Corp.	June 2007
Eschelon Telecom, Inc.	Integra Telecom, Inc.	March 2007
PrairieWave Communications Inc.	Knology, Inc.	January 2007
Broadwing Corp.	Level 3 Communications, Inc.	October 2006
IMPSAT Fiber Networks, Inc.	Global Crossing Limited	October 2006
Fibernet Group Plc	Global Crossing Limited	August 2006
US LEC Corp.	PAETEC Holding Corp.	August 2006
Xspedius Communications, LLC	Time Warner Telecom Inc.	July 2006
Looking Glass Networks, Inc.	Level 3 Communications, Inc.	June 2006
OnFiber Communications, Inc.	Qwest Communications International Inc,	May 2006
Mpower Communications Corp.	Telepacific Communications	May 2006
TelCove Inc.	Level 3 Communications, Inc.	May 2006
Electric Lightwave LLC	Integra Telecom Inc.	February 2006
Progress Telecom LLC	Level 3 Communications, Inc.	January 2006

        For each of these transactions, Rothschild calculated the resulting enterprise value in the transaction as a multiple of last-twelve-months (which we refer to as LTM) EBITDA. This analysis indicated the following:

Enterprise Value as a Multiple of LTM EBITDA
	Average	High	Low
All transactions	9.4x	25.5x	4.1x
2010 only	7.7x	12.9x	4.7x
2009 only	5.7x	6.1x	5.2x
2007 - 2008 only	13.9x	19.2x	7.5x

        Based on the multiples calculated above and Rothschild's analyses of the various selected transactions and on judgments made by it, Rothschild calculated a reference range of 6.0x to 8.0x LTM EBITDA, which Rothschild then applied to corresponding financial data of Global Crossing's business based on financial forecasts provided to Rothschild by Global Crossing management for the fiscal year ending 2010 in order to derive the following implied value per Global Crossing common share, as compared to the implied price per share provided for in the amalgamation agreement:

Implied Per Share Price Reference Range	Implied Consideration Value
$16.45 - $26.19	$23.04

        None of the selected precedent transactions is either identical or directly comparable to the amalgamation. The analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

  Discounted Cash Flow Analysis

        Level 3:    Rothschild calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Level 3 is forecast to generate over fiscal years 2011 through 2015 under each of: the financial forecast prepared by the management of Level 3 relating to its business (which we refer to as the Level 3 management case); and the consensus forecasts by equity research analysts for Level 3 (which we refer to as the broker consensus case). In each case, in calculating the terminal value of Level 3, Rothschild assumed perpetual growth rates of 2.5% to 3.5% for the projected free cash flows for periods subsequent to 2015. The present value of the cash flows and terminal values in each case were calculated using a discount rate range of 9.0% to 11.0%, which was based on the estimated weighted average cost of capital for Level 3. In addition, in its analysis Rothschild considered the effect of an assumed 30% blended tax rate on free cash flows distributed to Level 3. As part of the total implied equity value calculated for Level 3, Rothschild calculated approximately $700 million present value of the estimated net operating loss carryforward balance as of December 31, 2010. This analysis indicated an implied per share equity reference range for Level 3 common stock.

        Global Crossing:    Rothschild calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Global Crossing is forecast to generate over fiscal years 2011 through 2015 under each of: the financial forecast prepared by the management of Level 3 relating to Global Crossing (which we refer to as the Level 3 management case); the financial forecast prepared by the management of Global Crossing relating to its business (which we refer to as the Global Crossing management case); and the consensus forecasts by equity research analysts for Global Crossing (which we refer to as the broker consensus case). In each case, in calculating the terminal value of Global Crossing, Rothschild assumed perpetual growth rates of 2.5% to 3.5% for the projected free cash flows for periods subsequent to 2015. The present value of the cash flows and terminal values in the Level 3 management case and broker consensus case were calculated using a discount rate range of 9.0% to 11.0%, which was based on the estimated weighted average cost of capital for Level 3. Rothschild added 1.0% to the above discount rate range in the Global Crossing management case based on its judgment of the Global Crossing management case projections. In addition, in its analysis Rothschild considered the effect of an assumed 30% blended tax rate on free cash flows distributed to Global Crossing. As part of the total implied equity value calculated for Level 3, Rothschild calculated approximately $200 million present value of the estimated net operating loss carryforward balance as of December 31, 2010. This analysis indicated an implied per share equity reference range for Global Crossing common shares.

        Based on the implied per share equity reference ranges for Global Crossing and Level 3, Rothschild calculated the following exchange ratio reference ranges, as compared to the exchange ratio provided for in the amalgamation agreement

Implied Exchange Ratio Reference Range
Level 3 Management Case	Global Crossing Management Case	Broker Consensus Case	Amalgamation Agreement Exchange Ratio
13.950x - 25.835x	18.856x - 39.810x	10.918x - 21.526x	16.000x

  Selected Premiums Paid Analysis

        Rothschild also reviewed, for informational purposes, the premiums paid in selected public transactions involving U.S.-based targets announced between March 31, 2006 and March 31, 2011 with transaction values between $1 billion and $5 billion. Rothschild reviewed the average premium paid in these selected transactions relative to the target company's closing stock prices 1 day, 1 week and 1 month prior to the public announcement of the transaction. This analysis indicated the following:

	All-cash transactions	All-stock Transactions	All transactions
Mean 1 day premium	29.7%	18.0%	28.4%
Mean 1 week premium	31.8%	20.5%	30.4%
Mean 1 month premium	38.1%	29.7%	37.0%

        Based on the foregoing, Rothschild applied a premium reference range of 30%-40% to the closing price of $14.80 of Global Crossing common shares as of April 8, 2010 to derive a range of implied prices per Global Crossing common share, respectively, of approximately $19.24 to $20.72, as compared to the Implied Consideration Value of $23.04.

  Miscellaneous

        Under the terms of its engagement, Level 3 agreed to pay Rothschild a fee of $1 million in connection with the delivery of its opinion. Level 3 also has agreed to reimburse Rothschild for reasonable expenses incurred by Rothschild in performing its services, including fees and expenses of its legal counsel, and to indemnify Rothschild and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. As noted in its opinion, as of the date of the opinion, Rothschild or its affiliates were providing financial advisory services to Level 3 unrelated to the amalgamation. In addition, Rothschild and its affiliates may in the future provide financial services to Global Crossing, Level 3 and/or their respective affiliates in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services.

Certain Level 3 Prospective Financial Information

        Level 3 does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Level 3 is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Level 3 in connection with the amalgamation, Level 3's management prepared and provided to Global Crossing, as well as to Goldman Sachs and Rothschild, in connection with their respective evaluation of the fairness of the amalgamation consideration, non-public, internal financial forecasts regarding Level 3's projected future operations for the 2011 through 2015 fiscal years. Level 3 has included below a summary of these forecasts for the purpose of providing shareholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Level 3 board of directors for purposes of evaluating the amalgamation. The Level 3 board of directors also considered non-public, financial forecasts prepared by Global Crossing regarding Global Crossing's anticipated future operations for the 2011 through 2015 fiscal years for purposes of evaluating Global Crossing and the amalgamation. See "The Amalgamation—Certain Global Crossing Prospective Financial Information" beginning on page 77 for more information about the forecasts prepared by Global Crossing.

        The Level 3 internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles in the United States. KPMG LLP has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP reports incorporated by reference in this joint proxy statement/prospectus relate only to Level 3's historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the amalgamation and the transactions contemplated in connection with the amalgamation, but because these internal financial forecasts were provided by Level 3 to Global Crossing and Goldman Sachs and Rothschild.

        While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Level 3's businesses) that are inherently subjective and uncertain and are beyond the control of Level 3's management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Level 3's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the "Risk Factors" section of Level 3's Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

        The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Level 3, Global Crossing or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Level 3, Global Crossing or their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. Level 3 does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Level 3 or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding Level 3's ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Level 3 has made no representation to Global Crossing, in the amalgamation agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the amalgamation. Level 3 urges all shareholders to review Level 3's most recent SEC filings for a description of Level 3's reported financial results.

	Fiscal Year
($ in millions)	2011E	2012E	2013E	2014E	2015E
Revenue	$3,746	$3,908	$4,083	$4,307	$4,581
% growth	2.6%	4.3%	4.5%	5.5%	6.4%
Adjusted EBITDA(1)	$928	$1,021	$1,147	$1,284	$1,447
% growth	8.8%	10.0%	12.3%	11.9%	12.7%
% margin	24.8%	26.1%	28.1%	29.8%	31.6%

(1)
Adjusted EBITDA is pre non-cash stock based compensation

Board of Directors and Management Following the Amalgamation

        On or prior to the closing of the amalgamation, Level 3 will determine the number of directors—which is expected to be between                        and                         directors—that will comprise Level 3's full board of directors. Pursuant to the terms and conditions of the stockholder agreement, upon the closing of the amalgamation STT Crossing will have the right to designate between three and five directors to be appointed by Level 3's board of directors, such number to be determined by the size of Level 3's board of directors at the closing of the amalgamation. See the section entitled "Stockholder Agreement" beginning on page 134 for a more complete description of the stockholder agreement.

Regulatory Clearances Required for the Amalgamation

        Global Crossing and Level 3 have each agreed to use commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the amalgamation agreement. These approvals include approval from or notices to the DOJ, the FTC, the FCC, CFIUS and various other federal, state and foreign regulatory authorities and self-regulatory organizations. Global Crossing and Level 3 have completed, or will shortly complete, the filing of applications and notifications to obtain the required regulatory approvals.

        U.S. Antitrust Clearance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the HSR Act) and the rules promulgated thereunder by the FTC, the amalgamation may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting periods have expired or have been terminated. Global Crossing, STT Communications Ltd (on behalf of Temasek Holdings (Private) Limited) and Level 3 filed the requisite notification forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on May 9, 2011, and the HSR Act waiting period is scheduled to expire at 11:59 p.m. on June 8, 2011, unless the waiting period is terminated earlier, or extended by a request for additional information before that time. Both before and after the expiration of the waiting period, the FTC and the DOJ retain the authority to challenge the amalgamation on antitrust grounds.

        In addition, the amalgamation may be reviewed by the state attorneys general in the various states in which Global Crossing and Level 3 operate. While Global Crossing and Level 3 believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the amalgamation under the circumstances and based on the standards set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the amalgamation. As of the date of this document, neither Level 3 nor Global Crossing has been notified by any state attorney general indicating any plan to review the amalgamation.

        Other Requisite U.S. Approvals, Notices and Consents.    Notifications and/or applications requesting approval must be submitted to various regulatory and self-regulatory organizations in connection with the amalgamation, including applications and notices to the DOJ, the FTC and the FCC. Global Crossing and Level 3 have filed or shortly will file and submit applications and notices required to be submitted to obtain these approvals and provide these notices.

        CFIUS.    The amalgamation agreement provides for Global Crossing and Level 3 to file a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments (which we refer to as the Exon-Florio Amendment). The Exon-Florio Amendment provides for national security reviews and, where appropriate, investigations by CFIUS when a foreign company acquires control of a U.S. company. CFIUS consists of representatives of various government agencies including, among others, the Departments of Treasury, State, Defense, Energy, Justice, Commerce and Homeland Security, the United States Trade Representative, and, as a non-voting member, the Director of National Intelligence. CFIUS is chaired by the Treasury Department. CFIUS conducts an initial 30-day review of transactions of which it is notified. For transactions involving entities controlled by a foreign government (as the term "control" is defined under the Exon-Florio regulations) and/or certain sensitive assets, CFIUS may conduct an additional investigation that must be completed within 45 days. In certain situations, a report may be sent to the President of the United States who then has 15 days to decide whether to block the transaction or to take other action. Global Crossing and Level 3 shortly will complete a joint filing with CFIUS to gain clearance of the amalgamation from CFIUS, pursuant to Section 721 of the Defense Production Act.

        CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security.

        Foreign Approvals.    Notifications requesting approval may be submitted to foreign regulatory authorities in connection with the amalgamation and the change in ownership of particular businesses that are controlled by Global Crossing and Level 3 abroad, including the United Kingdom and Germany. Global Crossing and Level 3 have filed, or shortly will file, all applications and notices that Level 3 and Global Crossing deem necessary or appropriate to complete the amalgamation.

        Timing.    There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Level 3's and Global Crossing's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        Global Crossing and Level 3 believe that the amalgamation does not raise substantial antitrust or other significant regulatory concerns. Although Global Crossing and Level 3 believe that all required regulatory approvals can be obtained, Global Crossing and Level 3 cannot be certain when or if these approvals will be obtained, or whether these approvals can be obtained without the imposition of any condition or restriction that would have a material adverse effect on Global Crossing or Level 3. The parties' obligation to complete the amalgamation is conditioned on the receipt or waiver of all required regulatory approvals.

        It is presently contemplated that if any governmental approvals or actions are deemed by Level 3 or Global Crossing to be necessary or appropriate, such approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. The parties are required to use their commercially reasonable efforts to file all the necessary documentation and obtain all consents of third parties that are necessary to complete the amalgamation and to comply with the terms and conditions of all consents, approvals and authorizations of any third party or governmental entity.

Exchange of Shares in the Amalgamation

        Prior to the effective time of the amalgamation, Level 3 will appoint an exchange agent to handle the exchange of Global Crossing common shares and shares of Global Crossing convertible preferred stock for shares of Level 3 common stock. At the effective time of the amalgamation, each issued and outstanding Global Crossing common share and each share of Global Crossing convertible preferred stock (other than those shares held by wholly owned subsidiaries of Global Crossing and those shares as to which appraisal rights have been exercised pursuant to Bermuda law) will be exchanged for 16 shares of Level 3 common stock, the associated rights under the rights agreement and, in the case of shares of Global Crossing convertible preferred stock, the accrued and unpaid dividends payable thereon, in each instance without the need for any action by the holders of Global Crossing common shares.

        As promptly as practicable after the effective time of the amalgamation, Level 3 will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Global Crossing shares shall pass, upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Global Crossing share certificates, if any, in exchange for shares of Level 3 common stock.

        Global Crossing shareholders will not receive any fractional shares of Level 3 common stock pursuant to the amalgamation. Instead of any fractional shares, each Global Crossing shareholder who would otherwise receive a fractional share will receive, in exchange for such fractional share, one share of Level 3 common stock, as provided in the amalgamation agreement.

        After the effective time of the amalgamation, Global Crossing common shares and shares of Global Crossing convertible preferred stock (other than such shares the holders of which have exercised their statutory rights of appraisal) will no longer be issued and outstanding, will be canceled and will cease to exist, and each certificate, if any, that previously represented Global Crossing common shares or shares of Global Crossing convertible preferred stock will represent only the right to receive the amalgamation consideration as described above. With respect to such shares of Level 3 common stock deliverable upon the surrender of Global Crossing share certificates, until holders of such Global Crossing share certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Level 3 common stock with a record date after the effective time of the amalgamation.

        Level 3 stockholders need not take any action with respect to their stock certificates.

Treatment of Global Crossing Share Options and Other Stock Awards

        Upon completion of the amalgamation, each then-outstanding and unexercised option to purchase Global Crossing common shares granted pursuant to any Global Crossing employee benefit plan or otherwise will be automatically exchanged for an option to purchase shares of Level 3 common stock. Each such resulting option to purchase shares of Level 3 common stock will be subject to, and will remain exercisable in accordance with, the same terms and conditions as the corresponding option to purchase Global Crossing common shares that it replaces, except that the exercise price will be divided by the exchange ratio and the number of shares of Level 3 common stock subject to such resulting option to purchase shares of Level 3 common stock will be equal to the number of Global Crossing common shares subject to such replaced option to purchase Global Crossing common shares immediately prior to the completion of the amalgamation, multiplied by the exchange ratio. Any fractional shares of Level 3 common stock resulting from such multiplication will be rounded down to the nearest whole share and the exercise price of such resulting option to purchase shares of Level 3 common stock will be rounded up to the nearest whole cent.

        Upon completion of the amalgamation, each restricted stock unit and performance-based restricted stock unit covering Global Crossing common shares then-issued and outstanding, under any Global Crossing employee benefit plan or otherwise will vest as of immediately prior to the completion of the amalgamation, except that the performance-based restricted stock units covering Global Crossing common shares will vest only to the extent provided in the applicable award agreements, and such vested restricted stock units and performance-based restricted stock units covering Global Crossing common shares will settle in accordance with the terms of the applicable award agreements; provided, that upon settlement each holder of a restricted stock unit or performance-based restricted stock unit covering Global Crossing common shares will receive, in lieu of Global Crossing common shares, a number of shares of Level 3 common stock equal to the number of Global Crossing common shares otherwise issuable upon settlement of such restricted stock unit or performance-based restricted stock unit covering Global Crossing common shares multiplied by the exchange ratio. Any fractional shares of Level 3 common stock resulting from such multiplication will be rounded down to the nearest whole share.

Dividend Policy

        Global Crossing did not pay any dividends in 2008, 2009 or 2010 with respect to its common shares and has no current intention of doing so. As of March 31, 2011, there were accrued and unpaid dividends of approximately $26.3 million, for the period from December 9, 2003 through March 31, 2011, due to the holders of shares of Global Crossing convertible preferred stock. Payment of the preferred dividend was predicated on achievement of a certain earnings-related objective as demonstrated by audited financial statements, which objective was achieved during 2010. Payment of the preferred dividend is also predicated on (i) the existence of legally available funds to pay the dividend under Bermuda law and (ii) the Global Crossing board of directors' satisfaction that two tests related to Global Crossing's solvency are met at the time of the declaration and at the time of the payment of the dividend. After giving effect to a proposed reallocation of share capital that will be acted upon at Global Crossing's Annual General Meeting of Shareholders on June 14, 2011, Global Crossing expects to have legally available funds to pay the $26.3 million accrued dividend. Assuming the solvency tests are met, the Global Crossing board of directors is expected to take action on the accrued dividend shortly after the 2011 Annual General Meeting. Global Crossing is in discussions with STT Crossing regarding the possible payment of such accrued dividend in the form of a senior unsecured promissory note of Global Crossing. If Global Crossing and STT Crossing agree to such a promissory note, Global Crossing expects it to be negotiated on an arm's length basis and to be subject to the review and approval of Global Crossing's audit committee. Global Crossing also expects that any such senior unsecured promissory note would be payable no later than the date the amalgamation is consummated. Regular quarterly dividends on the Global Crossing convertible preferred stock in the amount of $900,000 in respect of periods after March 31, 2011 are expected to be paid in cash on the fifteenth day of each July, October, January and April, subject to satisfaction of the Bermuda solvency tests.

        Level 3 did not pay any dividends in 2008, 2009 or 2010. Level 3's current dividend policy, in effect since April 1, 1998, is to retain future earnings for use in its business. As a result, Level 3's directors and management do not anticipate paying any cash dividends on shares of Level 3 common stock in the foreseeable future. In addition, Level 3 is effectively restricted under certain debt covenants from paying cash dividends on shares of Level 3 common stock.

 Listing of Level 3 Common Stock

        It is a condition to the completion of the amalgamation that the shares of Level 3 common stock to be issued pursuant to the amalgamation, and to be reserved for issuance upon exercise of the options to purchase shares of Level 3 common stock to be issued in exchange for options to purchase Global Crossing common shares, be approved for quotation or listing, as the case may be, on the NASDAQ Global Select Market (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance.

Financing Related to the Amalgamation

        In order to consummate the amalgamation and to refinance certain existing indebtedness of Global Crossing, Level 3 has entered into a financing commitment letter, described below, pursuant to which the commitment parties have committed, subject to customary conditions, to underwrite the financing to allow Level 3 to consummate the amalgamation and to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the amalgamation.

        Level 3 has entered into a commitment letter with the commitment parties, pursuant to which the commitment parties have committed, subject to customary conditions as further described below, to underwrite senior credit facilities in an aggregate amount of up to $1.75 billion, comprising a senior secured term loan facility of $650 million in the aggregate and a senior unsecured bridge loan facility of up to $1.1 billion, if up to $1.1 billion of senior notes or certain other securities are not issued by Level 3 Financing or Level 3 to finance the amalgamation on or prior to the closing of the amalgamation. The financing will be used, in addition to existing cash balances, to consummate the amalgamation and to refinance certain existing indebtedness of Global Crossing. A copy of the commitment letter was filed as an exhibit to the Current Report on Form 8-K filed by Level 3 on April 14, 2011, which is incorporated by reference herein. This summary of terms and conditions of the debt financing commitments is qualified in its entirety by reference to the full text of the commitment letter.

        The term of the term loan facility is six years. The unsecured bridge facility, if drawn, will mature initially on the first anniversary of the closing of the amalgamation, at which time the maturity of any outstanding loans thereunder will be extended automatically to the sixth anniversary of the closing of the amalgamation and may be exchanged by the lenders for notes due on such sixth anniversary.

        The financing commitments are subject to:

  •
  the non-occurrence of a material adverse effect regarding Level 3 or, taken as a whole, Level 3, Global Crossing and their subsidiaries;

  •
  prior to and during the syndication of the facilities, and subject to certain exceptions, there being no offering, placement or arrangement of any debt securities, convertible debt securities (including any other equity linked debt security), equity securities or bank financing by or on behalf of Level 3, Global Crossing or any of their respective subsidiaries;

  •
  a 20 consecutive business day period following the commencement of the general syndication of the financing and prior to the completion of the amalgamation to syndicate the facilities;

  •
  the payment of applicable fees that are due and payable on or prior to the completion of the amalgamation;

  •
  the repayment of certain indebtedness of Global Crossing and the termination of commitments thereunder; and

  •
  other customary financing conditions more fully set forth in the commitment letter.

        In the amalgamation agreement, Level 3 has agreed to use commercially reasonable efforts to obtain financing on the terms and conditions described in the commitment letter (or on revised terms that are not materially adverse to Level 3 as compared to the terms and conditions described in the commitment letter and that do not contain any provisions which would reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the amalgamation, including any modified or additional conditions to the closing of such financing). Level 3 may amend, replace or otherwise modify, or waive any provision of the commitment letter (other than any modified or additional conditions to the closing of such financing or any reduction in the aggregate amount of the financing contemplated thereunder) that does not contain and provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the amalgamation.

        In addition, under certain conditions, Level 3 may be required to pay a termination fee to Global Crossing if Level 3 fails to obtain proceeds pursuant to the commitment letter (or any alternative financing arrangement(s)) sufficient to consummate the amalgamation and to refinance certain existing indebtedness of Global Crossing, as described under "The Amalgamation Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 128.

De-Listing and Deregistration of Global Crossing Shares

        Upon completion of the amalgamation, the Global Crossing common shares currently listed on the NASDAQ Global Select Market will cease to be listed on the NASDAQ Global Select Market and subsequently deregistered under the Exchange Act.

Appraisal Rights

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another entity, any shareholder of the Bermuda company is entitled to receive fair value for his shares (determined on a stand-alone basis). For these purposes, Global Crossing's board of directors considers the fair value for each Global Crossing common share to be $14.80 per share, which was the closing price at which such shares traded on the NASDAQ Global Select Market on April 8, 2011, the trading day immediately prior to the public announcement of the amalgamation.

        Any Global Crossing shareholder who is not satisfied that he has been offered fair value for his Global Crossing common shares and whose shares are not voted in favor of the amalgamation agreement and the amalgamation may exercise his appraisal rights under the Companies Act to have the fair value of his shares appraised by the Court. Persons owning beneficial interests in Global Crossing common shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Global Crossing shareholder intending to exercise appraisal rights MUST file an application for appraisal of the fair value of his shares with the Court within ONE MONTH after the date of the giving of notice convening the Global Crossing special general meeting. There are no statutory rules or authorities prescribing the operation of the provisions of the Companies Act governing appraisal rights which are set forth in Section 106 of the Companies Act or the process of appraisal by the Court and there is uncertainty about the precise methodology that would be adopted by the Court in determining the fair value of shares in an appraisal application under the Companies Act.

        If a Global Crossing shareholder votes in favor of the amalgamation agreement and the amalgamation at the Global Crossing special meeting, such shareholder has no right to apply to the Court to appraise the fair value of his Global Crossing common shares, and instead, pursuant to the terms of the amalgamation agreement, and as discussed in "Terms of the Amalgamation; Amalgamation Consideration" below, each Global Crossing common share held by such shareholder will be converted into the right to receive the amalgamation consideration. Any shareholder who wishes to exercise appraisal rights must not vote in favor of the amalgamation and must apply to the Court within one month of the giving of notice convening the Global Crossing special general meeting. Voting against the amalgamation will not in itself satisfy the requirements for notice and exercise of a Global Crossing shareholder's right to apply for appraisal of the fair value of his shares.

        Pursuant to Bermuda law, within one month of the Court appraising the fair value of dissenting shareholders' Global Crossing common shares, Global Crossing shall pay to such dissenting shareholders an amount equal to the value of their Global Crossing common shares as appraised by the Court, unless the amalgamation is terminated pursuant to the terms of the amalgamation agreement.

        The payment to a Global Crossing shareholder of the fair value of his Global Crossing common shares as appraised by the Court could be less than, equal to, or more than the value of the amalgamation consideration that the Global Crossing shareholder would have received in the amalgamation if such shareholder had not exercised his appraisal rights.

        A Global Crossing shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Court. The costs of any application to the Court under Section 106 of the Companies Act will be in the Court's discretion.

        The relevant portion of Section 106 of the Companies Act is as follows:

  (6)
  Any shareholder who did not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

  (6A)
  Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

  (a)
  to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

  (b)
  to terminate the amalgamation in accordance with subsection (7).

  (6B)
  Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

  (6C)
  No appeal shall lie from an appraisal by the Court under this section.

  (6D)
  The costs of any application to the Court under this section shall be in the discretion of the Court.

  (7)
  An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

        Under Delaware law, holders of Level 3 common stock are not entitled to appraisal rights in connection with the amalgamation. See the section entitled "Appraisal Rights" beginning on page 169.

THE AMALGAMATION AGREEMENT

        The following section summarizes material provisions of the amalgamation agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Global Crossing and Level 3 are governed by the express terms and conditions of the amalgamation agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Global Crossing and Level 3 shareholders are urged to read the amalgamation agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the amalgamation, including the approval and adoption of the amalgamation agreement and approval of the amalgamation or the approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment, as applicable. This summary is qualified in its entirety by reference to the amalgamation agreement.

        The amalgamation agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Global Crossing or Level 3. The amalgamation agreement contains representations and warranties that the parties made to each other as of the date of the amalgamation agreement or other specific dates, solely for purposes of the contract between the parties, and those representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the amalgamation agreement. You should not rely upon the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since the representations and warranties:

  •
  may not be intended to establish matters of fact, but rather to allocate the risk between the parties in the event the statements therein prove to be inaccurate;

  •
  have been modified in important part by certain underlying disclosures that were made between the parties in connection with the negotiation of the amalgamation agreement, which are not reflected in the amalgamation agreement itself or publicly filed; and

  •
  such disclosures are subject to contractual standards of materiality different from what is generally applicable to you or other investors.

        Accordingly, the representations and warranties and other provisions of the amalgamation agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 172.

Terms of the Amalgamation; Amalgamation Consideration

        The amalgamation agreement provides that, on the terms and subject to the conditions set forth in the amalgamation agreement, at the effective time of the amalgamation, Amalgamation Sub and Global Crossing will amalgamate, with Amalgamation Sub and Global Crossing continuing as the amalgamated company, a wholly owned subsidiary of Level 3. At the effective time of the amalgamation,

  •
  each Global Crossing common share issued and outstanding immediately prior thereto will be exchanged for 16 shares of Level 3 common stock (and the rights associated therewith under the rights agreement); and

  •
  each share of Global Crossing convertible preferred stock issued and outstanding immediately prior thereto will be exchanged for 16 shares of Level 3 common stock (and the rights associated therewith under the rights agreement) plus an amount equal to the aggregate accrued and unpaid dividends thereon;

        in each case excluding shares held by shareholders exercising their statutory rights of appraisal, Level 3, Global Crossing and their respective subsidiaries.

        Level 3 will not issue fractional shares of Level 3 common stock pursuant to the amalgamation agreement. Instead, each Global Crossing shareholder who otherwise would have been entitled to receive a fraction of a share of Level 3 common stock will receive, in lieu thereof, one share of Level 3 common stock for the fractional share interest to which such holder would otherwise be entitled, as provided in the amalgamation agreement.

        The exchange ratio will be appropriately and proportionately adjusted to reflect the effect of any stock split, subdivision, consolidation, combination, reclassification, dividend or distribution of shares or other change with respect to the shares of Level 3 common stock, or Global Crossing common shares or shares of Global Crossing convertible preferred stock, prior to the effective time of the amalgamation.

Completion of the Amalgamation

        Unless the parties agree otherwise, the closing of the amalgamation will take place on the date that is the later of (i) the third business day after the satisfaction or waiver (subject to applicable law) of the conditions to the closing of the amalgamation have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the closing of the amalgamation, but subject to the satisfaction or, where permitted, waiver of those conditions as of the closing of the amalgamation) and (ii) the final day of the marketing period or such earlier date as may be specified by Level 3 upon notice to Global Crossing. The amalgamation will be effective on the date shown on the certificate of amalgamation filed with the Registrar of Companies of Bermuda, in accordance with Bermudian law.

Representations and Warranties

        The amalgamation agreement contains representations and warranties made by each of Global Crossing and Level 3. Global Crossing has made representations and warranties regarding, among other things:

  •
  corporate organization and power;

  •
  qualification to do business;

  •
  absence of conflict or violation;

  •
  consents and approvals;

  •
  authorization and validity of agreement;

  •
  capitalization and related matters;

  •
  subsidiaries and equity investments;

  •
  SEC reports;

  •
  absence of certain changes or events;

  •
  tax matters;

  •
  absence of undisclosed liabilities;

  •
  property;

  •
  intellectual property;

  •
  licenses and permits;

  •
  compliance with law;

  •
  litigation;

  •
  contracts;

  •
  employee benefit plans;

  •
  insurance;

  •
  affiliate transactions;

  •
  vendors and customers;

  •
  labor matters;

  •
  environmental matters;

  •
  no brokers;

  •
  network operations;

  •
  state takeover statutes;

  •
  opinion of financial advisor;

  •
  board approval;

  •
  requisite shareholder vote;

  •
  illegal or unauthorized payments, political contributions and exports; and

  •
  absence of illegal or unauthorized payments or political contributions to foreign officials.

        Level 3 has made representations and warranties regarding, among other things:

  •
  organization;

  •
  qualification to do business;

  •
  no conflicts or violation;

  •
  consents and approvals;

  •
  authorization and validity of agreement;

  •
  capitalization and related matters;

  •
  subsidiaries and equity investments;

  •
  SEC filings;

  •
  absence of certain changes or events;

  •
  tax matters;

  •
  absence of undisclosed liabilities;

  •
  property;

  •
  intellectual property;

  •
  licenses and permits;

  •
  compliance with law;

  •
  litigation;

  •
  contracts;

  •
  employee benefit plans;

  •
  insurance;

  •
  affiliate transactions;

  •
  labor matters;

  •
  environmental matters;

  •
  no brokers;

  •
  financing;

  •
  network operations;

  •
  state takeover statutes;

  •
  board approval;

  •
  requisite stockholder vote;

  •
  illegal or unauthorized payments, political contributions and exports; and

  •
  absence of illegal or unauthorized payments or political contributions to foreign officials.

        The amalgamation agreement also contains certain representations and warranties of Level 3 with respect to its direct wholly owned subsidiary, Amalgamation Sub, including corporate organization, lack of prior business activities, capitalization and authority with respect to the execution and delivery of the amalgamation agreement.

        Many of the representations and warranties in the amalgamation agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the amalgamation agreement, a "material adverse effect" means, with respect to a party, any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (i) is, or is reasonably likely to become, materially adverse to the business, assets, financial condition, liabilities or results of operations of a party and its subsidiaries, taken as a whole, or (ii) would prevent or materially impair or materially delay the ability of a party to perform its obligations under the amalgamation agreement or to consummate the amalgamation, except that, with respect to clause (i) above, the definition of "material adverse effect" excludes any event, change, circumstance, effect, development or state of facts arising out of or attributable to:

  •
  general economic conditions (except to the extent such event, change, circumstance, effect, development or state of facts affects such party and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industry in which such party and its subsidiaries operate);

  •
  the industries in which such party and its subsidiaries operate (except to the extent such event, change, circumstance, effect, development or state of facts affects such party and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industry in which such party and its subsidiaries operate);

  •
  changes in law;

  •
  changes in GAAP;

  •
  the negotiation, execution, announcement, pendency or performance of the amalgamation agreement or the amalgamation, or the consummation of the amalgamation;

  •
  acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts threatened or underway as of April 10, 2011; and

  •
  earthquakes, hurricanes, floods, or other natural disasters.

        As described directly under "Amalgamation Agreement" beginning on page 107 above, the parties to the amalgamation agreement made the representations and warranties contained therein solely for purposes of the contract between the parties, and those representations and warranties should not be relied upon by any other person. Further, the assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the amalgamation agreement, and you should not rely upon the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date.

Conduct of Business

        Each of Global Crossing and Level 3 has agreed to certain covenants in the amalgamation agreement restricting the conduct of its business between the date of the amalgamation agreement and the effective time of the amalgamation. In general, Global Crossing has agreed to (i) conduct in all material respects its and its subsidiaries' business in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, (ii) maintain in all material respects its and its subsidiaries' assets, properties, rights and operations in accordance with then-present practice in a condition suitable for their then-current use and (iii) use commercially reasonable efforts, consistent with the foregoing, to preserve substantially intact the business organization of Global Crossing and its subsidiaries, to keep available the services of the then-present officers and key employees of Global Crossing and its subsidiaries and to preserve, in all material respects, the present relationships of Global Crossing with all persons with whom it has significant business relationships.

        In addition, Global Crossing has agreed to specific restrictions relating to the conduct of its business between the date of the amalgamation agreement and the effective time of the amalgamation, including not to do any of the following (subject, in each case, to exceptions specified below and in the amalgamation agreement or previously disclosed in writing to the other party as provided in the amalgamation agreement) without Level 3's prior written consent:

  •
  make any material change in the conduct of its businesses or enter into any material transaction other than in the ordinary course of business and consistent with past practice;

  •
  make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options to purchase Global Crossing common shares, pursuant to the terms of restricted stock units covering Global Crossing common shares or upon the conversion of shares of Global Crossing convertible preferred stock, in each case outstanding on the date of the amalgamation agreement) or other equity securities (or other securities exchangeable or convertible into equity securities) or grant any option, warrant or right to acquire any capital stock or other equity interests; or alter in any way its outstanding securities or its capitalization;

  •
  make any sale, assignment or other conveyance of any material asset or property, other than (i) granting or entering into any prepaid leases or sale of indefeasible rights of use of Global Crossing's infrastructure, entering into subleases of co-location space, dispositions of worn-out or obsolete equipment for fair or reasonable value, or other similar transactions, in each case in the ordinary course of business and consistent with past practice, (ii) as required by the terms of any agreement governing Global Crossing's indebtedness or (iii) in accordance with Global Crossing's ability to enter into certain capital leases, conduct a registered exchange offer or guarantee certain existing indebtedness, as described below;

  •
  subject any of its assets, properties or rights to any lien;

  •
  redeem, purchase or otherwise acquire any shares of the capital stock, membership interests or partnership interests or other ownership interests of it or its subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests, other than (i) for the purpose of satisfying tax obligations, the purchase, redemption or other acquisition of Global Crossing common shares or restricted stock units covering Global Crossing common shares from current or former employees or directors of Global Crossing pursuant to the terms of any employment or option agreement or Global Crossing employee benefit plan and (ii) the payment of cumulative or current dividends in respect of shares of Global Crossing convertible preferred stock as and when due in accordance with their terms;

  •
  acquire, lease or sublease any material assets or properties (including any real property), other than in the ordinary course of business (or as permitted as described above);

  •
  (i) increase the compensation or benefits of any directors or key employees, or materially increase the compensation or benefits payable to consultants or other employees of Global Crossing, except as otherwise required by any Global Crossing employee benefit plan or law, (ii) establish, adopt, enter into or amend any Global Crossing employee benefit plan or other collective bargaining, bonus, profit sharing, compensation, employment, termination, severance, stock incentive or other plan, agreement or arrangement for the benefit of any director, officer, consultant or employee, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (iv) take any affirmative action to accelerate the vesting of any stock-based, or any other equity-based, compensation, (v) grant any awards under any bonus, incentive, performance or other compensation or benefit plan, (vi) fund or secure the payment of compensation or benefits under any existing benefit plan, (vii) grant or promise any tax offset payment award under any existing benefit plan, (viii) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer, employee or independent contractor, (ix) hire, or promise to hire, any officer or (x) hire or promote any consultant or employee who is not an officer other than in the ordinary course of business consistent with past practice;

  •
  enter into any agreement, contract, or commitment (or series of such similar transactions), other than a renewal in the ordinary course of business (except in the case of (ii)(B) and (ii)(C) below), (i) (A) for capital expenditures in excess of $25 million or (B) that would require capital expenditures in the aggregate in excess of Global Crossing's annual capital expenditure budget for 2011, or in 2012, in excess of 110% of such 2011 budgeted amount, subject to quarterly caps, (ii) for telecommunications access services (A) in excess of $25 million, (B) in excess of the Global Crossing's annual expenditure budget for telecommunications access services for 2011, or in 2012, in excess of 110% of such 2011 budgeted amount or (C) in respect of renewals of the access agreements with certain counterparties, a term greater than 12 months, or (iii) for telecommunications network operating expenditures, including real estate leases, (A) in excess of $10 million or (B) in excess of Global Crossing's annual operating expenditure budget for such items for 2011, or in 2012, in excess of 110% of such 2011 budgeted amount;

  •
  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates (other than wholly owned subsidiaries);

  •
  fail to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

  •
  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

  •
  (i) make or change any material tax election, (ii) change an annual accounting period, (iii) file any amended material tax return, (iv) enter into any closing agreement with respect to a material amount of tax, (v) settle any material tax claim or assessment or (vi) surrender any right to claim a refund of material taxes, other than in certain circumstances, in the ordinary course of business consistent with past practice, without consultations with Level 3;

  •
  settle, release or forgive any claim requiring payments to be made by Global Crossing or any of its subsidiaries in excess of $2 million individually, or $10 million in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by Global Crossing or any of its subsidiaries other than in the ordinary course of business and consistent with past practice, or settle or resolve any claim against Global Crossing or any of its subsidiaries on terms that require Global Crossing or any of its subsidiaries to materially alter its existing business practices;

  •
  lend money to any person (other than to Global Crossing or its wholly owned subsidiaries) or incur or guarantee any indebtedness for borrowed money (other than from Global Crossing or its wholly owned subsidiaries); provided that (i) Global Crossing (or any of its subsidiaries that are lessees under capital leases existing on the date hereof) may enter into capital lease obligations so long as, after giving effect to the entry into such obligations, Global Crossing's aggregate outstanding capital lease obligations do not exceed $153 million, (ii) Global Crossing may conduct a registered exchange offer with respect to Global Crossing's 9% Senior Notes in connection with which it may issue new 9% Senior Notes in exchange for outstanding 9% Senior Notes and (iii) Global Crossing and its subsidiaries may guarantee any existing indebtedness to the extent required under the terms of the agreement or indenture governing such indebtedness; or

  •
  commit to any of the foregoing.

        In general, Level 3 has agreed to conduct its business, in all material respects, (i) in the ordinary course of business, (ii) in a manner consistent with past practice, and (iii) in compliance with applicable laws.

        In addition, Level 3 has agreed to specific restrictions relating to the conduct of its business between the date of the amalgamation agreement and the effective time of the amalgamation, including not to do any of the following (subject, in each case, to exceptions specified below and in the amalgamation agreement or previously disclosed in writing to the other party as provided in the amalgamation agreement) without Global Crossing's prior written consent:

  •
  make any material change in the conduct of its business;

  •
  make any change in any of its organizational documents;

  •
  issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities, other than with respect to (i) grants of options to purchase Level 3 common stock or Level 3 restricted stock units in the ordinary course of business, (ii) shares of Level 3 common stock issuable upon exercise of outperform stock options or settlement of restricted stock units; (iii) shares of Level 3 common stock issuable upon conversion of outstanding convertible notes; (iv) shares of Level 3 common stock issuable to directors of Level 3 in accordance with Level 3's director compensation plans or (v) up to 50 million shares of Level 3 common stock in the aggregate, issuable in connection with certain permitted acquisitions;

  •
  redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of Level 3 and its subsidiaries or declare, set aside or pay any dividends or other distributions in respect of such shares or interests other than (i) the purchase, redemption or other acquisition of Level 3 common stock or Level 3 restricted stock units from current or former employees of Level 3 as permitted or contemplated by the terms of any employment or option agreement or Level 3 employee benefit plan or (ii) the distribution of rights pursuant to the terms of the rights agreement;

  •
  acquire, lease or sublease any material assets, or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice, or in connection with transactions that both (i) do not exceed $100 million in the aggregate of all such transactions and (ii) are not reasonably expected to prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions, under the HSR Act and similar laws of other jurisdictions, and certain other regulatory laws;

  •
  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of Level 3's affiliates (other than its wholly owned subsidiaries);

  •
  fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

  •
  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

  •
  (i) make or change any material tax election, (ii) change an annual accounting period, (iii) file any amended material tax return, (iv) enter into any closing agreement with respect to a material amount of tax, (v) settle any material tax claim or assessment or (vi) surrender any right to claim a refund of material taxes, other than in certain circumstances, in the ordinary course of business consistent with past practice, without consultations with Global Crossing;

  •
  settle, release or forgive any material claim or any claim held by Level 3 or any of its subsidiaries or waive any right thereto, or settle or resolve any claim against Level 3 or any of its subsidiaries on terms that require Level 3 or any of its subsidiaries to materially alter its existing business practices;

  •
  lend money to any person (other than wholly owned subsidiaries of Level 3) or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation other than as permitted under the commitment letter as of the date hereof or in connection with the repayment of Global Crossing's debt required to be repaid in the amalgamation, including premiums and fees incurred in connection therewith; provided that (i) Level 3, or Level 3 Financing as applicable, may conduct a registered exchange offer with respect to each of (A) Level 3's 11.875% Senior Notes and (B) Level 3 Financing's 9.375% Senior Notes, in connection with which it may issue new 11.875% Senior Notes and 9.375% Senior Notes, respectively, in exchange for 11.875% Senior Notes and 9.375% Senior Notes, respectively, and (ii) Level 3 and its subsidiaries may guarantee any indebtedness of Level 3 and its subsidiaries in existence on the date hereof or permitted to be incurred in compliance with the terms hereof prior to the termination date, to the extent required under the terms of the agreement or indenture governing such indebtedness; or

  •
  commit to any of the foregoing.

No Solicitation of Alternative Proposals

        Each of Global Crossing and Level 3 has agreed that, from the time of the execution of the amalgamation agreement until the earlier of the termination of the amalgamation agreement or the completion of the amalgamation, it and its subsidiaries will not and will not authorize or permit its controlled affiliates, directors, officers, employees, representatives, advisors or other intermediaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers relating to an acquisition proposal, (ii) enter into any agreement to consummate any acquisition proposal, or approve or endorse any acquisition proposal or abandon, terminate or fail to consummate the amalgamation or (iii) participate in any discussions or negotiations in connection with any acquisition proposal, or furnish any non-public information with respect to its business, properties or assets in connection with any acquisition proposal. The amalgamation agreement also requires both Global Crossing and Level 3 (a) to cease, and cause to be terminated, all discussions or negotiations with any person conducted prior to the execution of the amalgamation agreement with respect to any acquisition proposal, (b) to not, and cause each of its subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement and (c) to not take any action to exempt any person from any applicable takeover statute or other restrictive provisions contained in any applicable laws or otherwise cause such restrictions not to apply.

        An "acquisition proposal" with respect to Global Crossing means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving Global Crossing or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of Global Crossing or more than 20% of the assets of Global Crossing and its subsidiaries.

        An "acquisition proposal" with respect to Level 3 means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Level 3 or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of Level 3 or more than 20% of the assets of Level 3 and its subsidiaries.

        Notwithstanding the restrictions described above, prior to the applicable stockholder meeting, the board of directors of each of Global Crossing and Level 3 is permitted to furnish information with respect to Global Crossing or Level 3, as applicable, and enter into negotiations or discussions with a person who has made an acquisition proposal if the board of directors of such party determines in good faith by a majority vote that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal.

        A "superior proposal" with respect to Global Crossing means any proposal made by a third party to enter into any transaction involving an "acquisition proposal" with respect to Global Crossing that Global Crossing's board of directors determines in its good faith judgment (after consultation with Global Crossing's outside legal counsel and financial advisor) would be, if consummated, more favorable to Global Crossing's shareholders than the amalgamation agreement and the amalgamation, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction), except that the reference to "20%" in the definition of "acquisition proposal" with respect to Global Crossing shall be deemed to be a reference to "50%."

        A "superior proposal" with respect to Level 3 means any proposal made by a third party to enter into any transaction involving an "acquisition proposal" with respect to Level 3 that Level 3's board of directors determines in its good faith judgment (after consultation with Level 3's outside legal counsel and financial advisor) would be, if consummated, more favorable to Level 3's stockholders than the amalgamation agreement and the amalgamation, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction), except that the reference to "20%" in the definition of "acquisition proposal" with respect to Level 3 shall be deemed to be a reference to "50%."

        However, Global Crossing may enter into an agreement (other than a confidentiality agreement) with respect to an acquisition proposal upon a good faith determination by Global Crossing's board of directors, after consultation with its financial advisors and outside legal counsel, that the proposal is a superior proposal and concurrently Global Crossing pays to Level 3 a termination fee of $50 million and reimburses Level 3 for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred in pursuing the amalgamation. Similarly, Level 3 may enter into an agreement (other than a confidentiality agreement) with respect to an acquisition proposal upon a good faith determination by Level 3's board of directors, after consultation with its financial advisors and outside legal counsel, that the proposal is a superior proposal and concurrently Level 3 pays to Global Crossing a termination fee of $70 million and reimburses Global Crossing for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred by Global Crossing and its affiliates in pursuing the amalgamation.

        The amalgamation agreement requires that the parties notify each other within 36 hours of, among other things, the receipt of or occurrence of any acquisition proposal, any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead thereto, and the material terms and conditions of any such acquisition proposal and the identity of the person making such proposal. Any such notification shall include the material terms and conditions of any such acquisition proposal, request, inquiry or discussion. In addition, the amalgamation agreement requires the parties to continue to inform each other of material changes to any acquisition proposal and provide to each other, within 36 hours of receipt, all correspondence and other written material received from any third party in connection with an acquisition proposal that is material to understanding such acquisition proposal.

Changes in Board Recommendations

        The board of directors of each of Global Crossing and Level 3 has agreed that it will not (i) withdraw or modify in a manner adverse to the other party the recommendation by such board with respect to the transactions contemplated by the amalgamation agreement, as applicable, (ii) recommend the approval or adoption of any acquisition proposal or (iii) propose publicly to recommend any agreement regarding an acquisition proposal.

        Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approval, the board of directors of each of Global Crossing and Level 3 is permitted to withdraw or modify its recommendation of the amalgamation agreement or the amalgamation in response to (i) an intervening event or development that affects the business, assets or operations of Global Crossing or Level 3, respectively, to the extent such event or development was not known by such party's board of directors as of the date of the amalgamation agreement or (ii) an acquisition proposal that was unsolicited and did not result from a breach of the restrictions described above, if the board of directors of Global Crossing or Level 3, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x), in the case of (ii) above, such acquisition proposal is a superior proposal and (y) in the case of (i) and (ii) above, the failure to take such action would be inconsistent with its fiduciary duties under applicable law to the shareholders of Global Crossing or Level 3, as applicable. Prior to taking any such action, such board of directors must inform the other party in writing of its decision to change its recommendation, provide the material terms and conditions of any acquisition proposal to the other party if an acquisition proposal has been made prior to such action and, in any event, allow five business days to elapse following the other party's receipt of such written notice, during which time the other party may negotiate changes to the amalgamation agreement. Upon any amendment to the amount or form of consideration of an acquisition proposal, an additional two business days must be provided during which time the other party may negotiate changes to the amalgamation agreement.

        If the board of directors of Level 3 withdraws (or amends or modifies in a manner adverse to Global Crossing) its recommendation, Level 3 will nonetheless continue to be obligated to hold its stockholders meeting and submit the Level 3 stock issuance and the Level 3 charter amendment to its stockholders unless Level 3 terminates the amalgamation agreement, after having complied with its non-solicitation obligations and, concurrently with such termination, Level 3 enters into a definitive agreement with respect to a superior proposal and pays Global Crossing a termination fee of $70 million and reimburses Global Crossing for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred by Global Crossing and its affiliates in pursuing the amalgamation.

        If the board of directors of Global Crossing withdraws (or amends or modifies in a manner adverse to Level 3) its recommendation, Global Crossing will nonetheless continue to be obligated to hold its shareholders meeting and submit the amalgamation agreement to its stockholders unless Global Crossing terminates the amalgamation agreement, after having complied with its non-solicitation obligations and, concurrently with such termination, Global Crossing enters into a definitive agreement with respect to a superior proposal and pays Level 3 a termination fee of $50 million and reimburses Level 3 for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred in pursuing the amalgamation.

Efforts to Obtain Required Stockholder Votes

        Global Crossing has also agreed to hold its special stockholders meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain stockholder approval and adoption of the amalgamation agreement and approval of the amalgamation. The board of directors of Global Crossing has approved the amalgamation agreement and declared the amalgamation agreement and the transactions contemplated thereby, including the amalgamation, advisable and in the best interests of Global Crossing and its shareholders, and has adopted resolutions directing that the amalgamation agreement be submitted to the Global Crossing shareholders for their consideration. Global Crossing is required to submit the amalgamation agreement to its stockholders even if Global Crossing's board of directors has withdrawn (or amended or modified in a manner adverse to Level 3) its approval or recommendation, unless Global Crossing terminates the amalgamation agreement and, concurrently, enters into a definitive agreement with respect to a superior proposal, after complying with its obligations with respect to non-solicitation, paying Level 3 a termination fee of $50 million and reimbursing Level 3 for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred in pursuing the amalgamation.

        Level 3 has agreed to hold its special stockholders meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain stockholder approval of the Level 3 stock issuance. The board of directors of Level 3 has approved the amalgamation agreement and declared the amalgamation agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the Level 3 charter amendment, advisable and in the best interests of Level 3 and its stockholders, and has adopted resolutions directing that the Level 3 stock issuance and the Level 3 charter amendment be submitted to the Level 3 stockholders for their consideration. Level 3 is required to submit the Level 3 stock issuance and the Level 3 charter amendment to its stockholders even if Level 3's board of directors has withdrawn (or amended or modified in a manner adverse to Global Crossing) its approval or recommendation, unless Level 3 terminates the amalgamation agreement and, concurrently, enters into a definitive agreement with respect to a superior proposal, after complying with its obligations with respect to non-solicitation, paying Global Crossing a termination fee of $70 million and reimbursing Global Crossing for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred by Global Crossing and its affiliates in pursuing the amalgamation.

Efforts to Complete the Amalgamation

        Global Crossing and Level 3 have each agreed to:

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  promptly prepare, review and file all necessary documentation, effect all applications, notices, petitions and filings, obtain all permits, consents, approvals, clearances and authorizations of all third parties, governmental entities and regulatory agencies that are necessary or advisable to consummate the transactions contemplated by the amalgamation agreement, including the amalgamation and the Level 3 stock issuance;

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  promptly inform each other of any communication received from, or given to, the Antitrust Division of the DOJ, the FTC, the FCC, CFIUS or any other governmental entity, by promptly providing copies to the other party of such written communications (subject to redaction of information as necessary to comply with contractual arrangements or to address reasonable privilege or confidentiality concerns, or where such information relates to valuation of Global Crossing, Level 3 or any of either party's subsidiaries); and

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  permit the other party, as applicable, to review any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC, the FCC, CFIUS, or any other governmental entity (subject to redaction of information as necessary to comply with contractual arrangements or to address reasonable privilege or confidentiality concerns, or where such information relates to valuation of Global Crossing, Level 3 or any of either party's subsidiaries);

        Notwithstanding the foregoing, Level 3 is not required under the amalgamation agreement to agree to any terms, conditions or modifications (including Level 3, Global Crossing or any of their respective subsidiaries having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or businesses be held separate)) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waiver, approvals, authorizations or orders in connection with the amalgamation or the consummation of the transactions contemplated by the amalgamation agreement that would result in, or would be reasonably expected to result in, either individually or in the aggregate, a material adverse effect on Global Crossing and its subsidiaries, taken as a whole, Level 3 and its subsidiaries, taken as a whole (assuming Level 3 and its subsidiaries, taken as a whole, are the size of Global Crossing and its subsidiaries, taken as a whole), or Level 3 and its subsidiaries, taken as a whole (assuming Level 3 and its subsidiaries, taken as a whole, prior to giving effect to the amalgamation, are the size of Global Crossing and its subsidiaries, taken as a whole, prior to giving effect to the amalgamation).

        Additionally, each party has agreed to use commercially reasonable efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including any governmental entities, necessary, proper or advisable for the consummation of the amalgamation and to provide any notices to third parties required to be provided prior to the amalgamation. However, without the prior written consent of Level 3, the Global Crossing may not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, in each case, that would have a material adverse effect on its, or its subsidiaries', business or operations taken as a whole. If at any point during the CFIUS review process, CFIUS offers the parties an opportunity to withdraw and resubmit their joint notice, and either party opts to request withdrawal and resubmission in response to such an offer by CFIUS, then the other party shall agree to join the request for withdrawal and resubmission at the end of the first initial 30-day review.

        Further, each party has agreed to use commercially reasonable efforts to negotiate such amendments to (or the replacement of) a network security agreement currently in place and entered into by and among Global Crossing, Singapore Technologies Telemedia Pte Ltd, the DOJ, the Federal Bureau of Investigation, the Department of Defense and the Department of Homeland Security, and any such similar agreements as the parties may deem necessary, proper or advisable.

Governance Matters After the Amalgamation

        On or prior to the closing of the amalgamation, Level 3 will determine the number of directors—which is expected to be between                        and                         directors—that will comprise Level 3's full board of directors following the closing of the amalgamation.

        Additionally, pursuant to the terms of the stockholder agreement, which becomes effective on closing of the amalgamation, Level 3 has agreed, among other things, that upon closing of the amalgamation, Level 3's board of directors will appoint a specified number of directors designated by STT Crossing, determined as follows: if, at closing Level 3's board of directors consists of (i) 13 or fewer directors, STT Crossing would have the right to designate and have appointed three designees,

(ii) 14 through 16 directors, STT Crossing would have the right to designate and have appointed four designees or (iii) 17 or more directors, STT Crossing would have the right to designate and have appointed five designees.

        The stockholder agreement provides that, following the completion of the amalgamation, STT Crossing will have the right to nominate the number of directors for Level 3's board of directors that is proportionate to its percentage ownership of shares of Level 3 common stock. However, STT Crossing will have the right to nominate (i) at least two directors as long as STT Crossing owns at least 15% of the outstanding shares of Level 3 common stock and (ii) at least one director as long as STT Crossing owns at least 10% of the outstanding shares of Level 3 common stock. See the section entitled "Stockholder Agreement" beginning on page 134 below for a more complete description of the stockholder agreement.

Employee Benefits Matters

        Global Crossing and Level 3 have agreed that, from the date of completion of the amalgamation until December 31, 2011, Level 3 will provide that each employee of Global Crossing or its subsidiaries who served in such capacity as of the date of completion of the amalgamation (each of whom we refer to as a continuing employee), while and so long as such continuing employee remains employed by Level 3, the amalgamated company or any subsidiary of the amalgamated company, will be eligible to either, at the sole discretion of Level 3, (i) participate in Level 3's employee benefit plans and programs, including any pension plan, defined benefit plan, defined contribution plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time off programs and disability plan (excluding any equity incentive plan), in each case to the same extent as similarly situated employees of Level 3 or its subsidiaries or (ii) continue to participate in employee benefit plans, programs and policies of Global Crossing and its subsidiaries, which provide benefits that are no less favorable in the aggregate to the benefits (excluding equity-based compensation) provided to such continuing employee immediately before the date of completion of the amalgamation (but neither Level 3, the amalgamated company nor any of the amalgamated company's subsidiaries will be required to provide any such continuing employee with any type of benefit (or any compensation in lieu thereof) that such continuing employee receives, or becomes vested in, in connection with the transactions contemplated by the amalgamation agreement).

        Any continuing employee whose employment is terminated within the one-year period commencing upon the date of completion of the amalgamation will be entitled (i) to cash severance benefits that are no less favorable and (ii) to welfare benefits that are no less favorable in the aggregate, than, in each case, the cash severance benefits and welfare benefits, respectively, if any, determined in accordance with the terms of the applicable Global Crossing employee benefit plan providing for severance benefits to such continuing employee in effect on April 10, 2011.

        Additionally, with respect to any Global Crossing employee benefit plan or Level 3 employee benefit plan in which any employees and former employees of any of Global Crossing, Level 3 or their subsidiaries (who we refer to as participating employees) first become eligible to participate on or after the date of completion of the amalgamation, and in which such participating employees did not participate prior to the date of completion of the amalgamation (which we refer to as the new employee benefit plans), each participating employee will, to the extent permitted by applicable law, receive full credit for the years of continuous service recognized by Global Crossing or its subsidiaries prior to the completion of the amalgamation to the same extent as if it were service with Level 3 for purposes of (i) satisfying the service requirements for eligibility to participate in each such new employee benefit plan, (ii) vesting in any benefits under each such new employee benefit plan, and (iii) calculating the level of benefits with respect to severance, vacation, personal days off and any other welfare-type benefits with respect to which a participating employee may be eligible, where service is a factor in calculating benefits. However, none of the foregoing shall apply with respect to defined benefit pension plans benefit accrual or where such credit would result in a duplication of benefits.

        With respect to any new employee benefit plan that is a welfare benefit plan in which any participating employees first become eligible to participate on or after the date of completion of the amalgamation, and in which such participating employees did not participate prior to the completion of the amalgamation, subject to any applicable plan provisions, contractual requirements or laws, Level 3 shall (i) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements or pre-existing conditions would apply under the analogous Global Crossing employee benefit plan or Level 3 employee benefit plan in which any such participating employee was a participant or eligible to participate as of immediately prior to the completion of the amalgamation, and (ii) give effect, in determining any deductibles, co-insurance or maximum out-of-pocket limitations, to amounts paid by such participating employees, prior to the completion of the amalgamation, under a Global Crossing employee benefit plan or Level 3 employee benefit plan in which any such participating employee was a participant as of immediately prior to the completion of the amalgamation (to the same extent that such credit was given under such Global Crossing employee benefit plan or Level 3 employee benefit plan prior to the completion of the amalgamation) in satisfying such requirements during the plan year in which the completion of the amalgamation occurs.

        If requested by Level 3 at least ten business days prior to the date of completion of the amalgamation, Global Crossing will take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of Global Crossing's board of directors necessary or appropriate to terminate, effective no later than the day prior to the date of completion of the amalgamation, any defined contribution Global Crossing employee benefit plan that contains a cash or deferred arrangement, whether intended to qualify under Section 401(k) of the Code or otherwise (which we refer to as a defined contribution plan). If Global Crossing is required to terminate any defined contribution plan, then Global Crossing shall provide to Level 3 prior to the date of completion of the amalgamation written evidence of the adoption of resolutions by Global Crossing's board of directors authorizing the termination of such defined contribution plan (the form and substance of which resolutions will be subject to the prior review and approval of Level 3, which approval will not be unreasonably withheld or delayed).

        Nothing in the amalgamation agreement, however, requires Level 3 to continue any specific plans or to continue the employment of any specific person following the completion of the amalgamation.

Indemnification and Insurance

        The amalgamation agreement requires Level 3 and Amalgamation Sub to jointly and severally indemnify any person who is now an officer or director of Global Crossing or any of its subsidiaries, has been at any time prior to completion of the amalgamation an officer or director of Global Crossing or any of its subsidiaries or who was serving at the request of Global Crossing as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust and, in the case of such person serving at the request of Global Crossing, can provide reasonable evidence thereof to Level 3, to the extent such person is indemnified, as of April 10, 2011, under Global Crossing's organizational documents or indemnification agreements, if applicable. Level 3 and the amalgamated company shall jointly and severally ensure that the organizational documents of Amalgamation Sub shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Global Crossing than are presently set forth in the Global Crossing organizational documents.

        The amalgamation agreement requires Level 3 to cause the amalgamated company to maintain for a period of six years after completion of the amalgamation Global Crossing's current directors' and officers' liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less favorable than the current policies, in the aggregate, with respect to acts or omissions occurring prior to completion of the amalgamation. However, the amalgamated company is not required to incur an annual premium expense greater than 300% of the annual premiums currently paid by Global Crossing. If the amalgamated company is unable to maintain a policy because the annual premium expense is greater than 300% of Global Crossing's current annual directors' and officers' liability insurance premiums, the amalgamated company is obligated to obtain as much insurance as is available for the amount that is 300% of Global Crossing's annual premiums. Global Crossing may purchase a six-year "tail" prepaid officers' and directors' liability insurance policy prior to the completion of the amalgamation. If such a "tail" policy is purchased, Level 3 will not terminate such policy and will cause all obligations thereunder to be honored by it and the amalgamated company.

Treatment of Global Crossing Share Options and Other Stock Awards

        Upon completion of the amalgamation, each then-outstanding and unexercised option to purchase Global Crossing common shares granted pursuant to any Global Crossing employee benefit plan or otherwise will be automatically exchanged for an option to purchase shares of Level 3 common stock. Each such resulting option to purchase shares of Level 3 common stock will be subject to, and will remain exercisable in accordance with, the same terms and conditions as the corresponding option to purchase Global Crossing common shares that it replaces, except that (i) the exercise price will be divided by the exchange ratio and (ii) the number of shares of Level 3 common stock subject to such resulting option to purchase shares of Level 3 common stock will be equal to the number of Global Crossing common shares subject to such replaced option to purchase Global Crossing common shares immediately prior to the completion of the amalgamation, multiplied by the exchange ratio. Any fractional shares of Level 3 common stock resulting from such multiplication will be rounded down to the nearest whole share and the exercise price of such resulting option to purchase shares of Level 3 common stock will be rounded up to the nearest whole cent.

        Upon completion of the amalgamation, each restricted stock unit and performance-based restricted stock unit covering Global Crossing common shares then-outstanding, under any Global Crossing employee benefit plan or otherwise will vest as of immediately prior to the completion of the amalgamation, except that the performance-based restricted stock units covering Global Crossing common shares will vest only to the extent provided in the applicable award agreements, and such vested restricted stock units and performance-based restricted stock units covering Global Crossing common shares will settle in accordance with the terms of the applicable award agreements; provided, that upon settlement each holder of a restricted stock unit or performance-based restricted stock unit covering Global Crossing common shares will receive, in lieu of Global Crossing common shares, a number of shares of Level 3 common stock equal to the number of Global Crossing common shares otherwise issuable upon settlement of such restricted stock unit or performance-based restricted stock unit covering Global Crossing common shares, multiplied by the exchange ratio. Any fractional shares of Level 3 common stock resulting from such multiplication will be rounded down to the nearest whole share.

Other Covenants and Agreements

        The amalgamation agreement contains certain other covenants and agreements, including covenants relating to:

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  cooperation between Global Crossing and Level 3 in the preparation of this joint proxy statement/prospectus;

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  confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the amalgamation;

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  cooperation between Global Crossing and Level 3 in the defense or settlement of any shareholder litigation relating to the amalgamation;

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  maintenance of adequate insurance by each of Global Crossing and Level 3;

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  cooperation between Global Crossing and Level 3 in connection with public announcements;

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  Global Crossing's agreement not to adopt or approve a shareholder rights plan, "poison pill" or other similar agreement or arrangement or any anti-takeover provision in its organizational documents that is, as of the consummation of the amalgamation, applicable to Global Crossing, its common stock or convertible preferred stock, the amalgamation or the other transactions;

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  Level 3's use of its commercially reasonable efforts to cause the shares of Level 3 common stock issuable to Global Crossing common shareholders in connection with the amalgamation to be approved for quotation on the NASDAQ Global Select Market;

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  Level 3's agreement to effect resolutions by its board of directors causing any dispositions of Global Crossing common shares resulting from the amalgamation, and any acquisitions of Level 3 common stock resulting from the amalgamation, by certain officers and directors of Global Crossing who are subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from Section 16(b) of the Exchange Act, subject to the receipt of information related thereto from Global Crossing;

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  neither party's knowingly taking any action or failing to take any action, which action or failure to act would cause the amalgamation to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

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  Global Crossing's and Level 3's use of their respective reasonable best efforts to (i) provide the representations of their respective officers required in connection with the issuance of the opinions of, respectively, Latham & Watkins LLP, counsel to Global Crossing, and Willkie Farr & Gallagher LLP, counsel to Level 3, that the amalgamation will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) obtain the respective opinions referred to in clause (i) of this bullet, and (iii) obtain an opinion from Bermuda counsel that Latham & Watkins LLP and Willkie Farr & Gallagher LLP, respectively, can rely on and reasonably satisfactory to each of Global Crossing and Level 3 regarding the treatment of the amalgamation as resulting in the cessation of the separate legal status of Global Crossing and the assets and liabilities of Global Crossing becoming assets and liabilities of the amalgamated company under Bermuda law.

        Additionally, the amalgamation agreement provides that Level 3 is obligated to use commercially reasonable efforts to obtain the financing on the terms and conditions contemplated by the commitment letter, including:

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  maintaining the effectiveness of the commitment letter;

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  satisfying, on a timely basis, all conditions to the funding of the financing set forth in the commitment letter;

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  negotiating and entering into agreements with respect to the funding of the financing on the terms and conditions contemplated by the commitment letter (including after giving effect to any "market flex" provisions); and

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  enforcing its rights under the commitment letter in the event of a breach or repudiation by any party to the commitment letter, that would reasonably be expected to materially delay or impede the completion of the amalgamation (including, but not limited to, commencing litigation and bringing any suit, claim, action, proceeding, arbitration, or mediation against the commitment parties providing the financing to seek to enforce Level 3's, Amalgamation Sub's or any of their affiliates' rights under the commitment letter).

        Additionally, in the event any portion of the financing becomes unavailable on the terms and conditions described in or contemplated by the commitment letter, for any reason, Level 3 must consult with Global Crossing and use commercially reasonable efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (which we refer to as the alternative financing arrangement(s)) in an amount sufficient to fund the repayment of Global Crossing's debt required to be repaid in the amalgamation, including premiums and fees incurred in connection therewith which would not involve terms that are less favorable in any material respect to Level 3 than the terms and conditions set forth in the commitment letter, and which would not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the transactions contemplated by the amalgamation agreement, including any conditions to the closing of such financing that are materially less favorable to Level 3 than the conditions to closing in the commitment letter.

        Subject to certain specified exceptions and conditions, Global Crossing is obligated to provide, and to use commercially reasonable efforts to cause its subsidiaries and representatives to provide, all cooperation reasonably requested by Level 3 in connection with the debt financing, including:

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  using commercially reasonable efforts to cause Global Crossing's, and its subsidiaries', senior officers and other representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies on reasonable advance notice to the extent practicable;

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  assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the financing;

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  assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents on terms reasonably satisfactory to Level 3, or other certificates, legal opinions or documents as may be reasonably requested by Level 3 and usual and customary for transactions of the type contemplated by the commitment letter;

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  facilitating the pledging of collateral;

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  furnishing (on a confidential basis) to Level 3 and Amalgamation Sub and the commitment parties, as promptly as reasonably practicable, with financial and other pertinent information regarding Global Crossing as may be reasonably requested by Level 3, including all financial statements and other financial data reasonably required by the commitment letter;

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  providing monthly financial statements (excluding footnotes) to the extent Global Crossing customarily prepares such financial statements within the time such statements are customarily prepared;

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  executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates, accounting comfort letters (including consents of accountants for use of their audit reports in any financial statements relating to the financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the financing as may be reasonably requested by Level 3 as necessary and customary in connection with the financing;

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  providing audited consolidated financial statements covering the three fiscal years immediately preceding the completion of the amalgamation for which audited consolidated financial statements are then currently available, unaudited financial statements (excluding footnotes) for any regular quarterly interim fiscal period or periods ended after the date of the most recent audited financial statements and at least 45 days prior to the completion of the amalgamation (within 45 days after the end of each such period); and

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  requesting that its independent accountants cooperate with and assist Level 3 in preparing customary and appropriate information packages and offering materials as the parties to the commitment letter may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participations and other matters contemplated by the commitment letter, in obtaining third party consents in connection with such financing, and in extinguishing existing indebtedness of Global Crossing and its subsidiaries and releasing liens securing such indebtedness, in each case to take effect upon the completion of the amalgamation.

        Level 3 is obligated to reimburse Global Crossing for reasonable out-of-pocket costs it incurs in connection with such cooperation.

        Additionally, upon the request, and at the expense, of Level 3 and subject to certain terms and conditions described in the amalgamation agreement, Global Crossing has agreed (i) to commence an offer to purchase with respect to any and all of the outstanding aggregate principal amount of Global Crossing's 12% Senior Secured Notes due 2015 and 9% Senior Notes due 2019 and (ii) to cause Global Crossing (UK) Telecommunications Ltd. and Global Crossing (UK) Finance Plc to commence and offer to purchase with respect to any and all of the outstanding aggregate principal amount of such entities' issued 10.75% Senior Notes due 2014 and 11.75% Senior Notes due 2014. Any such offer to purchase must be for cash and on price terms that are reasonably acceptable to Level 3, and would be consummated simultaneously with the completion of the amalgamation, using funds provided by Level 3. Upon reasonable request by Level 3, Global Crossing has also agreed to solicit the consent of holders of the notes described in this paragraph in connection with amendments to the indentures governing such notes eliminating all or substantially all of the restrictive covenants which may be eliminated upon the approval of a majority of holders of such notes, and Level 3 has agreed to assist Global Crossing in connection therewith.

Conditions to Completion of the Amalgamation

        The obligations of each of Global Crossing and Level 3 to effect the amalgamation are subject to the satisfaction, or waiver, of the following conditions:

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  the approval and adoption of the amalgamation agreement and approval of the amalgamation by (i) the affirmative vote of the majority of the votes cast at the Global Crossing special meeting at which a quorum is present, with the holders of Global Crossing common shares and convertible preferred stock voting together as a single class and (ii) the affirmative consent of the holder(s) of the issued and outstanding shares of Global Crossing convertible preferred stock or the affirmative vote of such holder(s) at a meeting thereof at which a quorum is present;

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  the approval of the Level 3 stock issuance by holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy and entitled to vote thereon at the Level 3 special meeting, and the approval of the adoption of the Level 3 charter amendment by holders of a majority of the outstanding shares of Level 3 common stock;

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  the absence of any order, injunction or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the amalgamation;

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  the waiting period (and any extension thereof) applicable to the amalgamation under the antitrust laws of the United States, and of certain other jurisdictions, having expired or been earlier terminated;

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  the requisite approvals from the FCC required to consummate the amalgamation having been obtained, and remaining in full force and effect;

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  all consents required from certain other governmental entities having been obtained, and remaining in full force and effect;

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  any review or investigation by CFIUS or other national security agencies having been favorably concluded;

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  the Level 3 charter amendment having been duly filed with the Secretary of State of the State of Delaware;

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  the shares of Level 3 common stock to be issued to Global Crossing shareholders, and the shares of Level 3 common stock to be reserved for issuance upon the exercise of options to purchase shares of Level 3 common stock issued in exchange for options to purchase Global Crossing common shares, pursuant to the amalgamation having been approved for quotation or listing on the NASDAQ Global Select Market; and

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  the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

        In addition, the obligations of Global Crossing to effect the amalgamation are subject to the satisfaction, or waiver, of the following additional conditions:

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  the representations and warranties of Level 3 relating to the requisite stockholder vote needed by Level 3, with respect to the approval and adoption of the Level 3 stock issuance and the Level 3 charter amendment, being true and correct in all respects;

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  the representations and warranties of Level 3 relating to the absence of certain changes and events being true and correct in all respects, as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  all other representations and warranties of Level 3 being true and correct both as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Level 3;

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  Level 3's having performed or complied with, in all material respects, all of its agreements and covenants under the amalgamation agreement at or prior to the consummation of the amalgamation;

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  Global Crossing's receipt of a certificate executed by an executive officer of Level 3 certifying as to the satisfaction of the conditions described in the preceding four bullets;

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  the non-occurrence of any event or development having a material adverse effect on Level 3 since April 10, 2011; and

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  Global Crossing's receipt of a written opinion from Latham & Watkins LLP to the effect that the amalgamation will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, provided that this condition may not be waived after receipt of the approval of the amalgamation by the stockholders of Level 3 and the shareholders of Global Crossing without further stockholder and shareholder approval, respectively.

        In addition, the obligations of Level 3 to effect the amalgamation are subject to the satisfaction, or waiver, of the following additional conditions:

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  the representations and warranties of Global Crossing relating to capital structure and the requisite stockholder vote being true and correct in all respects (except, in the case of capital structure, where such inaccuracies are de minimis in the aggregate) as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  the representations and warranties of Global Crossing relating to the absence of certain changes and events being true and correct in all respects, as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  all other representations and warranties of Global Crossing being true and correct both as of the date of the amalgamation agreement and as of the date of the closing of the amalgamation (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Global Crossing;

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  Global Crossing's having performed or complied with, in all material respects, all of its agreements and covenants under the amalgamation agreement at or prior to the consummation of the amalgamation;

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  Level 3's receipt of a certificate executed by an executive officer of Global Crossing certifying as to the satisfaction of the conditions described in the preceding four bullets;

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  the non-occurrence of any event or development having a material adverse effect on Global Crossing since April 10, 2011; and

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  Level 3's receipt of a written opinion from Willkie Farr & Gallagher LLP to the effect that the amalgamation will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, provided that this condition may not be waived after receipt of the approval of the amalgamation by the stockholders of Level 3 and the shareholders of Global Crossing without further stockholder and shareholder approval, respectively.

Termination of the Amalgamation Agreement

        The amalgamation agreement may be terminated at any time prior to the effective time of the amalgamation, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

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  by mutual written consent of Global Crossing and Level 3;

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  by either Global Crossing or Level 3:

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  if the amalgamation is not consummated by the termination date; provided, however, that this right to terminate the amalgamation agreement will not be available to any party whose failure to fulfill any obligation under the amalgamation agreement has been the primary cause of the failure to close by the termination date;

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  if any governmental entity issues a final and nonappealable order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the amalgamation or any other transaction contemplated by the amalgamation agreement, provided, that the party seeking to terminate pursuant to this right used its commercially reasonable efforts to remove such restraint or prohibition; and that this right to terminate the amalgamation agreement will not be available to any party whose breach of any provision of the amalgamation agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

    •
    if the Global Crossing shareholders fail to approve and adopt the amalgamation agreement and the amalgamation at the Global Crossing special meeting;

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    if the Level 3 stockholders fail to approve the Level 3 stock issuance or the adoption of the Level 3 charter amendment at the Level 3 special meeting; or

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    if, following the satisfaction of all mutual conditions to closing as well as those applicable to the terminating party, Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, after the completion of the marketing period;

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  by Level 3 if (i) prior to the Global Crossing special meeting, the board of directors of Global Crossing withdraws or adversely changes its recommendation of the amalgamation agreement or the amalgamation, (ii) Global Crossing fails to call or hold the Global Crossing special meeting, or (iii) Global Crossing willfully and materially breaches any of its obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals";

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  by Global Crossing if (i) prior to the Level 3 special meeting, the board of directors of Level 3 withdraws or adversely changes its recommendation of the Level 3 stock issuance or the Level 3 charter amendment, (ii) Level 3 fails to call or hold the Level 3 special meeting, or (iii) Level 3 willfully and materially breaches any of its obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals";

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  by Global Crossing upon a breach of any representation, warranty, covenant or agreement on the part of Level 3 contained in the amalgamation agreement such that the conditions to Global Crossing's obligations to complete the amalgamation are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach or (b) the termination date. However, Global Crossing does not have this right to terminate the amalgamation agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the amalgamation agreement;

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  by Level 3 upon a breach of any representation, warranty, covenant or agreement on the part of Global Crossing contained in the amalgamation agreement such that the conditions to Level 3's obligations to complete the amalgamation are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 30 days following notice of such breach or (b) the termination date. However, Level 3 does not have this right to terminate the amalgamation agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the amalgamation agreement;

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  by Global Crossing if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals," and (ii) pays Level 3 a termination fee of $50 million and reimburses Level 3 for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred in pursuing the amalgamation;

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  by Level 3 if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the amalgamation agreement regarding third-party acquisition proposals as described under the section titled "The Amalgamation Agreement—No Solicitation of Alternative Proposals," and (ii) pays Global Crossing a termination fee of $70 million and reimburses Global Crossing for up to $5 million of its actual and reasonably documented out-of-pocket expenses incurred by Global Crossing and its affiliates in pursuing the amalgamation; or

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  by Global Crossing if, following the satisfaction of all mutual conditions to closing and those applicable to Global Crossing, Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, after the completion of the marketing period and such failure was caused (i) by Level 3's willful and material breach of its obligations to obtain financing or (ii) by the commitment parties' willful and material breach of their obligations under the commitment letter or the definitive financing documents.

Termination Fees and Expenses; Liability for Breach

        Global Crossing will be obligated to pay a termination fee of $50 million to Level 3 if:

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  Level 3 terminates the amalgamation agreement because, prior to the Global Crossing special meeting, the board of directors of Global Crossing withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the amalgamation agreement or the amalgamation;

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  Level 3 terminates the amalgamation agreement because Global Crossing fails to call or hold the Global Crossing special meeting in accordance with the terms of the amalgamation agreement;

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  Level 3 terminates the amalgamation agreement because Global Crossing willfully and materially breaches any of its material obligations with respect to the non-solicitation provisions of the amalgamation agreement;

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  Level 3 or Global Crossing terminates the amalgamation agreement because (i) the amalgamation is not consummated by the termination date or (ii) the Global Crossing shareholders fail to approve and adopt the amalgamation agreement and the amalgamation at the Global Crossing special meeting, and (x) at or prior to the time of the Global Crossing special meeting a superior proposal has been made with respect to Global Crossing and not publicly withdrawn at least fine business days prior to such meeting and (y) within 12 months following the termination of the amalgamation agreement, Global Crossing enters into a definitive agreement with respect to, or consummates, a superior proposal; or

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  Global Crossing terminates the amalgamation agreement to concurrently enter into a definitive agreement with respect to a superior proposal.

        In the case of the fourth bullet above, the amount of the termination fee payable will be offset by any previous payment by Global Crossing of Level 3's fees and expenses, as described below.

        Global Crossing would be required to pay up to $5 million of Level 3's actual and reasonably documented out-of-pocket fees and expenses if the amalgamation agreement is terminated (i) by Level 3 because (x) prior to the Global Crossing special meeting, the board of directors of Global Crossing withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the amalgamation agreement or the amalgamation, (y) Global Crossing fails to call or hold the Global Crossing special meeting in accordance with the terms of the amalgamation agreement or (z) Global Crossing willfully and materially breaches any of its material obligations with respect to the non-solicitation provisions of the amalgamation agreement, (ii) by Global Crossing to concurrently enter into a definitive agreement with respect to a superior proposal or (iii) by either Level 3 or Global

Crossing because the approval of the amalgamation and the amalgamation agreement by Global Crossing's shareholders is not obtained at the Global Crossing special meeting.

        Additionally, in the event Level 3 terminates the agreement because the amalgamation is not consummated by the termination date, and at the time of such termination all conditions necessary to consummate the amalgamation have been satisfied except for those relating to the absence of a material adverse effect with respect to Global Crossing, Global Crossing would be required to pay certain of Level 3's actual and reasonably documented out-of-pocket fees and expenses incurred in connection with pursuing the financing (which we refer to as the financing expenses), including (i) a bridge commitment fee, (ii) any initial purchaser or underwriting discount paid by Level 3 and (iii) a premium required to be paid to the holders of any debt securities the proceeds of which are used to repay Global Crossing's debt in connection with the amalgamation.

        Level 3 will be obligated to pay a termination fee of $70 million to Global Crossing if:

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  Global Crossing terminates the amalgamation agreement because, prior to the Level 3 special meeting, the board of directors of Level 3 withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the amalgamation agreement or the amalgamation;

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  Global Crossing terminates the amalgamation agreement because Level 3 fails to call or hold the Level 3 special meeting in accordance with the terms of the amalgamation agreement;

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  Global Crossing terminates the amalgamation agreement because Level 3 willfully and materially breaches any of its material obligations with respect to the non-solicitation provisions of the amalgamation agreement;

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  Level 3 or Global Crossing terminates the amalgamation agreement because (i) the amalgamation is not consummated by April 10, 2012 or (ii) the Level 3 stockholders fail to approve the Level 3 stock issuance and approve the adoption of the Level 3 charter amendment at the Level 3 special meeting, and (x) at or prior to the time of the Level 3 special meeting a superior proposal has been made with respect to Level 3 and not publicly withdrawn at least fine business days prior to such meeting and (y) within 12 months following the termination of the amalgamation agreement, Level 3 enters into a definitive agreement with respect to, or consummates, a superior proposal;

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  Global Crossing terminates the amalgamation agreement to concurrently enter into a definitive agreement with respect to a superior proposal; or

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  Level 3 or Global Crossing terminates because, following the satisfaction of all mutual conditions to closing as well as those applicable to the terminating party, Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, after the completion of the marketing period.

        In the case of fourth bullet above, the amount of the termination fee payable will be offset by any previous payment by Level 3 of Global Crossing's fees and expenses, as described below. In the case of the sixth bullet above, the amount of the termination fee payable will be offset by the financing expenses (as defined below).

        Level 3 will be obligated to pay a termination fee of $120 million to Global Crossing if the amalgamation agreement is terminated by Global Crossing because, following the satisfaction of all mutual conditions to closing and those applicable to Global Crossing, Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, after the completion of the marketing period and such failure was caused by Level 3's willful and material breach of its obligations to obtain the financing.

        Level 3 will be obligated to pay a termination fee of $120 million to Global Crossing if the amalgamation agreement is terminated by Global Crossing because, following the satisfaction of all mutual conditions to closing and those applicable to Global Crossing, Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to repay the debt of Global Crossing required to be repaid as a result of the amalgamation, after the completion of the marketing period and such failure was caused by the commitment parties' willful and material breach of their obligations under the commitment letter or the definitive financing documents; provided, that in such event (i) Level 3 is only obligated to pay up to $70 million, less the financing expenses (as defined below), unless Global Crossing receives aggregate payments in excess of $70 million from one or more commitment parties (x) in settlement of claims arising out of such commitment party's willful and material breach of its obligations under the commitment letter or any definitive documentation in respect of the financing (or alternative financing arrangement(s)) and/or (y) pursuant to a final non-appealable judgment of a court of competent jurisdiction with respect to such claims, in which case, Level 3 must promptly pay to Global Crossing an amount equal to such excess until Level 3 shall have paid Global Crossing an aggregate amount equal to $120 million, less 50% of the financing expenses and (ii) Level 3 is not entitled to subtract 50% of the financing expenses from the termination fee payable in this situation unless it has first sought reimbursement of the financing expenses from such commitment parties (including by bringing a claim against such commitment parties).

        Level 3 would be required to pay up to $5 million of Global Crossing and its affiliates' actual and reasonably documented out-of-pocket fees and expenses if the amalgamation agreement is terminated by (i) Global Crossing because (x) prior to the Level 3 special meeting, the board of directors of Level 3 withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the amalgamation agreement or the amalgamation, (y) Level 3 fails to call or hold the Level 3 special meeting in accordance with the terms of the amalgamation agreement or (z) Level 3 willfully and materially breaches any of its material obligations with respect to the non-solicitation provisions of the amalgamation agreement or (ii) Level 3 to concurrently enter into a definitive agreement with respect to a superior proposal. Level 3 would be required to pay up to $10 million of Global Crossing and its affiliates' actual and reasonably documented out-of-pocket fees and expenses if the amalgamation agreement is terminated by either Level 3 or Global Crossing because the approval of the amalgamation and the amalgamation agreement by Level 3's stockholders is not obtained at the Level 3 special meeting.

        Except as discussed above, each party shall pay all fees and expenses incurred by it in connection with the amalgamation and the other transactions contemplated by the amalgamation agreement; provided, however that Global Crossing and Level 3 will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus.

        Each party will have the right to pursue damages and other relief for the other party's willful breach of any of its representations and warranties in the amalgamation agreement or willful breach of any covenant in the amalgamation agreement.

Amendments, Extensions and Waivers

        The amalgamation agreement may be amended by the parties at any time before or after the receipt of the approvals of the Global Crossing or Level 3 stockholders required to consummate the amalgamation. However, after any such stockholder approval, there may not be, without further approval of Level 3's stockholders or Global Crossing's shareholders, as applicable, any amendment of the amalgamation agreement for which applicable law requires further stockholder approval or which reduces the amalgamation consideration or adversely affects the holders of Global Crossing common shares or shares of Global Crossing convertible preferred stock.

        At any time prior to the effective time of the amalgamation, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the amalgamation agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the amalgamation agreement.

No Third Party Beneficiaries

        While the amalgamation agreement is not intended to confer upon you or any person other than Global Crossing, Level 3 and Amalgamation Sub any rights or remedies, it provides limited exceptions, including, following the closing of the amalgamation, the right of Global Crossing's shareholders to receive the amalgamation consideration. Global Crossing's directors and officers will continue to have indemnification and liability insurance coverage after the completion of the amalgamation. Additionally, the amalgamation agreement confers upon the commitment parties certain rights, including the rights to enforce (i) the limitation on either Global Crossing or Level 3, as the case may be, to recover or seek additional damages in excess of any termination fee and expenses paid in accordance with the terms of the amalgamation agreement, (ii) the agreement by Global Crossing and Level 3 to submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in respect of the interpretation and enforcement of the provisions of the amalgamation agreement and the documents referred to therein; and (iii) the waiver by each of Global Crossing, Level 3 and Amalgamation Sub of a jury trial in any dispute arising out of or relating to the commitment letter or the financing.

Specific Performance

        Global Crossing and Level 3 agreed in the amalgamation agreement that irreparable damage would occur in the event that any of the provisions of the amalgamation agreement were not performed in accordance with their specific terms or were otherwise breached, and that no adequate remedy at law would exist for such occurrence. The parties agreed that they shall be entitled to seek an injunction or injunctions to prevent breaches of the amalgamation agreement and to enforce specifically the performance of terms and provisions of the amalgamation agreement without proof of actual damages. The parties further agreed not to assert that a remedy at law would be adequate.

        However, Global Crossing and Level 3 agreed in the amalgamation agreement that Global Crossing will be entitled to:

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  enforce specifically the obligations of Level 3 and Amalgamation Sub to consummate the amalgamation only where all of the mutual conditions to closing, and those applicable to Global Crossing, have been satisfied or waived, the marketing period has expired and the proceeds from the financing are then available in full pursuant to the commitment letter (or any alternative financing arrangement(s));

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  enforce specifically Level 3's obligations to pay, to the extent applicable, Global Crossing and its affiliates' expenses and any termination fee payable to Global Crossing by Level 3, pursuant to the terms of, and under the conditions specified in, the amalgamation agreement; and

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  enforce and to prevent any breach by Level 3 of its covenants under the amalgamation agreement (other than, except as described in the first bullet above, the obligations of Level 3 or Amalgamation Sub under the amalgamation agreement to consummate the amalgamation).

        Additionally, Global Crossing and Level 3 agreed in the amalgamation agreement that Level 3 will be entitled to enforce specifically Global Crossing's obligation to pay, to the extent applicable, Level 3's expenses and any termination fee payable to Level 3 by Global Crossing, pursuant to the terms of, and under the conditions specified in, the amalgamation agreement.

STT CROSSING VOTING AGREEMENT

        In connection with the amalgamation agreement, on April 10, 2011, STT Crossing and Level 3 entered into the voting agreement, pursuant to which STT Crossing agreed, among other things, (i) subject to certain limited exceptions as set forth in the voting agreement, to vote the Global Crossing common shares and the shares of Global Crossing convertible preferred stock held by it in favor of the approval of the amalgamation and the amalgamation agreement and (ii) to restrict its ability to transfer, sell or otherwise dispose of, grant proxy to or permit the pledge of or any other encumbrance on such Global Crossing common shares or shares of Global Crossing convertible preferred stock. Pursuant to the voting agreement, STT Crossing and Level 3 have agreed upon the types of actions Level 3 and STT Crossing would be required to take, and the types of actions that STT Crossing would not be required to take, in connection with obtaining certain regulatory and governmental approvals required under the amalgamation agreement.

        As of                        , 2011, STT Crossing beneficially owns Global Crossing common shares and shares of Global Crossing convertible preferred stock which, in the aggregate, represent approximately        % of Global Crossing's voting shares (which amount includes 100% of the issued and outstanding shares of Global Crossing convertible preferred stock). STT Crossing's ownership of the Global Crossing common shares and Global Crossing convertible preferred stock is sufficient to approve and adopt the amalgamation agreement and the amalgamation without the affirmative vote of any other shareholder of Global Crossing. In the event that the amalgamation agreement is terminated, the voting agreement will also terminate.

        The foregoing discussion of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the voting agreement, a copy of which is included as Annex D to the joint proxy statement/prospectus of which this notice forms a part.

 GLOBAL CROSSING RELATIONSHIP WITH STT CROSSING

        Pursuant to Global Crossing's bye-laws, STT Crossing has appointed eight of the ten members of Global Crossing's board of directors. Of those eight members, three are officers and directors of Global Crossing's controlling shareholder, STT Crossing, or its affiliates. They are: Lee Theng Kiat, Peter Seah Lim Huat and Robert J. Sachs. Additionally, Steven T. Clontz, who is a member of Global Crossing's Executive Committee, is also a director and officer of affiliates of STT Crossing.

STOCKHOLDER AGREEMENT

        Pursuant to the stockholder agreement, which becomes effective on closing of the amalgamation, Level 3 has agreed, among other things, that upon closing of the amalgamation, Level 3's board of directors will appoint a specified number of directors designated by STT Crossing, determined as follows: if, at closing Level 3's board of directors consists of (i) 13 or fewer directors, STT Crossing will have the right to designate and have appointed three designees, (ii) 14 through 16 directors, STT Crossing will have the right to designate and have appointed four designees or (iii) 17 or more directors, STT Crossing will have the right to designate and have appointed five designees. The stockholder agreement also provides that, following the closing of the amalgamation, STT Crossing will have the right to nominate the number of directors for Level 3's board of directors that is proportionate to its percentage ownership of Level 3 common stock. However, STT Crossing will have the right to nominate (i) at least two directors as long as STT Crossing owns at least 15% of the outstanding Level 3 common stock and (ii) at least one director as long as STT Crossing owns at least 10% of the outstanding Level 3 common stock.

        Under the stockholder agreement, for a period of 90 days following the closing of the amalgamation (which we refer to as the lock-up period), STT Crossing may not, without the written consent of Level 3, sell, transfer or enter into swap transactions in respect of, any securities of Level 3 with respect to which STT Crossing has the power of disposition.

        In addition, for a period beginning on the closing date of the amalgamation and ending on the earlier of (i) the time that STT Crossing ceases to hold at least 10% of the total number of votes entitled to vote in the election of the members of the Level 3 board of directors and (ii) the date on which STT Crossing provides notice to Level 3 that it intends to terminate the stockholder agreement (provided that notice may not be given before the third anniversary of the closing date of the amalgamation) and provided further that such notice shall not be effective unless prior to or concurrent with such notice all STT Crossing designees on the Level 3 board of directors who are officers or employees of STT Crossing or its affiliates shall have offered their written resignation to the Level 3 board of directors (which we refer to as the designation period), STT Crossing may not, without the prior written consent of the majority of the board of directors of Level 3 (excluding any STT Crossing designees), (i) acquire or publicly propose to acquire any of Level 3's material assets, seek to effect a business combination transaction, seek to have representatives elected to Level 3's board of directors (other than pursuant to the stockholder agreement) or solicit proxies for the purpose of seeking to control or influence Level 3's board of directors (except pursuant to the stockholder agreement), or form a group in connection with any of the foregoing (other than a group consisting of STT Crossing and its affiliates) (ii) acquire any shares of Level 3 common stock unless after giving effect to such acquisition STT Crossing and its affiliates would beneficially own less than 34.5% of the outstanding shares of Level 3 common stock; or (iii) make or cause Level 3 to make a public announcement regarding any intention of STT Crossing to do any of the foregoing.

        In addition, from the end of the lock-up period until the end of the designation period, STT Crossing may not transfer its shares of Level 3 common stock to specified competitors of Level 3 or to any third party if the transfer would result in such third party owning shares of Level 3 common stock above a specified threshold.

        Pursuant to the stockholder agreement, Level 3 has agreed to use reasonable best efforts to register the shares of Level 3 common stock received by STT Crossing upon the closing of the amalgamation and any other registrable shares then held by the holders within 45 days thereof, and, upon STT Crossing's request or the request of a permitted transferee, which may be made no more than once per calendar quarter, to register any additional shares of Level 3 common stock STT Crossing acquires after the closing of the amalgamation. In addition, if STT Crossing (or certain transferees to which STT Crossing transfers its Level 3 common stock) wishes to distribute its shares of

Level 3 common stock through an underwritten offering, Level 3 must cooperate to consummate such offering, up to three times. STT Crossing or a permitted transferee also has the right to include its shares of Level 3 common stock in any registered underwritten public offering conducted by Level 3 of its common stock. The registration rights described above would terminate upon STT Crossing or any of its affiliates ceasing to own at least 10% of the total number of votes entitled to vote in the election of the members of the Level 3 board of directors.

        In addition, if, during the designation period, Level 3 makes certain qualifying offerings of equity interests in Level 3, STT Crossing has the right to acquire from Level 3 for the same price and on the same terms such new equity interests up to an amount required to enable STT Crossing to maintain its relative voting or shareholding interest in Level 3 immediately prior to the completion of such qualified offering.

        The foregoing discussion of the stockholder agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the stockholder agreement, a copy of which is included as Annex E to the joint proxy statement/prospectus of which this notice forms a part.

RIGHTS AGREEMENT

        General.    Under the rights agreement, from and after the record date of April 21, 2011, each share of Level 3 common stock will carry with it one preferred share purchase right until the date when the preferred share purchase rights become exercisable (which we refer to as the distribution date) or earlier expiration of the preferred share purchase rights, as described below. In general terms, the preferred share purchase rights will impose a significant penalty upon any person that, together with all "affiliates" and "associates" (as used in this section "Rights Agreement," as each term is defined in the rights agreement) of such person, acquires 4.9% or more of the outstanding Level 3 common stock after April 10, 2011. Stockholders that own 4.9% or more of the outstanding Level 3 common stock as of the close of business on April 10, 2011, will not trigger the preferred share purchase rights so long as they do not (i) acquire additional shares of Level 3 common stock representing 0.5% or more of the shares of Level 3 common stock outstanding at the time of such acquisition (such 0.5% being reduced by any shares of Level 3 common stock acquired pursuant to the amalgamation agreement notwithstanding that in no event shall such shares trigger the preferred share purchase rights) or (ii) fall under 4.9% ownership of Level 3 common stock and then re-acquire shares that in the aggregate equal 4.9% or more of the Level 3 common stock. A person will not trigger the preferred share purchase rights solely as a result of (a) any transaction that Level 3's board of directors determines, in its sole discretion, is an exempt transaction for purposes of triggering the preferred share purchase rights and (b) any acquisition that occurs or may be deemed to occur as a result of entering into the amalgamation agreement and the transactions contemplated thereby. STT Crossing and its affiliates and associates will be exempt from these limitations for the purposes of the rights agreement, unless and until STT Crossing (or any affiliates of STT Crossing) acquires any Level 3 common stock other than (x) pursuant to the transactions contemplated by the amalgamation agreement, (y) in specified transactions permitted under the stockholder agreement or (z) any transfers of Level 3 common stock or other Level 3 equity interests between STT Crossing and its affiliates. A person to whom STT Crossing transfers any amount of Level 3 common stock pursuant to and as permitted by a specified provision of the stockholder agreement will be exempt for purposes of the rights agreement, unless and until such person (or any affiliates or associates of such person) acquires any additional Level 3 common stock. Level 3's board of directors may, in its sole discretion prior to the distribution date, exempt any person or group for purposes of the rights agreement if it determines the acquisition by such person or group will not jeopardize Level 3's tax benefits or is otherwise in Level 3's best interests. For purposes of this section "Rights Agreement," we refer to any person that acquires shares of Level 3 common stock in violation of these limitations as an acquiring person. The rights agreement is not expected to interfere with any merger or other business combination approved by Level 3's board of directors.

        The Preferred Share Purchase Rights.    From the rights agreement record date until the distribution date or earlier expiration of the preferred share purchase rights, the preferred share purchase rights will trade with, and will be inseparable from, Level 3 common stock. New preferred share purchase rights will also accompany any new shares of Level 3 common stock that Level 3 issues after the rights agreement record date until the distribution date or earlier expiration of the preferred share purchase rights.

        Exercise Price.    Each preferred share purchase right will allow its holder to purchase from Level 3 one ten-thousandth (0.0001) of a share of Series B Junior Participating Preferred Stock (which we refer to as a Level 3 preferred share) for $9.00, subject to adjustment (which we refer to as the exercise price), once the preferred share purchase rights become exercisable. This portion of a Level 3 preferred share will give the stockholder approximately the same dividend and liquidation rights as would one share of Level 3 common stock. Prior to exercise, a preferred share purchase right does not give its holder any dividend, voting or liquidation rights.

        Exercisability.    The preferred share purchase rights will not be exercisable until 15 business days after the public announcement that a person or group has become an acquiring person unless the rights agreement has been terminated or the preferred share purchase rights have been redeemed (as described below).

        Until the distribution date or earlier expiration of the preferred share purchase rights, Level 3 common stock certificates will also evidence the preferred share purchase rights, and any transfer of shares of Level 3 common stock will constitute a transfer of preferred share purchase rights. After that date, the preferred share purchase rights will separate from Level 3 common stock and be evidenced by book-entry credits or by preferred share purchase rights certificates that Level 3 will mail to all eligible holders of Level 3 common stock. Any preferred share purchase rights held by an acquiring person, or any affiliates or associates of the acquiring person, are void and may not be exercised.

        Consequences of a Person or Group Becoming an Acquiring Person.    If a person or group becomes an acquiring person, all holders of preferred share purchase rights except the acquiring person, or any affiliates or associates of the acquiring person, may, upon payment of the exercise price, purchase shares of Level 3 common stock with a market value of twice the exercise price, based on the "current per share market price" of Level 3 common stock (as defined in the rights agreement) on the date of the acquisition that resulted in such person or group becoming an acquiring person.

        Exchange.    After a person or group becomes an acquiring person, Level 3's board of directors may extinguish the preferred share purchase rights by exchanging one share of Level 3 common stock or an equivalent security for each preferred share purchase right, other than preferred share purchase rights held by the acquiring person, or any affiliates or associates of the acquiring person.

        Preferred Share Provisions.    Each one ten-thousandth (0.0001) of a Level 3 preferred share, if issued:

  •
  will not be redeemable;

  •
  will entitle its holder to dividends equal to the dividends, if any, paid on one share of Level 3 common stock;

  •
  will entitle its holder upon liquidation either to receive $1.00 or an amount equal to the payment made on one share of Level 3 common stock, whichever is greater;

  •
  will vote together with Level 3 common stock as one class on all matters submitted to a vote of Level 3's stockholders and will have the same voting power as one share of Level 3 common stock, except as otherwise provided by law; and

  •
  will entitle holders to a per share payment equal to the payment made on one share of Level 3 common stock, if shares of Level 3 common stock are exchanged via merger, consolidation, or a similar transaction.

        The value of one ten-thousandth (0.0001) interest in a Level 3 preferred share is expected to approximate the value of one share of Level 3 common stock.

        Expiration.    The preferred share purchase rights will expire on the earliest of (i) the day following the third anniversary of the closing of the transactions contemplated by the amalgamation agreement, (ii) the time at which the preferred share purchase rights are redeemed, (iii) the time at which the preferred share purchase rights are exchanged, (iv) the time at which Level 3's board of directors determines that the NOLs are utilized in all material respects or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which Level 3 could use the NOLs, or materially impair the amount of the NOLs that could be used by Level 3 in any particular time period, for applicable tax purposes, (v) the first anniversary of the closing of the transactions contemplated by the amalgamation agreement if approval of the rights agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding Level 3 common stock has not been obtained prior to such date, (vi) the termination of the amalgamation agreement or (vii) a determination by Level 3's board of directors, prior to the distribution date, that the rights agreement and the preferred share purchase rights are no longer in the best interests of Level 3 and its stockholders.

        Redemption.    Level 3's board of directors may redeem the preferred share purchase rights for $0.0001 per preferred share purchase right at any time before the distribution date. If Level 3's board of directors redeems any preferred share purchase rights, it must redeem all of the preferred share purchase rights. Once the preferred share purchase rights are redeemed, the only right of the holders of preferred share purchase rights will be to receive the redemption price of $0.0001 per preferred share purchase right. The redemption price will be adjusted if Level 3 has a stock split or stock dividends of Level 3 common stock.

        Anti-Dilution Provisions.    Level 3's board of directors may adjust the exercise price, the number of Level 3 preferred shares issuable and the number of outstanding preferred share purchase rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Level 3 preferred shares or Level 3 common stock.

        Amendments.    The terms of the rights agreement may be amended by Level 3's board of directors without the consent of the holders of the preferred share purchase rights. After the distribution date, Level 3's board of directors may not amend the agreement in a way that adversely affects holders of the preferred share purchase rights (other than an acquiring person, or an affiliate or associate of an acquiring person).

        The foregoing discussion of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the rights agreement, a copy of which is attached as Exhibit 4.1 of Level 3's Form 8-A12B filed with SEC on April 11, 2011, which rights agreement is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of the material U.S. federal income tax consequences of the exchange of Global Crossing common shares for shares of Level 3 common stock in the amalgamation.

        The following discussion does not address any aspects of U.S. taxation other than federal income taxation. This discussion does not address any non-income or other taxes or any foreign, state or local tax consequences of the amalgamation.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE AMALGAMATION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

        This discussion addresses only holders of Global Crossing common shares who hold that stock as a capital asset. This discussion does not apply to holders of Global Crossing convertible preferred stock. Holders of Global Crossing convertible preferred stock should consult their tax advisors concerning the U.S. federal, state, local foreign and other tax consequences of the amalgamation.

        For these purposes a "U.S. holder" is any beneficial owner of Global Crossing common shares that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A "non-U.S. holder" is any beneficial owner of Global Crossing common shares that is for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        A non-U.S. holder does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Global Crossing common shares in light of that holder's particular circumstances or to a holder subject to special rules (such as a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, financial institution, broker or dealer in securities, insurance company, mutual fund, person who exercised dissenter's rights, person subject to the alternative minimum tax, regulated investment company, real estate investment trust, partnership or other pass-through entity, person who holds 5% or more of the Global Crossing common shares, person who holds Global Crossing common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle or through a partnership or other pass-through entity for U.S. federal income tax purposes or a person who acquired Global Crossing common shares pursuant to the exercise of an option or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the tax treatment discussed below. If the IRS were to successfully challenge the tax consequences of the amalgamation, the tax consequences could be different from those set forth in this discussion.

        If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Global Crossing common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Global Crossing common shares should consult their own tax advisors.

The Amalgamation

        As a condition to the completion of the amalgamation, each of Willkie Farr & Gallagher LLP, counsel to Level 3, and Latham & Watkins LLP, counsel to Global Crossing, will deliver an opinion, dated as of the closing date of the amalgamation, that the amalgamation will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. This condition may not be waived after receipt of the approval of the amalgamation by the stockholders of each of Global Crossing and Level 3 without further stockholder approval.

        The opinions regarding the amalgamation will be based on certain assumptions and representations as to factual matters from Global Crossing and Level 3, as well as opinions of Bermuda counsel and certain covenants and undertakings made by Global Crossing and Level 3 to each other. If any of the assumptions, representations, opinions of Bermuda counsel covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached by counsel in their opinions could be jeopardized and the tax consequences of the amalgamation could differ materially from those described in this joint proxy statement/prospectus. Neither Global Crossing nor Level 3 is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated.

        An opinion of counsel represents counsel's legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Global Crossing nor Level 3 intends to obtain a ruling from the IRS on the tax consequences of the amalgamation. If the IRS were to successfully challenge the "reorganization" status of the amalgamation, the tax consequences would be different from those set forth in this joint proxy statement/prospectus.

        In the event that the amalgamation is treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the amalgamation are as follows:

  Consequences to Global Crossing, Level 3 and Amalgamation Sub

        Each of Global Crossing and Level 3 will be a party to the reorganization within the meaning of Section 368(b) of the Code. None of Global Crossing, Level 3 or Amalgamation Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the amalgamation.

  Consequences to U.S. Holders

        A U.S. holder of Global Crossing common shares will generally:

  •
  not recognize any gain or loss upon the exchange of the holder's Global Crossing common shares for shares of Level 3 common stock in the amalgamation;

  •
  have a tax basis in the Level 3 common stock received in the amalgamation equal to the tax basis of the Global Crossing common shares surrendered by the holder in exchange for that Level 3 common stock in the amalgamation; and

  •
  have a holding period for shares of Level 3 common stock received in the amalgamation that includes its holding period for its Global Crossing common shares surrendered by the holder in exchange for that Level 3 common stock in the amalgamation.

  Consequences to Non-U.S. Holders

        A non-U.S. holder will generally not be subject to U.S. federal income tax upon the exchange of the holder's Global Crossing common shares for shares of Level 3 common stock in the amalgamation.

  Reporting Requirements

        Each holder of Global Crossing common shares who receives shares of Level 3 common stock in the amalgamation is required to retain records pertaining to the amalgamation pursuant to Treasury Regulation Section 1.368-3(d). Certain holders of Global Crossing common shares who receive shares of Level 3 common stock in the amalgamation will be required to file a statement with their federal income tax return for the year of the amalgamation. As provided in Treasury Regulations Section 1.368-3(b), the statement must set forth the holder's basis in, and the fair market value of, the Global Crossing common shares surrendered in the amalgamation, the date of the amalgamation and the name and employer identification number of Global Crossing and Level 3.

ACCOUNTING TREATMENT

        Level 3 prepares its financial statements in accordance with GAAP. The amalgamation will be accounted for using the acquisition method of accounting. Level 3 will allocate the purchase price to the fair value of Global Crossing's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under GAAP, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2011 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2011 and the fiscal year ended December 31, 2010 of Level 3 Communications, Inc. ("Level 3") have been prepared as if Level 3's amalgamation with Global Crossing Limited ("Global Crossing"), and the assumptions and adjustments described in the accompanying notes herein had occurred on the dates specified below. On April 10, 2011, Level 3 entered into a definitive agreement pursuant to which a subsidiary of Level 3 will, subject to the conditions in the agreement, amalgamate with Global Crossing (the "Acquisition"). For accounting purposes, the Acquisition will be considered an acquisition of Global Crossing by Level 3.

        Under the terms of the amalgamation agreement, Global Crossing shareholders will receive 16 shares of Level 3 common stock for each share of Global Crossing common stock and convertible preferred stock owned at closing. On April 10, 2011, the date the amalgamation agreement was signed, Global Crossing had approximately 79 million common and preferred shares outstanding. Including approximately 6 million shares reserved for outstanding share based compensation awards, Global Crossing had approximately 85 million common and preferred shares outstanding at March 31, 2011. The unaudited pro forma financial information reflects estimated aggregate consideration of approximately $3.7 billion for the Global Crossing acquisition, calculated as follows (in millions):

Number of Global Crossing common and preferred shares outstanding as of March 31, 2011*	85
Multiplied by exchange ratio per amalgamation agreement	16

Number of Level 3 shares to be issued*	1,360
Multiplied by price of Level 3 common stock*	$1.79

Estimated equity consideration	$2,434
Assumption of net debt as of March 31, 2011	$1,230

Estimated aggregate consideration*	$3,664

*
The estimated purchase price has been determined based on the closing price of Level 3's common stock on May 10, 2011. Pursuant to the acquisition method of accounting, the final purchase price will be based on the number of Global Crossing shares outstanding and the price of Level 3's common stock as of the closing date. The above estimated aggregate consideration also includes an estimate of approximately 6 million Global Crossing shares reserved for the pre-combination portion of Global Crossing's outstanding share based compensation awards to be assumed by Level 3.

        After consideration of all applicable factors pursuant to the business combination accounting rules, the parties consider Level 3 to be the "accounting acquirer" for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 is issuing its common stock to acquire Global Crossing (at a premium), the board of directors of the combined company will be composed principally of former Level 3 directors and the executive management team of the combined company will largely be led by current Level 3 executives, among other factors.

        In order to consummate the Acquisition and to retire certain existing indebtedness of Global Crossing, Level 3 has entered into a financing commitment letter, described below, pursuant to which the Commitment Parties (as defined below) have committed, subject to customary conditions, to provide the financing to allow Level 3 to consummate the Acquisition and to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the Acquisition. Level 3 is currently evaluating strategies for addressing Global Crossing's outstanding debt at closing, which could take the form of any or a combination of tender offers, consent solicitations, redemptions, defeasance, satisfaction and discharge, change of control offers, and open market purchases. Many of the foregoing options would require the payment of premiums and fees, and in particular certain of Global Crossing's debt instruments currently are redeemable only at a make-whole premium. The prepayment fee associated with the change of control premium discussed below represents the minimum that Level 3 would expect to pay in fees and expenses; however, depending on the methods Level 3 chooses to refinance that debt, the aggregate amount of premiums and fees could be materially greater.

        The following unaudited pro forma financial information related to the Acquisition was prepared using the acquisition method of accounting for business combinations, and is based on the assumption that the Acquisition took place as of March 31, 2011 for the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 are presented as if the Acquisition occurred on January 1, 2010. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the notes.

Certain reclassifications have been made relative to Global Crossing's historical financial statements in order to present them on a basis consistent with those of Level 3.

        In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 will reflect the Acquisition only from and after the completion date of the Acquisition. Level 3 has not yet undertaken a detailed analysis of the fair value of Global Crossing's assets and liabilities and will not finalize the purchase price allocation related to the Global Crossing acquisition until after the Acquisition is consummated. Thus, the provisional measurements of fair value reflected are subject to change once the valuations are completed. The final valuation will change the allocation of the purchase price, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill.

        Acquisition-related costs include transaction costs such as legal, accounting, valuation and other professional services. Total acquisition-related transaction costs expected to be incurred by Level 3 are approximately $40 million. The costs associated with these non-recurring activities do not represent ongoing costs of the fully integrated combined organization and are therefore not included in the Unaudited Pro Forma Condensed Combined Statements of Operations, but are included in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders' equity. Acquisition-related costs recognized in the historical financial statements of Level 3 were less than $1 million in the three months ended March 31, 2011 and the twelve months ended December 31, 2010. These charges were expensed in accordance with the acquisition method of accounting, and were reflected in selling, general and administrative expenses. Level 3 expects to incur additional acquisition-related expenses associated with the Acquisition including additional integration activities. Based on current plans and information, Level 3 expects to incur approximately $200 to $225 million of integration costs associated with the Acquisition, however the ultimate costs incurred may vary from these estimates. For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for unaudited pro forma adjustments.

        The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Level 3 that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Level 3. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any operating efficiencies and cost savings that Level 3 may achieve with respect to combining the companies. Synergies have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

        Level 3 entered into certain transactions with Global Crossing prior to entering into the amalgamation agreement, whereby Level 3 received cash for communications services to be provided in the future which it accounted for as deferred revenue. As a result of the Acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Acquisition by $79 million, the amount of the unamortized deferred revenue balance on March 31, 2011.

        The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Level 3 and Global Crossing incorporated by reference in this joint proxy statement/prospectus.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2011

	Historical Level 3	Historical Global Crossing	Pro Forma Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$1,079	$265	$(40	)(a)	$272	(a)	$1,576
Restricted cash and securities	3	4	—		—		7
Receivables, net	295	356	—		—		651
Other	109	103	(11	)(e)	10	(a)	211

Total Current Assets	1,486	728	(51)		282		2,445
Property, Plant and Equipment, net	5,276	1,189	1,711	(d)	—		8,176
Restricted Cash and Securities	120	5	—		—		125
Goodwill	1,429	211	765	(d)	—		2,405
Other Intangibles, net	347	18	282	(d)	—		647
Other Assets, net	144	110	(4	)(e)	55	(a)	268
			(37	)(b)

Total Assets	$8,802	$2,261	$2,666		$337		$14,066

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$328	$353	$—		$—		$681
Current portion of long-term debt	449	89	—		(37	)(b)	501
Accrued payroll and employee benefits	39	69	—		—		108
Accrued interest	134	25	—		(24	)(a)	135
Current portion of deferred revenue	151	180	(9	)(c)	—		276
			(46	)(e)
Other	79	272	—		—		351

Total Current Liabilities	1,180	988	(55)		(61)		2,052
Long-Term Debt, less current portion	6,618	1,406	11	(a)	398	(b)	8,446
			13	(a)
Deferred Revenue, less current portion	737	337	(70	)(c)	—		814
			(190	)(e)
Other Liabilities	532	55	38	(f)	—		625

Total Liabilities	9,067	2,786	(253)		337		11,937

Stockholders' Equity (Deficit):
Preferred stock	—	2	(2	)(i)	—		—
Common stock	17	1	13	(i)	—		31
Additional paid-in capital	11,649	1,444	976	(i)	—		14,069
Accumulated other comprehensive loss	(47)	(1)	1	(j)	—		(47)
Accumulated deficit	(11,884)	(1,971)	1,931	(k)	—		(11,924)

Total Stockholders' Equity (Deficit)	(265)	(525)	2,919		—		2,129

Total Liabilities and Stockholders' Equity (Deficit)	$8,802	$2,261	$2,666		$337		$14,066

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended December 31, 2010

	Historical Level 3	Historical Global Crossing	Pro Forma Adjustments		Pro Forma Combined
	(dollars in millions, except per share data)
Revenue
Communications	$3,591	$2,609	$(59	)(g)	$6,141
Coal Mining	60	—	—		60

Total Revenue	3,651	2,609	(59)		6,201
Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue
Communications	1,434	1,266	(40	)(g)	2,660
Coal Mining	56	—	—		56

Total Cost of Revenue	1,490	1,266	(40)		2,716
Depreciation and Amortization	876	337	77	(d)	1,290
Selling, General and			— (h	)
Administrative	1,373	943	(6	)(g)	2,310
Restructuring Charges	2	—	—		2

Total Costs and Expenses	3,741	2,546	31		6,318

Operating Income (Loss)	(90)	63	(90)		(117)
Other Income (Expense):
Interest income	1	2	—		3
Interest expense	(586)	(191)	(32	)(b)	(809)
Loss on extinguishment of debt, net	(59)	(6)	—		(65)
Other, net	21	(45)	—		(24)

Total Other Expense	(623)	(240)	(32)		(895)

Loss from Continuing Operations Before Income Tax	(713)	(177)	(122)		(1,012)
Income Tax Benefit	91	5	— (l	)	96

Net Loss from Continuing Operations	$(622)	$(172)	$(122)		$(916)

Shares Used to Compute Basic and Diluted Loss from Continuing Operations per Share (in thousands):	1,660,196	60,419	1,360,000	(i)	3,020,196

Basic and Diluted Loss from Continuing Operations per Share*	$(0.37)	$(2.91)			$(0.30)

*
Global Crossing Basic and Diluted Loss from Continuing Operations per Share was increased by $4 million of preferred stock dividends.

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2011

	Historical Level 3	Historical Global Crossing	Pro Forma Adjustments		Pro Forma Combined
	(dollars in millions, except per share data)
Revenue
Communications	$914	$661	$(15	)(g)	$1,560
Coal Mining	15	—	—		15

Total Revenue	929	661	(15)		1,575
Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue
Communications	357	324	(10	)(g)	671
Coal Mining	15	—	—		15

Total Cost of Revenue	372	324	(10)		686
Depreciation and Amortization	204	80	23	(d)	307
Selling, General and Administrative			—	(h)
	357	253	(2	)(g)	608
Restructuring Charges	—	—	—		—

Total Costs and Expenses	933	657	11		1,601

Operating Income (Loss)	(4)	4	(26)		(26)
Other Income (Expense):
Interest income	—	—	—		—
Interest expense	(157)	(45)	(8	)(b)	(210)
Loss on extinguishment of debt, net	(20)	—	—		(20)
Other, net	3	18	—		21

Total Other Expense	(174)	(27)	(8)		(209)

Loss from Continuing Operations Before Income Tax	(178)	(23)	(34)		(235)
Income Tax Expense	(27)	(10)	—	(l)	(37)

Net Loss from Continuing Operations	$(205)	$(33)	$(34)		$(272)

Shares Used to Compute Basic and Diluted Loss from Continuing Operations per Share (in thousands):	1,681,184	60,755	1,360,000	(i)	3,041,184

Basic and Diluted Loss from Continuing Operations per Share*	$(0.12)	$(0.56)			$(0.09)

*
Global Crossing Basic and Diluted Loss from Continuing Operations per Share was increased by $1 million of preferred stock dividends.

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)   Basis of Presentation

        The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Level 3 would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Level 3 and Global Crossing that are incorporated by reference in this joint proxy statement/prospectus. Certain reclassifications have been made to the historical presentation of Global Crossing's financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet and relate primarily to accrued payroll and employee benefits, accrued interest, other current liabilities, and capital lease obligations. Certain reclassifications have been made to the historical presentation of Global Crossing's financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations primarily related to cost of revenue; selling, general and administrative expenses; loss on extinguishment of debt; and other income, net.

        The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. These adjustments give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company. As of the date of this joint proxy statement/prospectus, Level 3 has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Global Crossing's assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Global Crossing's accounting policies to Level 3's accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, Level 3 has made certain adjustments to the March 31, 2011 historical book values of Global Crossing's assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations. Any excess purchase price over the historical book values of Global Crossing's net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once Level 3 has determined the final purchase price for Global Crossing, has completed the valuation studies necessary to finalize the required purchase price allocations based on the tangible and intangible assets and liabilities of Global Crossing at the completion of the Acquisition, and has finalized any necessary adjustments from conforming accounting policies and further classification changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

        Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary purchase price allocation and identifying any related impact there may be on the Unaudited Pro Forma Condensed Combined Financial Statements. There can be no assurance that the finalization of Level 3's review will not result in material changes.

(2)   Basis of Preliminary Purchase Price Allocation

        The acquisition of Global Crossing has been accounted for in accordance with the acquisition method of accounting. The following preliminary purchase price is based on Level 3's preliminary estimates and is allocated to Global Crossing's tangible and intangible assets and liabilities based on their estimated fair value as of March 31, 2011. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Acquisition and will be completed after the Acquisition is consummated. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these pro forma financial statements. Based on the closing price of Level 3's common stock on May 10, 2011, the purchase price would be approximately $2.4 billion. The requirement to base the final purchase price on the number of Global Crossing shares outstanding and the price of Level 3's common stock as of the closing date will likely result in a per share equity component different from the $1.79 assumed in these Unaudited Pro Forma Condensed Combined Financial Statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not purport to represent what the actual consideration transferred will be when the Acquisition is completed. For example, an increase or decrease by 10% in the Level 3 common stock price as of the close of business on May 10, 2011 ($1.79 per share) would increase or decrease the consideration expected to be transferred by approximately $245 million, which would be reflected in these Unaudited Pro Forma Condensed Combined Financial Statements as an increase or decrease to goodwill.

        Based upon a preliminary valuation, the total purchase price (as calculated in the manner described above) was allocated as follows:

March 31, 2011
(dollars in millions)
Assets:
Cash, cash equivalents, and restricted cash	$274
Accounts receivable	356
Other current assets	92
Property, plant and equipment, net	2,900
Goodwill	976
Identifiable intangibles	300
Other assets	69

Total Assets	4,967
Liabilities:
Accounts payable	(353)
Current portion of long-term debt	(89)
Accrued payroll and employee benefits	(69)
Accrued interest	(25)
Other current liabilities	(272)
Deferred revenue—Global Crossing	(202)
Other liabilities	(93)
Long-term Debt, less current portion	(1,430)

Total Liabilities	(2,533)

Total Estimated Equity Consideration	2,434
Deferred revenue—Level 3	(79)

Total Estimated Purchase Price	$2,355

        Upon completion of the final fair value assessment after the Acquisition, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. The initial estimates of the fair value of deferred revenue of Level 3 are subject to change and it is possible that any subsequent adjustments may result in a gain or loss on the settlement of the associated agreements.

        The guidance related to business combinations outlines the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the statement of operations. Total acquisition-related transaction costs expected to be incurred by Level 3 are estimated to be approximately $40 million and as they are non-recurring, are reflected only in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders' equity.

        The Unaudited Pro Forma Condensed Combined Financial Information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing, or the costs necessary to achieve these cost savings operating synergies or revenue enhancements. The Acquisition is expected to create annualized operating cost synergies and capital expenditure savings. Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms. The synergy and cost savings estimates are forward-looking statements and are qualified by reference to the important disclosures set forth under "Forward-Looking Statements." Level 3 cannot assure you that these estimated synergies or cost savings will be achieved.

(3)   Accounting Policies

        Upon completion of the Acquisition, Level 3 will continue its review of Global Crossing's accounting policies. As a result of that review, Level 3 may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Level 3 is not aware of any differences that would have a material impact on the combined financial statements. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

(4)   Pro Forma Adjustments

        (a)   Adjustment to record the cash received from acquisition-related financing discussed further below, net of payments which are estimated to be $1,518 million and are assumed to be made concurrent with or before completion of the Acquisition including $15 million of fees associated with the senior secured facility, $50 million of fees associated with the senior unsecured bridge facility, $40 million for Level 3's estimated transaction costs, $1,389 million to retire Global Crossing's short term and long term debt (including a $13 million prepayment fee associated with the change of control premium) excluding capital lease obligations, and $24 million of accrued interest. Level 3 is currently evaluating strategies for addressing Global Crossing's outstanding debt at closing, which could take the form of any or a combination of tender offers, consent solicitations, redemptions, defeasance, satisfaction and discharge, change of control offers, and open market purchases. Many of the foregoing options would require the payment of premiums and fees, and in particular certain of Global Crossing's debt instruments currently are redeemable only at a make-whole premium. The $13 million prepayment fee associated with the change of control premium represents the minimum that Level 3 would expect to pay in fees and expenses; however, depending on the methods Level 3 chooses to refinance that debt, the aggregate amount of premiums and fees could be materially greater.

Financing Adjustments
(Dollars in millions)
Proceeds from Level 3 financing activities	$1,750
Debt issuance costs of new Level 3 acquisition-related financing (Note 4b), short term	(10)
Debt issuance costs of new Level 3 acquisition-related financing (Note 4b), long term	(55)
Repayment of Global Crossing's outstanding debt, excluding capital lease obligations ($1,365 million including net unamortized discount of $11 million)	(1,376)
Premium to retire Global Crossing's debt	(13)
Payment of accrued interest on retirement of Global Crossing's debt	(24)

Net proceeds from financing activities	$272

        (b)   On April 10, 2011, concurrently with the execution of the amalgamation agreement, Level 3 Financing, Inc., a subsidiary of Level 3 ("Level 3 Financing"), and Level 3 entered into a financing commitment letter (the "Commitment Letter") with Bank of America, N.A. ("Bank of America"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), and Citigroup Global Markets Inc. (together with Bank of America and Merrill Lynch, the "Commitment Parties"). The Commitment Letter was subsequently amended and restated on April 19, 2011, to add Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., Credit Suisse AG and Credit Suisse Securities (USA) LLC as Commitment Parties. The Commitment Letter provides for a senior secured term loan facility in an aggregate amount of up to $650 million (the "senior secured facility"). The Commitment Letter also provides for a senior unsecured bridge facility up to $1.1 billion (the "bridge facility"), if up to $1.1 billion of senior notes or certain other securities ("debt securities") are not issued by Level 3 Financing or Level 3 to finance the Acquisition on or prior to the closing of the Acquisition. In lieu of drawing on the bridge facility, Level 3 anticipates issuing other debt securities to finance a portion of the total consideration used to fund the replacement of substantially all of Global Crossing's short term and long term debt. For the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet, Level 3 has assumed it (directly or though its subsidiaries) would borrow an aggregate of $1,750 million, comprised of a $650 million senior secured facility and $1.1 billion of debt securities, to fund the replacement of substantially all of Global Crossing's short term and long term debt, related transaction costs as part of the Acquisition, as well as for general corporate purposes. In the Unaudited Pro Forma Condensed Combined Balance Sheet, the borrowings under the senior secured facility and debt securities are presented as long-term debt under the assumption that Level 3 has the intent and ability (directly or though its subsidiaries) to place $1,750 million in loans and debt securities. Level 3 expects that the senior secured facility and the debt securities will be incurred by Level 3 Financing. Level 3 expects that, subject to regulatory approval, the senior secured facility will be guaranteed and secured by the same entities that currently secure and guarantee (or that, following the Acquisition, will be required to secure and guarantee) its existing term loans and Level 3 expects that, subject to regulatory approval, the debt securities will be guaranteed by the same entities that guarantee (or that, following the Acquisition, will be required to guarantee) Level 3 Financing's existing notes.

        The adjustments to account for these financing activities are as follows:

	As of March 31, 2011
	Current Portion of Long Term Debt	Long Term Debt, less Current Portion
	(Dollars in millions)
Level 3's historical debt balance	$449	$6,618
Global Crossing's historical debt balance	89	1,406
Net unamortized discount on Global Crossing debt	—	11
Prepayment premium adjustment on Global Crossing debt	—	13
New loans to and debt issued by Level 3	—	1,750
Repayment of Global Crossing's debt	(37)	(1,352)

Total Debt Balance	$501	$8,446

        For pro forma purposes, Level 3 assumes that all Global Crossing debt, except for capital lease obligations, has been replaced with the senior secured facility and debt securities. Level 3 estimates an increase in interest expense of approximately $32 million in 2010 and an increase of $8 million in the first three months of 2011 associated with the incremental debt Level 3 will issue in connection with the Acquisition after retiring Global Crossing's existing debt. The change in interest expense for such periods is based on a $650 million senior secured facility, which will accrue interest at LIBOR + 4% (with a LIBOR floor of 1.5%) with a 6 year maturity and $1.1 billion in debt securities assuming a 14% interest rate and a 7 year maturity. For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, Level 3 used a rate of 5.5% based on a LIBOR floor of 1.5% included in the terms of the senior secured facility. For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, it has been assumed that Level 3 drew down the senior secured facility and issued the debt securities and therefore incurred interest expense of approximately $199 million in 2010 and $50 million in the first three months of 2011. This interest expense was offset by the elimination of Global Crossing's interest expense due to the retirement of Global Crossings' average outstanding debt of $1,336 million for the year ended December 31, 2010 and $1,352 million for the three months ended March 31, 2011, which corresponds to $167 million in interest expense in 2010 and $42 million in the first three months of 2011.

	Twelve months ended December 31, 2010	Three months ended March 31, 2011
	(Dollars in millions)
Global Crossing's historical interest expense	$(167)	$(42)
Interest expense resulting from loans and other debt Level 3 will incur in connection with the Acquisition	199	50

Increase in interest expense	$32	$8

        Based on the LIBO Rate of 0.27% on May 6, 2011, an increase or decrease of 1% from the rate assumed on the senior secured facility would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2010 or the first three months of 2011 given the LIBOR floor of 1.5%. An increase or decrease of 1% from the interest rate assumed on the debt securities would increase or decrease interest expense on the debt securities by $11 million and $3 million for the twelve months ended December 31, 2010 and the three months ended March 31, 2011, respectively.

        Included in the incremental interest expense is additional interest expense of approximately $10 million for the twelve months ended December 31, 2010 and $3 million for the first three months of 2011 for the amortization of debt issuance costs associated with the senior secured facility and the debt securities that Level 3 will issue to finance a portion of the total consideration used to replace all of Global Crossing's debt, excluding capital lease obligations. Debt issuance costs associated with the two aforementioned debt facilities were assumed to be approximately $65 million ($15 million of costs associated with the senior secured facility amortized over 6 years and $50 million associated with the bridge facility and debt securities amortized over 7 years). The Unaudited Pro Forma Condensed Combined Balance Sheet also includes an adjustment to reduce other assets by $37 million for the elimination of net deferred financing fees upon retirement of Global Crossing's existing debt.

        The actual interest expense that Level 3 expects to incur may vary from what is assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and will depend on the actual timing and maturity profile of any permanent debt financing issued and the actual fixed/floating interest rate mix of any permanent debt financing and Level 3's credit rating and market conditions, amongst other factors. Any such variations may be significant.

        (c)   Adjustment to remove the Level 3 deferred revenue attributable to Global Crossing contracts existing prior to the Acquisition.

	March 31, 2011	Estimated Fair Value	Decrease
	(Dollars in millions)
Current portion of deferred revenue	$9	$—	$9
Deferred revenue, less current portion	70	—	70

        Any subsequent adjustments of the fair value of deferred revenue may result in a gain or loss on the settlement of the associated agreements.

        (d)   Adjustments to reflect the components of the preliminary estimates of the fair value of assets to be acquired by Level 3 at the completion of the Acquisition.

	Estimated Fair Value at March 31, 2011	Estimated Useful Lives (Years)
	(Dollars in millions)
Property, Plant and Equipment	$2,900	2 - 40 years
Customer Relationships	219	10 years
Trademark and trade names	81	Indefinite
Goodwill	976	Indefinite

        The preliminary estimates of the fair value assigned to property, plant and equipment reflects appreciation from Global Crossing's discounted historical cost basis resulting from fresh start accounting adjustments it recorded during 2004 and 2005. Adjustments to reflect fair values were estimated by Level 3 management based on a market approach, considering factors such as network capacity utilization, dark fiber, and estimated useful lives, amongst others.

        As of the effective date of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any synergies will be achieved. The consideration of synergies has been excluded because they do not meet the criteria for these pro forma adjustments. For purposes of the preliminary allocation, Level 3 has estimated a fair value for Global Crossing's intangible assets related to trademark and trade names and customer relationships based on the net present value of the projected income stream of those intangible assets. Goodwill, trademark and trade names are not amortized.

        The Unaudited Pro Forma Condensed Combined Statements of Operations have been adjusted to reflect the corresponding adjustments to Global Crossing's acquired tangible and intangible assets.

	Twelve months ended December 31, 2010	Three months ended March 31, 2011
	(Dollars in millions)
Global Crossing's historical depreciation and amortization	$(337)	$(80)
Depreciation and amortization after fair value adjustments associated with acquired assets	414	103

Increase in depreciation and amortization expense	$77	$23

        A 10% change in the allocation between these intangible assets and goodwill would result in a change in annual amortization expense of approximately $2 million in the first full year and would not cause Level 3's pro forma basic and diluted loss from continuing operations per common share to change.

        (e)   Adjustment to record the differences between the estimated fair values and the historical carrying amounts of Global Crossing's deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists and deferred revenue attributable to Global Crossing contracts with Level 3 existing prior to the Acquisition. Global Crossing had certain deferred revenues on its balance sheet associated with sales of capacity leases, prepaid services and installation activities as well as deferred installation costs included in other assets on its balance sheet. These deferred balances arise from Global Crossing receiving up-front payments and incurring up-front costs while recognizing the related revenue and expense over the estimated life of the associated contract. The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction. The estimated amounts presented for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet are based upon the deferred revenue and other asset balances of Global Crossing as of March 31, 2011. Revenue is not impacted by the fair value adjustment of deferred revenue.

	March 31, 2011	Estimated Fair Value	Decrease
	(Dollars in millions)
Current portion of deferred revenue	$180	$134	$46
Deferred Revenue, less current portion	337	147	190
Other deferred installation costs included in Current Assets, Other	11	—	11
Other deferred installation costs included in Other Assets	4	—	4

        (f)    As of the completion date of the Acquisition, Level 3 will provide deferred taxes adjustments as part of the accounting for the Acquisition, primarily related to the estimated fair value adjustments for acquired intangibles due to Level 3's net operating loss position.

        The pro forma adjustment to record the effect of deferred taxes and other adjustments was computed based on an estimated post-Acquisition effective tax rate of 39% as follows:

Adjustment as of March 31, 2011
(Dollars in millions)
Deferred tax liabilities associated with fair value of indefinite-lived assets of Global Crossing acquired	$38

        (g)   Adjustment to eliminate the historical intercompany transactions between Level 3 and Global Crossing. The elimination of intercompany revenue is higher than the cost of revenue elimination as Global Crossing accounted for certain transactions as capital transactions and no adjustment was included in depreciation due to the fair value adjustment on the related property, plant and equipment.

        (h)   On the date of completion of the Acquisition, all outstanding employee stock option awards of Global Crossing will be exchanged for Level 3 options and all restricted stock units of Global Crossing vest and will be converted into Level 3 shares in accordance with the terms of the amalgamation agreement. Expense associated with the vesting and conversion will be recognized in selling, general and administrative expenses.

        (i)    Adjustment to reflect the elimination of Global Crossing's common and preferred shares outstanding, net of the assumed issuance of common shares as a result of the Acquisition calculated by multiplying Global Crossing's common and preferred shares outstanding by the exchange ratio of 16 Level 3 common shares per Global Crossing common and preferred share. Preferred stock dividends have been eliminated on the Unaudited Pro Forma Condensed Combined Statements of Operations.

Adjustments as of March 31, 2011
(Dollars in millions)
Eliminate Global Crossing preferred stock	$(2)

Issue 1,360 million shares of Level 3 common stock	$14
Eliminate Global Crossing common stock	(1)

Adjustment to common stock	$13

        The related adjustment to additional paid-in capital for the aforementioned changes in common and preferred stock is as follows:

Adjustments as of March 31, 2011
(Dollars in millions)
Total estimated equity consideration	$2,434
Elimination of Global Crossing additional paid-in capital	(1,444)
Common stock	(14)

Adjustment to additional paid-in capital	$976

        (j)    Adjustment to eliminate Global Crossing's accumulated other comprehensive loss.

        (k)   Adjustment to eliminate Global Crossing's accumulated deficit, and to record estimated non-recurring acquisition costs of Level 3, as follows:

Adjustment as of March 31, 2011
(Dollars in millions)
Eliminate Global Crossing's accumulated deficit	$1,971
Estimated Acquisition-related expenses (Note 4a)	(40)

Adjustment to accumulated deficit	$1,931

        (l)    As of December 31, 2010, Level 3 had net operating loss carry forwards of approximately $5.9 billion for U.S. federal income tax purposes. Given the Level 3's net loss position, income tax expense is primarily related to state and foreign income taxes and no adjustment for income taxes has been provided in the Unaudited Pro Forma Condensed Combined Statements of Operations.

        Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3's review will not result in material changes.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

        Level 3 common stock is listed on the NASDAQ Global Select Market under the trading symbol "LVLT." Global Crossing common shares are listed on the NASDAQ Global Select Market under the trading symbol "GLBC." The following table sets forth the closing sales prices per share of Level 3 common stock and Global Crossing common shares, on an actual and equivalent per share basis on the NASDAQ Global Select Market on the following dates:

  •
  April 8, 2011, the last full trading day prior to the public announcement of the amalgamation, and

  •
  , 2011, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

        You are encouraged to obtain current market quotations of shares of Level 3 common stock and Global Crossing common shares.

	Level 3 Common Stock		Global Crossing Common Stock		Global Crossing Equivalent Per Share(1)
April 8, 2011		$1.44		$14.80		$23.04
, 2011	$		$		$

(1)
The equivalent per share data for Global Crossing common shares has been determined by multiplying the market price of one share of Level 3 common stock on each of the dates by the exchange ratio of 16.

        The following table sets forth, for the periods indicated, the high and low sales prices of per share of Level 3 common stock and Global Crossing common shares as reported on the NASDAQ Global Select Market.

	Level 3				Global Crossing
Calendar Period	High		Low		High		Low
Year ended December 31, 2008
First Quarter		$3.53		$1.68		$24.75		$15.04
Second Quarter		$4.48		$1.96		$20.20		$14.85
Third Quarter		$3.90		$2.44		$19.49		$14.37
Fourth Quarter		$2.75		$0.57		$15.45		$4.59
Year ended December 31, 2009
First Quarter		$1.65		$0.60		$8.54		$5.06
Second Quarter		$1.77		$0.87		$9.95		$6.02
Third Quarter		$1.72		$1.11		$15.52		$7.86
Fourth Quarter		$1.54		$1.16		$15.50		$11.02
Year ending December 31, 2010
First Quarter		$1.77		$1.24		$16.19		$12.53
Second Quarter		$1.77		$1.07		$17.75		$10.40
Third Quarter		$1.20		$0.93		$13.79		$10.09
Fourth Quarter		$1.21		$0.83		$15.03		$12.30
Year ending December 31, 2011
First Quarter		$1.65		$0.98		$15.96		$12.78
Second Quarter (through , 2011)	$		$		$		$

        The following table sets forth certain historical per share financial information for Level 3's common stock and Global Crossing's common shares, and certain pro forma per share data for Level 3 common stock.

        The unaudited pro forma data was derived by combining the historical consolidated financial information of Global Crossing and Level 3 using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The comparative per share data for the year ended December 31, 2010 and for the three months ended March 31, 2011 combine the historical consolidated financial information of Global Crossing and Level 3, giving effect to the amalgamation as if the amalgamation had become effective on January 1, 2010. The comparative book value per share data as of December 31, 2010 and March 31, 2011 give effect to the amalgamation as if the amalgamation had become effective on those dates. The information below should be read in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Global Crossing and Level 3 have filed with the SEC and incorporated by reference in this document and with the unaudited pro forma condensed combined financial statements and related notes included in this document. See the sections titled "Where You Can Find More Information" beginning on page 172 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 141.

        The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, cost savings, asset dispositions and other factors. It also does not necessarily reflect what the historical results of Level 3 would have been had Level 3 and Global Crossing been combined during these periods, nor is it indicative of the results of operations in future periods or the future financial position of Level 3 following the amalgamation. The pro forma adjustments are based upon available information and certain assumptions that Global Crossing and Level 3 management believe are reasonable. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the amalgamation.

	Global Crossing Historical	Level 3 Historical	Level 3 Pro Forma	Global Crossing Equivalent Pro Forma(1)
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2011	Three Months Ended March 31, 2011	Three Months Ended March 31, 2011
	(in millions, except per share data)
Numerator:
Net loss from continuing operations	$(33)	$(205)	$(272)	$(33)
Denominator:
Weighted Average shares outstanding for Basic and Diluted EPS	60.8	1,681.2	3,041.2	972.8
Net loss per common share:
Basic and Diluted	$(0.54)	$(0.12)	$(0.09)	$(0.03)

Book Value per common share	$(8.59)	$(0.16)	$0.70	$(0.54)

(1)
Represents Global Crossing Historical as adjusted by the exchange ratio of 16. Weighted average share figures exclude 18 million shares of Global Crossing convertible preferred stock and six million shares reserved for share based awards that would be converted to common shares in the Global Crossing Acquisition.

	Global Crossing Historical	Level 3 Historical	Level 3 Pro Forma	Global Crossing Equivalent Pro Forma(1)
	Year Ended December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2010
	(in millions, except per share data)
Numerator:
Net loss from continuing operations	$(172)	$(622)	$(916)	$(172)
Denominator:
Weighted Average shares outstanding for
Basic and Diluted EPS	60.4	1,660.2	3,020.2	966
Net loss per common share:
Basic and Diluted	$(2.85)	$(0.37)	$(0.30)	$(0.18)

Book Value per common share	$(7.88)	$(0.09)	$0.74	$(0.49)

(1)
Represents Global Crossing Historical as adjusted by the exchange ratio of 16. Weighted average share figures exclude 18 million shares of Global Crossing convertible preferred stock and six million shares reserved for share based awards that would be converted to common shares in the Global Crossing Acquisition.

Dividends

        Global Crossing did not pay any dividends in 2008, 2009 or 2010 with respect to its common shares and has no current intention of doing so. As of March 31, 2011, there were accrued and unpaid dividends of approximately $26.3 million, for the period from December 9, 2003 through March 31, 2011, due to the holders of shares of Global Crossing convertible preferred stock. Payment of the preferred dividend was predicated on achievement of a certain earnings-related objective as demonstrated by audited financial statements, which objective was achieved during 2010. Payment of the preferred dividend is also predicated on (i) the existence of legally available funds to pay the dividend under Bermuda law and (ii) the Global Crossing board of directors' satisfaction that two tests related to Global Crossing's solvency are met at the time of the declaration and at the time of the payment of the dividend. After giving effect to a proposed reallocation of share capital that will be acted upon at Global Crossing's Annual General Meeting of Shareholders on June 14, 2011, Global Crossing expects to have legally available funds to pay the $26.3 million accrued dividend. Assuming the solvency tests are met, the Global Crossing board of directors is expected to take action on the accrued dividend shortly after the 2011 Annual General Meeting. Global Crossing is in discussions with STT Crossing regarding the possible payment of such accrued dividend in the form of a senior unsecured promissory note of Global Crossing. If Global Crossing and STT Crossing agree to such a promissory note, Global Crossing expects it to be negotiated on an arm's length basis and to be subject to the review and approval of Global Crossing's audit committee. Global Crossing also expects that any such senior unsecured promissory note would be payable no later than the date the amalgamation is consummated. Regular quarterly dividends on the Global Crossing convertible preferred stock in the amount of $900,000 in respect of periods after March 31, 2011 are expected to be paid in cash on the fifteenth day of each July, October, January and April, subject to satisfaction of the Bermuda solvency tests.

        Level 3 did not pay any dividends in 2008, 2009 or 2010. Level 3's current dividend policy, in effect since April 1, 1998, is to retain future earnings for use in its business. As a result, Level 3's directors and management do not anticipate paying any cash dividends on shares of Level 3 common stock in the foreseeable future. In addition, Level 3 is effectively restricted under certain debt covenants from paying cash dividends on shares of Level 3 common stock.

DIRECTORS AND OFFICERS OF LEVEL 3 FOLLOWING THE AMALGAMATION

        On or prior to the closing of the amalgamation, Level 3 will determine the number of directors—which is expected to be between            and            directors—that will comprise Level 3's full board of directors. Pursuant to the terms and conditions of the stockholder agreement, upon the closing of the amalgamation STT Crossing will have the right to designate and have appointed between three and five directors to Level 3's board of directors, such number to be determined by the size of Level 3's board of directors at the closing of the amalgamation. See the section entitled "Stockholder Agreement" beginning on page     for a more complete description of the stockholder agreement.

DESCRIPTION OF LEVEL 3 CAPITAL STOCK

        The following description of the material terms of the capital stock of Level 3 includes a summary of specified provisions of Level 3's restated certificate of incorporation. This description is subject to the relevant provisions of Delaware law and is qualified by reference to Level 3's restated certificate of incorporation.

 Authorized Capital Stock

        Level 3 is authorized to issue 2.9 billion shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. Subject to the rights of holders of any outstanding preferred stock, the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the shares entitled to vote on such matters, but in no instance can the number of authorized shares be reduced below the number of shares then outstanding.

        As of                        , 2011, Level 3 has outstanding                  shares of common stock and no shares of preferred stock.

Common Stock

  Voting Rights

        Each holder of common stock is entitled to one vote per share in connection with the election of directors and on all other matters submitted to a stockholder vote. No holder of common stock may cumulate votes in voting for Level 3 directors.

        Stockholders may only take action at an annual or special meeting of stockholders and are not authorized to take action by written consent or electronic transmission.

  Dividend Rights

        Subject to the preferences of the holders of any Level 3 preferred stock that may be outstanding from time to time, each share of common stock will have an equal and ratable right to receive dividends and other distributions in cash, property or shares of stock as may be declared by the Level 3 board of directors out of assets or funds legally available for the payment of dividends and other distributions.

  Liquidation Rights

        In the event of the liquidation, dissolution or winding-up of Level 3, subject to the preferences of the holders of any Level 3 preferred stock that may be outstanding from time to time, holders of common stock will be entitled to share equally and ratably in the assets available for distribution to Level 3 stockholders.

  Redemption and Sinking Fund

        There are no redemption or sinking fund provisions applicable to Level 3's common stock.

  Exchange Listing

        Level 3's common stock is currently listed on the NASDAQ Global Select Market under the symbol "LVLT."

  Transfer Agent and Registrar

        The transfer agent and registrar for Level 3's common stock is Wells Fargo Shareowner Services.

Preferred Stock

        Level 3's restated certificate of incorporation permits Level 3 to issue up to 10 million shares of Level 3 preferred stock in one or more series with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by the Level 3 board of directors without any further action by Level 3 stockholders. The Level 3 board of directors may, from time to time before the issuance thereof, fix the number of shares in each series and all designations, related rights, preferences and limitations of the shares in each series of preferred stock.

Stock Incentive and Other Compensation Plans

        Level 3 currently maintains only one equity compensation plan—the Level 3 Communications, Inc. Stock Plan (which we refer to as the Level 3 stock plan)—under which Level 3 may issue shares of its common stock to employees, officers, directors and consultants. The Level 3 stock plan is a continuation, amendment and restatement of the Level 3 Communications, Inc. 1995 Stock Plan (amended and restated as of April 1, 1998, and which was last amended on December 14, 2007). Under the Level 3 stock plan, Level 3 may issue awards to eligible individuals in the form of stock options, stock appreciation rights, awards of restricted stock, restricted stock units, outperform stock options (as defined in the Level 3 stock plan), other stock-based awards or other cash-based awards (which we refer to as Level 3 stock plan awards). Under the Level 3 stock plan, Level 3 may not issue Level 3 stock plan awards with respect to more than 350 million shares of Level 3 common stock during the term of the Level 3 stock plan, which is currently scheduled to expire on May 20, 2020.

Antitakeover Effects of Delaware Law and Level 3's Organizational Documents

        Level 3's restated certificate of incorporation and amended and restated by-laws contain provisions that may delay, defer or discourage another party from acquiring control of Level 3. Level 3 expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Level 3 to first negotiate with Level 3's board of directors, which Level 3 believes may result in an improvement of the terms of any such acquisition in favor of Level 3's stockholders. However, they also give Level 3's board of directors the power to discourage acquisitions that some stockholders may favor.

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for Level 3's board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire Level 3. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Level 3.

        On April 10, 2011, Level 3 entered into the rights agreement in an effort to deter acquisitions of Level 3 common stock to preserve its ability to use NOL carryforwards, which may be negatively affected if there is an "ownership change," as defined under Section 382 of the Code. Under the rights agreement, from and after the record date of April 21, 2011, each share of Level 3 common stock will carry with it one preferred share purchase right until the date when the preferred share purchase rights become exercisable, or the earlier expiration of the preferred share purchase rights. The rights agreement and the preferred share purchase rights issuable thereunder may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Level 3. See the section entitled "Rights Agreement" beginning on page     .

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Level 3's restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders may be called at the exclusive request of the board of directors, of the chairman of the board of directors, the chief executive officer or the president of Level 3. Level 3's restated certificate of incorporation and amended and restated by-laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting at the exclusive request of the board of directors, of the chairman of the board of directors, the chief executive officer or the president of Level 3. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Level 3.

        Level 3's amended and restated by-laws have established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide Level 3 with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Level 3's amended and restated by-laws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of Level 3.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the Delaware General Corporation Law (which we refer to as the DGCL), any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Level 3's stock entitled to vote thereon were present and voted, unless Level 3's restated certificate of incorporation provides otherwise. Level 3's restated certificate of incorporation provides that any action required or permitted to be taken by Level 3's stockholders may be effected at a duly called annual or special meeting of Level 3's stockholders and may not be effected by consent in writing or electronic transmission by such stockholders.

 COMPARISON OF RIGHTS OF LEVEL 3 STOCKHOLDERS AND GLOBAL CROSSING SHAREHOLDERS

	LEVEL 3	GLOBAL CROSSING
Authorized Capital	The aggregate number of shares that Level 3 has the authority to issue is 2.91 billion, of which 10 million are shares of preferred stock, $0.01 par value per share, and 2.9 billion are shares of common stock, $0.01 par value per share.	Global Crossing is authorized to issue 110 million common shares, par value of $0.01 per share, and 45 million shares of preferred stock, par value of $0.10 per share.
Outstanding Capital Stock
Level 3 has two classes of stock issuable, its common stock, par value $0.01 per share, and its preferred stock, par value $0.01 per share. Level 3 has one class of stock issued and outstanding, Level 3 common stock. Holders of Level 3 common stock are entitled to all of the rights and obligations provided to common stockholders under the DGCL and Level 3's restated certificate of incorporation and amended and restated by-laws. Holders of Level 3 preferred stock are entitled to all the rights and obligations provided to preferred stockholders under the DGCL and Level 3's restated certificate of incorporation and amended and restated by-laws.
Global Crossing has two classes of shares issued and outstanding, its common shares, par value $0.01 per share, and its shares of convertible preferred stock, par value $0.10 per share. Holders of Global Crossing common shares are entitled to all of the rights and obligations provided to common stockholders under the Companies Act and Global Crossing's memorandum of association and amended and restated bye-laws. Holders of shares of Global Crossing convertible preferred stock are entitled to all the rights and obligations provided to preferred shareholders under the Companies Act and Global Crossing's memorandum of association and amended and restated bye-laws.
As of the date of this joint proxy statement/prospectus, Level 3 does not have outstanding any shares of preferred stock.
Voting Rights	Each holder of Level 3 common stock is entitled to one vote per share and on other matters submitted to a stockholder vote.	Each holder of Global Crossing common shares is entitled on a poll to one vote on all matters to be approved by shareholders.

Each holder of shares of Global Crossing convertible preferred stock is entitled to vote on an as-converted basis with the Global Crossing common shares, but has class voting rights with respect to any amendments to the terms of the Global Crossing convertible preferred stock and certain consent rights over significant corporate actions.

	LEVEL 3	GLOBAL CROSSING
Stock Transfer Restrictions	Not applicable.	Not applicable.
Dividends
Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Level 3 common stock will have a ratable right to receive dividends as may be declared out of assets or funds legally-available for the payment of dividends by Level 3's board of directors in its sole business judgment.
Subject to preferences that may be applicable to any preferred stock issued and outstanding at the time, the holders of issued and outstanding Global Crossing common shares are entitled to receive dividends out of assets legally-available therefor at such times and in such amounts as the Global Crossing board of directors from time to time may determine.
Number of Directors	Level 3's amended and restated by-laws provide that the number of directors will be fixed by the board of directors from time to time, but shall not be less than six and not more than 15.	Global Crossing's bye-laws provide that the number of directors shall be ten.
	There are currently 14 directors serving on Level 3's board of directors.	There are currently ten directors serving on Global Crossing's board of directors.
Election of Directors
Level 3's amended and restated by-laws are silent on the stockholder vote required to elect directors. The DGCL provides that, in the absence of specification in the certificate of incorporation or by-laws, directors will be elected by a plurality of the votes cast by holders of Level 3's stock present in person or by proxy and entitled to vote on the election of directors.
Global Crossing's amended and restated bye-laws provide that the STT Shareholder Group (as such term is defined in Global Crossing's amended and restated bye-laws) may appoint a certain number of directors based on the amount of Global Crossing's shares that are held by the STT Shareholder Group. Currently, eight of Global Crossing's ten directors have been appointed by the STT Shareholder Group.

	Pursuant to Level 3's amended and restated by-laws, each director holds office for a term of one year and until his or her successor is elected and qualified, or until such director's earlier death, resignation or removal.	Global Crossing's amended and restated bye-laws provide that the directors appointed by the STT Shareholder Group serve for a term of three years, which may be renewed.
Removal of Directors
Under Level 3's restated certificate of incorporation, any director may be removed from office only for cause, and only by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.
Under Global Crossing's amended and restated bye-laws, the office of a director shall be vacated if he resigns, he becomes of unsound mind, he becomes bankrupt or he is prohibited by law from being a director.

	LEVEL 3	GLOBAL CROSSING
No director appointed by the STT Shareholder Group may be removed from the board except with the consent of the STT Shareholder Group. No director appointed by the Creditor Shareholders (as such term is defined in Global Crossing's amended and restated bye-laws) may be removed during his term other than for cause. The Companies Act provides that, absent contrary provisions in the law or the bye-laws, a director may be removed by a majority of votes cast by holders of the shares entitled to vote on the removal of the director at a special general meeting called for the purpose.
Action by Written Consent
Level 3's amended and restated by-laws provide that any action required or permitted to be taken at a stockholders' meeting may be taken only upon the vote of the stockholders at such meeting, and may not be taken by written consent of the stockholders.
Global Crossing's amended and restated bye-laws provide that, except in the case of the removal of auditors or directors, anything which may be done by resolution of the shareholders in a general meeting may be done by a written resolution signed by shareholders representing the votes that would be required to pass the resolution if it were to be voted on at a meeting of the shareholders.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of Level 3.
Under the Companies Act, any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders' meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give notice of the resolution at the registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the bye-laws relating to shareholder proposals.

LEVEL 3	GLOBAL CROSSING
To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of Level 3 not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received at the principal executive offices of Level 3 no later than the close of business on the tenth day following the earlier of (i) the date on which notice of the date of the meeting was mailed and (ii) the date on which public disclosure of the meeting date was made.

To be in proper written form, a stockholder's notice to the Secretary with respect to business to be brought at an annual meeting shall set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of Level 3 capital stock owned, beneficially or of record, by that stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names and addresses) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

	LEVEL 3	GLOBAL CROSSING
Amendments to the Certificate of Incorporation	Level 3's restated certificate of incorporation provides that any provision contained therein may be amended, altered, changed or repealed by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.	Global Crossing's amended and restated bye-laws are silent on amendments to the memorandum of association. The Companies Act provides that a company may alter its memorandum of association by a resolution passed at a general meeting by a majority of votes cast by holders of the shares entitled to vote on such alteration.
Amendments to Bylaws
Level 3's amended and restated by-laws provide that the by-laws may be repealed, altered, amended or rescinded, and new by-laws adopted, by the majority vote of the board of directors, or by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.
Subject to the approval of any alterations to certain bye-laws by the Creditor Shareholders and the STT Shareholder Group, Global Crossing's amended and restated bye-laws may only be amended with the approval of shareholders holding shares representing a majority of the voting power of the voting shares of Global Crossing, in accordance with applicable law.
Special Meeting of Stockholders
Level 3's restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders for any purpose or purposes may be called by the chairman of the Level 3 board of directors, the chief executive officer, the president, or by a majority of the directors.
Global Crossing's amended and restated bye-laws provide that the board of directors may call special general meetings of the shareholders whenever it sees fit, and must call a special general meeting when required to do so by applicable law. The Companies Act requires that directors convene a special general meeting upon requisition of shareholders holding at least ten percent of the paid-up capital entitled to vote at a general meeting of the shareholders.
Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the meeting.
Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by those calling the meeting.
Limitation of Personal Liability of Directors
	Level 3's restated certificate of incorporation provides that a director of Level 3 shall not be personally liable to Level 3 or its stockholders for monetary damages for breach of fiduciary duties as a director except for liability:	No comparable provision.

	LEVEL 3	GLOBAL CROSSING
(a) for any breach of the director's duty of loyalty to Level 3 or its stockholders;
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(c) under Section 174 of the DGCL; or
(d) for any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers
Level 3's certificate of incorporation requires Level 3 to indemnify each person who is or was a director, officer or employee, or is or was serving at Level 3's request as a director, officer or employee of any corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under applicable law.
Global Crossing's amended and restated bye-laws require Global Crossing to indemnify every director, officer, member of a committee constituted under certain of the bye-laws, Resident Representative (as such term is defined in Global Crossing's amended and restated bye-laws), liquidator, manager or trustee acting in relation to Global Crossing's affairs to the fullest extent permitted by Bermuda law against all liabilities, losses, damages or expenses incurred or suffered which arise from or in connection with actions or inactions of such person while acting in such capacity except in the case of fraud or dishonesty.

Level 3's amended and restated by-laws require Level 3 to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Level 3), by reason of the fact that he is or was a director, officer or employee of Level 3, or is or was serving at Level 3's request as a director, officer or employee of any corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of Level 3.

LEVEL 3	GLOBAL CROSSING
Level 3's amended and restated by-laws also require Level 3 to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Level 3 to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of Level 3, or is or was serving at Level 3's request as a director, officer or employee of any corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of Level 3, except that no indemnification shall be made in respect of any claim as to which such person has been adjudged liable to Level 3 unless and to the extent that the Court of Chancery determines that such person is reasonably and fairly entitled to such indemnity.

APPRAISAL RIGHTS

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another entity, any dissenting shareholder of the Bermuda company is entitled to receive fair value for his shares (determined on a stand-alone basis). For these purposes, Global Crossing's board of directors considers the fair value for each Global Crossing common share to be $14.80 per share (which we refer to as the deemed fair value), which was the closing price at which such shares traded on the NASDAQ Global Select Market on April 8, 2011, the trading day immediately prior to the public announcement of the amalgamation.

        Any Global Crossing dissenting shareholder who is not satisfied that he has been offered fair value for his Global Crossing common shares and whose shares are not voted in favor of the amalgamation agreement and the amalgamation may exercise his appraisal rights under the Companies Act to have the fair value of his shares appraised by the Court. Persons owning beneficial interests in Global Crossing common shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Global Crossing shareholder intending to exercise appraisal rights MUST file an application for appraisal of the fair value of his shares with the Court within ONE MONTH after the date of the giving of notice convening the Global Crossing special general meeting. There are no statutory rules or authorities prescribing the operation of the provisions of the Companies Act governing appraisal rights which are set forth in Section 106 of the Companies Act or the process of appraisal by the Court and there is uncertainty about the precise methodology that would be adopted by the Court in determining the fair value of shares in an appraisal application under the Companies Act.

        If a Global Crossing shareholder votes in favor of the amalgamation agreement and the amalgamation at the Global Crossing special meeting, such shareholder has no right to apply to the Court to appraise the fair value of his Global Crossing common shares, and instead, pursuant to the terms of the amalgamation agreement, and as discussed in "The Amalgamation Agreement—Terms of the Amalgamation; Amalgamation Consideration" above, each Global Crossing common share held by such shareholder will be converted into the right to receive the amalgamation consideration. Any shareholder who wishes to exercise appraisal rights must not vote in favor of the amalgamation and must apply to the Court within one month of the giving of notice convening the Global Crossing special general meeting. Voting against the amalgamation will not in itself satisfy the requirements for notice and exercise of a Global Crossing shareholder's right to apply for appraisal of the fair value of his shares.

        Pursuant to Bermuda law, within one month of the Court appraising the fair value of dissenting shareholders' Global Crossing common shares, Global Crossing shall pay to such dissenting shareholders an amount equal to the value of their Global Crossing common shares as appraised by the Court, unless the amalgamation is terminated pursuant to the terms of the amalgamation agreement.

        The payment to a Global Crossing shareholder of the fair value of his Global Crossing common shares as appraised by the Court could be less than, equal to or more than the value of the amalgamation consideration that the Global Crossing shareholder would have received in the amalgamation if such shareholder had not exercised his appraisal rights, but is not anticipated to be less than the deemed fair value.

        A Global Crossing shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Court. The costs of any application to the Court under Section 106 of the Companies Act will be in the Court's discretion.

        The relevant portion of Section 106 of the Companies Act is as follows:

  (6)
  Any shareholder who did not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

  (6A)
  Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

  (a)
  to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

  (b)
  to terminate the amalgamation in accordance with subsection (7).

  (6B)
  Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

  (6C)
  No appeal shall lie from an appraisal by the Court under this section.

  (6D)
  The costs of any application to the Court under this section shall be in the discretion of the Court.

  (7)
  An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

        Since Level 3 will not be a party to the amalgamation, holders of Level 3 common stock are also not entitled to appraisal rights in connection with the amalgamation under Delaware law.

LEGAL MATTERS

        The validity of the shares of Level 3 common stock to be issued pursuant to the amalgamation will be passed upon by Willkie Farr & Gallagher LLP. The material U.S. federal income tax consequences relating to the amalgamation will be passed upon for Level 3 by Willkie Farr & Gallagher LLP and for Global Crossing by Latham & Watkins LLP.

EXPERTS

Level 3

        The consolidated financial statements of Level 3 as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Global Crossing

        The consolidated financial statements of Global Crossing as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in Global Crossing's Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and the effectiveness of Global Crossing's internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 FUTURE STOCKHOLDER PROPOSALS

Level 3

        Level 3 held its regular annual meeting on May 19, 2011.

        A Level 3 stockholder who would like to have a proposal considered for inclusion in Level 3's 2012 Proxy Statement must submit the proposal so that it is received by Level 3 no later than December 9, 2011. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, Colorado 80021.

        If a Level 3 stockholder does not submit a proposal for inclusion in Level 3's 2012 Proxy Statement, but instead wishes to present it directly at Level 3's 2012 Annual Meeting of Stockholders, Level 3's amended and restated by-laws require that such stockholder notify Level 3 in writing on or before March 20, 2012, but no earlier than February 19, 2012, for the proposal to be included in Level 3's proxy material relating to such meeting. Proposals received after March 20, 2012 will not be voted on at Level 3's 2012 Annual Meeting of Stockholders. In addition, such proposal must also include a brief description of the business to be brought before Level 3's 2012 Annual Meeting of Stockholders, the stockholder's name and record address, the number of shares of Level 3 common stock that are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal, and a representation that the stockholder intends to appear in person or by proxy at Level 3's 2012 Annual Meeting of Stockholders. If such stockholder wishes to nominate one or more persons for election as a director of Level 3, such stockholder's notice must comply with additional provisions as set forth in Level 3's amended and restated by-laws, including certain information with respect to the persons nominated for election as directors and any information relating to such stockholder that would be required to be disclosed in a proxy statement filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, Colorado 80021.

Global Crossing

        Global Crossing will hold its 2011 annual meeting of shareholders on June 14, 2011. All proposals of shareholders who wished to bring business before the Global Crossing 2011 annual general meeting of shareholders must have been received by Global Crossing at its principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not later than December 31, 2010, for inclusion in the Global Crossing proxy statement and form of proxy relating to such annual meeting.

        It is not expected that Global Crossing will hold an annual meeting of shareholders for 2012 unless the amalgamation is not completed. All proposals of shareholders who wish to bring business before the Global Crossing 2012 Annual General Meeting of Shareholders, should one be held, must be received by Global Crossing at its principal executive offices at Wessex House, 1st Floor, 45 Reid Street, Hamilton HM12 Bermuda, not later than December 31, 2011, for inclusion in the Global Crossing proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, Global Crossing will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

        Under the Bermuda Companies Act, any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders' meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give Global Crossing notice of the resolution at the Global Crossing registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in Global Crossing's bye-laws relating to shareholder proposals.

 HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified in the preceding paragraph. Each of Global Crossing and Level 3 will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Level 3 Communications, Inc., Attention: Investor Relations, 1025 Eldorado Blvd., Broomfield, Colorado 80021, (720) 888-1000 or to Global Crossing Limited, Attention: Investor Relations, Wessex House, 1st Floor, 45 Reid Street, Hamilton HM12, Bermuda, (441) 296-8600.

OTHER MATTERS

Other Matters Presented at the Special Meetings

        As of the date of this joint proxy statement/prospectus, neither Level 3's board of directors nor Global Crossing's board of directors knows of any other matters that may be presented for consideration at either the Level 3 special meeting or the Global Crossing special meeting. If any other business does properly come before either the Level 3 special meeting or the Global Crossing special meeting or any adjournment or postponement thereof, the persons named as proxies on the enclosed proxy cards of Global Crossing and Level 3 will vote as they deem in the best interests of Global Crossing and Level 3, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

        Global Crossing and Level 3 each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Global Crossing and Level 3, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult Global Crossing's or Level 3's website for more information about Global Crossing or Level 3, respectively. Global Crossing's website is www.globalcrossing.com. Level 3's website is www.level3.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Level 3 has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Level 3 common stock to be issued to Global Crossing shareholders pursuant to the amalgamation. The registration statement, including the attached exhibits, contains additional relevant information about Level 3 and Level 3 common stock. The rules and regulations of the SEC allow Global Crossing and Level 3 to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Global Crossing and Level 3 to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Level 3 has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Level 3, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed February 25, 2011.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed May 6, 2011.

  •
  Definitive Proxy Statement on Schedule 14A filed April 4, 2011.

  •
  Current Reports on Form 8-K, filed January 12, 2011, January 19, 2011, January 21, 2011, January 24, 2011, January 31, 2011, February 23, 2011, March 7, 2011, April 11, 2011, and April 14, 2011.

  •
  The description of Level 3's common stock contained in Level 3's Registration Statements on Form 8-A/A (SEC File No. 000-15658) filed on April 1, 1998, including any amendments or reports filed for the purpose of updating such description.

  •
  The description of the preferred share purchase rights contained in Level 3's Registration Statement on Form 8-A12B (SEC File No. 001-35134) filed on April 11, 2011.

        In addition, Level 3 incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Level 3 special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Level 3 will provide you with copies of these documents, without charge, upon written or oral request to:

  Level 3 Communications, Inc.
  1025 Eldorado Blvd.
  Broomfield, Colorado 80021
  (720) 888-1000
  Attn: Investor Relations

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Global Crossing has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Global Crossing, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed February 23, 2011, as amended, by Form 10-K/A filed on February 28, 2011.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed May 6, 2011.

  •
  Definitive Proxy Statement on Schedule 14A filed April 29, 2011.

  •
  Current Reports on Form 8-K, filed January 27, 2011, February 25, 2011, March 11, 2011, April 11, 2011, and April 14, 2011.

        In addition, Global Crossing incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Global Crossing special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Global Crossing will provide you with copies of these documents, without charge, upon written or oral request to:

  Global Crossing Limited
  Wessex House
  45 Reid Street
  Hamilton, HM 12 Bermuda
  (441) 296-8600
  Attn: Investor Relations

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                        , 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Level 3 stockholders or Global Crossing shareholders nor the issuance by Level 3 of shares of common stock pursuant to the amalgamation will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of Global Crossing and Level 3 made to the other in the amalgamation agreement. Representations and warranties made by Global Crossing, Level 3 and other applicable parties are also set forth in contracts and other documents (including the amalgamation agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Global Crossing, Level 3 or their businesses. Accordingly, the representations and warranties and other provisions of the amalgamation agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

AGREEMENT AND PLAN OF AMALGAMATION

among

LEVEL 3 COMMUNICATIONS, INC.,

APOLLO AMALGAMATION SUB, LTD.

and

GLOBAL CROSSING LIMITED

Dated as of April 10, 2011

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF AMALGAMATION

        AGREEMENT AND PLAN OF AMALGAMATION, dated as of April 10, 2011 (this "Agreement"), among LEVEL 3 COMMUNICATIONS, INC, a Delaware corporation ("Parent"), APOLLO AMALGAMATION SUB, LTD., a Bermuda exempted limited liability company and a direct Wholly Owned Subsidiary of Parent ("Amalgamation Sub"), and GLOBAL CROSSING LIMITED, a Bermuda exempted limited liability company (the "Company").

W I T N E S S E T H:

        WHEREAS, it is proposed that Amalgamation Sub and the Company will amalgamate under the laws of Bermuda (the "Amalgamation") and continue as a Bermuda exempted limited liability company, upon the terms and subject to the conditions of this Agreement and the amalgamation agreement attached hereto as Exhibit A (the "Amalgamation Agreement") and in accordance with the Companies Act 1981 of Bermuda, as amended (the "Companies Act");

        WHEREAS, the respective Boards of Directors of Parent, Amalgamation Sub and the Company have each adopted this Agreement and the Amalgamation Agreement, authorized and approved the Amalgamation, upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement, pursuant to which each common share, par value $0.01 per share, of the Company ("Company Common Share") and each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares owned or held by Parent or the Company or their respective Subsidiaries and other than Dissenting Shares, will be exchanged into shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock"), and deem it fair to, advisable to and in the best interests of their respective company to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby;

        WHEREAS, as a condition to Parent entering into this Agreement and the Amalgamation Agreement and incurring the obligations set forth herein and therein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with a certain shareholder (the "Shareholder") of the Company (the "Voting Agreement") pursuant to which, among other things, the Shareholder has agreed, subject to the terms thereof, to vote all Company Common Shares and shares of Convertible Preferred Stock it owns in accordance with the terms of the Voting Agreement;

        WHEREAS, for U.S. federal income tax purposes, Parent, Amalgamation Sub and the Company intend that the Amalgamation shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations"), and, by approving resolutions authorizing this Agreement and the Amalgamation Agreement, to adopt this Agreement and the Amalgamation Agreement as a "plan of reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations; and

        WHEREAS, Parent, Amalgamation Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE AMALGAMATION

        Section 1.1.    The Amalgamation; Company Name.     Upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement, at the Effective Time, Amalgamation Sub and the Company shall amalgamate pursuant to the Companies Act, and Amalgamation Sub and the Company shall continue as a Bermuda exempted limited liability company (the "Amalgamated

Company") as a result of the Amalgamation. The name of the Amalgamated Company shall be "Level 3 GC Limited".

        Section 1.2.    Closing.     Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Amalgamation (the "Closing") will take place on the date that is the later of (i) the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII and (ii) the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than three Business Days' prior written notice to the Company, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

        Section 1.3.    Effective Time.     Subject to the provisions of this Agreement and the Amalgamation Agreement, as soon as practicable following the Closing and on the Closing Date, the parties shall cause the Amalgamation to be registered by filing the Memorandum of Association and all other documents required by the Companies Act (the "Amalgamation Application") with the Registrar of Companies of Bermuda (the "Registrar") in accordance with Section 108 of the Companies Act as evidenced by the certificate of amalgamation. The Amalgamation shall become effective on the date shown on the certificate of amalgamation, which shall be the Closing Date. The effective time of the Amalgamation will be the time shown on the certificate of amalgamation (the "Effective Time").

        Section 1.4.    Effects of the Amalgamation.     At the Effective Time, the effect of the Amalgamation shall be as provided for in Section 109 of the Companies Act. Under Section 109 of the Companies Act, from and after the Effective Time: (i) the Amalgamation of the Company and Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of the Company and Amalgamation Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations and liabilities of each of the Company and Amalgamation Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against the Company or Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Amalgamation Sub may be enforced by or against the Amalgamated Company.

        Section 1.5.    Memorandum of Association.     The memorandum of association of the Amalgamated Company shall be as set forth in the Amalgamation Agreement (the "Memorandum of Association").

        Section 1.6.    Bye-laws.     The bye-laws of the Amalgamated Company shall be as set forth in the Amalgamation Agreement (the "Bye-laws").

        Section 1.7.    Directors; Officers.     From and after the Effective Time, the directors of the Amalgamated Company shall be the directors as set forth in the Amalgamation Agreement and the officers of the Company immediately prior to the Effective Time shall be the officers of the Amalgamated Company, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable law and the Bye-laws.

        Section 1.8.    Effect on Share Capital.     Pursuant to the terms of this Agreement and the Amalgamation Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof:

          (a)   Each Company Common Share issued and outstanding immediately prior to the Effective Time other than any Dissenting Shares or shares owned by Parent or the Company or their respective Subsidiaries, shall be exchanged for sixteen (16) (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares, including the associated rights under the Rights Agreement (the "Amalgamation Consideration").

          (b)   Each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time other than any Dissenting Shares or shares owned by Parent or the Company or their respective Subsidiaries, shall be exchanged for fully paid and nonassessable shares of Parent Common Stock at the Exchange Ratio, subject to Section 2.5 with respect to fractional shares, including the associated rights under the Rights Agreement, plus an amount equal to the aggregate accrued and unpaid dividends payable thereon as set forth on Schedule 1.8(b).

          (c)   All Company Common Shares and shares of Convertible Preferred Stock (other than shares referred to in Section 1.8(f)) shall cease to be issued and outstanding and shall be canceled and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such Company Common Share or share of Convertible Preferred Stock ("Certificates") or holder of Company Common Shares or shares of Convertible Preferred Stock evidenced by way of entry in the register of shareholders of the Company immediately prior to the Effective Time ("Uncertificated Company Stock") shall thereafter cease to have any rights with respect to such Company Common Shares or shares of Convertible Preferred Stock, except the right to receive the Amalgamation Consideration in accordance with Article II and any dividends or other distributions to which holders of Certificates or Uncertificated Company Stock become entitled pursuant to Section 2.3.

          (d)   Each share of common stock, par value $1.00 per share, of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 of the Amalgamated Company.

          (e)   Each Company Common Share and each share of Convertible Preferred Stock owned directly by Parent, its Subsidiaries or the Company at the Effective Time shall, by virtue of the Amalgamation, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor. Any Company Common Shares and shares of Convertible Preferred Stock held by a Wholly Owned Subsidiary of the Company shall be cancelled and exchanged for such number of shares of the Amalgamated Company that bears the same ratio to the aggregate number of issued and outstanding shares of the Amalgamated Company as the number of Company Common Shares and shares of Convertible Preferred Stock (on an as converted basis) held by such Company Subsidiary bore to the aggregate number of issued and outstanding Company Common Shares immediately prior to the Effective Time.

          (f)    Notwithstanding anything in this Agreement to the contrary, Company Common Shares or shares of Convertible Preferred Stock held by a dissenting shareholder ("Dissenting Shares") for the purposes of Section 106 of the Companies Act (a "Dissenting Shareholder") shall not be exchanged for the Amalgamation Consideration, but, instead, shall be cancelled and converted into a right to receive payment of fair value pursuant to and subject to Section 106 of the Companies Act; provided that if a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives or loses such right, such Dissenting Shareholder's right to receive payment of fair value shall be exchanged as of the Effective Time into a right to receive the Amalgamation Consideration as provided in Section 1.8(a). The Company shall give Parent: (i) prompt notice of the existence of any Dissenting Shareholder, including any application to the Supreme Court of Bermuda pursuant to Section 106 of the Companies Act, attempted withdrawals or withdrawals of applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and any other instruments served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder's rights to be paid the fair value of such Dissenting Shareholder's Dissenting Shares, as provided in Section 106 of the Companies Act; and (ii) the opportunity and right to participate in any and all substantive negotiations and proceedings with respect to demands for appraisal under the Companies Act. Except as required by the

  Companies Act or other applicable law, the Company shall not (i) make any payments with respect to any demand by the holder(s) of Dissenting Shares for appraisal of their Dissenting Shares, (ii) offer to settle or settle any such demands, or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the Companies Act.

          (g)   If prior to the Effective Time, Parent or the Company, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify the Parent Common Stock, Company Common Shares or shares of Convertible Preferred Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, Company Common Shares or shares of Convertible Preferred Stock, as applicable, or otherwise change the Parent Common Stock, Company Common Shares or shares of Convertible Preferred Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock, Company Common Shares or shares of Convertible Preferred Stock, respectively, then any number or amount contained herein which is based upon the price of Company Common Shares, shares of Convertible Preferred Stock or Parent Common Stock or the number of Company Common Shares, shares of Convertible Preferred Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

        Section 1.9.    Treatment of Options and Restricted Stock Units.

        (a)    Company Options.     Each option to purchase Company Common Shares issued by the Company (each, a "Company Option" and collectively, the "Company Options") outstanding and unexercised immediately prior to the Effective Time under any Company Benefit Plan or otherwise, whether or not then exercisable and whether or not vested, shall be automatically exchanged, by virtue of the Amalgamation and without any action on the part of the holder thereof, for an option to purchase shares of Parent Common Stock (each such option, a "Rollover Option"). Each Rollover Option will be subject to, and shall vest and remain exercisable in accordance with, the same terms and conditions as the Company Option that it replaces, except that the exercise price shall be divided by the Exchange Ratio and the number of shares of Parent Common Stock issuable upon exercise shall be equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio; provided, that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and the exercise price of each Rollover Option shall be rounded up to the nearest whole cent.

        (b)    Restricted Stock Unit.     Each restricted stock unit and performance-based restricted stock unit covering Company Common Shares (each a "Company RSU") outstanding immediately prior to the Effective Time under any Company Benefit Plan or otherwise, whether or not then vested, shall vest as of immediately prior to the Effective Time, except that the performance-based Company RSUs shall vest only to the extent provided in the applicable award agreements, and such vested Company RSUs shall settle in accordance with the terms of the applicable award agreements; provided that upon settlement, by virtue of the Amalgamation and without any action on the part of the holders thereof, each holder of a Company RSU shall receive, in lieu of Company Common Shares, a number of shares of Parent Common Stock equal to the number of Company Common Shares otherwise issuable upon settlement of such Company RSUs multiplied by the Exchange Ratio; provided further, that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. For the avoidance of doubt, any performance-based Company RSUs that do not vest immediately prior to the Effective Time shall be canceled as of immediately prior to the Effective Time for no consideration as provided in the applicable award agreements.

        (c)    Company Actions.     Prior to the Effective Time, the Company will adopt such resolutions and take such other actions as are necessary in order to effectuate the actions contemplated by this Section 1.9, without paying any consideration or incurring any debts or obligations on behalf of Parent, the Company or the Amalgamated Company, provided, that such resolutions and actions shall expressly be conditioned upon the consummation of the Amalgamation and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

        (d)    Form S-8.     Not later than the date on which the Effective Time occurs, Parent shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Parent Common Stock contemplated by the Rollover Options subsequent to the Effective Time.

        Section 1.10.    Reorganization.     This Agreement is intended to constitute a "plan of reorganization" with respect to the Amalgamation for U.S. federal income tax purposes pursuant to which, for such purposes, the Amalgamation is to be treated as a "reorganization" under Section 368(a) of the Code (to which each of Parent, Amalgamation Sub and the Company are to be parties under Section 368(b) of the Code).

ARTICLE II.

EXCHANGE OF CERTIFICATES

        Section 2.1.    Exchange Fund.     At or prior to the Effective Time, Parent shall deposit with Wells Fargo Bank, N.A. or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of Company Common Shares or shares of Convertible Preferred Stock, for exchange in accordance with Section 1.8, book-entry shares representing the Parent Common Stock to be exchanged for outstanding Company Common Shares and shares of Convertible Preferred Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3. Any shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

        Section 2.2.    Exchange Procedures.

        (a)   As promptly as practicable after the Effective Time, the Exchange Agent will send to each holder of a Certificate or holder of shares of Uncertificated Company Stock other than Dissenting Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Uncertificated Company Stock in exchange for the Amalgamation Consideration. As soon as reasonably practicable after the Effective Time, upon surrender of title to Company Common Shares and shares of Convertible Preferred Stock previously held by a shareholder in accordance with this Section 2.2, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or Uncertificated Company Stock shall be entitled to receive in exchange therefor the number of full shares of Parent Common Stock (which shall be in uncertificated book-entry form) into which the aggregate number of Company Common Shares or shares of Convertible Preferred Stock previously represented by such Certificate shall have been exchanged pursuant to this Agreement, and cash in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any. The Exchange Agent shall accept such Certificates or Uncertificated Company Stock upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

        (b)   No interest will be paid or will accrue on any cash payable pursuant to Section 2.3.

        (c)   In the event of a transfer of ownership of a Certificate representing Company Common Shares or shares of Convertible Preferred Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and a check in the proper amount of cash with respect to any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Shares or shares of Convertible Preferred Stock to such a transferee only if the Certificate representing such Company Common Shares or shares of Convertible Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

        Section 2.3.    Distributions with Respect to Unexchanged Shares.     All shares of Parent Common Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any unexchanged Certificate until the holder of such Certificate shall exchange such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following exchange of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such exchange, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such exchange and a payment date subsequent to such exchange payable with respect to such shares of Parent Common Stock which such shareholder is entitled to receive hereunder.

        Section 2.4.    No Further Ownership Rights in Company Common Shares or Convertible Preferred Stock.     All shares of Parent Common Stock issued upon conversion of Company Common Shares or shares of Convertible Preferred Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Common Shares and shares of Convertible Preferred Stock, respectively.

        Section 2.5.    No Fractional Shares of Parent Common Stock.     No book-entry shares representing less than one share of Parent Common Stock shall be issued upon the exchange of Certificates representing Company Common Shares or shares of Convertible Preferred Stock pursuant to Section 1.8 hereof. Any fractional shares that would otherwise be issuable pursuant to Section 1.8 hereof shall be rounded up to the nearest whole number.

        Section 2.6.    Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares or shares of Convertible Preferred Stock for twelve (12) months after the Effective Time shall be delivered to the Amalgamated Company or otherwise on the instruction of the Amalgamated Company, and any holders of Company Common Shares or shares of Convertible Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Amalgamated Company and Parent (subject to abandoned property, escheat or other similar laws) for the Amalgamation Consideration to which such holders are entitled pursuant to Section 1.8 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of Company Common Shares or shares of Convertible Preferred Stock five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by law, become the property of the Amalgamated Company free and clear of any claims or interest of any Person previously entitled thereto.

        Section 2.7.    No Liability.     None of Parent, Amalgamation Sub, the Company, the Amalgamated Company or the Exchange Agent shall be liable to any Person in respect of any Amalgamation Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 2.8.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, the posting by such Person of a bond in such reasonable amount as the Amalgamated Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Amalgamation Consideration with respect to the Company Common Shares or shares of Convertible Preferred Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

        Section 2.9.    Withholding Rights.     Each of the Amalgamated Company, Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, shares of Convertible Preferred Stock, Company Options, or Company RSUs, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so withheld by the Amalgamated Company, Parent or the Exchange Agent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares or shares of Convertible Preferred Stock in respect of which such deduction and withholding was made by the Amalgamated Company, Parent or the Exchange Agent, as the case may be. Parent has no current intention to withhold, or to cause the Amalgamated Company or the Exchange Agent to withhold, any amounts pursuant to this Section 2.9 and shall promptly, but in any event at least ten (10) Business Days prior to the Amalgamation, notify the Company in the event that Parent determines that it, the Amalgamated Company or the Exchange Agent is required to make any such withholdings.

        Section 2.10.    Further Assurances.     At and after the Effective Time, the officers and directors of the Amalgamated Company will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances and to take and do any other actions and things in each case to vest, perfect or confirm of record or otherwise in the Amalgamated Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Amalgamated Company as a result of, or in connection with, the Amalgamation.

        Section 2.11.    Stock Transfer Books.     At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares or shares of Convertible Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Uncertificated Company Stock shall cease to have any rights with respect to such Company Common Shares or shares of Convertible Preferred Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Amalgamation Consideration with respect to the Company Common Shares or shares of Convertible Preferred Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as otherwise expressly disclosed in the Company SEC Reports filed or furnished prior to the date hereof (other than (i) any information that is contained solely in the "Risk Factors" section of such Company SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Reports) or as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Amalgamation Sub as follows:

        Section 3.1.    Corporate Organization.     Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing or similar concept under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the Company Organizational Documents and the organizational documents of each material Subsidiary of the Company, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

        Section 3.2.    Qualification to Do Business.     Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.3.    No Conflict or Violation.     The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement and the Amalgamation Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) subject to the receipt of any consents set forth in Section 3.4, violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth on Schedule 3.4, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Licenses and Permits or (iv) except as set forth on Schedule 3.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Debt Tender Offer would not violate or conflict with any material contract of the Company or its Subsidiaries or of the GCUK Issuers or their Subsidiaries.

        Section 3.4.    Consents and Approvals.     No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement or the Amalgamation Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder or thereunder, except for: (i) the filing of the Memorandum of Association and the Amalgamation Application with the Registrar and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any Subsidiary is qualified to do business; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust

Improvement Act of 1976, as amended (the "HSR Act") and other filings under applicable antitrust, competition or similar laws of other jurisdictions; (iii) the filing of applications jointly by the parties with the FCC, U.S. state public utility commissions and relevant telecommunications regulatory authorities in other jurisdictions for approval of the transfer of control of the Company, and receipt of such approvals; (iv) a joint filing with and clearance by the Committee on Foreign Investment in the United States ("CFIUS") pursuant to the Section 721 of the Defense Production Act of 1950, as amended (the "Defense Production Act"); (v) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (vi) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; and (vii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have, a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement.

        Section 3.5.    Authorization and Validity of Agreement.     The Company has the requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and the Amalgamation Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Amalgamation Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and the Amalgamation Agreement will be, duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Amalgamation Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

        Section 3.6.    Capitalization and Related Matters.

        (a)   As of the date hereof, the authorized capital stock of the Company consists of 110,000,000 Company Common Shares and 45,000,000 shares of Convertible Preferred Stock. As of April 7, 2011:

            (i)  61,064,896 Company Common Shares and 18,000,000 shares of Convertible Preferred Stock are issued and outstanding;

           (ii)  8,539,957 Company Common Shares (the "Company Share Reserve") are reserved for issuance and issuable upon or otherwise deliverable under the 2003 Global Crossing Limited Stock Incentive Plan. The Global Crossing Share Reserve represents 870,096 Company Common Shares issuable upon the exercise of outstanding Company Options, 7,045,853 Company Common Shares issuable upon the settlement of outstanding Company RSUs assuming maximum payout and 624,008 Company Common Shares remaining available for issuance or delivery under the 2003 Global Crossing Limited Stock Incentive Plan after the exercise of all such Company Options and settlement of all such Company RSUs assuming maximum payout. Schedule 3.6(a)(ii) sets forth the exercise prices for the Company Options and the vesting schedule for each outstanding Company Option and Company RSU; and

          (iii)  18,000,000 Company Common Shares are reserved for issuance and issuable upon conversion of the Company's 2% Cumulative Preferred Shares, par value $0.10 per share, (the "Convertible Preferred Stock").

        (b)   The issued and outstanding Company Common Shares and shares of Convertible Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities laws and any non-U.S. securities laws. With respect to the Company Options, (i) the per share exercise price of each Company Option was not less than the fair market value of a Company Common Share on the applicable date of grant, as determined in accordance with the terms of the applicable Company Benefit Plan and, to the extent applicable, sections 409A and 422 of the Code, (ii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements and no change is expected in respect of any prior financial statement relating to expenses for stock compensation and (iii) to the Knowledge of the Company, there is no pending audit, investigation or inquiry by any governmental agency or by the Company with respect to the Company's stock option granting practices or other equity compensation practices. Except as set forth above in Section 3.6(a), no shares of capital stock of the Company are issued and outstanding and the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, including Company Options, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and, except as set forth on Schedule 3.6(b), the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in Section 3.6(a), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth above in Section 3.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, "phantom" stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries), that are convertible into or exercisable for a Company Common Share on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Company Common Shares. All Company Options and Company RSUs are evidenced by award agreements in the forms previously made available to Parent.

        (c)   The Company has no rights plan, "poison-pill" or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Shares, the Convertible Preferred Stock, the Amalgamation or the other transactions contemplated by this Agreement and the Amalgamation Agreement.

        (d)   All of the outstanding shares of capital stock, or membership interests or other ownership interests of, each Subsidiary of the Company, as applicable, are validly issued, fully paid and nonassessable and, except as set forth on Schedule 3.6(d), are owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of the Company do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither the Company or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

        Section 3.7.    Subsidiaries and Equity Investments.     Except as set forth on Schedule 3.7, the Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents. The Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, in any material amounts, any cash equivalents consisting of auction-rate securities. No Subsidiary of the Company owns any shares of capital stock of the Company. There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, "phantom" stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries) that are convertible into or exercisable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

        Section 3.8.    Company SEC Reports.

        (a)   The Company and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2009 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

        Section 3.9.    Absence of Certain Changes or Events.

        (a)   Since December 31, 2010 through the date hereof, there has not been:

            (i)  any Company Material Adverse Effect;

           (ii)  any material loss, damage, destruction or other casualty to the assets or properties of either of the Company or any of its Subsidiaries (other than any for which insurance awards have been received or guaranteed);

          (iii)  except as set forth on Schedule 3.9(a), any change in any method of accounting or accounting practice of either of the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

          (iv)  any loss of the employment, services or benefits of the chief executive officer of the Company and members of the Company's senior management who report directly to such chief executive officer.

        (b)   Except as set forth on Schedule 3.9(b), since December 31, 2010 through the date hereof, each of the Company and each of its Subsidiaries has operated in the ordinary course of business and consistent with past practice and has not:

            (i)  lent money to any Person (other than to the Company or any of its Wholly Owned Subsidiaries) or incurred or guaranteed any Indebtedness for borrowed money in excess of $1,000,000 in the aggregate or entered into any capital lease obligation, other than among the Company or any of its Wholly Owned Subsidiaries;

           (ii)  failed to discharge or satisfy any material Lien or pay or satisfy any obligation or liability or accounts payable (whether absolute, accrued, contingent or otherwise) in excess of $2,000,000, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

          (iii)  mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights;

          (iv)  sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights in excess of $2,000,000;

           (v)  either (A) granted an increase in the compensation or benefits of any current or former director or executive officer of the Company or its Subsidiaries or (B) other than increases in accordance with past practice not exceeding 5% of the Key Employee's annual base compensation then in effect, granted a material increase in the compensation or benefits of any employee of the Company or its Subsidiaries in the band of Level 7 or above who is not an executive officer (collectively, all employees in the band of Level 7 or above, including executive officers, "Key Employees");

          (vi)  entered into, adopted, amended or otherwise increased the benefits under any (A) employment, change of control, retention or severance agreement or arrangement with respect to any Key Employee or (B) Company Benefit Plan other than, in each case, in accordance with past practice;

         (vii)  in the case of the Company and any Subsidiary that is not a Wholly Owned Subsidiary, declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so;

        (viii)  entered into any agreement or made any commitment to do any of the foregoing; or

          (ix)  been notified in writing of any change, cancellation or modification to any Customer Contract or Vendor Contract that would materially and adversely affect the Company's relationship with the applicable Customer or Vendor.

        Section 3.10.    Tax Matters.     Except as set forth on Schedule 3.10 or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

          (a)   (i) the Company and each of its Subsidiaries have filed when due all Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries; (ii) all such Tax Returns were true, correct and complete in all respects as of the time of such filing; (iii) all Taxes owed by the Company and each of its Subsidiaries, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) as of the date of the latest financial statements of the Company, any liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

          (b)   there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

          (c)   since January 1, 2005, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

          (d)   (i) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (other than any customary commercial contract not primarily related to Taxes) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

          (e)   neither the Company nor any of its Subsidiaries that is domiciled or incorporated in Bermuda has received any written notice from the IRS or from the United Kingdom Inland Revenue to the effect that the Company or any such Subsidiary is or may be subject to U.S. federal income tax or U.K. income tax as a result of being engaged in a trade or business in the United States or in the United Kingdom, as applicable, and, to the best Knowledge and belief of the Company, neither the Company nor any of its Subsidiaries that is domiciled or incorporated in Bermuda has a permanent establishment in the United States or the United Kingdom;

          (f)    the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (g)   within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

          (h)   there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

          (i)    neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by contract, or otherwise;

          (j)    the Company and its Subsidiaries have not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company and its Subsidiaries; and

          (k)   neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Amalgamation from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in this Section 3.10, Section 3.18 and Section 3.22(e) are the sole representations and warranties of the Company as to Tax matters.

        Section 3.11.    Absence of Undisclosed Liabilities.

        (a)   Except as set forth on Schedule 3.11(a), there are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of the Company as of December 31, 2010 included in the Company SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, (C) liabilities or obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, (D) liabilities or obligations incurred pursuant to contracts entered into after the date hereof not in violation of this Agreement, or (E) liabilities or obligations incurred as contemplated or permitted by, or pursuant to, this Agreement or incurred with the consent of Parent.

        (b)   Except as shown on Schedule 3.11(b), neither of the Company or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any Person (other than Wholly Owned Subsidiaries of the Company), except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

        Section 3.12.    Company Property.

        (a)   Schedule 3.12(a) contains a true and complete list of all material real property (other than repeater or amplifier sites) owned by the Company and its Subsidiaries (the "Company Owned Real Property") as of the date hereof. The Company and its Subsidiaries have good and valid title to all of the Company Owned Real Property free and clear of Liens other than Permitted Liens.

        (b)   Schedule 3.12(b)(i) sets forth a list of all leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which either of the Company or its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve payments by the Company or its Subsidiaries in excess of $500,000 per year (each, a "Company Lease" and collectively, the "Company Leases"; the property covered by Company Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the "Company Leased Real Property"; the Company Leased Real Property, together with the Company Owned Real Property, collectively being the "Company Property"). Except as set forth on Schedule 3.12(b)(ii), the transactions contemplated by this Agreement and the Amalgamation Agreement do not require the consent or approval of the other party to the Company Leases, except for such consents or approvals, which, if not obtained, would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (c)   Since December 31, 2010, no Company Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries except as set forth on Schedule 3.12(c) and no party to any Company Lease has given either of the Company or its Subsidiaries written notice of or, to the Knowledge of the Company, made a claim with respect to any breach or default, except for such defaults or breaches that, individually or in the aggregate, would not have a Company Material Adverse Effect.

        (d)   Except as set forth on Schedule 3.12(d), and other than with respect to IRUs, co-location, cross-connection, interconnection, entrance facilities or other rights incidental to the provision of services established in the ordinary course of business, none of the material Company Owned Real

Property is subject to any option or other agreement granting to any Person or entity any right to obtain title to all or any portion of such property.

        Section 3.13.    Intellectual Property.

        (a)   Except as set forth on Schedule 3.13(a) or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Company Intellectual Property; (ii) to the Knowledge of the Company, no third party is infringing any Company Owned Intellectual Property; (iii) to the Knowledge of the Company, the Company and its Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (a) alleging any such violation, misappropriation or infringement of a third party's Intellectual Property rights; or (b) challenging the Company's or its Subsidiaries' ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

        (b)   Schedule 3.13(b)(i) sets forth a true and complete list of all material issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Company Owned Intellectual Property ("Company Registered Intellectual Property") and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each. All Company Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

        (c)   The Company and its Subsidiaries have in place commercially reasonable measures to protect and preserve the confidentiality of their material trade secrets and other material confidential information.

        (d)   Neither the Company nor any of its Subsidiaries is party to any agreement that obligates or otherwise would result in the licensing or sublicensing of (or an obligation to license or sublicense) any issued Patent owned by Parent or any of its Subsidiaries to a third party as a result of the Amalgamation.

        Section 3.14.    Licenses and Permits.

        (a)   Except as set forth on Schedule 3.14(a), the Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity as of the date hereof (the "Company Licenses and Permits"). The Company has taken all necessary action to maintain such Company Licenses and Permits. Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Company License and Permit invalid in any respect, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, and none of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respects any of the terms or conditions under which any Company License and Permit was granted.

        (b)   The operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the "Communications Act"), applicable U.S. state or non-U.S. law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither the Company nor its Subsidiaries have done anything or failed to do anything which reasonably could be expected to cause the loss of any of the material Company Licenses and Permits.

        (c)   Other than those listed on Schedule 3.14(c), no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the material Company Licenses and Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Entity. No notices have been received by and, no claims have been filed against, the Company or its Subsidiaries alleging a failure to hold any material requisite permits, regulatory approvals, licenses or other authorizations.

        Section 3.15.    Compliance with Law.

        (a)   Except as set forth on Schedule 3.15, the operations of the business of the Company and its Subsidiaries have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Except as set forth on Schedule 3.15, since January 1, 2009, none of the Company or its Subsidiaries has received notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations. This Section does not relate to Tax matters, intellectual property matters, employee benefits matters, labor matters, or environmental matters, which are separately addressed in Section 3.10, Section 3.13, Section 3.18, Section 3.22, and Section 3.23, respectively.

        (b)   The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

        (c)   The management of the Company has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has delivered to Parent's general counsel prior to the date hereof a written summary of any such disclosure in clause (ii) of the immediately preceding sentence made by management to the Company's auditors and audit committee since January 1, 2006, other than any such disclosures included in the Company SEC Reports.

        Section 3.16.    Litigation.     Except as set forth on Schedule 3.16 or as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement and the Amalgamation Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either of the Company or its Subsidiaries, except as set forth on Schedule 3.16.

        Section 3.17.    Contracts.

        (a)   Schedule 3.17(a) sets forth a complete and correct list of all Contracts (other than those set forth in Section 3.17(c)(iii)) as of the date hereof that have not been filed or incorporated by reference in the Company SEC Reports.

        (b)   Except as set forth on Schedule 3.17(b), each Contract is valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, and in full force and effect subject to the rights of creditors generally and the availability of equitable remedies, except to the extent the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.17(b), each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default except as would not have a Company Material Adverse Effect.

        (c)   A "Contract" means any written agreement, contract or commitment (provided, that in the case of Customer Contracts and Vendor Contracts, all such written agreements, contracts or commitments relating to such customer or vendor shall be deemed one Contract) to which either of the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

            (i)  a contract or agreement with one of the top 10 customers (each, a "Customer") by revenue derived by the Company and its Subsidiaries (taken together), for the year ended December 31, 2010, with respect to each of North America, Latin America and Europe, respectively, pursuant to which the Company or any of its Subsidiaries has sold goods and/or services (the "Customer Contracts");

           (ii)  a contract or agreement with one of the top 10 vendors (each, a "Vendor") that provide the Company or any of its Subsidiaries with telecommunications access services by dollar amount paid to such vendors by the Company and its Subsidiaries (taken together), for the year ended December 31, 2010, for each of North America, Latin America and Europe (the "Vendor Contracts");

          (iii)  a peering agreement of the Company and its Subsidiaries;

          (iv)  a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice) in an amount in excess of $20,000,000;

           (v)  a contract or agreement creating a capital lease obligation in excess of $1,000,000;

          (vi)  a joint venture, partnership or limited liability company agreement with third parties;

         (vii)  a non-competition agreement or any other agreement or obligation (other than customary agency, sales representative and distribution agreements entered into in the ordinary course) which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (ii) the ability of either of the Company or its Subsidiaries to provide any type of service presently conducted by the Company or its Subsidiaries in each case, other than Contracts that expire or are terminable or cancellable without penalty within one year following the Closing Date;

        (viii)  a Customer Contract that contains any exclusivity clause, most-favored-nations clause, benchmarking clause or marked-to-market pricing provision;

          (ix)  an agreement limiting or restricting the ability of either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

           (x)  an agreement requiring capital expenditures in excess of $1,000,000;

          (xi)  a pending agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person in each case that would be material to the Company; or

         (xii)  an agreement pursuant to which the Company or its Subsidiaries uses or has the right to use material network infrastructure, including fiber, conduit, space, power and other associated property necessary to operate a fiber optic network requiring payments by the Company in excess of $5,000,000.

        Section 3.18.    Employee Plans.

        (a)   Schedule 3.18(a) contains a correct and complete list of each U.S. Company Benefit Plan.

        (b)   The Company has provided or made available to Parent or its counsel with respect to each and every U.S. Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, together with all schedules thereto, for the most recent plan year.

        (c)   With respect to each Company Benefit Plan and each "employee benefit pension plan" within the meaning of Section 3(2) of ERISA sponsored, maintained or contributed to, or required to be contributed to by the Company or any current or former member of its "controlled group" (within the meaning of Section 414 of the Code or Section 4001 of ERISA) (each, an "ERISA Affiliate"), in each case that is a "single-employer plan" within the meaning of Section 3(41) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the IRS; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the "PBGC")) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its ERISA Affiliates, and all premiums to the PBGC have been timely paid in full; (iv) the PBGC has not instituted proceedings to terminate any such plan, and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (v) no such plan is currently, or is reasonably expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (vi) the fair market value of the assets and liabilities of such plan has been reported in accordance with GAAP by the Company on the most recent financial statements of the Company and (vii) neither the Company nor its Subsidiaries have engaged in a "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such event.

        (d)   No Company Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA, and none of the Company or any ERISA Affiliate has incurred any withdrawal liability which remains unsatisfied, and to the Knowledge of the Company, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

        (e)   Except as could not result in a material liability to the Company or its Subsidiaries, no event has occurred and no condition exists that would reasonably be expected to subject the Company (or any of its Subsidiaries) by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine or (ii) Lien (other than a Permitted Lien).

        (f)    With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified (taking into account all applicable matters for which the IRS will presently issue letters under the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Funding Equity Act of 2005 and the Pension Protection Act of 2006) and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (g)   Except as set forth on Schedule 3.18(g), there are no pending or, to the Knowledge of the Company, threatened material actions, claims or lawsuits against or relating to any Company Benefit Plan or against any fiduciary of any Company Benefit Plan with respect to the operation of such plan (other than routine benefits claims).

        (h)   Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, and all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on the Company's financial statements.

        (i)    Except as set forth on Schedule 3.18(i), none of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable law or at the expense of the participant or the participant's beneficiary. There has been no material violation of the "continuation coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

        (j)    Except as set forth on Schedule 3.18(j), neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

        (k)   Except as set forth on Schedule 3.18(k), neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

        (l)    Except as could not result in a material liability to the Company or its Subsidiaries, each "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) of the Company has been (i) operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable rules and regulations, (ii) brought into documentary compliance with Section 409A of the Code effective as of December 31, 2008, in accordance with the Final Treasury Regulations promulgated under Section 409A of the Code, and (iii) operated since January 1, 2009, in compliance with Section 457A of the Code and all applicable rules, regulations, and guidance thereunder.

        (m)  Except as set forth on Schedule 3.18(m) or as could not result in a material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 3.19.    Insurance.     Except as set forth on Schedule 3.19, all surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their material assets, properties and operations are in full force and effect. Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries is in default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance.

        Section 3.20.    Affiliate Transactions.     Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth on Schedule 3.20, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or with STT Crossing Ltd., on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 3.18(a).

        Section 3.21.    Vendors and Customers.

        (a)   Schedule 3.21(a) sets forth a list of the vendors that are parties to the Vendor Contracts. Since December 31, 2010, no such vendor has expressed in writing to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or modify, its relationship with the Company or any of its Subsidiaries.

        (b)   Schedule 3.21(b) sets forth a list of the customers that are party to the Customer Contracts. Since December 31, 2010, no customer under any such Customer Contract has expressed in writing to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or any of its Subsidiaries.

        Section 3.22.    Labor Matters.

        (a)   Except as set forth on Schedule 3.22(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract applicable to its employees or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries nor does the Company have Knowledge of any activities or proceedings of any labor union, works council, labor organization or employee association to organize any such employees.

        (b)   There are no strikes or lockouts pending with respect to any employees of the Company or any of its Subsidiaries, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, there is no unfair labor practice, labor dispute (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries, and there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries, except, in each case, as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

        (c)   Except as set forth on Schedule 3.22(c) or as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and its Subsidiaries are, and have been, in compliance in all respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers' compensation and terms and conditions of employment. Except as set forth on Schedule 3.22(c), there are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices. Except as set forth on Schedule 3.22(c), neither the Company nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

        (d)   Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligations with respect to any "mass layoff" or "plant closing" as defined by, and pursuant to, the Worker Adjustment and Retraining Notification Act or any similar U.S. state or local or non-U.S. "plant closing" law ("WARN") with respect to the current or former employees of the Company or its Subsidiaries.

        (e)   Except as set forth on Schedule 3.22(e) or as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, all independent contractors of the Company and its Subsidiaries (and any other independent contractor who previously rendered services for the Company or its Subsidiaries, at any time) have been, and currently are, properly classified and treated by the Company and its Subsidiaries, as applicable, as independent contractors and not as employees. Except as set forth on Schedule 3.22(e), all such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all U.S. federal, state, and local and non-U.S. Tax purposes. Except as set forth on Schedule 3.22(e), the Company and its Subsidiaries have fully and accurately reported their independent contractors' compensation on IRS Forms 1099 (or otherwise in accordance with applicable law) when required to do so, and the Company and its Subsidiaries do not have, nor have they ever had, any liability to provide benefits with respect to their independent contractors under the Company Benefit Plans or otherwise. At no time within the preceding two years has any independent contractor brought a claim against the Company or its

Subsidiaries challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Company Benefit Plan or otherwise.

        Section 3.23.    Environmental Matters.

        (a)   Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all applicable laws, regulations, common law and other requirements of Governmental Entities relating to pollution, to the protection of the environment or to natural resources ("Environmental Laws").

        (b)   To the Knowledge of the Company, the Company and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws. None of the Company or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law which would reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.23, none of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

        (c)   Since January 1, 2010, to the Knowledge of the Company, there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law ("Hazardous Material"), on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company or its Subsidiaries under any Environmental Laws.

        (d)   Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give rise to any liability for any damages or costs of remediation.

        Section 3.24.    No Brokers.     No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the Amalgamation Agreement or the transactions contemplated hereby or thereby other than Goldman, Sachs & Co. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co. pursuant to which Goldman, Sachs & Co. would be entitled to any payment relating to the transactions contemplated hereby.

        Section 3.25.    Network Operations.

        (a)   Except as set forth on Schedule 3.25(a), the network of the Company and its Subsidiaries, taken as a whole, is in good working condition and is without any material defects for purposes of operating the business of the Company and its Subsidiaries as operated by the Company and its Subsidiaries.

        (b)   The Company and its Subsidiaries have good and valid title to approximately 2,908 route-miles and approximately 172,240 fiber-miles of fiber in each of the metropolitan areas set forth on Schedule 3.25(b), and have indefeasible rights to use (or lease) approximately 1,372 route-miles and approximately 69,522 fiber-miles of fiber in each of the metropolitan areas set forth on Schedule 3.25(b).

        (c)   The Company and its Subsidiaries have good and valid title to approximately 59,362 route-miles and approximately 1,328,712 fiber-miles of fiber between the city pairs (and/or submarine IRUs) set forth on Schedule 3.25(c), and have indefeasible rights to use approximately 23,416 route-miles and approximately 461,872 fiber-miles of fiber between the city pairs (and/or submarine IRUs) set forth on Schedule 3.25(c) (which Schedule includes the names of the respective fiber vendors).

        (d)   The Company and its Subsidiaries have good and valid title to or otherwise have the right to use all items and equipment necessary to operate and maintain the network of the Company and its Subsidiaries and such items and equipment are in good operating condition and repair, free from all material defects, subject only to normal wear and tear.

        Section 3.26.    State Takeover Statutes.     No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Shares, the Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Voting Agreement.

        Section 3.27.    Opinion of Financial Advisor.     The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that, as of such date, and subject to the limitations, qualifications and assumptions set forth therein, the Amalgamation Consideration to be received by the holders of the Company Common Shares pursuant to the Amalgamation is fair from a financial point of view to the holders of such Company Common Shares. A written copy of such opinion has been made available to Parent.

        Section 3.28.    Board Approval.     The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that the Amalgamation Consideration and the Exchange Ratio constitute value that is greater than or equal to fair value for each Company Common Share and share of Convertible Preferred Stock in accordance with the Companies Act and this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation, are advisable and fair to, and in the best interests of, the Company, (ii) approved this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation, and (iii) resolved, subject to Section 7.4, to recommend that the holders of the Company Common Shares and shares of Convertible Preferred Stock approve and adopt this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation and directed that such matters be submitted for consideration by Company shareholders at the Company Stockholders Meeting. The Company hereby agrees to the inclusion in the joint proxy statement/prospectus relating to the matters to be submitted to the holders of Company Common Shares and shares of Convertible Preferred Stock at the Company shareholders meeting to approve and adopt this Agreement, the Amalgamation Agreement and the Amalgamation (the "Company Stockholders Meeting") and to the holders of the shares of Parent Common Stock at the Parent stockholders meeting (the "Parent Stockholders Meeting") to approve the issuance of shares of Parent Common Stock in the Amalgamation for purposes of the rules of the Nasdaq Global Select Market (the "Parent Share Issuance") and to approve and adopt the Parent Charter Amendment (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), of the recommendation of the Board of Directors of the Company described in this Section 3.28 (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 7.4).

        Section 3.29.    Vote Required.     The (i) affirmative vote of a majority of the votes cast at a meeting of the shareholders of the Company at which a quorum is present in accordance with the bye-laws of the Company, with the holders of Company Common Shares and shares of Convertible Preferred Stock voting together as a single class (on an as-converted to Company Common Shares basis) and (ii) the affirmative consent or vote of the holder(s) of the issued and outstanding shares of Convertible Preferred Stock at a meeting of the holders of the shares of Convertible Preferred Stock of the Company at which a quorum is present in accordance with the bye-laws of the Company ((i) and (ii) together, the "Required Company Vote") is the only vote or consent of the holders of any class or series of the Company's share capital necessary to approve and adopt this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation.

        Section 3.30.    Illegal or Unauthorized Payments; Political Contributions; Exports.

        Except as set forth on Schedule 3.30, since January 1, 2006:

          (a)   None of the Company, any Subsidiary or, to the Knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) provided remuneration or received any remuneration in violation of 42 U.S.C. 1320a-7b(b), the "Federal anti-kickback statute" or any similar law, or (ii) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of 31 U.S.C. 3729, the "Federal False Claims Act" or any similar law.

          (b)   The Company and its Subsidiaries and, to the Knowledge of the Company, any and all distributors of the Company's and its Subsidiaries' products and services have (i) complied with all applicable laws or regulations related to the sale, marketing, promotion or export of goods promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, the United States Department of Commerce or any other department or agency of the U.S. federal government, including, without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act, the Export Administration Regulations, the International Traffic in Arms Regulations, and the United States Customs Regulations (the "Trade Laws") and (ii) made reasonable efforts to ensure that no products have been sold directly or indirectly to any entity where such sales are, or were at any time during the previous two years, prohibited by these Trade Laws or other regulations, including, without limitation, in the case of each of clause (i) and (ii) with respect to any sales made in Iran or to any Person in Iran.

          (c)   Neither the Company nor any of its Subsidiaries has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Entity.

          (d)   The Company and each of its Subsidiaries has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Trade Laws, including controls and procedures designed to ensure that the Company's and its Subsidiaries' agents, representatives, joint venture partners, and other third parties are in compliance with Trade Laws.

        Section 3.31.    No Improper Payments to Foreign Officials.

        Except as set forth on Schedule 3.31, since January 1, 2006:

          (a)   None of the Company, its Subsidiaries, any of the officers, directors, employees, agents or other representatives of the Company or its Subsidiaries, or any other business entity or enterprise with which the Company or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly, taken any action which would cause the Company or any of its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any similar anticorruption or anti-bribery law applicable to the Company or any of its Subsidiaries (the "Anticorruption Laws").

          (b)   None of the Company, its Subsidiaries, any of the officers, directors, employees, agents or other representatives of the Company or its Subsidiaries, or any other business entity or enterprise with which the Company or any of its Subsidiaries is or has been affiliated or associated, has on behalf of the Company or any of its Subsidiaries taken any act corruptly in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a "foreign official" (as defined in the FCPA) to secure any improper advantage or to obtain or retain business for the Company or any of its Subsidiaries.

          (c)   None of the Company, its Subsidiaries, any of the officers, directors, employees, agents or other representatives of the Company or its Subsidiaries, or any other business entity or enterprise with which the Company or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly, taken any action that would cause Parent or Amalgamation Sub to be in violation of the FCPA or the Anticorruption Laws as of the Effective Time.

          (d)   None of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries are or were "foreign officials" (as defined in the FCPA) who have acted or are in a position to act in any official capacity with respect to the Company or any of its Subsidiaries while they were an officer, director, or employee, agent or other representative of the Company or such Subsidiary, as applicable.

          (e)   The Company and each of its Subsidiaries has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the FCPA and the Anticorruption Laws, including controls and procedures designed to ensure that the Company's and its Subsidiaries' agents, representatives, joint venture partners, and other third parties do not make payments in violation of the FCPA and the Anticorruption Laws.

          (f)    The U.S. government has not notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of the FCPA or the Anticorruption Laws. Other than the U.S. government, no Person has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of the FCPA or the Anticorruption Laws. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the FCPA or the Anticorruption Laws.

          (g)   Other than routine compliance and audit activities, none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company's or any of its Subsidiaries' compliance with the FCPA or the Anticorruption Laws, nor, to the Knowledge of the Company, is there any basis for any such audit, review, inspection, investigation, survey or examination of records other than routine compliance and audit activities.

        Section 3.32.    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company and its Subsidiaries.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB

        Except as otherwise expressly disclosed or identified in the Parent SEC Reports filed or furnished prior to the date hereof (other than (i) any information that is contained solely in the "Risk Factors" section of such Parent SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Parent SEC Reports) or as set forth in the Parent Disclosure Schedule, Parent and Amalgamation Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 4.1.    Organization.     Each of Parent, Amalgamation Sub and Parent's other Subsidiaries is duly organized, validly existing and in good standing or similar concept under the laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents and the organizational documents of Amalgamation Sub and each material Subsidiary of Parent, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

        Section 4.2.    Qualification to Do Business.     Each of Parent, Amalgamation Sub and Parent's other Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 4.3.    No Conflict or Violation.     Except as set forth on Schedule 4.3, the execution, delivery and, subject to the receipt of the Required Parent Vote, performance by Parent and Amalgamation Sub of this Agreement and the Amalgamation Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Amalgamation Sub or any of Parent's other Subsidiaries, (ii) subject to the receipt of any consents set forth in Section 4.4, violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of Parent, Amalgamation Sub or any of Parent's other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which Parent, Amalgamation Sub or any of Parent's Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 4.4.    Consents and Approvals.     No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement or the Amalgamation Agreement by Parent or Amalgamation Sub or the performance by Parent or Amalgamation Sub of their obligations hereunder or thereunder, except for (i) the filing of the Memorandum of Association and the Amalgamation Application with the Registrar and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any Subsidiary is qualified to do business; (ii) the filing of a Notification and Report Form under the HSR Act and other filings under applicable antitrust, competition or similar laws of other jurisdictions; (iii) the filing of applications jointly by the parties with the FCC, U.S. state public utility commissions and relevant telecommunications regulatory authorities in other jurisdictions for approval of the transfer of control of the Company, and receipt of such approvals; (iv) a joint filing with and clearance by CFIUS pursuant to Section 721 of the Defense Production Act; (v) applicable requirements of the Securities Act and of the Exchange Act; (vi) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 4.4 and (vii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have, a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement.

        Section 4.5.    Authorization and Validity of Agreement.     Parent and Amalgamation Sub have all requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Parent Vote, perform their respective obligations under this Agreement and the Amalgamation Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Amalgamation Agreement by Parent and Amalgamation Sub and the performance by Parent and Amalgamation Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Parent and Amalgamation Sub and all other necessary corporate action on the part of Parent and Amalgamation Sub, other than the Required Parent Vote, and no other corporate proceedings on the part of either Parent or Amalgamation Sub are necessary to authorize this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and the Amalgamation Agreement will be, duly and validly executed and delivered by Parent or Amalgamation Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Amalgamation Sub, enforceable against each of Parent and Amalgamation Sub in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

        Section 4.6.    Capitalization and Related Matters.

        (a)   As of the date hereof, the authorized capital stock of Parent consists of 2,900,000,000 authorized shares of Parent Common Stock and 10,000,000 authorized shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of April 7, 2011, 1,704,035,870 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding.

        (b)   The outstanding shares of Parent Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities laws and any non-U.S. securities laws. With respect to the Parent Options, (i) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable date of grant, as determined in accordance with the terms of the applicable Parent Benefit Plan and, to the extent applicable, sections 409A and 422 of the Code, (ii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements and no change is expected in respect of any prior financial statement relating to expenses for stock compensation, and (iii) to the Knowledge of Parent, there is no pending audit, investigation or inquiry by any Governmental Entity or by Parent with respect to Parent's stock options granting practices or other equity compensation practices. Except as set forth above in Section 4.6(a), pursuant to the Rights Agreement or on Schedule 4.6(b), no shares of capital stock of Parent are outstanding and Parent does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, including Parent Options, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in Section 4.6(a), Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

        (c)   Except for the Rights Agreement, Parent has no rights plan, "poison-pill" or other similar agreement or arrangement or any anti-takeover provision in the Parent Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Parent Common Stock, the Amalgamation or the other transactions contemplated by this Agreement and the Amalgamation Agreement.

        (d)   All of the outstanding shares of capital stock, or membership interests or other ownership interests of, Amalgamation Sub and each other Subsidiary of Parent, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent, directly or indirectly. Parent has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, Amalgamation Sub and each other Subsidiary of Parent, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, Amalgamation Sub and each other Subsidiary of Parent, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of Parent do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither Parent or any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent.

        Section 4.7.    Subsidiaries and Equity Investments.     Except as set forth on Schedule 4.7, Parent, Amalgamation Sub and Parent's other Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents. Parent, Amalgamation Sub and Parent's other Subsidiaries do not directly or indirectly own, or hold any rights to acquire, in any material amounts any cash equivalents consisting of auction-rate securities. There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, "phantom" stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries) that are convertible into or exercisable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent, on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent.

        Section 4.8.    SEC Filings.

        (a)   Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2009 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

        Section 4.9.    Absence of Certain Changes or Events.

        (a)   Since December 31, 2010 through the date hereof, there has not been:

            (i)  any Parent Material Adverse Effect;

           (ii)  any material loss, damage, destruction or other casualty to the assets or properties of either of Parent or any of its Subsidiaries (other than any for which insurance awards have been received or guaranteed);

          (iii)  any change in any method of accounting or accounting practice of either of Parent or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

          (iv)  except as set forth on Schedule 4.9(a), any loss of the employment, services or benefits of the chief executive officer of Parent and members of Parent's senior management who report directly to such chief executive officer.

        (b)   Except as set forth on Schedule 4.9(b), since December 31, 2010 through the date hereof, each of Parent and each of its Subsidiaries has operated in the ordinary course of business and consistent with past practice and has not:

            (i)  lent money to any Person (other than Wholly Owned Subsidiaries) or incurred or guaranteed any Indebtedness for borrowed money in excess of $1,000,000 in the aggregate, or entered into any capital lease obligation, other than among Wholly Owned Subsidiaries;

           (ii)  failed to discharge or satisfy any material Lien or pay or satisfy any obligation or liability or accounts payable (whether absolute, accrued, contingent or otherwise) in excess of $2,000,000, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

          (iii)  sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights in excess of $2,000,000;

          (iv)  in the case of Parent and any Subsidiary that is not a Wholly Owned Subsidiary, declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so; or

           (v)  entered into any agreement or made any commitment to do any of the foregoing.

        Section 4.10.    Tax Matters.     Except as set forth on Schedule 4.10 or as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

          (a)   (i) Parent and each of its Subsidiaries have filed when due all Tax Returns required by applicable law to be filed with respect to Parent and each of its Subsidiaries; (ii) all such Tax Returns were true, correct and complete in all respects as of the time of such filing; (iii) all Taxes owed by Parent and each of its Subsidiaries, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) as of the date of the latest financial statements of Parent, any liability of Parent or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of Parent in accordance with GAAP;

          (b)   there is no action, suit, proceeding, investigation or audit now pending with respect to Parent or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

          (c)   since January 1, 2005, no claim has been made in writing by any taxing authority in a jurisdiction where Parent or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

          (d)   (i) there is no outstanding request for any extension of time for Parent or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent or any of its Subsidiaries that is currently in force; and (iii) neither Parent nor any of its Subsidiaries is a party to or bound by any agreement (other than any customary commercial contract not primarily related to Taxes) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

          (e)   Parent and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (f)    within the last two years, neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

          (g)   there is no Lien, other than a Permitted Lien, on any of the assets or properties of Parent and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

          (h)   neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by contract, or otherwise;

          (i)    Parent and its Subsidiaries have not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to Parent and its Subsidiaries;

          (j)    neither Parent nor any of its Subsidiaries, including Amalgamation Sub, has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Amalgamation from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

          (k)   as of December 31, 2010, the consolidated federal net operating losses of Parent and its Subsidiaries (i) were $10.9 billion and (ii) were subject to a Section 382 limitation under Section 382 of the Code of as described on Schedule 4.10(k). To the Knowledge of Parent, the Amalgamation will not, disregarding any transfer of Parent securities following the date of this Agreement, result in an ownership change of Parent pursuant to Section 382(g) of the Code.

The representations and warranties set forth in this Section 4.10, Section 4.18 and Section 4.21(e) are the sole representations and warranties of Parent as to Tax matters.

        Section 4.11.    Absence of Undisclosed Liabilities.

        (a)   Except as set forth on Schedule 4.11(a), there are no liabilities or obligations of Parent or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of Parent as of December 31, 2010 included in the Parent SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, (C) liabilities or obligations that would not, individually or in the aggregate, have a Parent Material Adverse Effect, (D) liabilities or obligations incurred pursuant to contracts entered into after the date hereof not in violation of this Agreement, or (E) liabilities or obligations incurred as contemplated or permitted by, or pursuant to, this Agreement or incurred with the consent of the Company.

        (b)   Except as shown on Schedule 4.11(b), neither of Parent or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any Person (other than Wholly Owned Subsidiaries of Parent), except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

        Section 4.12.    Parent Property.

        (a)   Schedule 4.12(a) contains a true and complete list of all material real property owned by Parent and its Subsidiaries (the "Parent Owned Real Property") as of the date hereof. Parent and its Subsidiaries have good and valid title to all of the Parent Owned Real Property free and clear of Liens other than Permitted Liens.

        (b)   Schedule 4.12(b)(i) sets forth a list of all leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which either of Parent or its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve payments by Parent or its Subsidiaries in excess of $500,000 per year (each, a "Parent Lease" and collectively, the "Parent Leases"; the property covered by Parent Leases under which either of Parent or its Subsidiaries is a lessee is referred to herein as the "Parent Leased Real Property"; the Parent Leased Real Property, together with the Parent Owned Real Property, collectively being the "Parent Property"). Except as set forth on Schedule 4.12(b)(ii), the transactions contemplated by this Agreement and the Amalgamation Agreement do not require the consent or approval of the other party to the Parent Leases, except for such consents or approvals, which, if not obtained, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (c)   Since December 31, 2010, no Parent Lease has been modified or amended in writing in any way materially adverse to the business of Parent and its Subsidiaries except as set forth on Schedule 4.12(c) and no party to any Parent Lease has given either of Parent or its Subsidiaries written notice of or, to the Knowledge of Parent, made a claim with respect to any breach or default, except for such defaults or breaches that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

        (d)   Except as set forth on Schedule 4.12(d), and other than with respect to IRUs, co-location, cross-connection, interconnection, entrance facilities or other rights incidental to the provision of services established in the ordinary course of business, none of the material Parent Owned Real Property is subject to any option or other agreement granting to any Person or entity any right to obtain title to all or any portion of such property.

        Section 4.13.    Intellectual Property.

        (a)   Except as set forth on Schedule 4.13 or as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Parent Intellectual Property; (ii) to the Knowledge of Parent, no third party is infringing any Parent Owned Intellectual Property; (iii) to the Knowledge of Parent, Parent and its Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) there is no claim, suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries: (a) alleging any such violation, misappropriation or infringement of a third party's Intellectual Property rights; or (b) challenging Parent's or its Subsidiaries' ownership or use of, or the validity or enforceability of, any Parent Owned Intellectual Property.

        (b)   Schedule 4.13(b)(i) sets forth a true and complete list of all material issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Parent Owned Intellectual Property ("Parent Registered Intellectual Property") and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each. All Parent Registered Intellectual Property is owned by Parent and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

        (c)   Parent and its Subsidiaries have in place commercially reasonable measures to protect and preserve the confidentiality of their material trade secrets and other material confidential information.

        Section 4.14.    Licenses and Permits.

        (a)   Except as set forth on Schedule 4.14(a), Parent and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of Parent or its Subsidiaries by any Governmental Entity as of the date hereof (the "Parent Licenses and Permits"). Parent has taken all necessary action to maintain such Parent Licenses and Permits. Each Parent License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Parent, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Parent License and Permit invalid in any respect, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of Parent and its Subsidiaries as presently conducted, and none of the operations of Parent or its Subsidiaries is being conducted in a manner that violates in any material respects any of the terms or conditions under which any Parent License and Permit was granted.

        (b)   The operations of Parent and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act, applicable U.S. state or non-U.S. law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither Parent nor its Subsidiaries have done anything or failed to do anything which reasonably could be expected to cause the loss of any of the material Parent Licenses and Permits.

        (c)   Other than those listed on Schedule 4.14(c), no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the material Parent Licenses and Permits is pending or, to the Knowledge of Parent, threatened before any Governmental Entity. No notices have been received by and, no claims have been filed against, Parent or its Subsidiaries alleging a failure to hold any material requisite permits, regulatory approvals, licenses or other authorizations.

        Section 4.15.    Compliance with Law.

        (a)   Except as set forth on Schedule 4.15, the operations of the business of Parent and its Subsidiaries have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Except as set forth on Schedule 4.15, since January 1, 2009, none of Parent or its Subsidiaries has received notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of Parent or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations. This Section does not relate to Tax matters, intellectual property matters, employee benefits matters, labor matters, or environmental matters, which are separately addressed in Section 4.10, Section 4.13, Section 4.18, Section 4.21, and Section 4.22, respectively.

        (b)   Parent and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent.

        (c)   The management of Parent has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of Parent's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data and has identified for Parent's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. Parent has delivered to the Company's general counsel prior to the date hereof a written summary of any such disclosure in clause (ii) of the immediately preceding sentence made by management to Parent's auditors and audit committee since January 1, 2006, other than any such disclosures included in the Parent SEC Reports.

        Section 4.16.    Litigation.     Except as set forth on Schedule 4.16 or as would not have, individually or in the aggregate, a Parent Material Adverse Effect, there are no claims, actions, suits, proceedings, subpoenas or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of Parent or its Subsidiaries or any of their officers or directors involving or relating to Parent or its Subsidiaries, the assets, properties or rights of any of Parent and its Subsidiaries or the transactions contemplated by this Agreement and the Amalgamation Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of Parent, threatened, against either of Parent or its Subsidiaries, except as set forth on Schedule 4.16.

        Section 4.17.    Contracts.     Each contract between Parent and any of its Subsidiaries that is a "material contract" within the meaning of Item 601(b)(4), (9) and (10) of Regulation S-K of the SEC to be performed after the date hereof (each such Contract, a "Parent Material Contract") is valid, binding and enforceable against Parent or its Subsidiaries and, to the Knowledge of Parent, against the other parties thereto in accordance with its terms, and in full force and effect, subject to the rights of creditors generally and the availability of equitable remedies, except to the extent the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not have a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not have a Parent Material Adverse Effect.

        Section 4.18.    Employee Plans.

        (a)   Parent has provided or made available to the Company or its counsel with respect to each and every Parent Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by Parent or Subsidiary from the IRS regarding the tax-qualified status of such Parent Benefit Plan; (ii) the most recent financial statements for such Parent Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, together with all schedules thereto, for the most recent plan year.

        (b)   With respect to each Parent Benefit Plan and each "employee benefit pension plan" (within the meaning of Section 3(2) of ERISA) sponsored, maintained or contributed to, or required to be contributed to by Parent or any current or former member of Parent's "controlled group" (within the meaning of Section 414 of the Code or Section 4001 of ERISA) (each, a "Parent ERISA Affiliate"), in each case that is a "single-employer plan" (within the meaning of Section 3(41) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the IRS; (ii) no "reportable event" (within the meaning of Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any Parent ERISA Affiliate, and all premiums to the PBGC have been timely paid in full; (iv) the PBGC has not instituted proceedings to terminate any such plan, and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (v) no such plan is currently, or is reasonably expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (vi) the fair market value of the assets and liabilities of such plan has been reported in accordance with GAAP by Parent on the most recent financial statements of Parent; and (vii) neither Parent nor its Subsidiaries have engaged in a "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such event.

        (c)   No Parent Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA, and neither Parent nor any Parent ERISA Affiliate has incurred any withdrawal liability which remains unsatisfied with respect to any "multiemployer plan" and to the Knowledge of Parent, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Parent or any of its Subsidiaries.

        (d)   Except as could not result in a material liability to Parent or its Subsidiaries, no event has occurred and no condition exists that would reasonably be expected to subject Parent (or any of its Subsidiaries) by reason of its affiliation with any Parent ERISA Affiliate to any (i) Tax, penalty, fine or (ii) Lien (other than a Permitted Lien).

        (e)   With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified (taking into account all applicable matters for which the IRS will presently issue letters under the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Funding Equity Act of 2005 and the Pension Protection Act of 2006) and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (f)    Except as set forth on Schedule 4.18(f), there are no material actions, claims or lawsuits pending or, to the Knowledge of Parent, threatened against or relating to any Parent Benefit Plan or against any fiduciary of any Parent Benefit Plans with respect to the operation of such plan (other than routine benefits claims).

        (g)   Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, and all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Parent Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on the Parent's financial statements.

        (h)   Except as set forth on Schedule 4.18(h), none of the Parent Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable law or at the expense of the participant or the participant's beneficiary. There has been no material violation of the "continuation coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Parent Benefit Plan to which such continuation coverage requirements apply.

        (i)    Except as set forth on Schedule 4.18(i), neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Parent and its Subsidiaries or with respect to any Parent Benefit Plan; (ii) increase any benefits otherwise payable under any Parent Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

        (j)    Except as set forth on Schedule 4.18(j), neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

        (k)   Except as could not result in a material liability to Parent or its Subsidiaries, each "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) of Parent has been (i) operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable rules and regulations, (ii) brought into documentary compliance with Section 409A of the Code effective as of December 31, 2008, in accordance with the Final Treasury Regulations promulgated under Section 409A of the Code, and (iii) operated since January 1, 2009, in compliance with Section 457A of the Code and all applicable rules, regulations, and guidance thereunder.

        (l)    Except as could not result in a material liability to Parent or its Subsidiaries, all Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 4.19.    Insurance.     Except as set forth on Schedule 4.19, all surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring each of Parent and its Subsidiaries and their material assets, properties and operations are in full force and effect. Except as would not have a Parent Material Adverse Effect, none of Parent or its Subsidiaries is in default under any provisions of any such policy of insurance nor has any of Parent or its Subsidiaries received notice of cancellation of or cancelled any such insurance.

        Section 4.20.    Affiliate Transactions.     Except as set forth in the Parent SEC Reports filed prior to the date hereof or as set forth on Schedule 4.20, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director or executive officer of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 4.20(a).

        Section 4.21.    Labor Matters.

        (a)   Except as set forth on Schedule 4.21(a), neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract applicable to its employees, or similar agreement or work rules or practices with any labor union, works council, labor organization, or employee association applicable to employees of Parent or any of its Subsidiaries, nor does Parent have Knowledge of any activities or proceedings of any labor union, works council, labor organization or employee association to organize any such employees.

        (b)   There are no strikes or lockouts pending with respect to any employees of Parent or any of its Subsidiaries, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, there is no unfair labor practice, labor dispute (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened, with respect to the employees of Parent or any of its Subsidiaries, and there is no slowdown or work stoppage in effect or, to the Knowledge of Parent, threatened, with respect to the employees of Parent or any of its Subsidiaries, except as in each case would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

        (c)   Except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect, each of Parent and each of its Subsidiaries is, and has been, in compliance in all respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers' compensation and terms and conditions of employment. There are no charges with respect to or relating to either of Parent or its Subsidiaries pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices. Except as set forth on Schedule 4.21(c), neither Parent nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of Parent or its Subsidiaries and no such investigation is in progress.

        (d)   Except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has incurred any liability or obligations with respect to any "mass layoff" or "plant closing" as defined by, and pursuant to, WARN with respect to the current or former employees of Parent or its Subsidiaries.

        (e)   Except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect, all independent contractors of Parent and its Subsidiaries (and any other independent contractor who previously rendered services for Parent or its Subsidiaries, at any time) have been, and currently are, properly classified and treated by Parent and its Subsidiaries, as applicable, as independent contractors and not as employees. All such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all U.S. federal, state, and local and non-U.S. Tax purposes. Parent and its Subsidiaries have fully and accurately reported their independent contractors' compensation on IRS Forms 1099 (or otherwise in accordance with applicable law) when required to do so, and Parent and its Subsidiaries do not have, nor have they ever had, any liability to provide benefits with respect to their independent contractors under the Parent Benefit Plans or otherwise. At no time within the preceding two years has any independent contractor brought a claim against Parent or its Subsidiaries challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Parent Benefit Plan or otherwise.

        Section 4.22.    Environmental Matters.

        (a)   Except as would not have a Parent Material Adverse Effect, each of Parent and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Environmental Laws.

        (b)   To the Knowledge of Parent, Parent and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Parent or its Subsidiaries which would be reasonably expected to result in Parent or any of its Subsidiaries incurring material liability under Environmental Laws. None of Parent or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened, against Parent or its Subsidiaries under any Environmental Law which would reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth on Schedule 4.22, none of Parent or its Subsidiaries has entered into any agreement pursuant to which Parent or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

        (c)   Since January 1, 2010, to the Knowledge of Parent, there has been no release or threatened release of any Hazardous Material, on, at or beneath any of the Parent Property or other properties currently or previously owned or operated by Parent or its Subsidiaries or any surface waters or groundwater's thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by Parent, or which would be expected to give rise to any other material liability or damages to Parent or its Subsidiaries under any Environmental Laws.

        (d)   Except as would not have a Parent Material Adverse Effect, none of Parent or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give rise to any liability for any damages or costs of remediation.

        Section 4.23.    No Brokers.     The Company will not be liable for any brokerage, finder's or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement based upon arrangements made by or on behalf of Parent or Amalgamation Sub.

        Section 4.24.    Financing.     As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the fully executed Commitment Letter and the Fee Letter executed in connection with the Financing (with certain fee amounts and certain economic terms of the "market flex" provisions redacted, none of which such redacted fees or economic terms would constitute Parent Financing Expenses). As of the date hereof, the Commitment Letter is in full force and effect and constitutes the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity). As of the date hereof, the Commitment Letter has not been amended or modified in any respect and, to the Knowledge of Parent, the respective commitments therein have not been withdrawn or terminated. There are no conditions precedent or, to the Knowledge of Parent, other contingencies related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letter (as such terms may be altered in accordance with the "market flex" provisions set forth in the Fee Letter executed in connection with the Financing) other than as expressly set forth as of the date hereof in the Commitment Letter. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach by Parent or any other party thereto under the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, as of the date hereof, assuming compliance by the Company in all material respects with its covenants contained in Section 5.1 and Section 7.12(h) and assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.2, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letter, together with other financial resources of Parent, including cash on hand and marketable securities, will, in the aggregate, be sufficient to fund the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied or discharged in connection with the Amalgamation as of the date hereof (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied or discharged in connection with the Amalgamation, including premiums and fees incurred in connection therewith (the "Required Refinancing Indebtedness")), and all other fees and expenses incurred by Parent and Amalgamation Sub in connection with the Amalgamation and the other transactions contemplated hereby. As of the date hereof, assuming satisfaction of the conditions set forth in Section 8.2, Parent has no reason to believe that either it or any other party will be unable to satisfy on a timely basis any condition of the Financing under the Commitment Letter or any related Fee Letter or that the Financing contemplated by the Commitment Letter will not be made available to Parent on the Closing Date; provided that Parent is not making any representation or warranty regarding the Company's future performance, the effect of any inaccuracy of the representations and warranties of the Company in this Agreement or the failure of the Company to comply with any of its covenants in all material respects under this Agreement. There are no other letters, agreements or understandings (other than customary non-disclosure agreements and diligence non-reliance letters) between Parent, on the one hand, and the Financing Sources, on the other hand, in connection with the Financing. Parent has fully paid all fees and expenses and other amounts required to be paid on or prior to the date of this Agreement pursuant to the Commitment Letter. Other than as set forth in the Commitment Letter, there are no fees or expenses that would constitute Parent Financing Expenses.

        Section 4.25.    Network Operations.

        (a)   Except as set forth on Schedule 4.25(a), the network of Parent and its Subsidiaries, taken as a whole, is in good working condition and is without any material defects for purposes of operating the business of Parent and its Subsidiaries as operated by Parent and its Subsidiaries.

        (b)   Parent and its Subsidiaries have good and valid title to approximately 11,874 route-miles, 1,757,747 fiber-miles of fiber in each of the metropolitan areas set forth on Schedule 4.25(b), and have indefeasible rights to use (or lease) approximately 15,195 route-miles and approximately 252,311 fiber-miles of fiber in each of the metropolitan areas set forth on Schedule 4.25(b).

        (c)   Parent and its Subsidiaries have good and valid title to approximately 48,520 route-miles and approximately 4,994,826 fiber-miles of fiber between the city pairs (and/or submarine IRUs) set forth on Schedule 4.25(c), and have indefeasible rights to use approximately 32,644 route-miles and approximately 418,479 fiber-miles of fiber between the city pairs (and/or submarine IRUs) set forth on Schedule 4.25(c) (including the names of the respective fiber vendors).

        (d)   Parent and its Subsidiaries have good and valid title to or otherwise have the right to use all items and equipment necessary to operate and maintain the network of Parent and its Subsidiaries and such items and equipment are in good operating condition and repair, free from all material defects, subject only to normal wear and tear.

        Section 4.26.    State Takeover Statutes.     No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent's Organizational Documents is, or at the Effective Time will be, applicable to Parent, Parent Common Stock, the Amalgamation or the other transactions contemplated by this Agreement, the Amalgamation Agreement or the Voting Agreement.

        Section 4.27.    Board Approval.     The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation, are advisable and fair to, and in the best interests of, Parent, (ii) approved this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation, and (iii) resolved to recommend that the holders of the shares of Parent Common Stock approve the Parent Share Issuance and adopt the Parent Charter Amendment and directed that such matters be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting. Parent hereby agrees to the inclusion in the Joint Proxy Statement/Prospectus of the recommendation of the Board of Directors of Parent described in this Section 4.27 (subject to the right of the Board of Directors of Parent to withdraw, amend or modify such recommendation in accordance with Section 7.4).

        Section 4.28.    Vote Required.     The (i) affirmative vote to approve the Parent Share Issuance by the holders of Parent Common Stock representing a majority of the votes cast by such holders at a meeting of stockholders of Parent called for such purpose and entitled to vote thereon (provided that the total vote cast on the proposal represents over 50% in interest of all Parent Common Stock entitled to vote thereon) and (ii) the affirmative vote to approve and adopt the Parent Charter Amendment by the holders of Parent Common Stock representing at least a majority of the outstanding shares of Parent Common Stock (together, the "Required Parent Vote"), is the only vote or consent of the holders of any class or series of Parent's capital stock necessary in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation.

        Section 4.29.    Illegal or Unauthorized Payments; Political Contributions; Exports.

        Except as set forth on Schedule 4.29, since January 1, 2006:

          (a)   None of Parent, any Subsidiary or, to the Knowledge of Parent, any directors or officers, agents or employees of Parent or any Subsidiary, has (i) provided remuneration or received any remuneration in violation of 42 U.S.C. 1320a-7b(b), the "Federal anti-kickback statute" or any similar law, or (ii) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of 31 U.S.C. 3729, the "Federal False Claims Act" or any similar law.

          (b)   Parent and its Subsidiaries and, to the Knowledge of Parent, any and all distributors of Parent's and its Subsidiaries' products and services have (i) complied with all applicable Trade Laws and (ii) made reasonable efforts to ensure that no products have been sold directly or indirectly to any entity where such sales are, or were at any time during the previous two years, prohibited by these Trade Laws or other regulations, including, without limitation, in the case of each of clause (i) and (ii) with respect to any sales made in Iran or to any Person in Iran.

          (c)   Neither Parent nor any of its Subsidiaries has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Entity.

          (d)   Parent and each of its Subsidiaries has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Trade Laws, including controls and procedures designed to ensure that Parent's and its Subsidiaries' agents, representatives, joint venture partners, and other third parties are in compliance with Trade Laws.

        Section 4.30.    No Improper Payments to Foreign Officials.

        Except as set forth on Schedule 4.30, since January 1, 2006:

          (a)   None of Parent, its Subsidiaries, any of the officers, directors, employees, agents or other representatives of Parent or its Subsidiaries, or any other business entity or enterprise with which Parent or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly, taken any action which would cause Parent or any of its Subsidiaries to be in violation of the FCPA or any Anticorruption Laws.

          (b)   None of Parent, its Subsidiaries, any of the officers, directors, employees, agents or other representatives of Parent or its Subsidiaries, or any other business entity or enterprise with which Parent or any of its Subsidiaries is or has been affiliated or associated, has on behalf of Parent or any of its Subsidiaries taken any act corruptly in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a "foreign official" (as defined in the FCPA) to secure any improper advantage or to obtain or retain business for Parent or any of its Subsidiaries.

          (c)   None of Parent, its Subsidiaries, any of the officers, directors, employees, agents or other representatives of Parent or its Subsidiaries, or any other business entity or enterprise with which Parent or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly, taken any action that would cause Parent or Amalgamation Sub to be in violation of the FCPA or the Anticorruption Laws as of the Effective Time.

          (d)   None of the officers, directors, employees, agents or other representatives of Parent or any of its Subsidiaries are or were "foreign officials" (as defined in the FCPA) who have acted or are in a position to act in any official capacity with respect to Parent or any of its Subsidiaries while they were an officer, director, or employee, agent or other representative of Parent or such Subsidiary, as applicable.

          (e)   Parent and each of its Subsidiaries has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the FCPA and the Anticorruption Laws, including controls and procedures designed to ensure that Parent's and its Subsidiaries' agents, representatives, joint venture partners, and other third parties do not make payments in violation of the FCPA and the Anticorruption Laws.

          (f)    The U.S. government has not notified Parent or any of its Subsidiaries of any actual or alleged violation or breach of the FCPA or the Anticorruption Laws. Other than the U.S. government, no Person has, to the Knowledge of Parent, notified Parent or any of its Subsidiaries of any actual or alleged violation or breach of the FCPA or the Anticorruption Laws. To the

  Knowledge of Parent, none of Parent or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the FCPA or the Anticorruption Laws.

          (g)   Other than routine compliance and audit activities, none of Parent and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to Parent's or any of its Subsidiaries' compliance with the FCPA or the Anticorruption Laws, nor, to the Knowledge of Parent, is there any basis for any such audit, review, inspection, investigation, survey or examination of records other than routine compliance and audit activities.

        Section 4.31.    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article IV, none of Parent, Amalgamation Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Amalgamation Sub with respect to Parent and its Subsidiaries.

ARTICLE V.

COVENANTS OF THE COMPANY

        The Company hereby covenants as follows:

        Section 5.1.    Conduct of Business Before the Closing Date.

        (a)   The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as well as the timely filing of all reports, forms and other documents, and payment of all applicable regulatory fees and assessments, under applicable state and federal law; (ii) the Company shall and shall cause its Subsidiaries to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use, and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement or as set forth on Schedule 5.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to clauses (i), (iii) with respect to the sale or transfer of any Subsidiary or business unit or division, (iv), (v), (vi) with respect to acquisitions of any businesses, (ix) and (xiv)):

            (i)  make any material change in the conduct of its businesses or enter into any material transaction other than in the ordinary course of business and consistent with past practice;

           (ii)  make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options to purchase Company Common Shares or pursuant to the terms of Company RSUs, or upon the conversion of shares of Convertible Preferred Stock, in each case outstanding on the date hereof), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (iii)  make any sale, assignment, transfer, abandonment, sublease or other conveyance of any material asset or Company Property, other than (A) granting or entering into any pre-paid leases or IRUs, entering into subleases of co-location space, dispositions of worn-out or obsolete equipment for fair or reasonable value, or other similar transactions, in each case in the ordinary course of business and consistent with past practice, (B) as required by the terms of any agreement governing the Company's Indebtedness or (C) in accordance with clause (xiv) below;

          (iv)  subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens (which, for the avoidance of doubt, include additional Liens on assets of the Company or its Subsidiaries after the date hereof to secure Indebtedness of the Company or its Subsidiaries outstanding as of the date hereof if required pursuant to the terms of such Indebtedness);

           (v)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company or declare, set aside or pay any dividends or other distribution in respect of such shares or interests other than (A) for the purpose of satisfying withholding tax obligations, the purchase, redemption or other acquisition of Company Common Shares or Company RSUs from current or former employees or directors of the Company pursuant to the terms of any employment or option agreement or Company Benefit Plan and (B) the payment of cumulative or current dividends in respect of the Convertible Preferred Stock as and when due in accordance with the terms thereof;

          (vi)  acquire, lease or sublease any material assets or properties (including any real property) other than in the ordinary course of business and consistent with past practice or as permitted by clause (iii) above;

         (vii)  (A) increase the compensation or benefits payable or to become payable to the directors or Key Employees or materially increase the compensation or benefits payable or to become payable to consultants or other employees of the Company or any of its Subsidiaries, except, in each case, (1) as otherwise required by the terms of any Company Benefit Plan or (2) as required by law, (B) establish, adopt, enter into or amend any Company Benefit Plan or other collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) except as specifically provided herein, take any affirmative action to accelerate the vesting of any stock-based compensation except for administrative actions required under any applicable agreement, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock, or other equity-based compensation, or the removal of existing restrictions in any outstanding agreement) except for administrative actions required under any applicable agreement, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan except for administrative actions required under any applicable agreement, (G) grant or promise any tax offset payment award under any Company Benefit Plan, (H) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer, employee or independent contractor, (I) hire or promise to hire any officer, or (J) hire or promote any consultant or employee who is not an officer (or would be an officer after hire or promotion) other than in the ordinary course of business consistent with past practice;

        (viii)  enter into any agreement, contract, or commitment (or series of such similar transactions), other than a renewal in the ordinary course of business (except in the case of (B)(2) and (B)(3) below), (A) (1) for capital expenditures in excess of $25,000,000 or (2) that would require capital expenditures in the aggregate in excess of the Company's annual capital expenditure budget for 2011 as was provided to Parent prior to the date hereof, or in 2012, in excess of 110% of such 2011 budgeted amount; provided that the capital expenditures in any given calendar quarter may not exceed 135% of the Company's capital expenditure budget for such quarter; (B) for telecommunications access services (1) in excess of $25,000,000, (2) in excess of the Company's annual expenditure budget for telecommunications access services for 2011 as was provided to Parent prior to the date hereof, or in 2012, in excess of 110% of such 2011 budgeted amount or (3) in respect of renewals of the access agreements with the counterparties listed on Schedule 5.1(a), a term greater than 12 months, or (C) for telecommunications network operating expenditures, including real estate leases, (1) in excess of $10,000,000, (2) in excess of the Company's annual operating expenditure budget for such items for 2011 as was provided to Parent prior to the date hereof, or, in 2012, in excess of 110% of such 2011 budgeted amount;

          (ix)  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than Wholly Owned Subsidiaries);

           (x)  fail to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

          (xi)  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

         (xii)  (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes, other than in the case of actions described in clauses (A), (E) and (F) and, solely with respect to United States state and local Tax matters, (D) of this Section 5.1(a)(xii), in the ordinary course of business consistent with past practice, without consultations with Parent;

        (xiii)  settle, release or forgive any claim requiring payments to be made by the Company or any of its Subsidiaries in excess of $2,000,000 individually, or $10,000,000 in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice, or settle or resolve any claim against the Company or any of its Subsidiaries on terms that require the Company or any of its Subsidiaries to materially alter its existing business practices;

        (xiv)  lend money to any Person (other than to the Company or to Wholly Owned Subsidiaries) or incur or guarantee any Indebtedness for borrowed money (other than from the Company or its Wholly Owned Subsidiaries); provided that (A) the Company (or any of its Subsidiaries that are lessees under capital leases existing on the date hereof) may enter into capital lease obligations so long, as after giving effect to the entry into such obligations, the Company's aggregate outstanding capital lease obligations do not exceed $153,000,000, (B) the Company may conduct a registered exchange offer with respect to the Senior Notes in connection with which it may issue new Senior Notes in exchange for outstanding Senior Notes and (C) the Company and its Subsidiaries may guarantee any Existing Indebtedness to the extent required under the terms of the agreement or indenture governing such Indebtedness; or

         (xv)  commit to do any of the foregoing.

        (b)   Nothing contained in this Agreement shall give to Parent or Amalgamation Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 5.2.    Notice of Breach.     From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with particularity upon having Knowledge of (i) any matter that may constitute a material breach of any representation, warranty, agreement or covenant contained in this Agreement or (ii) the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied or that would be likely to cause the Financing not to occur.

        Section 5.3.    Bermuda Required Actions.     Prior to the Closing, the Company shall (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers and (ii) prepare a duly certified copy of the Company's shareholder resolutions evidencing the Required Company Vote and deliver such documents to Parent.

ARTICLE VI.

COVENANTS OF PARENT AND AMALGAMATION SUB

        Section 6.1.    Conduct of the Business Before the Closing Date.

        (a)   Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent in writing: (i) the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as well as the timely filing of all reports, forms and other documents, and payment of all applicable regulatory fees and assessments, under applicable state and federal law; (ii) Parent shall and shall cause its Subsidiaries to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use, and (iii) Parent shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers and key employees of Parent and its Subsidiaries and to preserve, in all material respects, the present relationships of Parent and its Subsidiaries with persons with which Parent or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement or as set forth on Schedule 6.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to clauses (i), (ii), (iii), (iv) with respect to acquisitions of any businesses, (v) and (x)):

            (i)  make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course of business and consistent with past practice;

           (ii)  make any change in any of its organizational documents; issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; except, in each case, for (A) grants of stock options or restricted stock units under the Parent Benefit Plans in the ordinary course of business, (B) shares of Parent Common Stock issuable upon exercise of outperform stock options or settlement of restricted stock units, (C) shares of Parent Common Stock issuable upon conversion of outstanding convertible notes, (D) shares of Parent Common Stock issuable to directors of Parent in accordance with Parent's director compensation plans or (E) up to 50,000,000 shares of Parent Common Stock in the aggregate issuable in connection with acquisitions permitted under this Section 6.1;

          (iii)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests of Parent other than (A) the purchase, redemption or other acquisition of Parent Common Stock or Parent RSUs from current or former employees of Parent as permitted or contemplated by the terms of any employment or option agreement or Parent Benefit Plan or (B) the distribution of rights pursuant to the terms of the Rights Agreement;

          (iv)  acquire, lease or sublease any material assets, or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice, or in connection with transactions that both (x) do not exceed $100,000,000 in the aggregate of all such transactions, and (y) are not reasonably expected to prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions contemplated by this Agreement and the Amalgamation Agreement under the HSR Act and similar laws of other jurisdictions, the Communications Act, Section 721 of the Defense Production Act, or any other Regulatory Law;

           (v)  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than Wholly Owned Subsidiaries);

          (vi)  fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

         (vii)  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

        (viii)  (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to Parent or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes, other than in the case of actions described in clauses (A), (E) and (F) and, solely with respect to United States state and local Tax matters, (D) of this Section 6.1(a)(viii), in the ordinary course of business consistent with past practice, without consultations with the Company;

          (ix)  settle, release or forgive any material claim or any claim held by Parent or any of its Subsidiaries or waive any right thereto, or settle or resolve any claim against Parent or any of its Subsidiaries on terms that require Parent or any of its Subsidiaries to materially alter its existing business practices;

           (x)  lend money to any Person (other than Wholly Owned Subsidiaries) or incur or guarantee any Indebtedness for borrowed money or enter into any capital lease obligation other than as permitted under the Commitment Letter as of the date hereof or in connection with the Required Refinancing Indebtedness; provided that (A) Parent, or Level 3 Financing, as applicable, may conduct a registered exchange offer with respect to each of the Parent 11.875% Senior Notes and the Level 3 Financing 9.375% Senior Notes in connection with which it may issue new Parent 11.875% Senior Notes and Level 3 Financing 9.375% Senior Notes, respectively, in exchange for outstanding Parent 11.875% Senior Notes and Level 3 Financing 9.375% Senior Notes, respectively, and (B) Parent and its Subsidiaries may guarantee any Indebtedness of Parent and its Subsidiaries in existence on the date hereof or permitted to be incurred in compliance with the terms hereof prior to the Termination Date, to the extent required under the terms of the agreement or indenture governing such Indebtedness; or

          (xi)  commit to do any of the foregoing.

        (b)   Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 6.2.    Employee Benefits.

        (a)   For the period commencing on the Effective Time and ending on December 31, 2011, Parent agrees that each employee of the Company or its Subsidiaries who shall have been an employee of the Company or its Subsidiaries as of the Effective Time (each, a "Continuing Company Employee"), while such Continuing Company Employee remains employed by Parent, the Amalgamated Company, or any Subsidiary of the Amalgamated Company, shall be eligible to either, at the sole discretion of Parent: (i) participate in Parent's employee benefit plans and programs, including any pension plan, defined benefit plan, defined contribution plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time off programs and disability plan (excluding any equity incentive plan), in each case to the same extent as similarly situated employees of Parent or its Subsidiaries; or (ii) continue to participate in employee benefit plans, programs and policies of the Company and its Subsidiaries, which provide benefits that are no less favorable in the aggregate to the benefits (excluding equity-based compensation) provided to such Continuing Company Employee under the Company Benefit Plans immediately before the Closing Date; provided that neither Parent, the Amalgamated Company, nor any Subsidiary of the Amalgamated Company shall be required to provide any Continuing Company Employee with any type of benefit (or any compensation in lieu thereof) that the Continuing Company Employee receives, or becomes vested in, in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement.

        (b)   Parent agrees that any Continuing Company Employee whose employment is terminated within the one (1) year period commencing on the Effective Time will be entitled to cash severance benefits that are no less favorable, and welfare benefits that are no less favorable in the aggregate, in each case than the cash severance benefits and welfare benefits, respectively, if any, determined in accordance with the terms of the applicable Company Benefit Plan providing for severance benefits to such Continuing Company Employee in effect as of the date of this Agreement.

        (c)   With respect to any Company Benefit Plan or Parent Benefit Plan in which any employees and former employees of the Company or Parent and their Subsidiaries (the "Participating Employees") first become eligible to participate on or after the Effective Time, and in which such Participating Employees did not participate prior to the Effective Time (collectively, the "New Plans"), each Participating Employee shall, to the extent permitted by applicable law, receive full credit for the years of continuous service by such Participating Employee recognized by the Company or its Subsidiaries prior to the Effective Time to the same extent as if it were service with Parent for purposes of (i) satisfying the service requirements for eligibility to participate in each such New Plan, (ii) vesting in any benefits under each such New Plan, and (iii) calculating the level of benefits with respect to severance, vacation, personal days off and any other welfare-type benefits with respect to which a Participating Employee may be eligible, where service is a factor in calculating benefits, provided that, none of the foregoing shall apply with respect to defined benefit pension plans benefit accrual or where such credit would result in a duplication of benefits. With respect to any New Plan that is a welfare benefit plan in which any Participating Employees first become eligible to participate on or after the Effective Time, and in which such Participating Employees did not participate prior to the Effective Time, subject to any applicable plan provisions, contractual requirements or laws, Parent shall, (A) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements or pre-existing conditions would apply under the analogous Company Benefit Plan or Parent Benefit Plan in which any such Participating Employee was a participant or eligible to participate as of immediately prior to the Effective Time, and (B) give effect, in determining any deductibles, co-insurance or maximum out of pocket limitations, to amounts paid by such Participating Employees prior to the Effective Time under a Company Benefit Plan or Parent Benefit Plan in which any such Participating Employee was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such Company Benefit Plan or Parent Benefit Plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs.

        (d)   If requested by Parent at least ten Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of the Board of Directors of the Company necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any defined contribution Company Benefit Plan that contains a cash or deferred arrangement, whether intended to qualify under Section 401(k) of the Code or otherwise (a "Company Defined Contribution Plan"). If the Company is required to terminate any Company Defined Contribution Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Board of Directors the Company of resolutions authorizing the termination of such Company Defined Contribution Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).

        (e)   Nothing contained in this Section 6.2, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including without limitation, any Company Benefit Plan or any Parent Benefit Plan, (ii) shall alter or limit the ability of any of Parent, Amalgamation Sub, the Company, the Amalgamated Company, or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee) any right as a third-party beneficiary of this Agreement.

        Section 6.3.    Indemnification Continuation.

        (a)   For purposes of this Section 6.3, (i) "Indemnified Person" shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or any of its Subsidiaries or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, and can (in the case of a person contemplated by clause (y)) provide reasonable evidence thereof to Parent and (ii) "Proceeding" shall mean any claim, action, suit, proceeding or investigation.

        (b)   From and after the Effective Time, Parent shall, or Parent shall cause the Amalgamated Company to the fullest extent permitted by applicable law, to provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of any Subsidiary of the Company) in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time. An Indemnified Person shall repay the Amalgamated Company for any expenses incurred by Amalgamated Company in connection with the indemnification of such Indemnified Person pursuant to this Section 6.3 if it is ultimately determined that such Indemnified Person did not meet the standard of conduct necessary for indemnification by the Amalgamated Company as set forth in the Company Organizational Documents. The Amalgamated Company shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company's and any of its Subsidiaries' certificates of incorporation and by-laws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification contracts of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries

        (c)   Parent shall cause the Amalgamated Company to, and the Amalgamated Company shall, maintain in effect for six years from the Effective Time the Company's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Amalgamated Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not less favorable in the aggregate to the Indemnified Persons); provided, however, that in no event shall the Amalgamated Company be required to expend pursuant to this Section 6.3(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Amalgamated Company would be required to expend more than 300% of current annual premiums, the Amalgamated Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year "tail" prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person. If such "tail" policy has been established by the Company, Parent shall not terminate such policy and shall cause all obligations thereunder to be honored by it and the Amalgamated Company.

        (d)   The provisions of this Section 6.3 shall survive the consummation of the Amalgamation for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (e)   Parent shall, and shall cause the Amalgamated Company to, pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.3; provided, Parent shall only be liable for such expenses incurred by an Indemnified Person if such Indemnified Person successfully enforces its claim in an enforcement action to enforce the indemnity and other obligations in this Section 6.3.

        Section 6.4.    Notice of Breach.     From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give written notice with particularity upon having Knowledge of (i) any matter that may constitute a material breach of any representation, warranty, agreement or covenant contained in this Agreement or (ii) the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied or that would be likely to cause the Financing not to occur.

        Section 6.5.    Bermuda Required Actions.     Prior to the Closing, Amalgamation Sub shall (and Parent, as the sole shareholder of Amalgamation Sub shall cause Amalgamation Sub to) (i) procure that the statutory declarations required by Section 108(3) of the Companies Act are duly sworn by one of Amalgamation Sub's officers; (ii) prepare a duly certified copy of the shareholder resolutions evidencing the approval of Parent, as the sole stockholder of the Amalgamation Sub, of the Amalgamation; (iii) obtain the approval of the Registrar to the proposed name of the Amalgamated Company; and (iv) prepare a notice advising the Registrar of the registered office of the Amalgamated Company.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

        Section 7.1.    Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.

        (a)   As promptly as practicable, and in any event within 45 days after the execution of this Agreement, the Company and Parent shall cooperate in preparing and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, and Parent shall prepare, together with the Company, and file with the SEC the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Amalgamation will be registered with the SEC (the "Registration Statement") (in which the Joint Proxy Statement/Prospectus will be included). Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Amalgamation. The Joint Proxy Statement/Prospectus shall include the recommendation of each of the Boards of Directors of the Company and Parent in favor of approval and adoption of this Agreement, the Amalgamation Agreement and the Amalgamation, and any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement, the Amalgamation Agreement or the Amalgamation to the extent such action is permitted by Section 7.4, and, with respect to the Board of Directors of Parent, in favor of approval and adoption of the Parent Share Issuance and the Parent Charter Amendment. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective.

The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments received from the SEC. The Registration Statement and the Joint Proxy Statement/Prospectus shall, at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        (b)   Parent and the Company shall make all necessary filings with respect to the Amalgamation and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "blue sky" laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

        (c)   The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) subject to Section 7.4(b) and Section 7.4(c), use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting. The information supplied or to be supplied by the Company specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied or to be supplied by the Company specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (d)   Parent shall cause the Parent Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Parent Vote. In connection with such meeting, Parent will (i) subject to Section 7.4(h), use its reasonable best efforts to obtain the Required

Parent Vote and (ii) otherwise comply with all legal requirements applicable to such meeting. The information supplied or to be supplied by Parent specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied or to be supplied by Parent specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 7.2.    Access to Information.

        Upon reasonable notice, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) afford to the other party hereto and its representatives (including Financing Sources and their representatives) reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) furnish promptly to the other party hereto and its representatives (including Financing Sources and their representatives), consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request; provided, however, that either party hereto may restrict the foregoing access to the extent that, in such Person's reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such Person shall have used all reasonable efforts to obtain the consent of such third party to such access, or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such Person requires such Person or its Subsidiaries to preclude the other party and its representatives from gaining access to any properties or information. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated July 2, 2009 (the "Confidentiality Agreement"), between the Company and Parent.

        Section 7.3.    Efforts.

        (a)   Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Amalgamation and the other transactions contemplated by this Agreement and the Amalgamation Agreement as soon as practicable after the date hereof, including, without limitation, (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Amalgamation or any of the other transactions contemplated by this Agreement or the Amalgamation Agreement and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals; provided, however, that efforts in connection with the Financing and the Required Refinancing Indebtedness shall be governed by Section 7.12 and not this Section 7.3. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a

Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 20 Business Days after the execution of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        (b)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement and the Amalgamation Agreement under the HSR Act, the Communications Act or any other Regulatory Law (as defined below), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC"), the FCC, CFIUS or any other Governmental Entity, by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement and the Amalgamation Agreement, provided, however, that materials may be redacted (x) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other party to review any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC, the FCC, CFIUS, or any other Governmental Entity, provided, however, that materials may be redacted (x) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, the FCC, CFIUS or any other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings, substantive telephone calls and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act, Section 721 of the Defense Production Act , and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or affecting competition or market conditions through merger, acquisition or other transaction, (ii) regulate telecommunications businesses, or (iii) regulate foreign investment. In furtherance and not in limitation of the covenants of the parties contained in Section 7.3(a) and this Section 7.3(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement and the Amalgamation Agreement under any Regulatory Law. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to agree to any terms, conditions or modifications (including Parent, the Company or any of their respective Subsidiaries having to cease operating, sell or otherwise dispose of any assets or business (including the requirement that any such assets or businesses be held separate)) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the Amalgamation or the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on (x) the business or operations of the Company and its Subsidiaries, taken as a whole, (y) Parent and its Subsidiaries, taken as a whole (assuming Parent and its Subsidiaries, taken as a whole, are the size of the Company and its Subsidiaries, taken as a whole), or (z) Parent and its Subsidiaries, taken as a whole, after giving effect to the Amalgamation (assuming Parent and its Subsidiaries, taken as a whole, prior to giving effect to the Amalgamation, are the size of the Company and its Subsidiaries, taken as a whole, prior to giving effect to the Amalgamation).

        (c)   Each of Parent and the Company shall use its commercially reasonable efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a material adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole. If at any point during the CFIUS review process, CFIUS offers the parties an opportunity to withdraw and resubmit their joint notice, and either party opts to request withdrawal and resubmission in response to such offer by CFIUS, then the other party shall agree to join the request for withdrawal and resubmission at the end of the first initial 30-day review.

        (d)   The parties shall use their commercially reasonable efforts to negotiate such amendments to (or the replacement of) the Network Security Agreement and any such similar agreements as they may deem necessary, proper or advisable.

        Section 7.4.    Acquisition Proposals.

        (a)   Subject to Section 7.4(b), none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its or their controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (x) consummate any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal or (z) in connection with any Company Acquisition Proposal, require it to abandon, terminate or fail to consummate the Amalgamation; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal; or (iv) agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly inform its representatives and advisors of the Company's obligations under this Section 7.4. Any violation of this Section 7.4 by any representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 7.4 by the Company. For purposes of this Section 7.4, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.

        "Company Acquisition Proposal" means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the assets of the Company and its Subsidiaries taken as a whole, other than the Amalgamation contemplated by this Agreement and the Amalgamation Agreement.

        (b)   Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance rejects any Company Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement and the Amalgamation Agreement, except to the extent such action is permitted by Section 7.4(c), or issue a "stop, look and listen" statement, (ii) engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a breach of Section 7.4(a), and/or (iii) furnish to such Person information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and to the extent nonpublic information that has not been made available to Parent is made available to such Person, furnish such nonpublic information substantially concurrent with the time it is provided to such Person; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith by a majority vote that such Company Acquisition Proposal constitutes or would reasonably be expected to result in, a Company Superior Proposal.

        "Company Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company to enter into any transaction involving a Company Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company's outside legal counsel and financial advisor) would be, if consummated, more favorable to the Company's shareholders than this Agreement, the Amalgamation Agreement and the Amalgamation, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals), except that the reference to "20%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "50%". Reference to "this Agreement", the "Amalgamation Agreement" and "the Amalgamation" in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement, the Amalgamation Agreement or the Amalgamation that are agreed to by Parent pursuant to Section 7.4(d).

        (c)   Notwithstanding anything in Section 7.1 or this Section 7.4 to the contrary, at any time prior to the receipt of the Required Company Vote, the Company's Board of Directors may (x) withdraw, modify or amend in any manner adverse to Parent its approval or recommendation of this Agreement, the Amalgamation Agreement or the Amalgamation ("Company Change in Recommendation") (i) in response to a Company Intervening Event, or (ii) following receipt of an unsolicited bona fide written Company Acquisition Proposal that did not result from a breach of this Section 7.4 and which the Company's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Company Superior Proposal, in each case, if and only if, the Company's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the Company's Board of Directors to the Company's shareholders under applicable Law and the Company complies with Section 7.4(d) or (y) following receipt of an unsolicited bona fide written Company

Acquisition Proposal that did not result from a breach of this Section 7.4 and which the Company's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Company Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a "Company Alternative Acquisition Agreement") with respect to such Company Superior Proposal, if, and only if, the Company's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the Company's Board of Directors to the Company's shareholders under applicable Law and the Company complies with Section 7.4(d) and concurrently with entering into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, (1) the Company terminates this Agreement in accordance with the provisions of Section 9.1(g) and (2) the Company pays the Company Termination Fee and the Parent Expenses in accordance with Section 9.2(f).

        (d)   Prior to the Company taking any action permitted (i) under Section 7.4(c)(x)(i), the Company shall provide Parent with five (5) Business Days' prior written notice advising Parent it intends to effect a Company Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such five (5) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend the terms of this Agreement in a manner that obviates the need to effect a Company Change in Recommendation or (ii) under Section 7.4(c)(x)(ii) or Section 7.4(c)(y) the Company shall provide Parent with five (5) Business Days' prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) advising Parent that the Company's Board of Directors intends to take such action, and if applicable, specifying the material terms and conditions of the Company Superior Proposal and that the Company shall, during such five (5) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement and the Amalgamation Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal.

        (e)   The Company shall notify Parent promptly (but in any event within 36 hours) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal, and (iii) the material terms and conditions of any such Company Acquisition Proposal and the identity of the Person making any such Company Acquisition Proposal or with whom such discussions or negotiations are taking place, in each case, if such request for information, inquiry or proposal or discussions or negotiations would reasonably be expected to lead to a Company Acquisition Proposal. In addition, the Company shall promptly (but in any event within 36 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Company Acquisition Proposal which is received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Company Acquisition Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, the Company may waive any such provision in response to a Company Acquisition Proposal to the Board of Directors of the Company made under circumstances in which the Company is permitted under this Section 7.4 to participate in discussions regarding a Company Acquisition Proposal, but only to the extent necessary to allow it to respond to such Company Acquisition Proposal as permitted under this Section 7.4. The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Company Acquisition Proposal and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal and shall provide to Parent within 36 hours after receipt thereof all copies of any other documentation material to understanding such Company Acquisition Proposal (as determined by the Company in good faith) received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Company Acquisition Proposal or with whom such discussions or negotiations are taking place. The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Company Acquisition Proposal that was not previously provided to Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement, the Amalgamation Agreement or the Amalgamation proposed by Parent in response to any Company Acquisition Proposal. The Company shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable law or otherwise cause such restrictions not to apply.

        (f)    None of Parent nor any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) Parent authorize or permit any of its or their Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than the Company) relating to any Parent Acquisition Proposal, or agree to endorse any Parent Acquisition Proposal, (ii) enter into any agreement to (x) consummate any Parent Acquisition Proposal, (y) approve or endorse any Parent Acquisition Proposal or (z) in connection with any Parent Acquisition Proposal, require it to abandon, terminate or fail to consummate the Amalgamation, (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal; or (iv) agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. Parent and its Subsidiaries shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent shall promptly inform its representatives and advisors of Parent's obligations under this Section 7.4. Any violation of this Section 7.4 by any representative of Parent or its Subsidiaries shall be deemed to be a breach of this Section 7.4 by Parent.

        The term "Parent Acquisition Proposal" means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Parent or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of Parent or more than 20% of the assets of Parent and its Subsidiaries taken as a whole.

        (g)   Notwithstanding the foregoing, the Board of Directors of Parent, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Parent Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, so long as any such compliance rejects any Parent Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement and the Amalgamation Agreement, except to the extent such action is permitted by Section 7.4(h), or issue a "stop, look and listen" statement, (ii) engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Parent Acquisition Proposal not resulting from or arising out of a breach of Section 7.4(f), and/or (iii) furnish to such Person information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to Parent than those contained in the Confidentiality Agreement and to the extent nonpublic information that has not been made available to the Company is made available to such Person, furnish such nonpublic information substantially concurrent with the time it is provided to such Person; provided that the Board of Directors of Parent shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of Parent has determined in good faith by a majority vote that such Parent Acquisition Proposal constitutes or would reasonably be expected to result in, a Parent Superior Proposal.

        "Parent Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with Parent to enter into any transaction involving a Parent Acquisition Proposal that the Board of Directors of Parent determines in its good faith judgment (after consultation with Parent's outside legal counsel and financial advisor) would be, if consummated, more favorable to Parent's stockholders than this Agreement, the Amalgamation Agreement and the Amalgamation, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals), except that the reference to "20%" in the definition of "Parent Acquisition Proposal" shall be deemed to be a reference to "50%". Reference to "this Agreement", the "Amalgamation Agreement" and "the Amalgamation" in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement, the Amalgamation Agreement or the Amalgamation that are agreed to by the Company pursuant to Section 7.4(h).

        (h)   Notwithstanding anything in Section 7.1 or this Section 7.4 to the contrary, at any time prior to the receipt of the Required Parent Vote, Parent's Board of Directors may (x) withdraw, modify or amend in any manner adverse to the Company its approval or recommendation of this Agreement, the Amalgamation Agreement or the Amalgamation ("Parent Change in Recommendation") (i) in response to a Parent Intervening Event, or (ii) following receipt of an unsolicited bona fide written Parent Acquisition Proposal that did not result from a breach of this Section 7.4 and which Parent's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Parent Superior Proposal, in each case, if and only if, Parent's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of Parent's Board of Directors to Parent's stockholders under applicable Law and Parent complies with Section 7.4(i) or (y) following receipt of an unsolicited bona fide written Parent Acquisition Proposal that did not result from a breach of this Section 7.4 and which Parent's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Parent Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a "Parent Alternative Acquisition Agreement") with respect to such Parent Superior Proposal, if, and only if, Parent's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of Parent's Board of Directors to Parent's stockholders under applicable Law and Parent complies with Section 7.4(i) and concurrently with entering into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal, (1) Parent terminates this Agreement in accordance with the provisions of Section 9.1(h) and (2) Parent pays the Parent Termination Fee and the Parent Expenses in accordance with Section 9.2(g).

        (i)    Prior to Parent taking any action permitted (i) under Section 7.4(h)(x)(i), Parent shall provide the Company with five (5) Business Days' prior written notice advising the Company it intends to effect a Parent Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such five (5) Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend the terms of this Agreement in a manner that obviates the need to effect a Parent Change in Recommendation or (ii) under Section 7.4(h)(x)(ii) or

Section 7.4(h)(y) Parent shall provide the Company with five (5) Business Days' prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) advising the Company that Parent's Board of Directors intends to take such action, and if applicable, specifying the material terms and conditions of the Parent Superior Proposal and that Parent shall, during such five (5) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with the Company to make such adjustments to the terms and conditions of this Agreement and the Amalgamation Agreement such that such Parent Acquisition Proposal would no longer constitute a Parent Superior Proposal.

        (j)    Parent shall notify the Company promptly (but in any event within 36 hours) after receipt or occurrence of (i) any Parent Acquisition Proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to a Parent Acquisition Proposal, and (iii) the material terms and conditions of any such Parent Acquisition Proposal and the identity of the Person making any such Parent Acquisition Proposal or with whom such discussions or negotiations are taking place, in each case, if such request for information, inquiry or proposal or discussions or negotiations would reasonably be expected to lead to a Parent Acquisition Proposal. In addition, Parent shall promptly (but in any event within 36 hours) after the receipt thereof, provide to the Company copies of any written documentation material to understanding such Parent Acquisition Proposal which is received by Parent from the Person (or from any representatives, advisors or agents of such Person) making such Parent Acquisition Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Parent Acquisition Proposal. Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, Parent may waive any such provision in response to a Parent Acquisition Proposal to the Board of Directors of Parent made under circumstances in which Parent is permitted under this Section 7.4 to participate in discussions regarding a Parent Acquisition Proposal, but only to the extent necessary to allow it to respond to such Parent Acquisition Proposal as permitted under this Section 7.4. Parent shall keep the Company reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Parent Acquisition Proposal and keep the Company reasonably informed as to the material details of any information requested of or provided by Parent and as to the material details of all discussions or negotiations with respect to any such Parent Acquisition Proposal and shall provide to the Company within 36 hours after receipt thereof all copies of any other documentation material to understanding such Parent Acquisition Proposal (as determined by Parent in good faith) received by Parent from the Person (or from any representatives, advisors or agents of such Person) making such Parent Acquisition Proposal or with whom such discussions or negotiations are taking place. The Board of Directors of Parent shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement, the Amalgamation Agreement or the Amalgamation proposed by the Company in response to any Parent Acquisition Proposal. Parent shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable law or otherwise cause such restrictions not to apply.

        Section 7.5.    Stockholder Litigation.     Each of the Company and Parent shall keep the other party hereto informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Amalgamation or the other transactions contemplated by this Agreement and the Amalgamation Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 7.6.    Maintenance of Insurance.     Each of Parent and the Company will use reasonable best efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, and their respective properties and assets in effect on the date hereof. If and as requested by Parent, the Company will use reasonable best efforts to cause the Company's insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Amalgamation.

        Section 7.7.    Public Announcements.     Each of the Company, Parent and Amalgamation Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

        Section 7.8.    No Rights Plan.     From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a rights plan, "poison-pill" or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Shares, the Convertible Preferred Stock, the Amalgamation or the other transactions contemplated by this Agreement and the Amalgamation Agreement.

        Section 7.9.    Section 16 Matters.     Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Stock or derivative securities with respect to Parent Common Stock in exchange for Company Common Shares and derivative securities with respect to Company Common Shares and shares of Convertible Preferred Stock pursuant to the transactions contemplated by this Agreement and the Amalgamation Agreement and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. In addition, the Board of Directors of the Company, or a committee of Non-Employee Directors thereof, shall, prior to the Effective Time, adopt a resolution providing in substance that the dispositions by the Company Insiders of Company Common Shares (including derivative securities with respect to Company Common Shares) in exchange for shares of Parent Common Stock or derivative securities with respect to Parent Common Stock pursuant to the transactions contemplated by this Agreement and the Amalgamation Agreement and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. "Company Section 16 Information" shall mean information accurate in all material respects regarding Company Insiders, the number of Company Common Shares and derivative securities with respect to Company Common Shares held by each such Company Insider and expected to be exchanged for shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in the Amalgamation and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

        Section 7.10.    Reorganization.

        (a)   The parties intend that the Amalgamation qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for U.S. federal, state and local income tax purposes. None of the parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Amalgamation to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

        (b)   Each of the Company, Parent and Amalgamation Sub shall use its reasonable best efforts to (i) provide the representations referred to in Section 8.2(d) and Section 8.3(d), respectively, as of the date of the Joint Proxy Statement/Prospectus and as of the Closing Date, (ii) obtain the opinions referred to in Section 8.2(d) and Section 8.3(d), respectively and (iii) obtain an opinion from Bermuda counsel that Willkie Farr & Gallagher LLP, counsel to Parent, and Latham & Watkins LLP, counsel to the Company, can rely on and reasonably satisfactory to each of Parent and the Company regarding the treatment of the Amalgamation as resulting in the cessation of the separate legal status of the Company and the assets and liabilities of the Company becoming assets and liabilities of the Amalgamated Company under Bermuda law.

        Section 7.11.    Parent Board of Directors.     On or prior to the Effective Time, Parent shall determine the number of directors that will comprise the full Board of Directors of Parent at the Effective Time and shall appoint to Parent's Board of Directors the number of individuals designated by the Shareholder as determined in accordance with Schedule 7.11.

        Section 7.12.    Financing/Financing Assistance.

        (a)   Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter (or on revised terms that are not materially adverse to Parent as compared to the terms and conditions described in the Commitment Letter and do not contain any provisions which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement and the Amalgamation Agreement, including any modified or additional conditions to the closing of such Financing), including using commercially reasonable efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions to the funding of the Financing set forth in the Commitment Letter, and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including after giving effect to any "market flex" provisions set forth in the Fee Letter executed in connection with the Financing); it being understood that the receipt of the Financing is not a condition to Parent's or Amalgamation Sub's obligation to consummate the Closing on the terms and conditions set forth herein (subject to the terms and conditions of Section 9.1 and Section 9.2); and (iv) enforce its rights under the Commitment Letter in the event of a breach or repudiation by any party thereto that would reasonably be expected to materially impede or delay the Closing, including, without limitation, commencing litigation and bringing any suit, claim, action, proceeding, arbitration, or mediation against the Financing Sources providing Financing to seek to enforce Parent's, Amalgamation Sub's or any of their Affiliates' rights under the Commitment Letter. For the avoidance of doubt, in the event that (w) the third calendar day after the final day of the Marketing Period has occurred, (x) all or any portion of the Financing (other than any bridge financing) has not been consummated, (y) all conditions contained in Article VIII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing provided that such conditions are reasonably capable of being satisfied at Closing) and (z) the bridge facilities contemplated by the Commitment Letter and the proceeds thereof are available on the terms and conditions described in the Commitment Letter, then Parent shall cause the proceeds of such bridge financing to be used in lieu of such unavailable Financing at the Closing. Parent shall not, and shall not permit Amalgamation Sub to, agree to or permit any amendment, replacements, supplement or other modification of, or waive any of its material rights under, the Commitment Letter without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent may (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter (other than any modified or additional conditions to the closing of such Financing or any reduction in the aggregate amount of the Financing contemplated thereunder) that does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement and the Amalgamation Agreement; and (y) amend the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially hinder or materially delay the consummation of the Financing or the transactions contemplated by this Agreement and the Amalgamation Agreement or the availability of the Financing under the Commitment Letter. Neither Parent nor any of its Affiliates shall willfully take any action intended to materially delay or prevent the consummation of the transactions contemplated hereby, including the Financing.

        (b)   In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter (including after giving effect to the "market flex" provisions set forth in the Fee Letter executed in connection with the Financing) for any reason, Parent shall, in consultation with the Company, use its commercially reasonable efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the "Alternative Financing") in an amount sufficient to fund the payment of the Required Refinancing Indebtedness including premiums and fees incurred in connection therewith which would not involve terms that are less favorable in any material respect to Parent and which would not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement and the Amalgamation Agreement, including any conditions to the closing of such Financing that are materially less favorable to Parent than the conditions to closing in the Commitment Letter (as defined immediately prior to such Alternative Financing). If an Alternative Financing is required in accordance with this Section 7.12(b), Parent shall obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing, and Parent shall comply with its covenants in Section 7.12(a) with respect to the Commitment Letter (as defined immediately after receipt of such Alternative Financing).

        (c)   Parent shall give the Company prompt written notice of any material breach or repudiation (or any threatened breach delivered in writing that would be reasonably likely to materially impede or delay the Closing) by any party of the Commitment Letter of which Parent becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing. Upon the reasonable request of the Company, Parent and the Company will consult with each other in good faith, and upon mutual agreement, Parent will request that the Financing Sources confirm (a) their intent and ability to perform, and the availability of the Financing, under the Commitment Letter, subject only to satisfaction or waiver of the conditions set forth in the Commitment Letter, and (b) that they are not aware of any event or condition that would reasonably be expected to result in the failure of any condition set forth in the Commitment Letter.

        (d)   At the request and expense of Parent, the Company shall, at a time reasonably requested by Parent, (i) promptly commence an offer to purchase with respect to any and all of the outstanding aggregate principal amount of the Company's Senior Secured Notes and Senior Notes and to promptly cause the GCUK Issuers to promptly commence an offer to purchase with respect to any and all of the outstanding aggregate principal amount of the GCUK Senior Notes, in each case for cash on price terms that are reasonably acceptable to Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (the "Offers to Purchase"), and (ii) solicit the consent of the holders of each series of Notes regarding certain proposed amendments to the indenture governing such series of Notes (the "Indenture Amendments") as reasonably requested by Parent and as set forth in the tender offer and consent solicitation documents sent to holders of such series of Notes, which amendments may include the elimination of all or substantially all of the restrictive covenants and certain other provisions contained in the indenture governing such series of Notes that can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof (the "Consent Solicitations" and, together with the Offers to Purchase, the "Debt Tender Offer"), and Parent shall assist the Company in connection therewith. The Debt Tender Offer shall be made on customary terms and conditions and such other terms and conditions that are reasonably proposed by Parent and reasonably acceptable to the Company; provided that, in any event, Parent and the Company hereby agree that (i) the terms and conditions of the Debt Tender Offer shall provide that the closing thereof shall be contingent upon the consummation of the Amalgamation at the Effective Time; (ii) the Indenture Amendments shall not require the consent of the holders of more than a majority of the outstanding principal amount of the applicable series of Notes in the aggregate, (iii) tendering of the applicable series of Notes pursuant to the Debt Tender Offer shall constitute the grant of a consent to the Indenture Amendments and (iv) promptly upon expiration of the Consent Solicitations, assuming the requisite consents have been received with respect to such series of Notes, the Company or GCUK Issuers, as applicable, shall execute a supplemental indenture to the indentures governing each series of Notes that will become operative only immediately upon the Effective Time and shall use commercially reasonable efforts to cause the trustee under each such indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Amalgamated Company shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company and the GCUK Issuers for the full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

        (e)   Upon the request of Parent pursuant to Section 7.12(d), the Company shall promptly prepare an offer to purchase and consent solicitation statement with respect to the Debt Tender Offer with respect to the Senior Secured Notes and the Senior Notes, and the GCUK Issuers shall promptly prepare an offer to purchase and consent solicitation statement with respect to the Debt Tender Offer with respect to the GCUK Senior Notes, and in each case the related letter of transmittal and consent and forms of other related letters and summary advertisement, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Tender Offer (collectively, the "Offer Documents"). The Company will cause the Offer Documents to be mailed to the holders of the applicable series of Senior Secured Notes and/or Senior Notes and GCUK Issuers will cause the Offer Documents to be mailed to the holders of the GCUK Senior Notes, as applicable, promptly following the commencement of the Debt Tender Offer in accordance with Section 7.12(d); provided, however, that all mailings to the holders of the applicable series of Notes in connection with the Debt Tender Offer and all press releases issued by the Company or the GCUK Issuers with respect to the Debt Tender Offer (including any press release that purports to announce, modify or amend the terms of the Debt Tender Offer) shall be subject to the prior review, comment and approval of Parent, which review, comment and approval shall not be unreasonably withheld, conditioned or delayed. In the event that this Agreement is terminated in accordance with Section 9.1 hereof, the Company and the GCUK Issuers will have the right to (i) amend the Offer Documents without Parent's review, comment or approval and/or (ii) terminate the Debt Tender Offer.

        (f)    Alternatively, if Parent determines instead that it or one of its Subsidiaries shall make the Debt Tender Offer, at Parent's expense, the Company shall provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Debt Tender Offer, including, without limitation, executing (or causing the GCUK Issuers to execute) supplemental indentures to the indentures governing each series of Notes that will become operative only immediately upon the Effective Time, using commercially reasonable efforts to cause the trustee under each such indenture to enter such supplemental indenture prior or substantially simultaneously with the Closing, and providing the information necessary to distribute the applicable Offer Documents to the holders of the applicable series of Notes.

        (g)   Notwithstanding anything to the contrary contained in this Section 7.12(g), neither the Company nor the GCUK Issuers shall be required to take any action in connection with the Debt Tender Offer that it believes, after consultation with counsel, (i) could reasonably be expected to cause the Company or such GCUK Issuer to violate (A) federal or state securities laws or (B) the provisions of the indentures governing the applicable series of Notes or (ii) would reasonably be expected to cause the Company or such GCUK Issuer to materially violate the provisions of any other material contract of the Company and its Subsidiaries or of the GCUK Issuers and their subsidiaries.

        (h)   Prior to the Closing, the Company shall provide to Parent and Amalgamation Sub, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees, agents and representatives of the Company and its Subsidiaries to, provide to Parent and Amalgamation Sub all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Financing, including the following: (i) using commercially reasonable efforts to cause the Company's and its Subsidiaries senior officers and other representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies on reasonable advance notice to the extent practicable; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Financing; provided, that any such marketing materials shall reflect that one or more of Parent and its Subsidiaries will be the obligors at Closing and that the Company and its Subsidiaries shall have no obligations thereunder unless and until the Effective Time occurs; (iii) using its commercially reasonable efforts to assist with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents on terms reasonably satisfactory to Parent, or other certificates, legal opinions or documents as may be reasonably requested by Parent and usual and customary for transactions of the type contemplated by the Commitment Letter, provided that no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective until the Effective Time; (iv) using commercially reasonable efforts to facilitate the pledging of collateral, provided that no pledge shall be effective until the Effective Time; (v) using commercially reasonable efforts to furnish on a confidential basis to Parent and Amalgamation Sub and the Financing Sources, as promptly as reasonably practicable, with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and other financial data reasonably required by the Commitment Letter; (vi) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within the time such statements are customarily prepared; (vii) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates, accounting comfort letters (including consents of accountants for use of their audit reports in any financial statements relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (viii) providing audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are then currently available, unaudited financial statements (excluding footnotes) for any regular quarterly interim fiscal period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date (within 45 days after the end of each such period), and (ix) requesting that its independent accountants cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the parties to the Commitment Letter may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participations and other matters contemplated by the Commitment Letter, in obtaining third party consents in connection with such financing, and in extinguishing Existing Indebtedness of the Company and its Subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time; provided that except as provided in Section 9.2 with respect to the payment by the Company of the Parent Financing Expenses, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (A) be required to pay any fees, expenses or other amounts in connection with the Financing, (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing or (C) be required to incur any liability in connection with the Financing contemplated by the Commitment Letter; and provided, further, that the cooperation and actions required by the Company pursuant to this Section 7.12 shall not be required to be taken if any such cooperation or act (x) causes any representations or warranties of the Company in this Agreement to be breached, or (y) otherwise causes a breach of this Agreement; and provided, further, that in no event shall any failure of the Company to provide any required cooperation or take any required action pursuant to this Section 7.12 be deemed to have caused any condition to Closing set forth in Article VIII to fail to be satisfied, other than an intentional and material failure of the Company to provide such cooperation or take material action. For the avoidance of doubt, the Board of Directors of the Company and each of its Subsidiaries, in each case as constituted prior to the Effective Time, shall not be required to adopt any resolutions or take any other action in connection with the authorization of any of the Financing other than to approve regulatory filings relating to the Company and its Subsidiaries in connection therewith.

        (i)    All material non-public information regarding the Company and its Subsidiaries provided to Parent, Amalgamation Sub and their respective representatives pursuant to this Section 7.12 shall be kept confidential by them in accordance with the Confidentiality Agreement. The Company hereby consents to the use of all of its and its Subsidiaries' logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks.

        (j)    Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including without limitation professional fees and expenses of accountants, legal counsel and other advisors) to the extent such costs are incurred by the Company or its Subsidiaries in connection with such cooperation provided by the Company, its Subsidiaries, their respective officers, employees and other representatives pursuant to the terms of Section 7.12(h), or in connection with compliance with its obligations under Section 7.12(h), and Parent hereby agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees, agents and representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing, any information utilized in connection therewith (other than arising from information provided by the Company or its Subsidiaries but including violation of the Confidentiality Agreement) and any misuse of the logos or marks of the Company or its Subsidiaries, except (i) in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, any of its Subsidiaries or any of their respective representatives or (ii) as provided in Section 9.2 with respect to the Company's payment of the Parent Financing Expenses.

 ARTICLE VIII.

CONDITIONS PRECEDENT

        Section 8.1.    Conditions to Each Party's Obligation to Effect the Amalgamation.     The obligations of the Company, Parent and Amalgamation Sub to effect the Amalgamation are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Company Stockholder Approval.    The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Amalgamation Agreement and the Amalgamation by the shareholders of the Company.

          (b)    Parent Stockholder Approval.    Parent shall have obtained the Required Parent Vote in connection with the approval of the Parent Share Issuance and the approval and adoption of the Parent Charter Amendment by the stockholders of Parent.

          (c)    No Injunctions or Restraints, Illegality.    No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Amalgamation illegal or otherwise prohibiting consummation of the Amalgamation; provided, however, that the provisions of this Section 8.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction.

          (d)    Antitrust and Competition Laws.    The waiting period (and any extension thereof) applicable to the Amalgamation and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired, and all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable under other applicable antitrust, competition or similar laws of other jurisdictions set forth on Schedule 8.1(d), shall have been obtained.

          (e)    FCC Approvals.    All approvals from the FCC required to consummate the transactions contemplated by this Agreement and the Amalgamation Agreement shall have been obtained and shall be in full force and effect on the Closing Date.

          (f)    Governmental Entity Consents and Approvals.    All consents, waivers, authorizations and approvals of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement and the Amalgamation Agreement and the other transactions contemplated hereby and thereby and set forth on Schedule 8.1(f) shall have been duly obtained and shall be in full force and effect on the Closing Date.

          (g)    CFIUS.    Any review or investigation by CFIUS shall have been concluded, and either (i) the Company and Parent or their respective counsel shall have received written notice that a determination by CFIUS has been made that there are no issues of national security of the United States sufficient to warrant further review or investigation pursuant to Section 721 of the Defense Production Act, as amended, or (ii) the President of the United States shall not have acted pursuant to Section 721 of the Defense Production Act, as amended, to suspend or prohibit the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement, and the applicable period of time for the President to take such action shall have expired.

          (h)    Parent Charter Amendment.    The Parent Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

          (i)    Nasdaq Listing.    The shares of Parent Common Stock to be issued in the Amalgamation and the shares of Parent Common Stock to be reserved for issuance upon exercise of Rollover Options shall have been approved for quotation or listing, as the case may be, on the Nasdaq Global Select Market System (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

          (j)    Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        Section 8.2.    Additional Conditions to Obligations of Parent and Amalgamation Sub.     The obligations of Parent and Amalgamation Sub to effect the Amalgamation are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company contained in Section 3.6 (Capitalization and Related Matters) and Section 3.29 (Vote Required) shall be true and correct in all respects (except, in the case of Section 3.6 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 3.9(a)(i) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

          (c)    Company Material Adverse Effect.    No Company Material Adverse Effect shall have occurred after the date hereof.

          (d)    Tax Opinion.    Parent shall have received from Willkie Farr & Gallagher LLP, counsel to Parent, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes, the Amalgamation will be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon (i) the opinion of Bermuda counsel referred to in Section 7.10(b)(iii) and (ii) representations of officers of Parent, Amalgamation Sub and the Company substantially in the form of Exhibits C-1 and C-2 (allowing for such amendments to the representations as counsel to Parent deems necessary). The condition set forth in this Section 8.2(d) shall not be waivable after receipt of the approval and adoption of this Agreement by the stockholders of Parent unless further stockholder approval is obtained with appropriate disclosure.

        Section 8.3.    Additional Conditions to Obligations of the Company.     The obligations of the Company to effect the Amalgamation are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent contained in Section 4.28 (Vote Required) shall be true and correct in all respects, (ii) the representations and warranties of Parent and Amalgamation Sub contained in Section 4.9(a)(i) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of Parent and Amalgamation Sub set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

          (c)    Parent Material Adverse Effect.    No Parent Material Adverse Effect shall have occurred after the date hereof.

          (d)    Tax Opinion.    The Company shall have received from Latham & Watkins LLP, counsel to the Company, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes, the Amalgamation will be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon (i) the opinion of Bermuda counsel referred to in Section 7.10(b)(iii) and (ii) representations of officers of Parent, Amalgamation Sub and the Company substantially in the form of Exhibits C-1 and C-2 (allowing for such amendments to the representations as counsel to the Company deems necessary). The condition set forth in this Section 8.3(d) shall not be waivable after receipt of the approval and adoption of this Agreement by the shareholders of the Company unless further shareholder approval is obtained with appropriate disclosure.

ARTICLE IX.

TERMINATION

        Section 9.1.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Amalgamation by the shareholders of the Company or Parent:

          (a)   By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

          (b)   By either the Company or Parent if the Effective Time shall not have occurred on or before April 10, 2012 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

          (c)   By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement and the Amalgamation Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its commercially reasonable efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

          (d)   By either the Company or Parent if (i) the approval by the shareholders of the Company required for the consummation of the Amalgamation shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof) or (ii) the approval by the stockholders of Parent required for the Parent Share Issuance and the Parent Charter Amendment shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

          (e)   By Parent (i) prior to the Company Stockholders Meeting, if there shall have been a Company Change in Recommendation or the Board of Directors of the Company shall have approved or recommended a Company Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing), whether or not permitted by Section 7.4, (ii) if the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 7.1(c) or (iii) if the Company shall have willfully and materially breached any of its material obligations under Section 7.4;

          (f)    By the Company (i) prior to the Parent Stockholders Meeting, if there shall have been a Parent Change in Recommendation or the Board of Directors of Parent shall have approved or recommended a Parent Acquisition Proposal (or the Board of Directors of Parent resolves to do any of the foregoing), whether or not permitted by Section 7.4, (ii) if Parent shall fail to call or hold the Parent Stockholders Meeting in accordance with Section 7.1(d); or (iii) if Parent shall have willfully and materially breached any of its material obligations under Section 7.4;

          (g)   By the Company, pursuant to Section 7.4(c), subject to compliance with the applicable provisions of Section 7.4(c), Section 7.4(d) and Section 7.4(e);

          (h)   By Parent, pursuant to Section 7.4(h), subject to compliance with the applicable provisions of Section 7.4(h), Section 7.4(i) and Section 7.4(j);

          (i)    (x) By the Company or Parent if all the conditions set forth in Sections 8.1 and 8.2 (in the case of a termination by the Company) and Sections 8.1 and 8.3 (in the case of a termination by Parent) have been satisfied (other than those conditions that by their nature are to be satisfied at Closing provided that such conditions are reasonably capable of being satisfied at Closing) and Parent has failed to obtain proceeds pursuant to the Commitment Letter (or any Alternative Financing) sufficient to fund the payment of the Required Refinancing Indebtedness, including premiums and fees in connection therewith, and consummate the transactions contemplated hereby by the end of the Marketing Period or (y) by the Company if all the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at Closing provided that such conditions are reasonably capable of being satisfied at

  Closing) and Parent has failed to obtain proceeds pursuant to the Commitment Letter (or any Alternative Financing) sufficient to fund the payment of the Required Refinancing Indebtedness, including premiums and fees in connection therewith, and consummate the transactions contemplated hereby by the end of the Marketing Period and such failure was caused by (1) Parent's willful and material breach of its obligations under Section 7.12 of this Agreement or its obligations under the Commitment Letter or any definitive documentation in respect of the Financing or Alternative Financing or (2) by a Financing Source's willful and material breach of its obligations under the Commitment Letter or any definitive documentation in respect of the Financing or Alternative Financing;

          (j)    By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Amalgamation Sub contained in this Agreement (other than any breach of Section 4.24 or 7.12) such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an intentional breach of Parent's obligations under Article I), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(j) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

          (k)   By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(k) if Parent or Amalgamation Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 9.2.    Effect of Termination.

        (a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to this Section 9.2, Section 7.12(j) and Article X, provided that, except as set forth in the following sentence, termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by a party (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by a party or such party's shareholders (notwithstanding anything to the contrary in Section 10.9), which shall be deemed in such event to be damages of such party in a claim brought directly by such party) to the extent such liability or damages were the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination. Each party agrees that notwithstanding anything in this Agreement to the contrary, including Section 10.4(a), in the event that any Company Termination Fee, Parent Termination Fee, Financing Fee or Supplemental Financing Fee is payable to a party in accordance with this Agreement, the payment of such fee and any applicable expenses shall be the sole and exclusive remedy of such party, its Subsidiaries, shareholders, Affiliates, officers, directors, employees and representatives against the other party or any of its representatives (including, with respect to Parent and Amalgamation Sub, any Financing Source) or Affiliates for, and in no event will such party being paid any such fee and expenses or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity (including, without limitation, specific performance) with respect to, (i) any loss suffered, directly or indirectly, as a result of the failure of the Amalgamation to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (including with respect to a termination that results in the payment of the Financing Fee or Supplemental Financing Fee with respect to or as a result of any failure to obtain the proceeds of the Financing or any Alternative Financing), and upon payment of any Company Termination Fee, Parent Termination Fee, Financing Fee or Supplemental Financing Fee, and any applicable expenses, in accordance with this Agreement, neither the party paying such fee and such expenses, nor any representative (including, with respect to Parent and Amalgamation Sub, any Financing Source) or Affiliate of such party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.

        (b)   If Parent shall terminate this Agreement pursuant to Section 9.1(e), then the Company shall pay to Parent, not later than two Business Days following such termination, an amount equal to Fifty Million Dollars ($50,000,000) (the "Company Termination Fee") plus the Parent Expenses, within two Business Days after delivery to the Company of written notice of the amount of such Parent Expenses.

        (c)   If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(i), (ii) at or prior to the time of the Company Stockholders Meeting there shall have been publicly disclosed or announced a bona fide written Company Acquisition Proposal that shall not have been publicly withdrawn at least five Business Days prior to the Company Stockholders Meeting and (iii) within 12 months following the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay to Parent, not later than two Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Company Termination Fee plus Parent Expenses (except to the extent the Company has previously paid any such Parent Expenses).

        (d)   If the Company shall terminate this Agreement pursuant to Section 9.1(f), Parent shall pay to the Company, not later than two Business Days after the termination of the Agreement, an amount equal to Seventy Million Dollars ($70,000,000) (the "Parent Termination Fee") plus the Company Expenses.

        (e)   If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(ii), (ii) at or prior to the time of the Parent Stockholders Meeting there shall have been publicly disclosed or announced a bona fide written Parent Acquisition Proposal that shall not have been publicly withdrawn at least five Business Days prior to the Parent Stockholders Meeting and (iii) within 12 months following the termination of this Agreement, Parent enters into a definitive agreement with respect to, or consummates, a Parent Acquisition Proposal, then Parent shall pay to the Company, not later than two Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Parent Termination Fee plus the Company Expenses (except to the extent Parent has previously paid the Company Expenses).

        (f)    If the Company shall terminate this Agreement pursuant to Section 9.1(g), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee plus the Parent Expenses contemporaneously with such termination.

        (g)   If Parent shall terminate this Agreement pursuant to Section 9.1(h), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee plus the Company Expenses contemporaneously with such termination.

        (h)   If the Company or Parent terminates this Agreement pursuant to Section 9.1(i)(x), then Parent shall pay to the Company, not later than two (2) Business Days after the termination of this

Agreement, Seventy Million Dollars ($70,000,000) (the "Financing Fee") minus 50% of the Parent Financing Expenses.

        (i)    (a) If the Company terminates this Agreement pursuant to Section 9.1(i)(y)(1), then Parent shall pay to the Company, not later than two (2) Business Days after the termination of this Agreement, One Hundred Twenty Million Dollars ($120,000,000) (the "Supplemental Financing Fee"); and (b) if the Company terminates this Agreement pursuant to Section 9.1(i)(y)(2), then Parent shall pay to the Company, not later than two (2) Business Days after the termination of this Agreement, the Supplemental Financing Fee minus 50% of the Parent Financing Expenses; provided, that (A) Parent shall only be obligated to pay to the Company an amount equal to the Financing Fee minus 50% of the Parent Financing Expenses unless the Company receives aggregate payments (other than any amounts representing a reimbursement of Parent Financing Expenses) in excess of an amount equal to the Financing Fee from one or more Financing Sources (x) in settlement of claims arising out of such Financing Source's willful and material breach of its obligations under the Commitment Letters or any definitive documentation in respect of the Financing or Alternative Financing and/or (y) pursuant to a final non-appealable judgment of a court of competent jurisdiction with respect to such claims, in which case, Parent shall promptly pay to the Company an amount equal to such excess until Parent shall have paid the Company an aggregate amount equal to the Supplemental Financing Fee minus 50% of the Parent Financing Expenses and (B) Parent shall not be entitled to subtract 50% of the Parent Financing Expenses from the Financing Fee or Supplemental Financing Fee unless it has first sought reimbursement of the Parent Financing Expenses from such Financing Sources (including by bringing a claim against such Financing Sources).

        (j)    If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(ii), then Parent shall pay to the Company, not later than two Business Days after the termination of this Agreement, the Company Expenses.

        (k)   If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(i), then the Company shall pay to Parent, not later than two Business Days after the termination of this Agreement, the Parent Expenses.

        (l)    If (i) (a) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) and (b) at the time of such termination, all of the conditions set forth in Sections 8.1, 8.2 and 8.3 shall have been satisfied or waived other than (x) those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement and (y) a Regulatory Condition, or (ii) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(c), then the Company shall pay to Parent, not later than two (2) Business Days after such termination, 50% of the Parent Financing Expenses.

        (m)  If (i) Parent shall terminate this Agreement pursuant to Section 9.1(b) and (ii) at the time of such termination, all of the conditions set forth in Sections 8.1, 8.2 and 8.3 shall have been satisfied or waived, other than the condition set forth in Section 8.2(a) or 8.2(c), then the Company shall pay to Parent, not later than two (2) Business Days after such termination, the Parent Financing Expenses.

        (n)   All payments under this Section 9.2 by (i) the Company shall be made by wire transfer of immediately available funds to an account designated by Parent, and (ii) Parent shall be made by wire transfer of immediately available funds to an account designated by the Company.

        (o)   For purposes of this Section 9.2, the term "Company Acquisition Proposal" shall have the meaning assigned to such term in Section 7.4(a), except that the reference to "more than 20%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "more than 50%", and the term "Parent Acquisition Proposal" shall have the meaning assigned to such term in Section 7.4(f), except that the reference to "more than 20%" in the definition of "Parent Acquisition Proposal" shall be deemed to be a reference to "more than 50%".

        (p)   The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and the Amalgamation Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement and the Amalgamation Agreement. If the Company fails to pay promptly the amounts due pursuant to this Section 9.2, the Company will also pay to Parent Parent's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid under this Section 9.2 the Company Termination Fee more than once.

        (q)   Parent acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and the Amalgamation Agreement and are not a penalty, and that, without these agreements, the Company would not enter into this Agreement and the Amalgamation Agreement. If Parent fails to pay promptly the amounts due pursuant to this Section 9.2, Parent will also pay to the Company the Company's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall Parent be required to pay or cause to be paid under this Section 9.2 (i) the Parent Termination Fee more than once, (ii) the Financing Fee more than once, (iii) the Supplemental Financing Fee more than once or (iv) more than one of the Parent Termination Fee, the Financing Fee and the Supplemental Financing Fee.

        Section 9.3.    Amendment.     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Amalgamation by the stockholders of the Company or Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders or which reduces the Amalgamation Consideration or adversely affects the holders of Company Common Shares or Convertible Preferred Stock, without approval by the shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 9.4.    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

 ARTICLE X.

MISCELLANEOUS

        Section 10.1.    Non-Survival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

        Section 10.2.    Disclosure Schedules.

        (a)   The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

        (b)   Any item set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make readily apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

        Section 10.3.    Successors and Assigns.     No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Amalgamation Sub may assign its rights and obligations under this Agreement to another direct wholly owned Bermuda subsidiary of Parent without the consent of the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. No assignment or purported assignment of this Agreement by any party hereto shall be valid if and to the extent such assignment affects the treatment of the Amalgamation under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

        Section 10.4.    Governing Law; Jurisdiction; Specific Performance.

        (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Amalgamation Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.4 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each of the parties to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, the Financing (or any commitment letter relating to any Alternative Financing) or the performance thereof, in any forum other than any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof.

        (b)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF, OR RELATING TO, THE COMMITMENT LETTER OR THE FINANCING OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

        (c)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2). Any requirements for the securing or posting of any bond with such remedy are waived. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that (a) the Company shall be entitled to (i) enforce specifically the obligations of Parent or Amalgamation Sub under the Agreement to consummate the transactions contemplated hereunder only in the case that (A) all of the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived, (B) the Marketing Period has expired and (C) the proceeds of the Financing are then available in full pursuant to the Commitment Letter (or pursuant to Alternative Financing), (ii) enforce specifically Parent's obligations to pay the Company Expenses and the Parent Termination Fee, Financing Fee or Supplemental Financing Fee, as applicable, pursuant to, and under the conditions specified by, Section 9.2, and its obligations in respect of the expenses incurred pursuant to Section 7.12 and (iii) to enforce and to prevent any breach by Parent of its covenants under this Agreement (including under Section 7.12) (other than the obligations of Parent or Amalgamation Sub under the Agreement to consummate the transactions contemplated hereunder, except as provided in clause (i) above) and (b) Parent shall be entitled to enforce specifically the Company's obligation to pay the Company Termination Fee and the Parent Expenses pursuant to, and under the conditions specified by, Section 9.2.

        Section 10.5.    Expenses.     All fees and expenses incurred in connection with the Amalgamation including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Amalgamation Agreement and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Joint Proxy Statement/Prospectus, (b) as provided in Section 7.12, and (c) as provided in Section 9.2.

        Section 10.6.    Severability; Construction.

        (a)   In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

        (b)   The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

        (c)   All references to "$" or USD herein shall be references to U.S. Dollars.

        Section 10.7.    Notices.     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

  If to the Company:

    Global Crossing Limited
    200 Park Avenue
    Florham Park, New Jersey 07932
    Attn: John McShane, Office of the General Counsel
    Fax: (973) 360-0538

  Copy to (such copy not to constitute notice):

    Latham & Watkins LLP
    885 Third Avenue
    New York, NY 10022
    Attn:  James C. Gorton
               David S. Allinson

  If to Parent or Amalgamation Sub:

    Level 3 Communications, Inc.
    1025 Eldorado Blvd. Broomfield, CO 80303
    Attention: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary
    Fax: 720-888-5127

  Copy to (such copy not to constitute notice):

    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, NY 10019
    Attn:  David K. Boston
               Laura L. Delanoy

        Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.

        Section 10.8.    Entire Agreement.     This Agreement, the Amalgamation Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

        Section 10.9.    Parties in Interest.     Except for (i) the rights of the Company shareholders to receive the Amalgamation Consideration (following the Effective Time) in accordance with the terms of this Agreement (of which the shareholders are the intended beneficiaries following the Effective Time), (ii) the rights to continued indemnification and insurance pursuant to Section 6.3 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time) and (iii) the rights of the Financing Sources in Sections 9.2, 10.4(a) and 10.4(b) hereof (of which the Financing Sources and their respective successors and assigns are intended beneficiaries and shall be entitled to enforce), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

        Section 10.10.    Section and Paragraph Headings.     The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 10.11.    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

        Section 10.12.    Definitions.     As used in this Agreement:

        "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

        "Agreement" shall have the meaning set forth in the Preamble hereto.

        "Alternative Financing" shall have the meaning set forth in Section 7.12(b).

        "Amalgamated Company" shall have the meaning set forth in Section 1.1.

        "Amalgamation" shall have the meaning set forth in the Recitals hereto.

        "Amalgamation Agreement" shall have the meaning set forth in the Recitals hereto.

        "Amalgamation Application" shall have the meaning set forth in Section 1.3.

        "Amalgamation Consideration" shall have the meaning set forth in Section 1.8(a).

        "Amalgamation Sub" shall have the meaning set forth in the Preamble hereto.

        "Anticorruption Laws" shall have the meaning set forth in Section 3.31(a).

        "Board of Directors" shall mean the Board of Directors of any specified Person and any committees thereof.

        "Business Day" shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York (or, for purposes of Section 1.2 only, in Hamilton, Bermuda) are permitted or required to be closed.

        "Bye-laws" shall have the meaning set forth in Section 1.6.

        "Certificates" shall have the meaning set forth in Section 1.8(c).

        "CFIUS" shall have the meaning set forth in Section 3.4.

        "Closing" shall have the meaning set forth in Section 1.2.

        "Closing Date" shall have the meaning set forth in Section 1.2.

        "Code" shall have the meaning set forth in the Recitals hereto.

        "Commitment Letter" means that certain Commitment Letter (together with all annexes, exhibits, schedules, appendices and other attachments thereto), dated the date hereof, by and between Parent and the Financing Sources, pursuant to which and subject to the terms and conditions thereof, the Financing Sources has agreed to provide the loans or other indebtedness identified therein in the amounts set forth therein, for the purpose of (among other things) funding, in part, the payment of the Required Refinancing Indebtedness, including premiums and fees incurred in connection therewith, and facilitating the consummation of the Amalgamation; provided that, after the date of this Agreement, (i) upon any amendment, supplement or modification to, or waiver of, the Commitment Letter in accordance with the last sentence of Section 7.12(a), the term "Commitment Letter" as used in this Agreement shall mean the Commitment Letter as so amended, supplemented, modified or waived in accordance with Section 7.12(a) from and after the time Parent has delivered to the Company a true, correct and complete copy of such amended, supplemented, modified or waived Commitment Letter and (ii) in the event that Parent obtains Alternative Financing in accordance with Section 7.12(b), the term "Commitment Letter" shall mean the commitment letter or letters (as amended, supplemented or modified in accordance with Section 7.12) related to the Alternative Financing from and after the time Parent has delivered to the Company a true, correct and complete copy of such alternative commitment letter or letters; provided further that, with respect to the representations and warranties of Parent set forth in Section 4.24, references to the Commitment Letter as of the date hereof shall thereafter mean the Commitment Letter as so amended, supplemented, waived, modified or replaced on the date so provided to and approved by the Company.

        "Communications Act" shall have the meaning set forth in Section 3.14(b).

        "Companies Act" shall have the meaning set forth in the Recitals hereto.

        "Company" shall have the meaning set forth in the Preamble hereto.

        "Company Acquisition Proposal" shall have the meaning set forth in Section 7.4(a).

        "Company Alternative Acquisition Agreement" shall have the meaning set forth in Section 7.4(c).

        "Company Benefit Plans" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

        "Company Change in Recommendation" shall have the meaning set forth in Section 7.4(c).

        "Company Common Share" shall have the meaning set forth in the Recitals hereto.

        "Company Defined Contribution Plan" shall have the meaning set forth in Section 6.2(d).

        "Company Disclosure Schedule" shall mean the disclosure schedule delivered by the Company on the date hereof.

        "Company Expenses" shall mean all of the Company's actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants and financial advisors) actually incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement, which amount shall not be greater than Five Million Dollars ($5,000,000); provided, that solely with respect to Section 9.2(j), such amount shall not be greater than Ten Million Dollars ($10,000,000).

        "Company Insiders" shall have the meaning set forth in Section 7.9.

        "Company Intellectual Property" shall mean all Intellectual Property owned, used or held for use by the Company or any Subsidiary.

        "Company Intervening Event" shall mean a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to or by the Company's Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to or by the Company's Board of Directors as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known to or by the Company's Board of Directors prior to obtaining the Required Company Vote.

        "Company Leased Real Property" shall have the meaning set forth in Section 3.12(b).

        "Company Leases" shall have the meaning set forth in Section 3.12(b).

        "Company Licenses and Permits" shall have the meaning set forth in Section 3.14(a).

        "Company Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, financial condition, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic conditions, (ii) the industries in which the Company and its Subsidiaries operate, (iii) changes in law, (iv) changes in GAAP, (v) the negotiation, execution, announcement, pendency or performance of this Agreement and the Amalgamation Agreement or the transactions contemplated hereby and thereby or the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, and (vii) earthquakes, hurricanes, floods, or other natural disasters, except, in the case of the foregoing clauses (i) and (ii), to the extent that such event, change, circumstance, effect, development or state of facts affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries in which the Company and its Subsidiaries operate, or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement and the Amalgamation Agreement or to consummate the transactions contemplated hereby and thereby.

        "Company Option" shall have the meaning set forth in Section 1.9(a).

        "Company Organizational Documents" shall mean the Memorandum of Association and the Amended and Restated Bye-laws of the Company, together with all amendments thereto.

        "Company Owned Intellectual Property" shall mean all Intellectual Property owned by the Company or any Subsidiary.

        "Company Owned Real Property" shall have the meaning set forth in Section 3.12.

        "Company Property" shall have the meaning set forth in Section 3.12(b).

        "Company Registered Intellectual Property" shall have the meaning set forth in Section 3.13(b).

        "Company RSU" shall have the meaning set forth in Section 1.9(b).

        "Company SEC Reports" shall have the meaning set forth in Section 3.8(a).

        "Company Section 16 Information" shall have the meaning set forth in Section 7.9.

        "Company Share Reserve" shall have the meaning set forth in Section 3.6(a)(ii).

        "Company Stockholders Meeting" shall have the meaning set forth in Section 3.28.

        "Company Superior Proposal" shall have the meaning set forth in Section 7.4(b).

        "Company Termination Fee" shall have the meaning set forth in Section 9.2(b).

        "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

        "Consent Solicitations" shall have the meaning set forth in Section 7.12(d).

        "Continuing Company Employee" shall have the meaning set forth in Section 6.2(a).

        "Contract" shall have the meaning set forth in Section 3.17(c).

        "Convertible Preferred Stock" shall have the meaning set forth in Section 3.6(a)(iii).

        "Customer" shall have the meaning set forth in Section 3.17(c).

        "Customer Contracts" shall have the meaning set forth in Section 3.17(c).

        "Debt Tender Offer" shall have the meaning set forth in Section 7.12(d).

        "Defense Production Act" shall have the meaning set forth in Section 3.4.

        "Disclosure Schedules" shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

        "Dissenting Shareholder" shall have the meaning set forth in Section 1.8(f).

        "Dissenting Shares" shall have the meaning set forth in Section 1.8(f).

        "DOJ" shall have the meaning set forth in Section 7.3(b).

        "Effective Time" shall have the meaning set forth in Section 1.3.

        "Encumbrances" shall mean any claim, Lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

        "Environmental Laws" shall have the meaning set forth in Section 3.23(a).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall have the meaning set forth in Section 3.18(c).

        "Exchange Act" shall have the meaning set forth in Section 3.4.

        "Exchange Agent" shall have the meaning set forth in Section 2.1.

        "Exchange Fund" shall have the meaning set forth in Section 2.1.

        "Exchange Ratio" shall have the meaning set forth in Section 1.8(a).

        "Existing Indebtedness" shall mean all Indebtedness of the Company and its Subsidiaries (x) in existence on the date hereof or (y) permitted to be incurred in compliance with the terms hereof prior to the Termination Date, as the case may be, until such amounts are repaid.

        "FCC" shall mean the Federal Communications Commission.

        "FCPA" shall have the meaning set forth in Section 3.31(a).

        "Financing" means the debt financing in an amount sufficient to pay the Required Refinancing Indebtedness as contemplated by the Commitment Letter; provided that, after the date of this Agreement, in the event that Parent obtains Alternative Financing in accordance with Section 7.12(b), the term "Financing" shall mean the Alternative Financing.

        "Financing Fee" shall have the meaning set forth in Section 9.2(h).

        "Financing Sources" shall mean Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., and Citicorp North America, Inc., and any of their respective affiliates, each acting pursuant to the Commitment Letter (or any other financing source and its affiliates that may become party to the Commitment Letter as the same may be amended, supplemented, modified, waived or replaced in accordance with the definition thereof).

        "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

        "GCUK Issuers" shall mean Global Crossing (UK) Telecommunications Ltd. and Global Crossing (UK) Finance Plc.

        "GCUK Senior Notes" shall mean the 10.75% Senior Notes due 2014 and the 11.75% Senior Notes due 2014, in each case issued by the GCUK Issuers.

        "Governmental Entity" shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

        "Hazardous Material" shall have the meaning set forth in Section 3.23(c).

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "HSR Act" shall have the meaning set forth in Section 3.4.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing capital lease obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

          (6)   representing any Hedging Obligations,

        if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

        "Indemnified Person" shall have the meaning set forth in Section 6.3(a)(i).

        "Indenture Amendments" shall have the meaning set forth in Section 7.12(d).

        "Intellectual Property" shall mean all of the following, whether registered or unregistered: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works, applications or registrations in any jurisdiction for the foregoing; (v) domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in Web sites; and (vi) all similar proprietary rights.

        "IRS" shall mean the United States Internal Revenue Service.

        "IRU" shall mean any sale, license or lease of any indefeasible rights of use of the Company's infrastructure.

        "Joint Proxy Statement/Prospectus" shall have the meaning set forth in Section 3.28.

        "Key Employees" shall have the meaning set forth in Section 3.9(b).

        "Knowledge" shall mean, (i) with respect to the Company, the actual knowledge of the executives of the Company listed on Schedule 10.12(a) (and, for purposes of Section 3.16, Section 3.30 and

Section 3.31 only, the additional executives of the Company listed on Schedule 10.12 (b)) after due inquiry of the senior employees of the Company and its Subsidiaries who have administrative or operational responsibility for the particular subject matter in question, or (ii) with respect to Parent, the actual knowledge of the executives of Parent listed on Schedule 10.12 (c) (and, for purposes of Section 4.16, Section 4.29 and Section 4.30 only, the additional executives of Parent listed on Schedule 10.12 (d)) after due inquiry of the senior employees of Parent and its Subsidiaries who have administrative or operational responsibility for the particular subject matter in question.

        "Level 3 Financing" means Level 3 Financing, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent.

        "Level 3 Financing 9.375% Senior Notes" shall mean the $500,000,000 in aggregate principal amount of 9.375% Senior Notes due 2019 of Level 3 Financing (and from and after the issuance of registered 11.875% Senior Notes in exchange therefor, such registered 9.375% Senior Notes).

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance or title defect, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

        "Marketing Period" shall mean the first period of twenty (20) consecutive Business Days after the date hereof throughout which (a) Parent and Amalgamation Sub shall have the Required Financial Information and (b) the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing provided that such conditions are reasonably capable of being satisfied at Closing) shall have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.2 to fail to be satisfied (other than a failure to be satisfied that is cured by the Company prior to the final day of the Marketing Period) assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that the Marketing Period shall not include any day from and including (x) August 22, 2011 through September 6, 2011, (y) November 21, 2011 through and November 25, 2011 or (z) December 19, 2011 through January 2, 2012; provided, further that if the Marketing Period has not commenced or concluded by March 10, 2012, and, as of such date, (1) Parent and Amalgamation Sub shall have the Required Financial Information, (2) all conditions in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing provided that such conditions are reasonably capable of being satisfied at Closing) shall not have been satisfied but shall be reasonably likely to be satisfied on or prior to the Termination Date and (3) no condition exists that would cause any of the conditions set forth in Section 8.2 to fail to be satisfied (other than a failure to be satisfied that is cured by the Company prior to the final date of the Marketing Period), then the Marketing Period shall commence on March 10, 2012 and shall, notwithstanding anything to the foregoing contained in this Agreement, conclude on the twentieth (20th) Business Day thereafter. Without limiting the generality of the foregoing, the Marketing Period shall not be deemed to have commenced if, prior to completion of the Marketing Period, (i) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports, (ii) the Company shall have publicly announced any intention to restate any financial information included in the Required Financial Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Company SEC Reports have been amended or the Company has determined that no restatement shall be required, (iii) the Company shall not have timely filed any Company SEC Reports required to be filed on or after the date hereof, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured, or (iv) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period. Notwithstanding anything to the contrary contained within this Agreement, the Marketing Period shall be deemed to have concluded upon the earliest to occur of (i) the consummation of the Financing, (ii) the Closing and (iii) Parent having obtained proceeds sufficient to fund the payment of the Required Refinancing Indebtedness.

        "Memorandum of Association" shall have the meaning set forth in Section 1.5.

        "Network Security Agreement" shall mean that certain Network Security Agreement, dated as of September 24, 2003, as amended, between the Company, Global Crossing Ltd., the Shareholder, the Federal Bureau of Investigation, the U.S. Department of Justice, the Department of Defense and the Department of Homeland Security.

        "New Plans" shall have the meaning set forth in Section 6.2(c).

        "Notes" shall mean any of the Senior Secured Notes, the Senior Notes and the GCUK Senior Notes.

        "Offer Documents" shall have the meaning set forth in Section 7.12(e).

        "Offers to Purchase" shall have the meaning set forth in Section 7.12(d).

        "Parent" shall have the meaning set forth in the Preamble hereto.

        "Parent 11.875% Senior Notes" shall mean the $305,000,000 in aggregate principal amount of 11.875% Senior Notes due 2019 of Parent (and from and after the issuance of registered 11.875% Senior Notes in exchange therefor, such registered 11.875% Senior Notes).

        "Parent Acquisition Proposal" shall have the meaning set forth in Section 7.4(f).

        "Parent Alternative Acquisition Agreement" shall have the meaning set forth in Section 7.4(h).

        "Parent Benefit Plan" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case sponsored, maintained, contributed or required to be contributed to by Parent or its Subsidiaries or under which Parent or any of its Subsidiaries has any current or potential liability.

        "Parent Change in Recommendation" shall have the meaning set forth in Section 7.4(h).

        "Parent Charter Amendment" shall mean the amendment to Parent's Restated Certificate of Incorporation, substantially in the form of Exhibit B hereto.

        "Parent Common Stock" shall have the meaning set forth in the Recitals hereto.

        "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent and Amalgamation Sub on the date hereof.

        "Parent ERISA Affiliate" shall have the meaning set forth in Section 4.18(b).

        "Parent Expenses" shall mean all of Parent's actual and reasonably documented out-of-pocket fees and expenses (including the Parent Financing Expenses) actually incurred by Parent and its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement, including the financing thereof, which amount shall not be greater than Five Million Dollars ($5,000,000) (other than with respect to the Parent Financing Expenses).

        "Parent Financing Expenses" shall mean the following Parent Expenses payable by Parent and its Subsidiaries on or prior or to or as a result of the termination of this Agreement in connection with the financing of the Required Refinancing Indebtedness and actually paid by Parent and any of its Subsidiaries: (i) bridge commitment fee required to be paid pursuant to Section 1.C. of the fee letter executed in connection with the Commitment Letter (the "Fee Letter"), (ii) the initial purchaser or underwriting commission or discount (if any) required to be paid pursuant to Section 3(a) of the engagement letter (executed in connection with the Commitment Letter) in connection with any offering of debt securities by Parent or any of its Subsidiaries (but not, for the avoidance of doubt, any interest paid or payable thereto) the proceeds of which are to be used to finance the Required Refinancing Indebtedness and are funded into escrow pending the Closing (excluding such discount, commissions or fees required to be paid in connection with any such offering of debt securities by Parent or any of its Subsidiaries with a final non-extendable maturity prior to January 1, 2015 or an interest rate higher than 14% that is funded into escrow on or before October 10, 2011) and (iii) any premium (not in excess of 1.00%) required to be paid to the holders of any securities issued pursuant to the preceding clause (ii) in the event that the Closing fails to occur and such securities are required to be redeemed by Parent or any of its Subsidiaries. In the event that any Parent Financing Expenses are reimbursed, rebated or refunded to Parent or its Subsidiaries or Affiliates (or credited against other amounts owing from Parent or its Subsidiaries or Affiliates) following the incurrence or payment thereof, a pro rata portion of such reimbursed, rebated, credited or refunded amounts shall be credited to or refunded to the Company, to the extent previously paid, or payable, to Parent, as applicable. The amounts described in clauses (i) and (ii) above shall also include any corresponding amounts payable in connection with an Alternative Financing; provided that any such corresponding amounts may not, when aggregated with the Parent Financing Expenses previously incurred, exceed 150% of the corresponding Parent Financing Expense that would have been paid or payable in connection with the Financing contemplated by the Commitment Letter as of the date hereof.

        "Parent Intellectual Property" shall mean all Intellectual Property owned, used or held for use by Parent or any Subsidiary.

        "Parent Intervening Event" shall mean a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of Parent that is unknown to or by Parent's Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to or by Parent's Board of Directors as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known to or by Parent's Board of Directors prior to obtaining the Required Parent Vote.

        "Parent Lease" shall have the meaning set forth in Section 4.12(b).

        "Parent Leased Real Property" shall have the meaning set forth in Section 4.12(b).

        "Parent Licenses and Permits" shall have the meaning set forth in Section 4.14(a).

        "Parent Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, financial condition, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic conditions, (ii) the industry in which Parent and its Subsidiaries operate, (iii) changes in law, (iv) changes in GAAP, (v) the negotiation, execution, announcement, pendency or performance of this Agreement and the Amalgamation Agreement or the transactions contemplated hereby and thereby or the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, and (vii) earthquakes, hurricanes, floods, or other natural disasters, except, in the case of the foregoing clauses (i) and (ii), to the extent that such event, change, circumstance, effect, development or state of facts affects Parent and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which Parent and its Subsidiaries operate, or (b) would prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement and the Amalgamation Agreement or to consummate the transactions contemplated hereby and thereby.

        "Parent Material Contract" shall have the meaning set forth in Section 4.17.

        "Parent Option" means each option to purchase Parent Common Stock outstanding under any Parent Benefit Plan or otherwise.

        "Parent Organizational Documents" shall mean the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

        "Parent Owned Intellectual Property" shall mean all Intellectual Property owned by Parent or any Subsidiary.

        "Parent Owned Real Property" shall have the meaning set forth in Section 4.12(a).

        "Parent Preferred Stock" shall have the meaning set forth in Section 4.6(a).

        "Parent Property" shall have the meaning set forth in Section 4.12(b).

        "Parent Registered Intellectual Property" shall have the meaning set forth in Section 4.13(b).

        "Parent RSUs" shall mean the restricted stock units of Parent.

        "Parent SEC Reports" shall have the meaning set forth in Section 4.8(a).

        "Parent Share Issuance" shall have the meaning set forth in Section 3.28.

        "Parent Stockholders Meeting" shall have the meaning set forth in Section 3.28.

        "Parent Superior Proposal" shall have the meaning set forth in Section 7.4(g).

        "Parent Termination Fee" shall have the meaning set forth in Section 9.2(d).

        "Participating Employees" shall have the meaning set forth in Section 6.2(c).

        "Patents" shall mean all patent and patent applications in any jurisdiction, and all re-issues, reexamine applications, continuations, divisionals, continuations-in-part or extensions of any of the foregoing.

        "PBGC" shall have the meaning set forth in Section 3.18(c).

        "Permitted Liens" shall mean (a) liens for utilities and current Taxes not yet due and payable or being contested in good faith, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith, (c) liens for Taxes, assessments, or governmental charges or levies on a Person's properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, licenses, restrictive covenants and similar Encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity's business or the operation of the property as currently conducted to which they apply, (f) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, none of which materially interfere with the business of Parent or its Subsidiaries or the Company or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (g) Liens granted in respect of any debt or securing any obligations with respect thereto and other Liens in each case as set forth on Schedule 10.12(g), (h) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (i) Liens and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (j) Liens and deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from protective filings (l) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry (m) Liens in favor of the Company or Parent, as the case may be, or any of its Subsidiaries, (n) Liens constituting any interest of title of a lessor, a licensor or either's creditors in the property subject to any lease (other than a capital lease), and leases, subleases, licenses or sublicenses granted to any other Person that do not materially interfere with the ordinary course of business of the Person; (o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (p) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (q) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods entered into in the ordinary course of business; (r) judgment Liens so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired; (s) non-consensual Liens imposed in jurisdictions outside of the United States, the U.S. Virgin Islands, Bermuda, the United Kingdom, Canada, Luxembourg or the Netherlands to the extent not arising out of the incurrence of indebtedness for borrowed money, provided that the Company or the applicable Subsidiary of the Company exercises commercially reasonable efforts to cause such Lien to be discharged or released; and (t) other Liens (not securing indebtedness for borrowed money) that would not, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

        "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        "Proceeding" shall have the meaning set forth in Section 6.3(a).

        "Registrar" shall have the meaning set forth in Section 1.3.

        "Registration Statement" shall have the meaning set forth in Section 7.1(a).

        "Regulatory Condition" shall mean a condition in Section 8.1(c), 8.1(d), 8.1(e), 8.1(f) or 8.1(g).

        "Regulatory Law" shall have the meaning set forth in Section 7.3(b).

        "Required Company Vote" shall have the meaning set forth in Section 3.29.

        "Required Financial Information" means, as of any date, (a) the audited consolidated financial statements of the Company for each of the three fiscal years ending at least 95 days prior to the Closing Date, prepared in accordance with Regulation S-X, (b) the unaudited consolidated financial statements for any interim period or periods of the Company and the related unaudited statements of income and cash flows, which shall have been reviewed by the independent accountants of the Company as provided under SAS 100, (c) financial information related to the Company reasonably requested in writing (including such requests made after the provision of the financial statements described in clauses (a) and (b) above) by Parent as promptly as reasonably practicable, which information is reasonably necessary for Parent to produce the pro forma financial statements required under Regulation S-X under the Securities Act for a public capital markets offering, and (d)(i) such other financial data and pertinent information regarding the Company and its Subsidiaries required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) in connection with a registered offering of nonconvertible debt securities to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, made on any date during the relevant period and specified in writing by Parent to the Company, and (ii) such other information and data as are otherwise necessary in order to receive customary "comfort" letters with respect to the financial statements and data referred to in clause (i) of this definition (including "negative assurance" comfort) from the independent auditors of the Company and the Company Subsidiaries on any date during the relevant period; provided, however, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered on the first Business Day after the date of such notice unless Parent in good faith reasonably determines the Company has not completed delivery of the Required Financial Information and, within three Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information that Parent reasonably believes the Company has not delivered).

        "Required Parent Vote" shall have the meaning set forth in Section 4.28.

        "Required Refinancing Indebtedness" shall have the meaning set forth in Section 4.24.

        "Rights Agreement" means that certain rights agreement, dated as of April 10, 2011, between Parent and Wells Fargo Bank, N.A., as rights agent.

        "Rollover Option" shall have the meaning set forth in Section 1.9(a).

        "Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.15(b).

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall have the meaning set forth in Section 3.4.

        "Senior Notes" shall mean the $150,000,000 in aggregate principal amount of the Company's 9% Senior Notes due 2019 (and from and after the issuance of registered Senior Notes in exchange therefor, such registered Senior Notes).

        "Senior Secured Notes" shall mean the $750,000,000 in aggregate principal amount of the Company's 12% Senior Secured Notes due 2015.

        "Shareholder" shall have the meaning set forth in the Preamble hereto

        "Subsidiary" when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

        "Supplemental Financing Fee" shall have the meaning set forth in Section 9.2(i).

        "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

        "Taxes" shall mean all U.S. federal, state, or local or non-U.S. taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and "Tax" shall mean any one of them.

        "Termination Date" shall have the meaning set forth in Section 9.1(b).

        "the other party" shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

        "Trade Laws" shall have the meaning set forth in Section 3.30(b).

        "Treasury Regulations" shall have the meaning set forth in the Recitals hereto.

        "Uncertificated Company Stock" shall have the meaning set forth in Section 1.8(c).

        "U.S. Company Benefit Plan" shall mean each Company Benefit Plan in which any employee who is based in the U.S. participates.

        "Vendor" shall have the meaning set forth in Section 3.17(c).

        "Vendor Contracts" shall have the meaning set forth in Section 3.17(c).

        "Voting Agreement" shall have the meaning set forth in the Recitals hereto.

        "WARN" shall have the meaning set forth in Section 3.22(d).

        "Wholly Owned Subsidiary" of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person; provided, that the entities set forth on Schedule 10.12 shall be deemed to be Wholly Owned Subsidiaries for purposes of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ JAMES Q. CROWE Name: James Q. Crowe Title: Chief Executive Officer and Director
APOLLO AMALGAMATION SUB, LTD.
By:	/s/ JOHN M. RYAN Name: John M. Ryan Title: Executive Vice President, Chief Legal Officer and Secretary
GLOBAL CROSSING LIMITED
By:	/s/ JOHN J. LEGERE Name: John J. Legere Title: Chief Executive Officer

[Signature Page to the Agreement and Plan of Amalgamation]

Annex B

PERSONAL AND CONFIDENTIAL

April 10, 2011

Board of Directors
Global Crossing Limited
45 Reid Street
Hamilton HM12, Bermuda

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Level 3 Communications, Inc. ("Level 3") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Company Shares"), of Global Crossing Limited (the "Company") of the exchange ratio of 16.0 shares of common stock, par value $0.01 per share (the "Level 3 Shares"), of Level 3 to be paid for each Company Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Amalgamation, dated as of April 10, 2011 (the "Agreement"), by and among Level 3, Apollo Amalgamation Sub, Ltd., a direct wholly owned subsidiary of Level 3, and the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Level 3 and any of their respective affiliates and third parties, including Singapore Technologies Telemedia Pte Ltd. ("STT"), a subsidiary of Temasek Holdings (Private) Limited ("Temasek"), Temasek and any of their respective affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to a public offering of 12.00% Notes due 2015 (aggregate principal amount $750,000,000) by the Company in September 2009; joint book-running manager with respect to the Company's open market repurchase of 9.875% Notes due 2017 (aggregate amount of $225,000,000) in September 2009; and joint book-running manager with respect to a public offering of the Company's 9.00% Notes due 2019 (aggregate principal amount $150,000,000) in October 2010. We also have provided certain investment banking and other financial services to Temasek and its affiliates and its portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book running manager with respect to a public offering of 4.30% Investment Grade Notes (aggregate amount of $1,500,000,000) by Temasek in October 2009; joint book-running manager with respect to a public offering of 5.375% Investment Grade Notes (aggregate amount of $500,000,000) by Temasek in November 2009; and joint book-running manager with respect to a public offering of 4.20% Investment Grade Notes (aggregate amount of $1,000,000,000) by Temasek in August 2010. We may also in the future provide investment banking services to the Company, Level 3 and their respective affiliates and Temasek, STT and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Temasek, STT and their respective affiliates and portfolio companies and may have invested in limited partnership units of affiliates of Temasek and STT from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and annual reports on Form 10-K of the Company for the five fiscal years ended December 31, 2010; annual reports to shareholders and annual reports on Form 10-K of Level 3 for the five fiscal years ended December 31, 2010; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Level 3; certain other communications from the Company and Level 3 to their respective shareholders; certain publicly available research analyst reports for the Company and Level 3; certain internal financial analyses and forecasts for the Company and Level 3 prepared by the Company's management, in each case as approved for our use by the Company (the "Forecasts") and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"); and certain internal financial analyses and forecasts for Level 3 prepared by its management. We have also held discussions with members of the senior managements of the Company and Level 3 regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies; reviewed the reported price and trading activity for the Company Shares and the Level 3 Shares; compared certain financial and stock market information for the Company and Level 3 with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Level 3 or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Level 3 or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Company Shares (other than Level 3 and its affiliates) as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the Stockholder Rights Agreement, dated as of April 10, 2011, between Level 3 and STT Crossing Ltd., an affiliate of STT (including, but not limited to, the preemptive rights,

B-2

board representation rights and transfer restrictions provided therein); the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Level 3 Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Level 3 or the ability of the Company or Level 3 to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Company Shares (other than Level 3 and its affiliates).

Very truly yours,
/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

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Annex C

April 9, 2011

The Board of Directors
Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, Colorado 80021

Members of the Board of Directors:

        We understand that Level 3 Communications, Inc. ("Parent"), and Apollo Amalgamation Sub, Ltd., a direct wholly owned subsidiary of Parent ("Amalgamation Sub"), propose to enter into an Agreement and Plan of Amalgamation, to be dated as of April 10, 2011 (the "Amalgamation Agreement"), with Global Crossing Limited (the "Company") which provides, among other things, for the amalgamation (the "Amalgamation") of Amalgamation Sub and the Company. As a result of the Amalgamation, the Company and Amalgamation Sub will continue as a Bermuda exempted limited liability company (the "Amalgamated Company"), the Amalgamated Company shall become a direct wholly owned subsidiary of Parent, and each of the Company's common shares, par value $0.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares of Company Common Stock owned or held by Parent or the Company or their respective Subsidiaries, will be exchanged for 16 (the "Exchange Ratio") fully paid and nonassessable shares of Parent common stock, par value $0.01 per share ("Parent Common Stock"), including the associated rights under the Rights Agreement, subject to adjustment under certain circumstances as set forth in the Amalgamation Agreement, and each of the Company's 2% Cumulative Preferred Stock, par value $0.10 per share ("Company Preferred Stock"), other than Dissenting Shares and shares of Company Preferred Stock owned or held by Parent or the Company or their respective Subsidiaries, will be exchanged for fully paid and nonassessable shares of Parent Common Stock, including the associated rights under the Rights Agreement, at the Exchange Ratio, subject to adjustment under certain circumstances as set forth in the Amalgamation Agreement, plus an amount equal to the aggregate accrued and unpaid dividends payable thereon. The terms and conditions of the Amalgamation are more fully set forth in the Amalgamation Agreement. Capitalized terms used herein without definition shall have the meanings given them in the Amalgamation Agreement.

        The board of directors of Parent (the "Board") has requested our opinion as to whether the Exchange Ratio provided for in the Amalgamation Agreement is fair, from a financial point of view, to Parent.

        In arriving at our opinion set forth below, we have, among other things: (i) reviewed the Amalgamation Agreement and certain related documents; (ii) reviewed certain publicly available business and financial information, including certain research analyst reports and estimates, concerning the Company and Parent, respectively, and the respective industries in which they operate; (iii) compared the proposed financial terms of the Amalgamation with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company and Parent, respectively, with publicly available information concerning certain other companies we deemed generally relevant, including data relating to public market trading levels and implied multiples for selected acquisition transactions; (v) reviewed the current and historical market prices of the Company Common Stock and the Parent Common Stock, respectively, and compared them with those of certain publicly traded securities of such other companies that we deemed generally relevant; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of Parent relating to its business and the Company's business and reviewed certain strategic, financial and operational benefits anticipated by Parent from the consummation of the Amalgamation; (vii) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (viii) reviewed the pro forma impact of the Amalgamation on Parent's earnings per share, consolidated capitalization and other financial ratios; and (ix) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of management of Parent with respect to the Amalgamation, the past and current business operations of each of Parent and the Company, the financial condition and future prospects and operations of each of Parent and the Company, certain strategic, financial and operational benefits anticipated from the consummation of the Amalgamation and certain other matters we believed necessary or appropriate to our inquiry.

        In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by Parent, its associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company or Parent, nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company or Parent. In relying on financial analyses and forecasts provided to us or discussed with us by Parent, including information relating to certain strategic, financial and operational benefits anticipated from the consummation of the Amalgamation, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Parent's management as to the expected future results of operations and financial condition of Parent. In relying on financial analysis and forecasts prepared by management of the Company and made available to us by Parent, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company's management as to the expected future results of operations and financial condition of the Company. With respect to certain research analyst estimates reviewed by us, we have assumed that such estimates have been reasonably prepared on bases that reasonably reflect the expected future results of operations and financial condition of Parent or the Company, as applicable. We express no view as to the reasonableness of any such financial analyses and forecasts or any assumption on which they are based. We express no view as to the reasonableness of the strategic, financial and operational benefits anticipated by Parent management from the consummation of the Amalgamation, nor do we express any view as the reasonableness of the assumptions on which they are based; however, at your direction we have assumed for purposes of our opinion that such benefits are capable of being realized, and will be realized, in the manner and in the timeframe contemplated in Parent management's forecasts. We have assumed that the Amalgamation would be consummated as contemplated in the Amalgamation Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Amalgamation will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, as contemplated by the Amalgamation Agreement, that the parties will comply with all material terms of the Amalgamation Agreement and that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Amalgamation, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Amalgamation. For purposes of rendering our opinion, and at your direction, we have not differentiated between the Company Common Stock and Company Preferred Stock, and our opinion does not address in any manner any consideration payable pursuant to the Amalgamation Agreement or otherwise to holders of the Company Preferred Stock in respect of accrued and unpaid dividends payable thereon. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, relating to the Company and Parent, respectively, made available to us. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Amalgamation Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand Parent has received such advice as it deems necessary from qualified professionals.

C-2

        Our opinion is necessarily based on securities market, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated, and the information made available to us as of, the date hereof and the conditions, prospects, financial and otherwise, of the Company and Parent and their respective subsidiaries as they were reflected in the information provided to us and as they were represented to us in discussions with management of Parent. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Stock will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to Parent, of the Exchange Ratio provided for in the Amalgamation Agreement and we express no opinion as to any underlying decision which Parent may make to engage in the Amalgamation or any alternative transaction. In this regard, we note that we were not requested to, and did not, solicit or consider any alternatives to the Amalgamation, and do not express any opinion as to the relative merits of the Amalgamation as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly set forth herein, of the Amalgamation Agreement or the form of the Amalgamation.

        We are acting as financial advisor to Parent with respect to the Amalgamation and will receive a fee from Parent for our services in rendering this opinion. We or our affiliates are currently providing financial advisory services to Parent unrelated to the Amalgamation for which we may in the future be entitled to be compensated. In addition, we and our affiliates may in the future provide financial services to the Company, Parent and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

        This opinion is provided for the benefit of the Board, in its capacity as such, in connection with and for the purposes of its evaluation of the Amalgamation. This opinion does not constitute a recommendation to the Board as to whether to approve the Amalgamation or a recommendation to any shareholders of Parent or the Company as to how to vote or otherwise act with respect to the Amalgamation or any other matter, should the Amalgamation or any other matter come to a vote of such shareholders. In addition, you have not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Parent or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or any class of such persons, whether relative to the Amalgamation Consideration to be paid by Parent in the Amalgamation or otherwise. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, such approval not to be unreasonably withheld; provided, however, that Parent may reproduce this opinion in full in any document relating to the Amalgamation that is required to be filed with the U.S. Securities and Exchange Commission.

        This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Investment Banking Commitment Committee of Rothschild Inc.

        On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion that as of the date hereof, the Exchange Ratio provided for in the Amalgamation Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Rothschild Inc.

ROTHSCHILD INC.

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Annex D

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of April 10, 2011, is entered into by and between Level 3 Communications, Inc., a Delaware corporation ("Parent"), and the entity listed on Schedule A hereto (the "Stockholder").

        WHEREAS, the Stockholder owns (both beneficially and of record) in the aggregate 29,351,431 shares of the common stock of Global Crossing Limited, a Bermuda exempted company (the "Company"), par value U.S.$0.01 per share ("Company Common Stock"), and 18,000,000 shares of the Company's 2.0% Cumulative Senior Convertible Preferred Shares, par value U.S.$0.10 per share (the "Convertible Preferred Stock") (such shares of Company Common Stock and Convertible Preferred Stock together with any shares of Company Common Stock or Convertible Preferred Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the "Shares");

        WHEREAS, the Company, Parent, and Apollo Amalgamation Sub, Ltd., a Bermuda exempted company and a direct wholly owned subsidiary of Parent ("Amalgamation Sub"), have entered into an Agreement and Plan of Amalgamation, dated as of the date hereof (the "Plan of Amalgamation"), and the Company, Parent and Amalgamation Sub will enter into an Amalgamation Agreement in substantially the form attached as an exhibit to the Plan of Amalgamation (the "Amalgamation Agreement"); and

        WHEREAS, the Stockholder has agreed to enter into this Agreement in order to induce Parent to enter into the Plan of Amalgamation and to induce Parent to consummate, and to cause Amalgamation Sub to consummate, the transactions contemplated by the Plan of Amalgamation and the Amalgamation Agreement.

        NOW, THEREFORE, in consideration of Parent's entering into the Plan of Amalgamation and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1.    Defined Terms.     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan of Amalgamation.

        SECTION 2.    Representations and Warranties of Stockholder.    The Stockholder hereby represents and warrants to Parent as follows:

        2.1    Title to the Shares.     The Stockholder is the record and beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock and Convertible Preferred Stock set forth opposite the name of the Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock, including Convertible Preferred Stock (all collectively being "Company Securities") owned beneficially and of record by the Stockholder. The Stockholder does not have any rights of any nature to acquire any additional Company Securities. The Stockholder owns all of such shares of Company Common Stock and Convertible Preferred Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock or Convertible Preferred Stock owned by it; provided, however, that STT Communications Ltd ("STTC"), the sole direct shareholder of the Stockholder, has granted certain stock options (the "STTC GC Options") pursuant to the STTC Share Option Plan 2004 (the "STTC GC Stock Option Plan"), to purchase shares of Company Common Stock, of which 617,500 STTC GC Stock Options are outstanding on the date of this Agreement.

        2.2    Organization.     The Stockholder is duly organized, validly existing, and in good standing or similar concept under the laws of the jurisdiction of its organization.

        2.3    Authority Relative to this Agreement.     The Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity (whether considered in a proceeding in equity or at law).

        2.4    No Conflict.     Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of the Stockholder or any other agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets.

        SECTION 3.    Covenants of the Stockholder.

        3.1    Restriction on Transfer.     The Stockholder hereby covenants and agrees that prior to the termination of this Agreement, Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares; provided, however, that Stockholder shall be permitted to (i) transfer shares of Company Common Stock upon exercise of the STTC GC Stock Options, and (ii) convert the shares of Convertible Preferred Stock into shares of Company Common Stock.

        3.2    Additional Shares.     Prior to the termination of this Agreement, the Stockholder will promptly notify Parent of the number of any new shares of Company Common Stock, Convertible Preferred Stock or any other Company Securities acquired directly or beneficially by the Stockholder, if any, after the date of this Agreement. Any such shares shall become "Shares" within the meaning of this Agreement.

        3.3    Nonsolicitation.

          (a)   Subject to Section 3.3(b), none of the Stockholder or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) the Stockholder authorize or permit any of its officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (y) consummate any Company Acquisition Proposal, or (z) approve or endorse any Company Acquisition Proposal; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Stockholder shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Stockholder shall promptly inform their representatives and advisors of the Stockholder's obligations under this Section 3.3. Any violation of this Section 3.3 by any representative of the Stockholder or its Subsidiaries shall be deemed to be a breach of this Section 3.3 by the Stockholder. For purposes of this Section 3.3, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Stockholder, Parent or any Subsidiaries of Parent. "Company Acquisition Proposal" means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving the Company or any of the Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the assets of the Company and the Subsidiaries taken as a whole, other than the Amalgamation contemplated by the Plan of Amalgamation and the Amalgamation Agreement.

          (b)   Notwithstanding the foregoing, the Stockholder, directly or indirectly through its Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Company Stockholders Meeting, engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a breach of Section 3.3(a) of this Agreement or Section 7.4(a) of the Plan of Amalgamation; provided that the Stockholder shall be permitted to take an action described in this Section 3.3(b) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith by a majority vote that such Company Acquisition Proposal constitutes or would reasonably be expected to result in, a Company Superior Proposal. "Company Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company to enter into any transaction involving a Company Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company's outside legal counsel and financial advisor), would be, if consummated, more favorable to the Company's stockholders than the Plan of Amalgamation, the Amalgamation Agreement and the Amalgamation, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals), except that the reference to "20%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "50%". Reference to "the Plan of Amalgamation", the "Amalgamation Agreement" and "the Amalgamation" in this paragraph shall be deemed to include any proposed alteration of the terms of the Plan of Amalgamation, the Amalgamation Agreement or the Amalgamation that are agreed to by Parent pursuant to Section 7.4(d) of the Plan of Amalgamation.

          (c)   The Stockholder shall notify Parent promptly (but in any event within 36 hours) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any proposed discussions, negotiations or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal, and (iii) the material terms and conditions of any such Company Acquisition Proposal and the identity of the Person making any such Company Acquisition Proposal or with whom such discussions or negotiations are taking place, in each case, if such request for information, inquiry or proposal would reasonably be expected to lead to a Company Acquisition Proposal.

        3.4    Restrictions on Hedging.     Prior to the termination of this Agreement, without Parent's prior written consent, the Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any Company Securities, or involving any shares of Parent Common Stock that the Stockholder will receive at the Effective Time upon the Closing of the Amalgamation pursuant to the Plan of Amalgamation, including any transaction by which any of the Stockholder's economic risks and/or rewards or ownership of, or voting rights with respect to, any such Company Securities or Parent Common Stock are transferred or affected; provided, however, the Stockholder shall be permitted to grant stock options pursuant to a share option plan to purchase shares of Parent Common Stock and shall be permitted to enter into any amendments to the terms of the STTC GC Share Option Plan.

        3.5    Efforts.

          (a)   The Stockholder shall cooperate with Parent in good faith with respect to submitting such forms, filings and notices as may be reasonably required under the HSR Act, the Communications Act, and Section 721 of the Defense Production Act (collectively, the "Specified Laws") in order to consummate the Amalgamation and the other transactions contemplated by this Agreement, the Plan of Amalgamation, and the Amalgamation Agreement.

          (b)   Parent shall, in connection with, or in relation to, satisfaction of the conditions set forth in Sections 8.1(d), (e) and (g) of the Plan of Amalgamation, (i) cooperate in all respects and consult with the Stockholder, its representatives and/or advisors in connection with any filing or submission under any of the Specified Laws, and in connection with any investigation or other inquiry related thereto, including by allowing the Stockholder, its representatives and/or advisors to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the Stockholder, its representatives and/or advisors of any substantive communication received by or on behalf of Parent from, or given by or on behalf of Parent to, any Governmental Entities under any of the Specified Laws, by promptly providing copies to the Stockholder, its representatives and/or advisors of any such written substantive communications, regarding any of the transactions contemplated by this Agreement, the Plan of Amalgamation, and the Amalgamation Agreement; and (iii) permit the Stockholder, its representatives and/or advisors to review any substantive communication that it gives to, and consult with the Stockholder, its representatives and/or advisors in advance of any substantive meeting, telephone call or conference with, any Governmental Entities under any of the Specified Laws, and to the extent permitted by such Governmental Entities, give the Stockholder, its representatives and/or advisors the opportunity to attend and participate in such substantive meetings, telephone calls and conferences.

          (c)   In the event that any Governmental Entities specifically require that the Stockholder be a party to a network security agreement in order for the condition in Section 8.1(g) of the Plan of Amalgamation to be satisfied, the Stockholder shall use its commercially reasonable efforts to negotiate and agree to enter into such network security agreement, provided, that such agreement shall impose no obligations, duties, limitations or restrictions on the Stockholder, its director designees on the board of directors of the Parent (the "Parent Board"), or on the Stockholder's rights under the Stockholder Rights Agreement, other than the following: (i) a requirement that one or more of the individuals to be designated by the Stockholder to the Parent Board pursuant to the Stockholder Rights Agreement, shall be required to meet specified qualification criteria in order to serve as members of the Parent Board; and (ii) a waiver of sovereign immunity by the Stockholder in connection with such agreement; provided further, however, that, notwithstanding anything to contrary in this Agreement (including Section 3.5(d)) in no event shall the Stockholder be required to enter in to any network security agreement that contains the limitations specified in clause (i), unless the number of directors that the Stockholder is entitled to designate to serve on the Parent Board who are not required to meet any qualification criteria and who therefore may be designated to the Parent Board in the sole discretion of the Stockholder shall be not less than the greater of (i) two, and (ii) half of the total number of directors that the Stockholder is entitled to designate pursuant to the Stockholder Rights Agreement, rounded up to the nearest whole number.

          (d)   In connection with obtaining the approval of any Governmental Entity the receipt of which is a condition to consummate the transactions contemplated by the Plan of Amalgamation, neither Parent nor any of its Subsidiaries shall, without the prior written consent of the Stockholder, enter into any contract or agreement or any amendment or modification to a contract or agreement with any Governmental Entity that would adversely affect the rights and powers of the Stockholder or any of its Affiliates, including with respect to the Stockholder's designees to the Parent Board, in each case, under the Stockholder Rights Agreement; provided, however, that, the foregoing shall in no way limit the ability of Parent to agree with a Governmental Entity to have a security committee of the Parent Board with a scope of duties and powers that is substantially consistent with the scope of duties and powers of the security committee of the Company as of the date of this Agreement.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, except as specifically set forth in Section 3.5(c), Parent expressly acknowledges and agrees that none of the Stockholder or any of its Affiliates, nor any of the Stockholder's designees to the Parent's Board, shall be required to agree to any terms, conditions or modifications with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the Amalgamation or the consummation of the transactions contemplated by the Plan of Amalgamation, the Amalgamation Agreement or this Agreement.

          (f)    "Stockholder Rights Agreement" shall mean that certain Stockholder Rights Agreement, dated the date of this Agreement, between Parent and the Stockholder.

        3.6    Amendments to the Plan of Amalgamation.     Parent agrees that, without the prior written consent of the Stockholder, no amendment shall be made to the Plan of Amalgamation or the Amalgamation Agreement following receipt of the Required Company Vote which would (i) reduce the Exchange Ratio, (ii) alter or change the kind of securities that constitute the Amalgamation Consideration, or (iii) adversely affect the holders of the Company Common Shares or the shares of Convertible Preferred Stock, without obtaining the requisite approval by the shareholders of the Company.

        SECTION 4.    Voting Agreement.

        4.1    Voting Agreement.     The Stockholder hereby agrees that, at any meeting of the shareholders of the Company, however called, in any action by written consent of the shareholders of the Company, or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote the Shares owned beneficially or of record by the Stockholder as follows:

          (a)   in favor of adoption of the Plan of Amalgamation and the Amalgamation Agreement, and approval of the terms thereof and of the Amalgamation, and the other transactions contemplated thereby;

          (b)   against any action or agreement that has or would be reasonably likely to result in any conditions to the Company's obligations under Article VIII of the Plan of Amalgamation not being fulfilled;

          (c)   against any Company Acquisition Proposal;

          (d)   against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing; and

          (e)   against any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the Amalgamation or the transactions contemplated by the Plan of Amalgamation and the Amalgamation Agreement or change in any manner the voting rights of any class of stock of the Company.

Notwithstanding the foregoing:

             (I)  in the event that if at any time prior to the receipt of the Required Company Vote, the Company's Board of Directors shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of the Plan of Amalgamation, the Amalgamation Agreement or the Amalgamation, other than in response to a Company Acquisition Proposal, the Stockholder shall vote (i) that number of Shares of Company Common Stock and that number of Shares of Company Preferred Stock owned beneficially or of record by the Stockholder in favor of adoption of the Plan of Amalgamation and the Amalgamation Agreement, and approval of the terms thereof and of the Amalgamation, and the other transactions contemplated thereby, at least equal to the number of Shares of Company Common Stock and Company Preferred Stock, as the case may be, owned beneficially or of record by the Stockholder, multiplied in each case by the percentage of the outstanding shares of Company Common Stock owned by holders of the Company Common Stock (other than the Stockholder) that voted in favor of adoption of the Plan of Amalgamation and the Amalgamation Agreement, and approval of the terms thereof and of the Amalgamation, and the other transactions contemplated thereby, and (ii) all other Shares owned beneficially or of record by the Stockholder, in its sole discretion; and

            (II)  in the event that there is any amendment to the Plan of Amalgamation which (i) reduces the Exchange Ratio, (ii) alters or changes the kind of securities that constitute the Amalgamation Consideration, or (iii) adversely affects the holders of the Company Common Shares or the shares of Convertible Preferred Stock, the Stockholder shall have no obligation to vote any of its Shares in accordance with this Section 4.1 with respect to the Plan of Amalgamation as so amended.

        4.2    Other Voting.     The Stockholder may vote on all issues that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.

        4.3    No Limitation.     Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of the Stockholder or any of its Affiliates serving on the Company's Board of Directors in such person's capacity as a director of the Company, and no such action taken by such person in his capacity as a director of the Company shall be deemed to violate any of the Stockholder's duties under this Agreement.

        SECTION 5.    Representations and Warranties of Parent.     Parent hereby represents and warrants to the Stockholder as follows:

        5.1    Organization.     Parent is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        5.2    Authority Relative to this Agreement.     Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

        5.3    No Conflict.     The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Parent or any other agreement to which such Parent is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent's property or assets.

        SECTION 6.    Further Assurances.     The Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request in order to vest, perfect, confirm or record the rights granted to Parent under this Agreement.

        SECTION 7.    Stop Transfer Order.     In furtherance of this Agreement, concurrently herewith the Stockholder shall and hereby does authorize Parent to notify the Company's transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). The Stockholder further agrees to cause the Company not to register the transfer of any certificate representing any of the Shares unless such transfer is made in accordance with the terms of this Agreement.

        SECTION 8.    Certain Events.     The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, other than shares of Company Common Stock transferred upon exercise of the STTC GC Stock Options. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, Convertible Preferred Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock, Convertible Preferred Stock or other Company Securities issued to or acquired by the Stockholder.

        SECTION 9.    Termination.     Notwithstanding anything to the contrary contained herein, the term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Parent and the Stockholder, (ii) the Effective Time, or (iii) the termination of the Plan of Amalgamation in accordance with its terms.

        SECTION 10.    Miscellaneous.

        10.1    Expenses.     All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        10.2    Specific Performance.     The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        10.3    Entire Agreement.     This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

        10.4    Assignment.     Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

        10.5    Parties in Interest.     This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.6    Amendment.     This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        10.7    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        10.8    Notices.

          (a)   Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by telecopy/facsimile, postage prepaid first class mail, courier or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. Except as specifically set forth below, the date of giving any notice shall be the date of its actual receipt.

          (b)   All correspondence to Parent shall be addressed as follows:

      Level 3 Communications, Inc. 1025 Eldorado Blvd.
      Broomfield, CO 80303
      Telecopy/Facsimile: 720-888-5127
      Attention: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

      with a copy to (which shall not constitute notice):

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Telecopy/Facsimile: (212) 728-8111
      Attention:  David K. Boston
                          Laura L. Delanoy

          (c)   All correspondence to the Stockholder shall be addressed as follows:

      c/o Singapore Technologies Telemedia Pte Ltd
      51 Cuppage Road, #09-01 StarHub Centre
      Singapore 229469
      Telecopy/Facsimile: + 65 6720-7220
      Attention: General Counsel

      with a copy to (which shall not constitute notice):

      Latham & Watkins LLP
      505 Montgomery Street, Suite 2000
      San Francisco, CA 94111
      Telecopy/Facsimile: (415) 395-8095
      Attention: John M. Newell

          (d)   Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

        10.9    Governing Law.     This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New York.

        10.10    Exclusive Jurisdiction.     Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of New York, or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.8 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

        10.11    Headings.     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.12    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ JAMES Q. CROWE Name: James Q. Crowe Title: Chief Executive Officer and Director
STT CROSSING LTD.
By:	/s/ LEE THENG KIAT Name: Lee Theng Kiat Title: Director

[Signature Page to the Voting Agreement]

SCHEDULE A

Name of Stockholder	Number and Class of Shares Owned	Total Number of Votes
STT Crossing Ltd.	29,351,431 shares of Company Common Stock	29,351,431
	18,000,000 shares of Convertible Preferred Stock	18,000,000

Annex E

STOCKHOLDER RIGHTS AGREEMENT

        This STOCKHOLDER RIGHTS AGREEMENT (this "Agreement"), dated as of April 10, 2011, is entered into by and between Level 3 Communications, Inc., a Delaware corporation ("Parent"), and STT Crossing Ltd. (the "Stockholder").

        WHEREAS, Global Crossing Limited, a Bermuda exempted company (the "Company"), Parent, and Apollo Amalgamation Sub, Ltd., a Bermuda exempted company and a direct wholly owned subsidiary of Parent ("Amalgamation Sub"), have entered into an Agreement and Plan of Amalgamation, dated as of the date hereof (the "Plan of Amalgamation"), and the Company, Parent and Amalgamation Sub will enter into an Amalgamation Agreement in substantially the form attached as an exhibit to the Plan of Amalgamation (the "Amalgamation Agreement");

        WHEREAS, pursuant to the Plan of Amalgamation and the Amalgamation Agreement, the Stockholder will receive from Parent on the Closing Date shares of Common Stock of Parent, subject to the terms and conditions set forth in the Plan of Amalgamation and the Amalgamation Agreement;

        WHEREAS, in connection with the consummation of the transactions contemplated by the Plan of Amalgamation and the Amalgamation Agreement, the parties desire to enter into this Agreement to become effective upon Closing (as defined below);

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Defined Terms.     As used in this Agreement, the following terms shall have the following respective meanings:

          (a)   "5 Percent Shareholder" shall mean a "5% shareholder" of Parent within the meaning of Section 382(k)(7) of the Code.

          (b)   "Adverse Determination" shall have the meaning set forth in Section 7(a)(ii).

          (c)   "Affiliate" shall mean, (i) with respect to the Stockholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries, for so long as Stockholder maintains an information wall such that shares of Common Stock Beneficially Owned by the Stockholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries shall not be considered Beneficially Owned by any Person directly or indirectly controlling or under direct or indirect common control with such Persons, other than the Stockholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries; and (ii) with respect to (x) any other Person and (y) the Stockholder, if it fails to maintain an information wall as described above in clause (i) of this definition, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          (d)   "Aggregate Section 382 Owner Shift" shall mean as of a particular date, the aggregate increase in (i) the percentage of Parent's Common Stock owned by each 5 Percent Shareholder over (ii) the lowest percentage of Parent's Common Stock owned by each such 5 Percent Shareholder at any time during the applicable "testing period" (as defined in Section 382(i) of the Code).

          (e)   "Agreement" shall have the meaning set forth in the Recitals.

          (f)    "Amalgamation" shall have the meaning ascribed to such term in the Plan of Amalgamation.

          (g)   "Amalgamation Agreement" shall have the meaning set forth in the Recitals.

          (h)   "Amalgamation Sub" shall have the meaning set forth in the Recitals.

          (i)    "Anticipated QEO" shall have the meaning set forth in Section 7(k).

          (j)    "Applicable Notice Period" shall have the meaning set forth in Section 7(l).

          (k)   "Basket" shall have the meaning set forth in the definition of Qualified Equity Offering.

          (l)    "Basket Period" shall mean as applicable (i) the 3 year period beginning on the Closing Date (immediately following and giving effect to the Closing) and ending on the date which is the 3 year anniversary of the Closing Date (the "Initial Period"); and (ii) successive 3 year periods commencing from the date immediately following the last date of the Initial Period.

          (m)  "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof); provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions. The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

          (n)   "Black Out Period" shall have the meaning set forth in Section 5.5(d).

          (o)   "Board of Directors" shall mean the board of directors of Parent.

          (p)   "Buffer Shares" shall have the meaning set forth in Section 4.2(c)(i).

          (q)   "Business Day" shall mean a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Singapore are authorized or required by law to be closed.

          (r)   "Closing" shall have the meaning ascribed to such term in the Plan of Amalgamation.

          (s)   "Closing Date" shall have the meaning ascribed to such term in the Plan of Amalgamation.

          (t)    "Closing Shares" shall mean that number of shares of Common Stock to be received by the Stockholder on the Closing Date upon the consummation of the Amalgamation pursuant to the Plan of Amalgamation and the Amalgamation Agreement.

          (u)   "Closing Share Percentage" shall mean the quotient obtained by dividing (i) the number of Closing Shares by (ii) the number of shares of Common Stock outstanding immediately following the Closing.

          (v)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (w)  "Common Stock" shall mean the common stock, par value US$0.01 per share, of Parent.

          (x)   "Common Stock Equivalents" shall have the meaning set forth in Section 5.5(d).

          (y)   "Company" shall have the meaning set forth in the Recitals.

          (z)   "Competitor" shall mean any Person listed on Schedule A hereto. Prior to each three year anniversary of the date of this Agreement, Parent and the Stockholder shall update Schedule A as necessary to reflect the three primary competitors of Parent as of the date of such anniversary.

          (aa) "Current Price" shall mean, as of the date of any proposed Share Acquisition, the volume weighted average per share price ("VWAP") of the Common Stock on the Nasdaq Global Select Market or such principal United States securities exchange on which the shares of Common Stock are then traded for the trading day prior to any proposed Share Acquisition.

          (bb) "Demand" shall have the meaning set forth in Section 5.2(b).

          (cc) "Demand Notice" shall have the meaning set forth in Section 5.2(a).

          (dd) "Derivative Security" shall mean any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating Parent or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold: (i) any Voting Securities or any other equity security of Parent, (ii) any securities convertible into, or exchangeable or exercisable for, any Voting Securities or other equity security of Parent or (iii) any obligations measured by the price or value of any shares of capital stock of Parent.

          (ee) "Designated Equity Interests" shall have the meaning set forth in Section 7(c).

          (ff)  "Designation Period" shall mean the period beginning on the Closing Date and ending on the earlier of (1) the time that the Stockholder Percentage is less than ten percent (10%) or (2) the date on which the Stockholder provides notice to Parent that it desires to terminate this Agreement, provided that, such notice may not be given prior to the three (3) year anniversary of the Closing Date and, provided, further, that such notice shall not be effective unless prior to or concurrently with giving such notice all of the Stockholder Employee Directors shall offer their written resignations to the Board of Directors of Parent (which the Board of Directors may or may not accept, in its discretion).

          (gg) "Dispute Bank" shall have the meaning set forth in Section 7(a)(ii).

          (hh) "Dispute Firm" shall mean a nationally recognized accounting firm reasonably acceptable to Parent and the Stockholder.

          (ii)   "Economic Interest Percentage" shall mean, with respect to the Stockholder, as of any date, the quotient, expressed as a percentage, obtained by dividing (x) the number of shares of Common Stock Beneficially Owned by the Stockholder as of such date (provided, that for purposes of this calculation the term "Beneficially Own" will be deemed to include securities that the Stockholder has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions only if the applicable conversion price or exercise price as of such date is less than or equal to 120% of then current market price of the Common Stock as of such date), by (y) the number of shares of Common Stock issued and outstanding as of such date, including for purposes of this calculation all shares of Common Stock issuable upon conversion in full of any then outstanding securities convertible into or exchangeable for Common Stock (or securities convertible into or exercisable for such securities) with a conversion price or exercise price as of such date that is less than or equal to 120% of then current market price of the Common Stock as of such date.

          (jj)   "Effective Price" shall have the meaning set forth in Section 7(a)(ii).

          (kk) "Eligible Electronic Means" shall have the meaning set forth in Section 10.5(f).

          (ll)   "Equity Interest" means an equity ownership interest in an entity, including stock or similar security in a corporation, securities convertible into or exchangeable for any stock, or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

          (mm)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

          (nn) "Exchanged Assets" shall have the meaning set forth in Section 7(a)(ii).

          (oo) "Group" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act.

          (pp) "Holder" shall mean any holder of Registrable Securities.

          (qq) "IFRS" shall have the meaning set forth in Section 8.1(a)(iii).

          (rr)  "Indemnified Party" shall have the meaning set forth in Section 5.10(c).

          (ss)  "Indemnifying Party" shall have the meaning set forth in Section 5.10(c).

          (tt)  "Initial Lock-Up Period" shall have the meaning set forth in Section 4.1(a).

          (uu) "Initial Registration Statement" shall have the meaning set forth in Section 5.1.

          (vv) "Initiating Holder" shall mean any Holder or Holders who in the aggregate are Holders of more than 50% of the then outstanding Registrable Securities.

          (ww)  "Insider Trading Policy" shall have the meaning set forth in Section 5.12.

          (xx) "Lock-Up Securities" shall have the meaning set forth in Section 4.1(a).

          (yy) "New Non-Voting Securities" shall have the meaning set forth in Section 7(a)(i).

          (zz) "Other Securities" means securities of Parent sought to be included in a registration other than Registrable Securities.

          (aaa)  "Ownership Change Determination" shall have the meaning set forth in Section 4.2(b).

          (bbb)  "Owner Shift Determination" shall have the meaning set forth in Section 4.2(d).

          (ccc)  "Parent" shall have the meaning set forth in the Recitals.

          (ddd)  "Parent Securities" means Other Securities sought to be included in a registration for Parent's account.

          (eee)  "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity.

          (fff) "Piggyback Notice" shall have the meaning set forth in Section 5.3(a).

          (ggg)  "Plan of Amalgamation" shall have the meaning set forth in the Recitals.

          (hhh)  "Pre-Approved Plan" shall have the meaning set forth in Section 7(k).

          (iii)  "Private Placement" shall have the meaning set forth in Section 7(c).

          (jjj)  "Proposed Buffer Shares Notice" shall have the meaning set forth in Section 4.2(c)(i).

          (kkk)  "Prospectus" shall have the meaning set forth in Section 5.5(a).

          (lll)  "Public Offering" shall have the meaning set forth in Section 7(d).

          (mmm)  "Quarterly Equity Financing Plan" shall have the meaning set forth in Section 7(k).

          (nnn)  "Qualified Equity Offering" shall mean an offering by Parent of any Equity Interest in Parent, including Common Stock, preferred stock or securities convertible into or exchangeable for any Equity Interest of the Parent (or securities convertible into or exercisable for such securities), (collectively, "New Equity Interests"); provided, however, that offerings of the following securities shall not constitute a Qualified Equity Offering: (i) securities issued to employees, officers, consultants and directors pursuant to any compensation arrangement of Parent or any of its subsidiaries approved by the Board of Directors of Parent or the compensation committee thereof, (ii) securities issued as consideration in the acquisition of the business or assets of another person by Parent by merger, consolidation, amalgamation or otherwise or the purchase of assets or shares, reorganization, or a partnership, joint venture or strategic alliance or otherwise, approved by the Board of Directors of Parent or a committee thereof, and (iii) securities issued pursuant to or upon conversion or exercise of any rights or agreements, including, without limitation, convertible or exchangeable securities, or options or warrants, approved by the Board of Directors of Parent, provided that either (x) Parent shall have complied with Section 7 with respect to the initial sale or grant by Parent of such rights or agreements or (y) such rights or agreements existed prior to the Closing Date; and (iv) securities issued or issuable in exchanges between Parent or any of its subsidiaries and their securityholders of outstanding debt or convertible debt securities of Parent or any of its subsidiaries for new equity or convertible debt securities of Parent or any of its subsidiaries, not to exceed, in the aggregate in any Basket Period a number of shares of Common Stock equal to three percent (3%) of the shares of Common Stock outstanding as of the first day of such Basket Period, either issued or issuable upon conversion or exchange of such securities (the "Basket"); provided, that with respect to any new convertible debt securities issued pursuant to clause (iv), the number of shares of Common Stock that will be deemed to have been issued or be issuable shall be the incremental number of shares of Common Stock issuable upon conversion of such new convertible debt securities above the number of shares issuable upon conversion of any outstanding convertible debt securities being exchanged therefor and acquired by Parent or any of its subsidiaries.

          (ooo)  "Receipt Time" shall have the meaning set forth in Section 10.5(f)(ii).

          (ppp)  "Registrable Securities" shall mean shares of Common Stock and other equity securities Beneficially Owned by the Stockholder, its Affiliates or any Ten Percent Transferee, including Common Stock that may be issued upon conversion of any notes, other than any shares of Common Stock the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration.

          (qqq)  "Registration Effective Date" shall have the meaning set forth in Section 5.1.

          (rrr) "Registration Rights" shall have the meaning set forth in Section 5.13.

          (sss) "Registration Statement" shall have the meaning set forth in Section 5.1.

          (ttt) "Revised Effective Price" shall have the meaning set forth in Section 7(a)(ii).

          (uuu)  "SEC" shall mean the Securities and Exchange Commission.

          (vvv)  "Section 382 Limitation Period" shall mean the period beginning on the Closing Date and ending on the earlier of (i) the three (3) year anniversary of the Closing Date and (ii) the date on which an "ownership change" of the Parent has occurred for purposes of Section 382 of the Code.

          (www)  "Section 382 Notice" shall mean a written notice by the Stockholder to Parent with respect to a Section 382 Transfer pursuant to Section 4.2(b) or a Share Acquisition pursuant to Section 4.2(d), as applicable, specifying (i) the number of shares of Common Stock the Stockholder and its Affiliates then Beneficially Own, (ii) the number of shares of Common Stock (or other securities) the Stockholder or its Affiliate proposes to Transfer in such Section 382 Transfer or acquire in such Share Acquisition, as applicable, and (iii) the identity of the transferee or transferor, as applicable.

          (xxx)  "Section 382 Threshold Price" shall mean, as of the date of any proposed Share Acquisition, US$2.25 per share of Common Stock or such other price as the parties hereto may subsequently agree in writing (subject to adjustment as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization that occurs subsequent to the date of this Agreement).

          (yyy)  "Section 382 Transfer" shall have the meaning set forth in Section 4.2(a)(ii).

          (zzz)  "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

          (aaaa)  "Share Acquisition" shall mean an acquisition, any agreement, to make an acquisition, or any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer) any Common Stock, Voting Securities or Derivative Securities of Parent.

          (bbbb)  "Special Registration" shall mean a registration on Form S-4 or Form S-8 (or successor form).

          (cccc)  "Stockholder" shall have the meaning set forth in the Recitals.

          (dddd)  "Stockholder Buffer Shares" shall have the meaning set forth in Section 4.2(c)(i).

          (eeee)  "Stockholder Designee" shall have the meaning set forth in Section 6.1(a).

          (ffff)  "Stockholder Employee Director" shall mean any Stockholder Designee who is an officer or employee of the Stockholder or any of its Affiliates.

          (gggg)  "Stockholder Percentage" shall mean, as of any date, the quotient, expressed as a percentage, obtained by dividing (x) number of votes the Stockholder is entitled to vote at that time in the election of members of the Board of Directors attributable to Beneficial Ownership of Equity Interests in Parent (assuming no conversion or exercise of any Equity Interests), by (y) the total number of votes outstanding that are entitled at that time to vote in election of members of the Board of Directors by the holders of the outstanding Equity Interests in Parent (assuming no conversion or exercise of any Equity Interests); provided, that to extent that Parent has issued any securities during the Basket Period pursuant to clause (iv) of the definition of Qualified Equity Offering below the Basket and the Stockholder therefore was not entitled to exercise its preemptive rights pursuant to Section 7 of the Agreement in connection with such issuance, such securities shall not be included in clause (y) of this definition until after the later of the one (1) year anniversary of (i) the date of issuance of such securities and (ii) the expiration of the Section 382 Limitation Period.

          (hhhh)  "Strategic Planning Committee" shall have the meaning set forth in Section 6.1(f)(ii).

          (iiii) "STTC" shall mean STT Communications Ltd.

          (jjjj) "STTC GC Stock Option Plan" shall mean the STT Communications Ltd. Share Option Plan 2004 by which STTC has granted stock options to purchase shares of Company common stock, of which 617,500 options are outstanding as of the date of this Agreement.

          (kkkk)  "STTC GC Stock Option" shall mean an option to purchase shares of Company common stock pursuant to the STTC GC Stock Option Plan.

          (llll) "Subsidiary" means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 50% or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

          (mmmm)  "Supporting Work Papers" shall have the meaning set forth in Section 7(a)(ii).

          (nnnn)  "Ten Percent Transferee" shall have the meaning set forth in Section 5.13.

          (oooo)  "Term Sheet" shall have the meaning set forth in Section 7(e).

          (pppp)  "Transfer" shall have the meaning set forth in Section 4.3.

          (qqqq)  "U.S. GAAP" shall have the meaning set forth in Section 8.1(a).

          (rrrr)  "Wholly Owned Subsidiary" means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 100% of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

          (ssss)  "Voting Agreement" shall mean the voting agreement between Parent and the Stockholder dated as of the date of this Agreement.

          (tttt)  "Voting Securities" shall mean the shares of the Common Stock and any Equity Interest of Parent having the general voting power under ordinary circumstances to elect members of the Board of Directors, and any other securities which are convertible into, or exchangeable or exercisable for, Voting Securities.

        2.    Representations and Warranties of Parent.     Parent hereby represents and warrants to the Stockholder as follows:

          2.1.    Authorization.    All corporate action on the part of Parent, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken. When executed and delivered by Parent, this Agreement shall constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Parent has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

          2.2.    Consents.    All consents, approvals, orders and authorizations required on the part of Parent in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective, other than (i) such filings required to be made under applicable federal and state securities laws and (ii) any of the foregoing, the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on Parent and its subsidiaries, taken as a whole, or (b) on the ability of Parent to perform its obligations under this Agreement.

          2.3.    No Conflict.    The execution and delivery of this Agreement by Parent will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the certificate of incorporation or by-laws of Parent or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to Parent or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on Parent and its subsidiaries, taken as a whole, or (b) on the ability of Parent to perform its obligations under this Agreement.

        3.    Representations and Warranties of Stockholder.     The Stockholder hereby represents and warrants to Parent as follows:

          3.1.    Authorization.    All corporate action on the part of the Stockholder, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken. When executed and delivered by the Stockholder, this Agreement shall constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Stockholder has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

          3.2.    No Conflict.    The execution and delivery of this Agreement by the Stockholder will not conflict with or result in any violation of or default by the Stockholder (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of the Stockholder or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Stockholder or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Stockholder or (b) on the ability of the Stockholder to perform its obligations under this Agreement.

          3.3.    Consents.    All consents, approvals, orders and authorizations required on the part of the Stockholder in connection with the execution, delivery or performance of this Agreement have been obtained and are effective, other than (i) such filings required to be made under applicable federal and state securities laws and (ii) any of the foregoing, the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Stockholder, or (b) on the ability of the Stockholder to perform its obligations under this Agreement.

          3.4.    Beneficial Ownership.    As of the date hereof, neither the Stockholder nor any of its Subsidiaries Beneficially Own any Voting Securities, and as of Closing Date neither the Stockholder nor any of its Subsidiaries will Beneficially Own any Voting Securities other than the Closing Shares. As of the date hereof, the Stockholder has not formed a Group other than a Group consisting of Stockholder and its Affiliates. The Stockholder shall not take any actions such that it and any other Person or Persons may be deemed to be a Group other than a Group consisting of Stockholder and its Affiliates.

        4.    Covenants.

          4.1.    Initial Lock-Up.

          (a)   During a period of 90 days from and after the Closing Date (the "Initial Lock-Up Period"), the Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock, Voting Securities or Derivative Securities, with respect to which the Stockholder has the power of disposition (collectively, the "Lock-Up Securities") or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

          (b)   Notwithstanding anything to the contrary in Section 4.1, any Transfers between Stockholder and any Affiliates shall not be prohibited, provided that Parent receives a signed lock up agreement for the balance of the Initial Lock-Up Period from the Affiliate.

          (c)   Notwithstanding anything to the contrary in Section 4.1, Stockholder and its Affiliates shall be permitted to (i) grant options to purchase Parent Common Stock in connection with the modification or termination of the STTC GC Stock Option Plan or the establishment or adoption of a new compensation plan covering Parent Common Stock; and (ii) Transfer shares of Parent Common Stock in connection with the exercise of the options described above in clause (i).

          (d)   The Stockholder also agrees and consents to the entry of stop transfer instructions with Parent's transfer agent and registrar against the transfer of the Lock-Up Securities during the Initial Lock-up Period except in compliance with the foregoing restrictions, and Parent agrees to cause its transfer agent and registrar to mandatorily remove such stop transfer instructions only upon the expiration of the Initial Lock-up Period.

          4.2.    Standstill.

          (a)   During the Designation Period, the Stockholder shall not and shall cause its Affiliates not to, without the prior written consent of the majority of the entire Board of Directors (excluding any representatives or designees of the Stockholder), either directly or indirectly (including in a manner willfully designed to circumvent the following provisions), alone or in concert with others:

              (i)  in any manner:

              A.    acquire, agree to acquire or make any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer) any material assets of Parent or any subsidiary of Parent; or

              B.    make any Share Acquisition unless (x) after giving effect to the Share Acquisition the Stockholder and its Affiliates would Beneficially Own less than 34.5% of the outstanding shares of Common Stock, with the number of outstanding shares calculated based on the number of shares reported outstanding by Parent in its most recent quarterly report of Form 10-Q or annual report on Form 10-K, as filed with the SEC and (y) if the Share Acquisition is to be made during the Section 382 Limitation Period, then (I) the Current Price as of the date of the Share Acquisition is greater than or equal to the Section 382 Threshold Price, (II) the amount of shares to be acquired does not exceed the remaining available Stockholder Buffer Shares (as determined pursuant to Section 4.2(c)), (III) such Share Acquisition is made pursuant to Section 7 of this Agreement, provided that to the extent such Share Acquisition pursuant to this clause (III) would otherwise result in an increase in the percentage of Common Stock of Parent owned by the Stockholder for purposes of Section 382 of the Code, then such portion of the Share Acquisition that would result in such an increase may be effected under this clause (III) only to the extent of the remaining available Stockholder Buffer Shares (as determined pursuant to Section 4.2(c)) or (IV) such Share Acquisition is (X) neither a private acquisition from an existing shareholder who is not a 5 Percent Shareholder nor a public acquisition of stock unless it is an acquisition of shares of a class of stock other than the Common Stock and (Y) would not result in an increase in the Aggregate Section 382 Owner Shift (as determined pursuant to Section 4.2(d));

             (ii)  Transfer any Common Stock, Voting Securities or Derivative Securities of Parent during the Section 382 Limitation Period if both (A) the Current Price as of the date of such Transfer is less than the Section 382 Threshold Price and (B) the transferee is a holder of Parent's Equity Interests who is not a 5 Percent Shareholder prior to such Transfer but who would become, as a direct result of such Transfer, a 5 Percent Shareholder (any such Transfer, a "Section 382 Transfer"), unless (x) such Section 382 Transfer is made in accordance with Section 4.2(b), (y) the parties otherwise agree in writing not to apply Section 4.2(b) to such Section 382 Transfer or (z) such Section 382 Transfer is pursuant to a tender by the Stockholder of any Common Stock, Voting Securities or Derivative Securities of Parent that it Beneficially Owns pursuant to a tender offer or exchange offer by a third party for such securities that is open to all stockholders of Parent and in all cases subject to Section 4.3 of this Agreement;

            (iii)  (A) propose to any Person or take substantial steps to effect or enter into any business combination, restructuring, recapitalization or the sale or other disposition outside the ordinary course of business of any material asset of Parent or other extraordinary transaction involving Parent or any of its subsidiaries; (B) seek election to or seek to place a representative on the Board of Directors except pursuant to the rights granted pursuant to Section 6 hereof; or (C) solicit proxies or shareholder consents or be a participant in any such solicitation for the purpose of seeking to control or influence the Board of Directors except pursuant to the rights granted pursuant to Section 6 hereof;

            (iv)  form, join or participate in a Group in connection with any of the foregoing (other than a Group consisting of Stockholder and its Affiliates); or

             (v)  make or cause Parent to make a public announcement regarding any intention of the Stockholder to take an action which would be prohibited by any of the foregoing.

provided, however, that the foregoing shall not restrict the ability of the Stockholder Designees from exercising their fiduciary duties as directors.

          (b)    Ownership Change Determination Procedures for Section 382 Transfers.    If this Section 4.2(b) applies to a Section 382 Transfer by reason Section 4.2(a)(ii), then the Stockholder shall first deliver to Parent a Section 382 Notice of the Stockholder's intent to effect a Section 382 Transfer. Within five (5) Business Days following the date of delivery of a Section 382 Notice, Parent shall deliver to the Stockholder a determination (including supporting analysis) as to whether, in its reasonable judgment based upon advice of outside tax counsel and taking into account (A) Parent's expected rate of issuance of Common Stock and other equity-based compensation to its directors, officers, employees and consultants, which shall be based on historical practices, and (B) other transactions that, in the good faith belief of the Board of Directors of Parent, are reasonably likely to occur, such Section 382 Transfer would be more likely than not to cause an "ownership change" of Parent for purposes of Section 382 of the Code (such an affirmative determination of an "ownership change" by Parent, an "Ownership Change Determination").

              (i)  If Parent does deliver an Ownership Change Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder shall notify Parent within five (5) Business Days after receipt of the Ownership Change Determination as to whether or not the Stockholder agrees with the Ownership Change Determination; provided, however, that the Stockholder shall agree with the Ownership Change Determination to the extent that it is determined on a basis consistent with Parent's past practice and is consistent with a more likely than not determination of applicable law. If the Stockholder does not agree with the Ownership Change Determination, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Ownership Change Determination. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder's delivery of notice to Parent regarding its disagreement with the Ownership Change Determination, such dispute shall be resolved promptly by the Dispute Firm, the costs of which shall be borne equally by Parent and the Stockholder. The Dispute Firm shall be instructed to make the Ownership Change

    Determination on a basis consistent with Parent's past practice and a more likely than not determination of applicable law. The Stockholder shall not effect any Section 382 Transfer to which this Section 4.2(b) applies if either the Stockholder or the Dispute Firm agrees with Parent's Ownership Change Determination.

             (ii)  If Parent does not deliver a notice of an Ownership Change Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder may effect such Section 382 Transfer within 30 calendar days following such delivery of such Section 382 Notice provided that such Section 382 Transfer is otherwise in compliance with Section 4.2(a)(ii).

          (c)    Buffer Shares Determination Procedures

              (i)  Prior to the beginning of the first calendar quarter after the Closing Date, Parent shall determine the maximum number of shares of Common Stock that could be acquired by the Stockholder (other than from Parent) and would not be more likely than not to cause an "ownership change" of Parent for purposes of Section 382 of the Code (the amount of such shares for any given quarter as agreed to by the Stockholder or the Dispute Firm, the "Buffer Shares"). During the Section 382 Limitation Period, on a quarterly basis (or more frequently as determined by Parent), Parent shall update the number of Buffer Shares, ignoring, for this purpose, issuances of Parent's Equity Interests by Parent after the Closing Date (to the extent such issuances would have otherwise reduced the number of Buffer Shares) and purchases by the Stockholder of Parent's Equity Interests after the Closing Date. Parent shall provide notice to the Stockholder no later than ten (10) Business Days prior to the start of each quarter of (i) the proposed number of Buffer Shares for such quarter (the "Proposed Buffer Shares Notice") and (ii) copies of any documents used in their Section 382 analysis. The Stockholder shall notify Parent within five (5) Business Days after receipt of the Proposed Buffer Shares Notice as to whether or not the Stockholder agrees with the Proposed Buffer Shares Notice; provided, however, that the Stockholder shall agree with the Proposed Buffer Shares Notice to the extent that it is determined on a basis consistent with Parent's past practice and is consistent with a more likely than not determination of applicable law. If the Stockholder does not agree with the Proposed Buffer Shares Notice, then the dispute shall be resolved in accordance with the procedures in Section 4.2(c)(ii). Parent agrees that during the applicable quarter (or shorter period) of the Section 382 Limitation Period the Stockholder may acquire a number of shares of Common Stock equal to the Buffer Shares for such quarter (or shorter period) multiplied by the Closing Share Percentage (the "Stockholder Buffer Shares"), provided that Stockholder gives notice to Parent within five (5) Business Days of its intention to acquire any amount of such Stockholder Buffer Shares. Notwithstanding the foregoing, if the Stockholder has Transferred any shares of Common Stock other than to Affiliates, then this Section 4.2(c) shall have no further force or effect and the Buffer Shares and Stockholder Buffer Shares shall be deemed to be zero. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the number of Stockholder Buffer Shares that may be acquired by Stockholder at any time shall be reduced by the cumulative number of Stockholder Buffer Shares previously acquired by Stockholder.

             (ii)  If the Stockholder does not agree with the Proposed Buffer Share Notice then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Proposed Buffer Share Notice. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder's delivery of notice to Parent regarding its disagreement with the Proposed Buffer Share Notice, such dispute shall be resolved promptly by the Dispute Firm, the costs of which shall be borne equally by Parent and the Stockholder. The Stockholder shall not effect any Share Acquisition to which this Section 4.2(c) applies until the Stockholder agrees with Parent's Proposed Buffer Share Notice or any dispute regarding Parent's Proposed Buffer Share Notice is resolved in the Stockholder's favor.

            (iii)  In the event that the Stockholder desires to effect a Share Acquisition in excess of the Stockholder Buffer Shares, it may request that Parent grant it a waiver from this Agreement, or any applicable portion thereof, to make such Share Acquisition and Parent shall consider any such waiver request in good faith.

          (d)    Aggregate Section 382 Owner Shift Determination Procedures.    If this Section 4.2(d) applies to a Share Acquisition by reason Section 4.2(a)(i)(B)(y)(IV), then the Stockholder shall first deliver to Parent a Section 382 Notice of the Stockholder's intent to effect such Share Acquisition. Within five (5) Business Days following the date of delivery of a Section 382 Notice, Parent shall deliver to the Stockholder a determination (including supporting analysis) as to whether, in its reasonable judgment based upon advice of outside tax counsel, such Share Acquisition would be more likely than not to result in an increase in the Aggregate Section 382 Owner Shift (such an affirmative determination, an "Owner Shift Determination").

              (i)  If Parent does deliver an Owner Shift Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder shall notify Parent within five (5) Business Days after receipt of the Owner Shift Determination as to whether or not the Stockholder agrees with the Owner Shift Determination; provided, however, that the Stockholder shall agree with the Owner Shift Determination to the extent it is prepared on a basis consistent with Parent's past practice and is consistent with a more likely than not determination of applicable law. If the Stockholder does not agree with the Owner Shift Determination, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Owner Shift Determination. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder's delivery of notice to Parent regarding its disagreement with the Owner Shift Determination, such dispute shall be resolved promptly by the Dispute Firm, the costs of which shall be borne equally by Parent and the Stockholder. The Dispute Firm shall be instructed to make the Owner Shift Determination on a basis consistent with Parent's past practice and a more likely than not determination of applicable law. The Stockholder shall not effect any Share Acquisition to which this Section 4.2(d) applies if either the Stockholder or the Dispute Firm agrees with Parent's Owner Shift Determination.

             (ii)  If Parent does not deliver a notice of an Owner Shift Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder may effect such Share Acquisition within 30 calendar days following such delivery of such Section 382 Notice provided that such Share Acquisition is otherwise in compliance with Section 4.2(a)(i).

          (e)   Notwithstanding anything to the contrary in this Agreement, any Transfers between Stockholder and any Affiliates that are Wholly Owned Subsidiaries of Singapore Technologies Telemedia Pte Ltd shall not be prohibited or subject to Section 4.2.

          (f)    For the avoidance of doubt, nothing in this Agreement shall limit or prohibit Parent from taking any action that would result in an "ownership change" of Parent for purposes of Section 382 of the Code, provided, however, that during the Section 382 Limitation Period, Parent shall both obtain the approval of the Board of Directors and consult with the Stockholder prior to taking any such action unless, in Parent's reasonable judgment, such action will not result in an "ownership change" of Parent for purposes of Section 382.

          4.3.    Transfer Restrictions.    From and after the end of the Initial Lock-up Period and until the end of the Designation Period, the Stockholder shall not (i) sell, assign, pledge, transfer or otherwise dispose or encumber (other than in open market transactions effected through a broker) ("Transfer") any shares of Common Stock that it Beneficially Owns to any Person or Persons that it has actual knowledge, after due inquiry, is a Competitor, (ii) Transfer any shares of Common Stock in violation of Section 4.2(a)(ii) of this Agreement, or (iii) Transfer to any one Person any number of shares of Common Stock that would result in such Person Beneficially Owning immediately after such Transfer in excess of the aggregate of (x) the Closing Share Percentage and (y) 5.0% of the outstanding shares of Common Stock less one share of Common Stock, provided that in no circumstances may Stockholder Transfer more than the number of shares equal to the number of outstanding shares of Common Stock multiplied by the Closing Share Percentage. Notwithstanding the foregoing, the Stockholder shall be permitted to tender any shares of Common Stock it Beneficially Owns pursuant to a tender offer or exchange offer by a third party for shares of Common Stock that is open to all stockholders of Parent. Notwithstanding anything to the contrary in Section 4.3, any Transfers between Stockholder and any Affiliates shall not be prohibited.

          4.4.    Termination of Certain Provisions.    In the event that, pursuant to Section 3.5 of the Voting Agreement dated as of the date of this Agreement, between Parent and the Stockholder, the Stockholder is required to enter into a network security agreement that requires one or more of the individuals to be designated by the Stockholder, pursuant to this Agreement or Section 7.11 of the Plan of Amalgamation, to the Board of Directors to meet specified qualification criteria in order to serve as a member of the Board of Directors, then Sections 4.2(a)(ii), 4.2(b) and 4.3(ii) of this Agreement shall terminate and shall be of no further force or effect.

        5.    Registration of Shares.

          5.1.    Shelf Registration Statement.    As soon as reasonably practicable after the Closing Date and in any event within forty-five (45) calendar days following the Closing Date, Parent shall prepare, file and use reasonable best efforts to have declared effective by SEC a shelf registration statement, relating to the offer and sale by the Holder(s) at any time and from time to time on a delayed or continuous basis in accordance with Rule 415 under the Securities Act and in accordance with this Agreement, of all the Closing Shares and any other Registrable Securities then held by the Holder(s) (the "Initial Registration Statement"). Within thirty (30) calendar days of receipt of a written request from the Initiating Holder, which request may be made by the Initiating Holder one time per calendar quarter, Parent shall prepare, file and use reasonable best efforts to have declared effective by the SEC an additional shelf registration statement, relating to the offer and sale by the Holder(s) at any time and from time to time on a delayed or continuous basis in accordance with Rule 415 under the Securities Act and in accordance with this Agreement, of any Registrable Securities acquired after the Closing Date; provided, that such securities were not acquired in violation of this Agreement (each a "Registration Statement" and, together with the Initial Registration Statement, the "Registration Statements"). If, at the time of filing of a Registration Statement, the Registration Statement is eligible to become effective upon filing pursuant to Rule 462(e) (or any successor rule) under the Securities Act, Parent shall file the Registration Statement as an automatic shelf registration statement pursuant to such rule. If the Registration Statement is not so eligible to become effective upon filing, Parent shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable (with such date on which the Registration Statement becomes effective referred to as the "Registration Effective Date"). Promptly (i) upon the filing thereof in the case of an automatic shelf or (ii) upon receipt of an order of the SEC declaring the Registration Statement effective, Parent shall deliver to the Holder(s) included in the Registration Statement a copy of such Registration Statement and any amendments thereto together with an opinion of counsel representing Parent for the purposes of such Registration, in form and substance reasonably acceptable to the Holder(s), addressed to the Holder(s), including, confirming that the Registration

  Statement is effective and that all of the Closing Shares and any other Registrable Securities have been duly registered and, subject to the transfer restrictions contained in Section 4 of this Agreement, are freely transferable and that all of the Closing Shares and any other Registrable Securities have been admitted for listing on the NASDAQ Global Select Market.

          5.2.    Demand Rights.

          (a)   If Parent shall receive from an Initiating Holder a written notice (a "Demand Notice") that the Initiating Holder intends to distribute, by means of an underwritten offering, any shares of Common Stock or any other Registrable Securities under an effective Registration Statement filed pursuant to Section 5.1, Parent will cooperate with the Initiating Holder to consummate such offering and shall file a prospectus supplement with respect to the offering within thirty (30) days of receipt of the Demand Notice, subject to Section 5.5(d). The Demand Notice shall specify the number of shares of Common Stock or any other Registrable Securities to be offered by the Initiating Holder.

          (b)   In no event shall Parent be obligated to effect more than three (3) underwritten offerings pursuant to Demand Notices given pursuant to Section 5.2(a) (each, a "Demand"). Notwithstanding any provision of this Agreement to the contrary, the Initiating Holder will not be deemed to have made or utilized a Demand (x) if, as a result of the application of Section 5.2(a), the Initiating Holder was unable to sell at least 75% of the number of shares of Common Stock or any other Registrable Securities the Initiating Holder included in its Demand, or (y) if such Demand was withdrawn pursuant to Section 5.2(c) and, if applicable, the Initiating Holder has reimbursed Parent for any out-of-pocket expenses incurred by Parent in connection with such Demand. The Initiating Holder shall not be entitled to make a Demand pursuant to Section 5.2(a) unless the Initiating Holder is requesting the offering of shares of Common Stock or any other Registrable Securities with an aggregate estimated market value of at least US$50,000,000 as of the date of the Demand Notice.

          (c)    Withdrawal.    The Initiating Holder may elect to withdraw a Demand pursuant to this Section 5.2 at any time, and the Parent shall cease its efforts to assist with such offering.

          5.3.    Piggyback Rights.

          (a)   In the event that Parent at any time proposes to conduct a registered public underwritten offering of shares of Common Stock for cash, whether or not for sale for its own account, subject to the last sentence of this Section 5.3(a), it shall at each such time give prompt written notice (the "Piggyback Notice") to each Holder of its intention to do so, which Piggyback Notice shall specify, to the extent then known, the number of shares of Common Stock to be offered; provided that if Parent has not yet determined the number of shares of Common Stock to be offered, the Piggyback Notice may specify a range of Share numbers that Parent is then contemplating and Parent shall undertake to inform the Holder(s) upon a final determination regarding the size of the offering, but the initial Piggyback Notice shall be deemed to constitute adequate notice for purposes of this Agreement. Upon the written request of a Holder made within five (5) Business Days after receipt of the initial Piggyback Notice by such Holder (which request shall specify the number of shares of Common Stock intended to be disposed of by such Holder), subject to the other provisions of this Section 5, Parent shall include in such offering all of the shares of Common Stock held by such Holder which Parent has been so requested to include. Notwithstanding anything to the contrary contained in this Section 5.3, Parent shall not be required to include any shares of Common Stock held by a Holder in any offering pursuant to any Special Registration or any other form that would not be available for registration of the Holder's shares of Common Stock.

          (b)    Determination Not to Conduct Offering.    If at any time after giving such Piggyback Notice and prior to the filing of a final prospectus supplement in connection with such offering, Parent shall determine for any reason not to offer the securities originally intended to be included in such offering, Parent may, at its election, give written notice of such determination to the Holders and thereupon Parent shall be relieved of its obligation to include the Holders' shares of Common Stock in the offering, without prejudice, however, to the right of an Initiating Holder immediately to request that such shares be offered in an underwritten offering under Section 5.2 to the extent permitted hereunder.

          (c)    Cutbacks in Parent Offering.    If the offering referred to in the first sentence of Section 5.3(a) is to be an underwritten offering on behalf of Parent, and the lead underwriter or managing underwriter advises Parent in writing (with a copy to the Holder(s)) that, in such firm's good faith view, the number of Other Securities and Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities and Registrable Securities then contemplated, Parent shall include in such registration:

              (i)  first, all Parent Securities;

             (ii)  second, the shares of Common Stock requested to be included in such registration by the Holder(s), pro rata among the Holder(s) on the basis of the number of shares owned by each such Holder; and

            (iii)  third, any other securities eligible to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.

          (d)    Cutbacks in Other Offerings.    If the offering referred to in the first sentence of Section 5.3(a) is to be an underwritten offering other than on behalf of Parent, and the lead underwriter or managing underwriter advises the Holder(s) in writing (with a copy to Parent) that, in such firm's good faith view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, Parent shall include in such registration:

              (i)  first, the Other Securities held by any holder thereof with a contractual right to include such Other Securities in such registration prior to any other Person;

             (ii)  second, the shares of Common Stock requested to be included in such registration by the Holder(s), pro rata among the Holder(s) on the basis of the number of shares owned by each such Holder; and

            (iii)  third, any other securities eligible to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.

          5.4.    Adjustment.    If at any time a Holder's Registrable Securities as a class shall have been increased, decreased, changed into or exchanged for a different number or class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the number of such Holder's Registrable Securities for all purposes under this Section 5.

          5.5.    Maintenance of Registration Statement and Prospectuses.

          (a)   Parent shall use its reasonable best efforts to keep any Registration Statements to be filed pursuant to Section 5.1 and the prospectus contained therein (as amended or supplemented from time to time, the "Prospectuses" and each a "Prospectus") continuously effective until the termination of the Registration Rights pursuant to Section 5.9. In the event any Registration Statement cannot be kept effective for such period, Parent shall use its reasonable best efforts to prepare and file with the SEC and have declared effective as promptly as practicable another registration statement on the same terms and conditions as such initial Registration Statement and such new registration statement shall be considered the applicable Registration Statement for purposes hereof. Parent shall furnish to each Holder such number of copies of a Prospectus in conformity with the requirements of the Securities Act, and an electronic copy of the Prospectus to facilitate the disposition of the Registrable Securities owned by such Holder.

          (b)   Parent shall advise the Holder(s) promptly in writing when any Registration Statement, or any post-effective amendment thereto, has been declared effective by the SEC. Parent shall advise the Holder(s) in writing of the receipt by Parent of any stop order from the SEC suspending the effectiveness of any Registration Statement, and if at any time there shall be a stop order suspending the effectiveness of any Registration Statement, Parent shall use its reasonable best efforts to obtain promptly the withdrawal of such order. Parent shall advise the Holder(s) promptly in writing of the existence of any fact and the happening of any event that makes any statement of a material fact made in any Registration Statement or Prospectus untrue, or that requires the making of any additions to or changes in any Registration Statement or Prospectus in order to make the statements therein not misleading and in such event Parent shall prepare and file with the SEC, as soon as reasonably practicable, an amendment to such Registration Statement or an amendment or supplement to such Prospectus or a Current Report on Form 8-K, as the case may be, so that, as so amended or supplemented, such Registration Statement and such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading. Upon receipt of such written advice, the Holder(s) shall discontinue and refrain from making any sales of Registrable Securities, until such time as Parent advises the Holder(s) that such Registration Statement or such Prospectus no longer contains an untrue statement or omission of a material fact.

          (c)   The Holder(s) shall furnish to Parent such information regarding such party and the distribution of the Registrable Securities as Parent may from time to time reasonably request in writing in order to comply with the Securities Act. The Holder(s) shall notify Parent as promptly as practicable of any inaccuracy or change in information previously furnished by it to Parent or of the happening of any event in either case as a result of which any Prospectus relating to a Registration Statement contains an untrue statement of a material fact regarding such party or the distribution of such Registrable Securities, or omits to state any material fact regarding such party or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to furnish promptly to Parent any additional information required to correct or update any previously furnished information or required so that such Prospectus shall not contain, with respect to such party or the distribution of such Registrable Securities an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (d)   Notwithstanding anything to the contrary contained herein, for a period not to exceed forty-five (45) consecutive calendar days and not to exceed ninety (90) aggregate calendar days in any twelve-month period (each a "Black Out Period"), Parent will not be required to file any Registration Statement pursuant to this Section 5, file any amendment thereto, furnish any supplement to a prospectus included in a Registration Statement pursuant to this Agreement, make any other filing with the SEC required pursuant to this Agreement, cause any Registration Statement or other filing with the SEC to become effective, or take any similar action (including, without limitation, in connection with a Demand given pursuant to Section 5.2(a)), and any and all sales of Registrable Securities by the Holder(s) pursuant to an effective registration statement shall be suspended: (i) if an event has occurred and is continuing as a result of which any such registration statement or prospectus would, in Parent's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) if Parent notifies the Holder(s) that such actions would, in Parent's good faith judgment, require the disclosure of material non-public information which the Board of Directors has determined would be seriously detrimental to Parent to disclose and which Parent would not otherwise be required to disclose or (iii) if Parent notifies the Holder(s) that, in Parent's good faith judgment, it is necessary to suspend sales of Registrable Securities by the Holder(s), to facilitate a pending or proposed public or Rule 144A offering by Parent of Common Stock or Common Stock Equivalents (as defined below). Upon the termination of the condition described in clauses (i), (ii) or (iii) above, Parent shall promptly give written notice to the Holder(s) and shall promptly file any registration statement or amendment thereto required to be filed by it pursuant to this Agreement, furnish any prospectus supplement or amendment required to be furnished pursuant to this Agreement, make any other filing with the SEC required of it, take any similar action (including, without limitation, in connection with a Demand given pursuant to Section 5.2(a)) or terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities by the Holder(s) as contemplated by this Agreement. For purposes of this Agreement, "Common Stock Equivalents" shall mean any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock and securities convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of any future event.

          (e)   Parent shall take all actions necessary to execute such documents and cause all of the Registrable Securities owned by the Holder(s) to be admitted for listing on the NASDAQ Global Select Market, which listing shall be effective on the Registration Effective Date.

          5.6.    Blue Sky.    In connection with the registration under Section 5, Parent shall take all actions necessary to permit the resale by the Holder(s) of any Registrable Securities under the blue sky laws of the several states, except that Parent shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 5.6 be obligated to be so qualified, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

          5.7.    Expenses.    All expenses incident to Parent's performance of or compliance with this Section 5 will be borne by Parent, including, without limitation, all: (i) registration and filing fees and expenses; (ii) expenses of printing; (iii) fees and expenses of counsel for Parent; and (iv) fees and expenses of one counsel for the Holder(s), provided, however, such fees pursuant to this clause (iv) shall not exceed US$25,000 in the aggregate. Notwithstanding the foregoing, Parent shall not be liable for and shall not pay any expenses or fees of more than one counsel for the Holder(s) or any commissions to be paid in connection with any sale of the Registrable Securities by the Holder(s).

          5.8.    Marketing.    In the event of an underwritten offering of Registrable Securities, Parent and the Holder(s) will negotiate in good faith and enter into reasonable and customary agreements (including underwriting agreements in reasonable and customary form, which may include, in the case of an underwritten offering on a firm commitment basis, customary "lock-up" obligations) and take such other actions (including using its best efforts to make such road show presentations (but in no event will Parent be required to incur travel and lodging expenses in excess of US$25,000 in connection with all road shows attended by Parent management in any twelve month period) and otherwise engage in such reasonable marketing support in connection with any such underwritten offering, including the obligation to make its executive officers available for such purpose if so requested by the managing underwriter for such offering) as are reasonably requested by the managing underwriter in order to expedite or facilitate the sale of such Registrable Securities.

          5.9.    Termination of Registration Rights.    The obligations of Parent under this Section 5 shall: (i) with respect to the Stockholder or any of its Affiliate, terminate upon the date on which the Stockholder Percentage falls below ten percent; and (ii) with respect to a Ten Percent Transferee (other than the Stockholder or any of its Affiliate), terminate upon the date on which the stockholder percentage of such Ten Percent Transferee falls below ten percent. For the purposes of this Section 5.9(ii), the term "stockholder percentage" shall bear the same meaning as the term "Stockholder Percentage" as defined in Section 1(gggg), except that the reference to the term "Stockholder" in Section 1(gggg) shall be substituted with such Ten Percent Transferee.

          5.10.    Indemnification.

          (a)   Parent will, and does hereby agree to, indemnify and hold harmless the Holder(s), and each of their directors, officers, employees and agents and each person controlling the Holder(s) with respect to any registration effected pursuant to Section 5 against all claims, losses, damages, and liabilities (or actions in respect thereto) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which the Holder(s) may become subject under the Securities Act, the Exchange Act, or other federal or state law insofar as such claims, losses, damages or liabilities (or actions in respect thereto) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus relating to the Registrable Securities, or other document, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such party for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by such party and stated to be specifically for use therein and provided further, that Parent shall only reimburse such parties for the fees and expenses of a single legal counsel for all such parties.

          (b)   Each Holder will, severally based on Registrable Securities sold pursuant to a registration effected pursuant to Section 5, but not jointly, if Registrable Securities held by or issuable to it are included in a registration effected pursuant to this Agreement, indemnify Parent, each of its directors and officers, each person controlling Parent and the officers and directors of each such controlling person against all claims, losses, damages, and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus included therein, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent, and each such director, officer and controlling person, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement or Prospectus, in reliance upon and in conformity with written information furnished to Parent by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of such Holder under this Section 5.10 shall be limited in an amount equal to the per share sales price (less any underwriting discounts and commissions) multiplied by the number of Registrable Securities sold by such Holder pursuant to the Registration Statement.

          (c)   Each party entitled to indemnification under this Section 5.10 (the "Indemnified Party") shall give written notice to the party required to provide such indemnification (the "Indemnifying Party") of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and after the Indemnifying Party assumes the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in the reasonable judgment of the Indemnified Party, representation of such Indemnified Party by such counsel would be inappropriate due to actual or potential differing interests between such Indemnified Party and the Indemnifying Party in such proceeding in which case such Indemnified Party shall have the right to employ separate counsel to participate in such defense at the expense of the Indemnifying Party; it being understood that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties provided, however, that the Indemnifying Party shall bear the expenses of independent counsel for the Indemnified Party if the Indemnified Party reasonably determines that representation of more than one party by the same counsel would be inappropriate due to actual or potential conflicts of interest between the Indemnified Party and the Indemnifying Party; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability in respect to such claim or litigation.

          (d)   If the indemnification provided for in subsection (a) or (b) of this Section 5.10 is for any reason unavailable to a party to be indemnified with respect to any claims, actions, demands, losses, damages, liabilities, costs or expenses referred to therein, then each Indemnifying Party under any such subsection, in lieu of indemnifying such Indemnified Party thereunder, hereby agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such claims, actions, demands, losses, damages, liabilities, cost or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such claims, actions, demands, losses, damages, liabilities, costs or expenses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount each Holder shall be obligated to contribute pursuant to this subsection (d) shall be limited to an amount equal to the per share sale price (less any underwriting discount and commissions) multiplied by the number of

  Registrable Securities sold by such Holder pursuant to the Registration Statement which gives rise to such obligation to contribute (less aggregate amount of any damages which such party has otherwise been required to pay in respect of such claim, action, demand, loss, damage, liability, cost or expense or any substantially similar claim, action, demand, loss, damage, liability, cost or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation. The obligations of each Holder under this paragraph will be several (based on Registrable Securities sold by such Holder pursuant to a registration effected pursuant to this Agreement) and not joint.

          5.11.    Rule 144 Reporting.    With a view to making available to the Holder(s) the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Parent agrees to use its best efforts to:

            (a)   comply, on a timely basis with all the reporting requirements of the Exchange Act, and comply with all other public information reporting requirements of the SEC as a condition to the availability of an exemption from the Securities Act under Rule 144 thereunder, as amended from time to time, or successor rule thereto, for the sale of Registrable Securities by the Holder(s);

            (b)   provide, at Parent's expense, such opinion of counsel as may be reasonably requested by the transfer agent for the Registrable Securities in connection with each sale of Registrable Securities pursuant to an exemption from the registration requirements of the Securities Act (under Rule 144 thereunder, as amended from time to time, or successor rule thereto or otherwise) or otherwise, so long as the Holder(s) have furnished to counsel documentation reasonably acceptable to such counsel related to the transfer and the Registrable Securities;

            (c)   whenever the Holder(s) is able to demonstrate to Parent that the provisions of Rule 144 (or any successor rule) under the Securities Act are available to it and have furnished to Parent such documentation in connection therewith as Parent may reasonably request, provide, at Parent's expense, new certificates that do not bear a restrictive legend; and

            (d)   so long as the Holder(s) own any Registrable Securities, furnish to such party forthwith upon request, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents as such party may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Registrable Securities without registration; provided that such reports are not otherwise available to the Holder(s) on the SEC's Edgar website.

          5.12.  The Stockholder acknowledges and agrees that (i) it is aware that the United States securities laws prohibit any persons who have material, nonpublic information regarding a company from purchasing or selling securities of that company and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information and (ii) Parent maintains a policy, a copy of which is attached hereto as Exhibit A (the "Insider Trading Policy"), regarding the trading of Parent securities by directors and officers of Parent, including time periods during which such securities may and may not be sold, and that during the Designation Period the Stockholder shall be subject to such Insider Trading Policy as in effect on the date hereof as if it were a director of Parent so long as there are any Stockholder Employee Directors on the Board of Directors.

          5.13.    Assignment of Registration Rights.    Any or all of the rights of the Stockholder set forth in Section 5, including the right to have the Parent register for resale Registrable Securities in accordance with the terms of this Agreement (the "Registration Rights"), shall be assignable by the Stockholder, without the consent of the Parent, to any Person (a "Ten Percent Transferee") to whom ten percent (10%) or more of the outstanding shares of Common Stock are proposed to be Transferred if: (i) the Parent is, within a reasonable time after such Transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, (b) the securities with respect to which such registration rights are being transferred or assigned, and (c) the specific Registration Rights which have been assigned; to such transferee or assignee; and (ii) such Transfer shall have been made in accordance with the applicable requirements of this Agreement and applicable law.

        6.    Board of Directors.

          6.1.    Stockholder Designees.

          (a)   Effective as of the Closing Date, the Board of Directors shall appoint to the Board of Directors that number of directors designated by the Stockholder (each, a "Stockholder Designee") calculated in accordance with Schedule B hereto. Thereafter, the Stockholder shall have the right to nominate for election to the Board of Directors that number of Stockholder Designees equal to the total number of directorships established by the Board of Directors from time to time, multiplied by the Stockholder Percentage, in each case at the time of the nomination, rounded up or down to the nearest whole number (with 0.5 being rounded up), provided, that the Stockholder will be entitled to nominate at least two (2) directors for election to the Board of Directors in accordance with this Section 6.1(a) so long as the Stockholder Percentage is equal to at least fifteen percent (15%) and the Stockholder will be entitled to nominate at least one (1) director for election to the Board of Directors in accordance with this Section 6.1(a) so long as the Stockholder Percentage is equal to at least ten percent (10%) and, provided, further that for purposes of calculating the Stockholder Percentage no shares of Voting Securities acquired by the Stockholder in violation of this Agreement will be included.

          (b)   Notwithstanding anything herein to the contrary, if the Stockholder has not Transferred any Voting Securities prior to the applicable time of nomination during such three (3) year period commencing from the Closing Date, except for Voting Securities Transferred to an Affiliate, the Stockholder shall have the right to nominate at least the number of Stockholder Designees that Stockholder has the right to nominate on the Closing Date; provided, however if, prior to the third anniversary of Closing, (x) Parent issued equity securities in a Qualified Equity Offering, (y) the Stockholder was prohibited from exercising its pre-emptive rights pursuant to Section 7 of this Agreement in such Qualified Equity Offering as a result of the limitations imposed on the Stockholder pursuant to Section 4.2(a)(i)(B) of this Agreement and (z) as a result of such prohibition of the Stockholder's ability to exercise its pre-emptive rights the number of Stockholder Designees that the Stockholder has the right to nominate would have decreased below the number of Stockholder Designees that Stockholder has the right to nominate on the Closing Date, then this Section 6.1(b) shall continue in effect until the earlier of (x) the four (4) year anniversary of the Closing Date and (y) the one (1) year anniversary of the expiration of the Section 382 Limitation Period, but in no event shall it continue in effect for less than three (3) years commencing from the Closing Date. For the avoidance of doubt, any transfers to an Affiliate will not be considered a Transfer of Voting Securities for purposes of this Section 6.1(b).

          (c)   In the event of the death, disability, resignation or removal of the Stockholder Designee, Parent shall cause, subject to the fiduciary duties of the members of the Nominating and Governance Committee, any applicable regulation or listing requirement of the NASDAQ or other securities exchange on which the Common Stock is listed for trading and any applicable provisions of any network security agreement between Parent, Stockholder and any Governmental Entity (as defined in the Plan of Amalgamation) (provided, that in the event that Parent is unable to nominate an individual identified by the Stockholder, Parent shall so inform the Stockholder and the Stockholder shall be entitled to designate a different individual within five (5) Business Days of receipt of such notice), the prompt election to the Board of Directors a replacement director designated by the Stockholder to fill the resulting vacancy, and such individual shall then be deemed an Stockholder Designee for all purposes under this Agreement.

          (d)   Stockholder acknowledges that Parent has corporate governance guidelines in effect which would apply to all of Parent's directors including the Stockholder Designees, and such guidelines shall not apply to Stockholder or affect in any way Stockholder's rights under this Agreement.

          (e)   During the Designation Period, the Parent shall provide notification in writing of the anticipated filing date of definitive proxy materials (or if applicable, preliminary proxy materials) with the SEC for an annual general meeting or any special meeting at which directors are elected, of the applicable year, and Stockholder shall be required to identify in writing its proposed Stockholder Designees at least 30 calendar days prior to such date of anticipated filing of the definitive proxy materials (or if applicable, preliminary proxy materials) with the SEC, as well as submit completed director and officer questionnaires provided by Parent within a reasonable period of time of receipt of such questionnaires from Parent, and the Nominating and Corporate Governance Committee of the Board of Directors of Parent shall, subject to the fiduciary duties of the members of the Nominating and Governance Committee, any applicable regulation or listing requirement of the NASDAQ or other securities exchange on which the Common Stock is listed for trading and any applicable provisions of any network security agreement between Parent, Stockholder and any Governmental Entity (as defined in the Plan of Amalgamation) (provided, that in the event that Parent is unable to nominate an individual identified by the Stockholder, Parent shall so inform the Stockholder and the Stockholder shall be entitled to designate a different individual within five (5) Business Days of receipt of such notice), at any annual or special meeting of shareholders of Parent at which directors are to be elected, and at every adjournment thereof, and in every action or approval by written consent of shareholders of Parent in lieu of such a meeting, nominate the Stockholder Designees for election to the Board of Directors. Parent's proxy statement for the election of directors shall include the recommendation of the Board of Directors in favor of election of the Stockholder Designee, and Parent shall solicit proxies for the Stockholder Designee to the same extent as it does for any of its other nominees to the Board of Directors and use all reasonable efforts to cause the Stockholder Designees to be elected as directors of the Board of Directors.

          (f)    Committee Memberships.

              (i)  During the Designation Period, at least one Stockholder Designee will be appointed by the Board of Directors to sit on each committee of the Board of Directors, subject to the Stockholder Designee satisfying applicable qualifications under applicable law, regulation or stock exchange rules and regulations. The Stockholder will have the right to designate which Stockholder Designees serve on which committee or committees, provided that such selection does not otherwise conflict with applicable law, regulation or stock exchange rules and regulations. If any of the Stockholder Designees fails to satisfy the applicable qualifications under law or stock exchange rule to sit on any committee of the Board of Directors, then the Board of Directors shall permit the Stockholder Designee to attend (but not vote) at the meetings of such committee as an observer, if permitted by applicable law and regulations.

             (ii)  Parent shall form, on or prior to the Closing Date, a strategic planning committee of the Board of Directors (the "Strategic Planning Committee"). At all times during the Designation Period (x) Parent shall maintain the Strategic Planning Committee as a committee of the Board of Directors consisting of three (3) directors; (y) the Stockholder shall have the right to have one of its Stockholder Designees serve as a member of the Strategic Planning Committee, which Stockholder Designee may, at the option of the Stockholder, serve as the chairman of such committee, and (z) all members of the Board of Directors shall, at their option, receive notice of, attend, participate in and receive materials for meetings of the Strategic Planning Committee. The form of the charter for the Strategic Planning Committee is attached hereto as Exhibit B.

          (g)   During the Designation Period, the Parent shall not adopt or maintain in effect a shareholder rights plan or similar plan which shall be triggered upon (i) the Stockholder or any of its Affiliates making a Share Acquisition in compliance with Section 4 of this Agreement; (ii) any Transfers of Equity Interests between the Stockholder and any Affiliates; or (iii) the acquisition by any one Person from the Stockholder of any number of shares of Common Stock that would result in such Person Beneficially Owning immediately after such acquisition no more than the aggregate of (x) the Closing Share Percentage; and (y) 5.0% of the outstanding shares of Common Stock less one share of Common Stock, provided that in no circumstances may such Person acquire more than the number of shares equal to the number of outstanding shares of Common Stock multiplied by the Closing Share Percentage. Any such shareholder rights plan or similar plan shall provide that the term "Affiliates," when used with respect to the Stockholder, shall have the meaning set forth in this Agreement. In the event that Parent has a shareholder rights plan or similar plan in effect to protect the net operating losses of the Parent during the Designation Period, Parent shall cause such plan to be terminated upon the occurrence of an "ownership change" of Parent for purposes of Section 382 of the Code as a result of a transfer permitted by this Agreement.

        7.    Pre-emptive Rights Upon Qualified Equity Offering.

          (a)    Qualified Equity Offering

              (i)  Subject to Section 4.2 of this Agreement, if, during the Designation Period, Parent at any time or from time to time makes a Qualified Equity Offering, the Stockholder shall be afforded the opportunity to acquire from Parent, for the same price and on the same terms as the New Equity Interests are proposed to be offered to others, up to the amount of New Equity Interests required to enable it to maintain its Stockholder Percentage determined immediately prior to the completion of the Qualified Equity Offering; provided that, in the event of a Qualified Equity Offering by Parent of New Equity Interests that are non-voting at the time of issuance, including, without limitation, convertible debt securities ("New Non-Voting Securities") the Stockholder shall be afforded the opportunity to acquire from Parent, for the same price and on the same terms as such New Equity Interests are proposed to be offered to others, a percentage of the New Non-Voting Securities being offered in an amount equal to its Economic Interest Percentage.

             (ii)  With respect to any Qualified Equity Offering of New Equity Interests being offered for consideration other than cash, the price to the Stockholder will be calculated as a cash amount equal to the effective price, as reasonably translated into cash by Parent in good faith, of the New Equity Interests paid by the other investors for such securities (the "Effective Price"). In determining the cash-equivalent price, Parent will consider all factors that it deems to be relevant, including, without limitation, to the extent applicable, the market values of each of the New Equity Interests and the non-cash assets or securities being exchanged for the New Equity Interests (the "Exchanged Assets"), it being understood that the determination in each case will involve Parent's reasoned judgment about the trading ranges of each of the Exchanged Assets and the New Equity Interests as well as other comparable assets and/or securities of Parent or other issuers that Parent deems to be reasonably comparable in whole or in part, as well as other factors customarily used to determine market values. Parent shall include the applicable Effective Price in any Term Sheet (as defined below) provided to the Stockholder pursuant to Section 7(c) or 7(d) below with respect to such Qualified Equity Offering, and shall deliver together with the Term Sheet the underlying documentation ("Supporting Work Papers") showing the calculations that support its determination of the Effective Price. The Stockholder shall notify Parent within five (5) Business Days after receipt of the Term Sheet and Supporting Work Papers if the Stockholder does not agree that the Effective Price was reasonably determined by Parent. If the Stockholder does not agree that the Effective Price was reasonably determined, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Effective Price. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder's delivery of notice to Parent regarding its disagreement with the Effective Price, Parent and Stockholder shall jointly engage a internationally recognized investment bank reasonably acceptable to Parent and the Stockholder (the "Dispute Bank"). The Dispute Bank shall provide a report, within ten (10) Business Days of retention, on whether the Effective Price was reasonably determined as the cash-equivalent price for such New Equity Interests paid by the other investors. If the Dispute Bank determines that the Effective Price was a reasonable determination of the cash-equivalent price for such New Equity Interests paid by the other investors (i) the Stockholder shall have five (5) Business Days from the date of such determination by the Dispute Bank to inform Parent whether it intends to exercise its preemptive rights pursuant to this Section 7 with respect to the applicable Qualified Equity Offering at such Effective Price and (ii) the Stockholder shall bear all costs and expenses of the Dispute Bank. If the Dispute Bank determines that the Effective Price was not a reasonable determination of the cash-equivalent price for such New Equity Interests paid by the other investors (an "Adverse Determination"), Parent shall (i) work in good faith to revise the calculation of the Effective Price, which revised calculation shall take into account the objections raised in the report of the Dispute Bank (the "Revised Effective Price"), (ii) deliver to the Stockholder notice of the Revised Effective Price, together with the related Supporting Work Papers within ten (10) Business Days of the Adverse Determination and (iii) bear all costs and expenses of the Dispute Bank. Upon receipt of notice of the Revised Effective Price, the Stockholder shall have five (5) Business Days to (i) inform Parent whether it intends to exercise its preemptive rights pursuant to this Section 7 with respect to the applicable Qualified Equity Offering at such Revised Effective Price or (ii) notify Parent if the Stockholder does not agree that the Revised Effective Price was reasonably determined by Parent. If the Stockholder does not agree that the Revised Effective Price was reasonably determined, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Revised Effective Price. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder's delivery of notice to Parent regarding its disagreement with the Revised Effective Price, Parent and the Stockholder shall again utilize the dispute process set forth in this Section 7(a)(ii) until any disputes regarding the calculation of the effective price, as revised, are resolved.

          (b)   For the avoidance of doubt, the maximum amount of New Equity Interests Stockholder may purchase calculated pursuant to Section 7(a)(i) shall include an amount equal to the Stockholder's Percentage of any additional New Equity Securities issued as a result of the exercise of any overallotment option.

          (c)   If Parent proposes to make a Qualified Equity Offering that is not an underwritten public offering or a private offering made to financial institutions for resale pursuant to Rule 144A (a "Private Placement"), Parent shall give the Stockholder written notice of its intention, including a Term Sheet. The Stockholder shall be required to respond in writing to Parent prior to the expiration of the Applicable Notice Period that it intends to exercise such pre-emptive purchase rights and as to the amount of New Equity Interests such Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 7(a) (the "Designated Equity Interests"). Such notice shall constitute the binding agreement of the Stockholder to purchase the amount of Designated Equity Interests so specified (or a proportionately lesser amount if the amount of New Equity Interests to be offered in such Private Placement is subsequently reduced, including in circumstances where overallotment option is not exercised in its entirety) upon the price and other terms set forth in Parent's Term Sheet; provided that if the initial notice contains a range of prices and other terms, the Stockholder shall only be bound to purchase the amount of Designated Equity Interests if the purchase price and other terms falls within the range specified in the Term Sheet. The failure of the Stockholder to respond during the Applicable Notice Period shall constitute a waiver of the pre-emptive rights in respect of such offering only.

          (d)   If Parent proposes to make a Qualified Equity Offering that is an underwritten public offering or a private offering made to financial institutions for resale pursuant to Rule 144A (a "Public Offering"), Parent shall give the Stockholder written notice of its intention, including a Term Sheet. The Stockholder shall be required to respond in writing to Parent prior to the expiration of the Applicable Notice Period that it intends to exercise such pre-emptive purchase rights and as to the amount of New Equity Interests the Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 7(a). Such notice shall constitute the binding agreement of the Stockholder to purchase the amount of Designated Equity Interests so specified (or a proportionately lesser amount if the amount of New Equity Interests to be offered in such Public Offering is subsequently reduced, including in circumstances where overallotment option is not exercised in its entirety) upon the price and other terms set forth in Parent's Term Sheet; provided that if the initial notice contains a range of prices and other terms, the Stockholder shall only be bound to purchase the amount of Designated Equity Interests if the purchase price and other terms falls within the range specified in the Term Sheet. The failure of the Stockholder to respond during the Applicable Notice Period shall constitute a waiver of the pre-emptive rights in respect of such offering only.

          (e)   The term sheet ("Term Sheet") issued by Parent to the Stockholder will describe, to the extent applicable, the proposed offering size (including specification of the size of any over-allotment option included as part of the Qualified Equity Offering), price (or conversion premium in the case of a convertible security offering), maturity date and coupon (each of which may be provided within a range of +/- 15%) and all terms that have an economic or structural impact, and in addition any other material terms upon which Parent proposes to offer the same. The Term Sheet will be delivered together with all then available information as presented to the Board of Directors and authorized by the Board of Directors for use in the marketing of the Qualified Equity Offering.

          (f)    The Stockholder shall maintain the confidentiality of the proposed Private Placement or Public Offering, as the case may be, until such time as such Private Placement or Public Offering is publicly announced or otherwise abandoned by Parent, regardless of whether the Stockholder intends to exercise its pre-emptive rights with respect to the Private Placement or Public Offering, provided, however, that in no event shall this obligation apply to the Stockholder for more than thirty (30) calendar days following the date of delivery to a Stockholder of such notice by Parent.

          (g)   If a Stockholder exercises its pre-emptive purchase rights provided in Section 7(c), the closing of the purchase of the New Equity Interests with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such pre-emptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as Parent and such Stockholder shall agree in writing; provided that the actual amount of Designated Equity Interests to be sold to such Stockholder pursuant to its exercise of preemptive rights hereunder shall be proportionately reduced if the aggregate amount of New Equity Interests sold in the Private Placement is reduced and, at the option of the

  Stockholder, shall be increased if such aggregate amount of New Equity Interests sold in the Private Placement is increased; and the Stockholder shall be given three (3) Business Days written notice of such increase. In connection with its purchase of Designated Equity Interests, the Stockholder shall execute an instrument in form and substance reasonably satisfactory to Parent and Stockholder containing representations, warranties and agreements of the Stockholder that are customary for such private placement transactions.

          (h)   If the Stockholder exercises its pre-emptive purchase rights provided in Section 7(d), the closing of the purchase of the New Equity Interests with respect to which such right has been exercised shall be conditioned on the consummation of the Public Offering giving rise to such pre-emptive purchase rights and shall take place simultaneously with the closing of the Public Offering or on such other date as Parent and the Stockholder shall agree in writing; provided that the actual amount of Designated Equity Interests to be sold to such Stockholder pursuant to its exercise of preemptive rights hereunder shall be proportionately reduced if the aggregate amount of New Equity Interests sold in the Public Offering is reduced and, at the option of the Stockholder, shall be increased if such aggregate amount of New Equity Interests sold in the Public Offering is increased; and the Stockholder shall be given three (3) Business Days written notice of such increase. In connection with its purchase of Designated Equity Interests, the Stockholder shall execute an instrument in form and substance reasonably satisfactory to Parent and Stockholder containing representations, warranties and agreements of the Stockholder that are customary for such public offering transactions.

          (i)    In the event the Stockholder fails to exercise its preemptive rights provided in this Section 7 within the applicable time period or, if so exercised, the Stockholder does not consummate such purchase within the applicable period, Parent shall thereafter be entitled during the period of 60 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of New Equity Interests covered thereby shall be consummated, if at all, within 60 days from the date of such agreement) to sell the New Equity Interests not purchased pursuant to this Section 7 at the price and on the terms offered to the Stockholder. In the event Parent has not sold the New Equity Interests or entered into an agreement to sell the New Equity Interests within said 60-day period, Parent shall not thereafter offer, issue or sell such New Equity Interests without first offering such securities to the Stockholder in the manner provided in this Section 7.

          (j)    In the event that Parent determines to consummate a Qualified Equity Offering prior to the expiration of the Applicable Notice Period, and, as a result, the Stockholder is unable to participate in such Qualified Equity Offering Parent shall afford the Stockholder the opportunity to purchase from Parent, at or prior to the expiration of the Applicable Notice Period, an amount of Designated Equity Interests that it would have been entitled to purchase pursuant to an exercise of its pre-emptive rights, at the same price and on the same terms on which would have been available through the exercise of its pre-emptive rights, and Parent's compliance with this Section 7(j) shall relieve Parent of any liability for the failure to have provided the notices required pursuant to this Section 7.

          (k)   Prior to the beginning of each calendar quarter during the Designation Period, Parent may present to the Stockholder a description of the types and amounts of equity financings that it is considering pursuing during that calendar quarter (the "Quarterly Equity Financing Plan"), including, to the extent and if available, the relevant Term Sheets to any individual Anticipated Qualified Equity Offerings ("Anticipated QEO"). Upon the receipt of any Quarterly Equity Financing Plan, the Stockholder shall inform Parent in writing, within ten (10) Business Days of receipt of such plan, of its determination of whether the Quarterly Equity Financing Plan and, if available, the related Term Sheets for the individual Anticipated QEO contains sufficient detail to qualify as a pre-approved pre-emptive rights plan (a "Pre-Approved Plan"), for purposes of the definition of Applicable Notice Period.

          (l)    "Applicable Notice Period" shall mean, with respect to Section 7, five (5) Business Days; provided, however, that for any calendar quarter in which the Stockholder has informed Parent that it has determined that the applicable Quarterly Equity Financing Plan constitutes a Pre-Approved Plan, (i) the Applicable Notice Period for any Anticipated QEO which is consistent with its relevant Term Sheet of the Pre-Approved Plan shall be three (3) Business Days and (ii) the Applicable Notice Period for any Anticipated QEO which is not consistent with its relevant Term Sheet of the Pre-Approved Plan shall be seven (7) Business Days.

          7.2.  Parent and the Stockholder shall cooperate in good faith to facilitate the exercise of the Stockholder's pre-emptive rights hereunder, including securing any required approvals or consents, and the Stockholder shall use its good faith efforts to respond to any notice of a proposed offering as quickly as possible in order to facilitate the execution of such offering.

        8.    Information Provision.

          8.1.  Until the date on which the Stockholder no longer needs such information in order to comply with any applicable laws or regulations or its required reporting to its debt and equity holders, Parent shall provide the Stockholder with the following information (in each case consistent with materials otherwise provided to Parent's Board of Directors and/or such documents in their final form for use by senior management):

          (a)   periodic reports, consisting of unaudited quarterly (as soon as available and in any event within 45 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 75 days of the end of each year) financial statements prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP"), which statements shall include:

              (i)  the consolidated balance sheet, income statement and cash flow statement of Parent;

             (ii)  a comparison to the corresponding data for the prior period and the corresponding period of the previous fiscal year; and

            (iii)  as appropriate, a reconciliation to International Financial Reporting Standards ("IFRS") via a reporting package provided by the Stockholder identifying all differences between US GAAP and IFRS;

          (b)   other requisite information for the Stockholder to perform its acquisition accounting procedure, which procedure must be completed within 12 months after Closing;

          (c)   such other information not included pursuant to clauses (a) and (b) above as the Stockholder may reasonably request as necessary to satisfy its own reporting requirements, provided that Parent shall not be required to incur significant incremental costs to obtain and provide such additional information; and

          (d)   to the extent that Parent is required by law or pursuant to the terms of any outstanding indebtedness of Parent to prepare any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, such reports actually prepared by Parent as soon as available, provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the SEC's EDGAR system or any successor to the EDGAR system.

          8.2   During the Designation Period, Parent shall also provide the Stockholder with the following information, in each case consistent with information provided to its Board of Directors

  (or, if not provided to its Board of Directors, consistent with such documents in their final form for use by senior management):

          (a)   monthly flash reports showing performance for the month with comparison to budget;

          (b)   with respect to quarterly and annual information delivered pursuant to Section 8.1, a comparison of results to budget for the period reflected and year to date;

          (c)   other financial information delivered to the Board of Directors, including that provided to sub-committees of the Board of Directors; and

          (d)   a copy of Parent's annual budget and any multi-year strategic plan, in the form approved by the Board of Directors within one (1) week following approval by the Board of Directors and any Board of Directors approved revisions thereof.

          8.3   The Stockholder and/or its external auditor will be provided reasonable access to Parent's internal accounting, finance, tax and other personnel and its external auditors for the purposes set out in this Section 8, including in connection with the Stockholder's completion of its acquisition accounting process.

          8.4   For the avoidance of doubt, in the event that the Designation Period has lapsed, the provisions of this Section 8 will continue and survive, other than Section 8.2, which shall terminate upon the conclusion of the Designation Period.

          8.5   The Stockholder agrees to keep confidential any non-public information provided by Parent pursuant to this Section 8 and to use such non-public information solely for purposes of monitoring its investment in Parent.

          8.6   Notwithstanding anything herein to the contrary, Parent shall not be obligated to provide the stockholder with the information required to be provided pursuant to Section 8.2 to the extent that, in Parent's reasonable judgment and based on the advice of counsel, providing such access would jeopardize the protection of attorney—client privilege.

          8.7   For so as long as Parent is required by law to file with the SEC periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, the requirements to provide quarterly and annual financial statements described in Section 8.1.(a) above will be deemed to be satisfied by Parent making such reports publicly available via the SEC's EDGAR system or any successor to the EDGAR system.

        9.    Effective Date.     Other than the provisions of Section 10, this Agreement shall become effective only as of the Closing Date. In the event that the Plan of Amalgamation terminates, this Agreement shall terminate.

        10.    Miscellaneous Provisions.

          10.1.    Termination of Company Agreements.    The parties hereto agree to use commercially reasonable efforts to (i) identify all outstanding agreements between the Stockholder and the Company that are in effect on the Closing Date and which the parties reasonably determine are necessary to be terminated; and to (ii) terminate such agreements, effective on the Closing Date.

          10.2.    Benefits of Agreement.    Except as otherwise provided herein, nothing in this Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto, any legal or equitable right, remedy or claim under any covenant, condition or provision contained in this Agreement being for the sole benefit of the parties hereto.

          10.3.    Public Statements or Releases.    Neither Parent nor the Stockholder shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 10.3 shall prevent either party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other party with an opportunity to review and comment on any proposed public announcement before it is made.

          10.4.    Pronouns.    All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          10.5.    Notices.

          (a)   Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by telecopy/facsimile, postage prepaid first class mail, courier or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. Except as specifically set forth below, the date of giving any notice shall be the date of its actual receipt.

          (b)   All correspondence to Parent shall be addressed as follows:

      Level 3 Communications, Inc.
      1025 Eldorado Blvd.
      Broomfield, CO 80303
      Telecopy/Facsimile: 720-888-5127
      Attention: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

      with a copy to (which shall not constitute notice):

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Telecopy/Facsimile: (212) 728-8111
      Attention: David K. Boston
      Laura L. Delanoy

          (c)   All correspondence to the Stockholder shall be addressed as follows:

      c/o Singapore Technologies Telemedia Pte Ltd
      51 Cuppage Road, #09-01 StarHub Centre
      Singapore 229469
      Telecopy/Facsimile: + 65 6720-7220
      Attention: General Counsel

      with a copy to (which shall not constitute notice):

      Latham & Watkins LLP
      505 Montgomery Street, Suite 2000
      San Francisco, CA 94111
      Telecopy/Facsimile:
      Attention: John M. Newell

          (d)   Solely with respect to notices required by Section 7 of this Agreement, notice may be given by email. Any email notices to the Stockholder shall be sent to the following email addresses: sioklan_pek@sttelemedia.com, with a copy (which shall not constitute notice) to john.newell@lw.com. Any email notices to Parent shall be sent to the following email addresses: John.Ryan@Level3.com and neil.eckstein@level3.com, with copies (which shall not constitute notice) to dboston@willkie.com and ldelanoy@willkie.com.

          (e)   Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

          (f)    With respect to any notice given under Section 7 by email, telecopy/facsimile or any other form of immediate electronic communication permitted under this agreement ("Eligible Electronic Means"), the date of giving notice shall be (i) the Business Day during which such communication is received if it is received on a Business Day between the hours of 8:00 a.m. and 5:00 p.m. in the local time zone of the address of the recipient as set forth above in this Section 10.5, and (ii) the next succeeding Business Day if received at any other time. The time of receipt (the "Receipt Time") shall be the time at which such communication is received in the local time zone of the address of the recipient as set forth above in this Section 10.5 if received between the hours of 8:00 a.m. and 5:00 p.m. on a Business Day and shall otherwise be 8:00 a.m. on the next succeeding Business Day. Any response required to be given within a given notice period shall be timely if it is sent by Eligible Electronic Means no later than the Receipt Time on the Business Day on which such response is due.

          10.6.    Captions.    The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

          10.7.    Severability.    Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

          10.8.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

          10.9.    Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of New York, or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.5 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

          10.10.    Waiver.    No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          10.11.    Assignment.    The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. Except as otherwise expressly provided herein, (A) none of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party; and (B) in the event of any assignment of any or all of the rights under this Agreement in accordance with the terms of this

  Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to Parent. Notwithstanding the foregoing, the Stockholder may assign any or all of the rights under this Agreement, without the prior written consent of Parent, to any Affiliate, provided such transferee shall agree to specifically assume and be bound by the provisions of this Agreement.

          10.12.    Effect of Termination.    If the Stockholder elects to terminate this Agreement pursuant to the procedures in the definition of Designation Period, this Agreement shall become null and void and obligations of the parties pursuant to this Agreement will terminate (other than Sections 5, 8 and 10, which shall survive termination).

          10.13.    Counterparts.    This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          10.14.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including, without limitation. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by Parent and the Stockholder.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ JAMES Q. CROWE Name: James Q. Crowe Title: Chief Executive Officer and Director
STT CROSSING LTD.
By:	/s/ LEE THENG KIAT Name: Lee Theng Kiat Title: Director

[Signature Page to the Stockholder Rights Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.    Indemnification of Directors and Officers

        Pursuant to the DGCL, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

        The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

        The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

        The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Level 3's restated certificate of incorporation and amended and restated by-laws permit Level 3 to indemnify any director or officer of Level 3 to the fullest extent permitted by Delaware law. Level 3's restated certificate of incorporation provides that no director shall be personally liable to Level 3 or any stockholder for monetary damages for breach of fiduciary duty as a director, except that liability of a director shall not be eliminated for any breach of the director's duty of loyalty to Level 3 or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; under Section 174 of the DGCL; or for any transaction from which the director derived an improper personal benefit.

        The foregoing is only a general summary of certain aspects of Delaware law and Level 3's restated certificate of incorporation and amended and restated by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and the restated certificate of incorporation and amended and restated by-laws of Level 3.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Document
2.1	Agreement and Plan of Amalgamation, dated as of April 10, 2011, among Level 3, Global Crossing and Amalgamation Sub (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares of Level 3 common stock to be issued in the amalgamation*
8.1	Opinion of Willkie Farr & Gallagher LLP as to certain tax matters*
8.2	Opinion of Latham & Watkins LLP as to certain tax matters*
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 8.1 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.2 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.3	Consent of Independent Registered Public Accounting Firm of Level 3 Communications, Inc., KPMG LLP
23.4	Consent of Independent Registered Public Accounting Firm of Global Crossing Limited, Ernst & Young LLP
24.1	Power of Attorney (included on signature page hereto)
99.1
Voting Agreement, dated as of April 10, 2011, among Level 3 Communications, Inc. and STT Crossing Ltd. (included as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.2
Stockholder Rights Agreement, dated as of April 10, 2011, by and between Level 3 Communications, Inc. and STT Crossing Ltd. (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.3
Rights Agreement, dated as of April 10, 2011, by and between Level 3 Communications, Inc. and Wells Fargo Bank, N.A., as rights agent (filed as Exhibit 4.1 to Level 3's Form 8-A filed April 11, 2011 and incorporated herein by reference)
99.4
Commitment Letter, dated as of April 10, 2011, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Level 3 Communications, Inc. and Level 3 Financing, Inc. (filed as Exhibit 10.2 to Level 3's Form 8-K filed April 14, 2011 and incorporated herein by reference)
99.5	Consent of Goldman, Sachs & Co.
99.6	Consent of Rothschild Inc.

Exhibit No.	Document
99.7	Form of Proxy Card of Level 3 Communications, Inc.*
99.8	Form of Proxy Card of Global Crossing Limited*

*
To be filed by amendment

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (10) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on May 19, 2011.

Level 3 Communications, Inc.
By:	/s/ JAMES Q. CROWE
Name: James Q. Crowe
Title: Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Level 3 Communications, Inc., hereby severally constitute and appoint John M. Ryan and Neil J. Eckstein, or any of them, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Level 3 Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER SCOTT, JR. Walter Scott, Jr.	Chairman of the Board	May 19, 2011
/s/ JAMES Q. CROWE James Q. Crowe	Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2011
/s/ SUNIT S. PATEL Sunit S. Patel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 19, 2011
/s/ ERIC J. MORTENSEN Eric J. Mortensen	Sr. Vice President and Controller (Principal Accounting Officer)	May 19, 2011
/s/ R. DOUGLAS BRADBURY R. Douglas Bradbury	Director	May 19, 2011
/s/ DOUGLAS C. EBY Douglas C. Eby	Director	May 19, 2011

Signature	Title	Date

/s/ JAMES O. ELLIS, JR. James O. Ellis, Jr.	Director	May 19, 2011
/s/ RICHARD R. JAROS Richard R. Jaros	Director	May 19, 2011
/s/ ROBERT E. JULIAN Robert E. Julian	Director	May 19, 2011
/s/ MICHAEL J. MAHONEY Michael J. Mahoney	Director	May 19, 2011
/s/ RAHUL N. MERCHANT Rahul N. Merchant	Director	May 19, 2011
/s/ CHARLES C. MILLER III Charles C. Miller III	Director	May 19, 2011
/s/ ARUN NETRAVALI Arun Netravali	Director	May 19, 2011
/s/ JOHN T. REED John T. Reed	Director	May 19, 2011
/s/ MICHAEL B. YANNEY Michael B. Yanney	Director	May 19, 2011
/s/ ALBERT C. YATES Albert C. Yates	Director	May 19, 2011

EXHIBIT INDEX

Exhibit No.	Document
2.1	Agreement and Plan of Amalgamation, dated as of April 10, 2011, among Level 3, Global Crossing and Amalgamation Sub (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares of Level 3 Communications, Inc. common stock to be issued in the amalgamation*
8.1	Opinion of Willkie Farr & Gallagher LLP as to certain tax matters*
8.2	Opinion of Latham & Watkins LLP as to certain tax matters*
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 8.1 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.2 to the joint proxy/prospectus forming a part of this Registration Statement)*
23.3	Consent of Independent Registered Public Accounting Firm of Level 3 Communications, Inc., KPMG LLP
23.4	Consent of Independent Registered Public Accounting Firm of Global Crossing Limited, Ernst & Young LLP
24.1	Power of Attorney (included on signature page hereto)
99.1
Voting Agreement, dated as of April 10, 2011, among Level 3 Communications, Inc. and STT Crossing Ltd. included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.2
Stockholder Rights Agreement, dated as of April 10, 2011, by and between Level 3 Communications, Inc. and STT Crossing Ltd. (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
99.3
Rights Agreement, dated as of April 10, 2011, by and between Level 3 Communications, Inc. and Wells Fargo Bank, N.A., as rights agent (filed as Exhibit 4.1 to Level 3's Form 8-A filed April 11, 2011 and incorporated herein by reference)
99.4
Commitment Letter, dated as of April 10, 2011, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Level 3 Communications, Inc. and Level 3 Financing, Inc. (filed as Exhibit 10.2 to Level 3's Form 8-K filed April 14, 2011 and incorporated herein by reference)
99.5	Consent of Goldman, Sachs & Co.
99.6	Consent of Rothschild Inc.
99.7	Form of Proxy Card of Level 3 Communications, Inc.*
99.8	Form of Proxy Card of Global Crossing Limited*

*
To be filed by amendment